                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-73309

                       JOINT PROXY STATEMENT/PROSPECTUS


[COYOTE LOGO]
                                                                      [RP LOGO]

                   MERGER PROPOSED -- YOUR VOTE IS IMPORTANT

   The boards of directors of Coyote Sports, Inc. and Royal Precision, Inc. have agreed on a merger. The merger is structured so that Coyote will be the surviving publicly traded company and RP will become a wholly owned subsidiary of Coyote.

   If the merger is completed, RP stockholders will receive new shares of Coyote series C preferred stock in exchange for their shares of RP common stock. We estimate that the rate at which shares will be exchanged will be approximately one-for-one (1.0195).

   The terms of the new series C preferred stock are described in detail in this document. Among other things, it will be convertible on a one-for-one basis into Coyote common stock, for which trading prices, over the past 30 days have ranged from $3 3/8 to $4 1/2 per share.

   The merger cannot be completed unless the matters proposed in this joint proxy statement/prospectus are approved by both the Coyote stockholders and the RP stockholders. Approval is assured because, in connection with the merger, a majority of the stockholders of each company have agreed to approve the necessary proposals.

   Your vote is still important to us. Please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

   Coyote common stock is traded under the symbol "COYT" on The Nasdaq Stock Market, Inc. Small Cap Market and RP common stock is traded under the symbol "RIFL" on The Nasdaq Stock Market, Inc. National Market System.

   The dates, times and places of the meetings are as follows:

   For Coyote stockholders:

   June 18, 1999 (10:30 a.m., local time) at

   White & Case LLP
   1155 Avenue of the Americas
   New York, New York

   For RP stockholders:

   June 18, 1999 (10:00 a.m., local time) at

   White & Case LLP
   1155 Avenue of the Americas
   New York, New York

   This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

   Mel S. Stonebraker

   Chairman of the Board of Directors
   Coyote Sports, Inc.

   Raymond J. Minella

   Chairman of the Board of Directors
   Royal Precision, Inc.


    See "Risk Factors" beginning on page 8 for a discussion of certain risks which should be considered by stockholders with respect to the proposed merger.

    Neither the SEC nor any state securities regulators have approved the Coyote series C preferred stock or the underlying Coyote common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

   Joint proxy statement/prospectus dated May 17, 1999, supplemented May 27, 1999 and first mailed to stockholders on or about May 28, 1999.

                              COYOTE SPORTS, INC.
                             (a Nevada Corporation)

                              2291 Arapahoe Avenue
                            Boulder, Colorado 80302

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 18, 1999

                               ----------------

To the Stockholders of Coyote Sports, Inc.:

   Notice is hereby given that a special meeting of stockholders of Coyote Sports, Inc. ("Coyote") will be held on June 18, 1999 at 10:30 a.m., local time, at the offices of White & Case LLP 1155 Avenue of the Americas, New York, New York, to vote on a proposal recommended by the board of directors of Coyote to approve an amendment to the amended and restated articles of incorporation of Coyote to increase the number of authorized preferred shares from 4,000,000 to 10,000,000, and to create, and approve the issuance of, a new series of shares, the Coyote series C preferred stock, par value $.001 per share, to be delivered in connection with the merger contemplated by the amended and restated agreement and plan of merger, dated as of February 2, 1999, by and among Coyote, RP Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Coyote, and Royal Precision, Inc. ("RP") and to transact such other business as may be properly brought before the special meeting.

   THE BOARD OF DIRECTORS OF COYOTE HAS UNANIMOUSLY DECLARED THAT THE PROPOSAL TO AMEND COYOTE'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED PREFERRED STOCK FROM 4,000,000 TO 10,000,000 AND TO CREATE, AND APPROVE THE ISSUANCE OF, A NEW SERIES OF SHARES, THE SERIES C PREFERRED STOCK, TO BE DELIVERED IN CONNECTION WITH THE MERGER, IS ADVISABLE AND IN THE BEST INTERESTS OF THE COYOTE STOCKHOLDERS AND RECOMMENDS THAT THE HOLDERS OF COYOTE COMMON STOCK VOTE IN FAVOR OF THE APPROVAL OF THIS PROPOSAL.

   The board of directors of Coyote has fixed the close of business on May 26, 1999 as the record date for the determination of stockholders of Coyote entitled to vote at the special meeting. Only stockholders of record at the close of business on May 26, 1999 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

   All shares represented by properly executed proxies will be voted in accordance with the specifications on the proxy card. If no such specifications are made, proxies will be voted FOR approval and adoption of the proposal above.

   You are urged to read the attached material carefully. It is important that your shares be represented at the Coyote special meeting. Whether or not you plan to attend the Coyote special meeting, you are requested to complete, date, sign and return the enclosed proxy card promptly in the enclosed pre-addressed and pre-paid envelope so that it will be received no later than 10:30 a.m. on June 18, 1999. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy. Any action may be taken on the foregoing proposal at the Coyote special meeting on the date specified above or on any dates to which the original or any later adjournment of the special meeting may be adjourned or postponed.

                                          By Order of the Board of Directors

                                          /s/ Mel S. Stonebraker

                                          Mel S. Stonebraker
                                          Secretary
                                          Coyote Sports, Inc.

Boulder, CO
May 27, 1999

                             ROYAL PRECISION, INC.
                            (a Delaware Corporation)

                        15170 North Hayden Road, Suite 1
                           Scottsdale, Arizona 85260

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 18, 1999

                               ----------------

   To the Stockholders of Royal Precision, Inc.:

   Notice is hereby given that a special meeting of stockholders of Royal Precision, Inc. ("RP") will be held on June 18, 1999, at 10:00 a.m., local time, at White & Case LLP, 1155 Avenue of the Americas, New York, New York to vote on the following proposals:

     (1) The approval and adoption of the amended and restated agreement and plan of merger dated as of February 2, 1999, by and among Coyote Sports, Inc. ("Coyote"), RP Acquisition Corp. ("Merger Sub") and RP, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, and the approval of the merger and the other transactions contemplated by the merger agreement. The merger agreement provides for the merger of Merger Sub into RP resulting in RP becoming a wholly owned subsidiary of Coyote. In the merger, each outstanding share of RP common stock will be converted into a number of shares of Coyote series C preferred stock equal to the ratio obtained by dividing the number of shares of common stock of Coyote issued and outstanding on the effective date of the merger by the number of shares of common stock of RP issued and outstanding on the effective date of the merger. Based on the number of shares of Coyote common stock and RP common stock issued and outstanding on the date of this joint proxy statement/prospectus, RP stockholders will receive just over one (1.0195) share of series C preferred stock for each share of RP common stock that they own.

     (2) The transaction of such other business as may be properly brought before the special meeting.

   AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF RP HAS UNANIMOUSLY DETERMINED THAT THE EXCHANGE RATIO AND THE MERGER CONSIDERATION TO BE RECEIVED BY THE RP STOCKHOLDERS IN THE MERGER ARE FAIR TO, AND THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, AND OTHERWISE ADVISABLE AND IN THE BEST INTERESTS OF, RP AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF RP RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

   The board of directors of RP has fixed the close of business on May 26, 1999 as the record date for the determination of stockholders of RP entitled to vote at the special meeting. Only stockholders of record at the close of business on May 26, 1999 are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

   All shares represented by properly executed proxies will be voted in accordance with the specifications on the proxy card. If no such specifications are made, proxies will be voted FOR approval and adoption of the proposal described in (1) above.

   You are urged to read the attached material carefully. It is important that your shares be represented at the RP special meeting. Whether or not you plan to attend the RP special meeting, you are requested to complete, date, sign and return the enclosed proxy card promptly in the enclosed pre-addressed and pre-paid envelope so that it will be received no later than 10:00 a.m. on June 18, 1999. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy. Any action may be taken on the foregoing proposal at the RP special meeting on the date specified above or on any dates to which the original or any later adjournment of the special meeting may be adjourned or postponed.

   Stockholders opposed to the merger are entitled to assert dissenters' rights under Section 262 of the Delaware General Corporation Law in connection with the merger described above, as more fully described in the joint proxy statement/prospectus of which this notice is a part. A copy of Section 262 is included in the joint proxy statement/prospectus as Annex D. Stockholders who do not satisfy the requirements for asserting dissenters' rights will forfeit their right to demand and receive payment of a judicially determined "fair value" for their shares under Section 262.

                                          By Order of the Board of Directors

                                          /s/ Kenneth J. Warren

                                          Kenneth J. Warren
                                          General Counsel and Corporate
                                           Secretary

Scottsdale, AZ
May 27, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE COYOTE/RP MERGER...........................  iv
SUMMARY....................................................................   1
RISK FACTORS...............................................................   8
WHERE TO FIND MORE INFORMATION.............................................  16
COMPARATIVE PER SHARE DATA OF COYOTE AND RP................................  18
COMPARATIVE MARKET VALUE INFORMATION.......................................  19
FORWARD-LOOKING INFORMATION................................................  20
RP SPECIAL MEETING.........................................................  22
Date, time and place.......................................................  22
Matters to be considered at the RP special meeting.........................  22
RP board recommendation....................................................  22
Vote required..............................................................  22
Voting of proxies..........................................................  22
Revocability of proxies....................................................  23
Record date; stock entitled to vote; quorum................................  23
COYOTE SPECIAL MEETING.....................................................  24
Date, time and place.......................................................  24
Matters to be considered at the Coyote special meeting.....................  24
Coyote board recommendation................................................  24
Vote required..............................................................  24
Voting of proxies..........................................................  25
Revocability of proxies....................................................  25
Record date; stock entitled to vote; quorum................................  25
SOLICITATION OF PROXIES....................................................  27
THE MERGER.................................................................  28
Background of the merger...................................................  28
Reasons of RP for the merger...............................................  33
Recommendation of the board of directors of RP.............................  36
Opinion of NatCity Investments, Inc........................................  36
Reasons of Coyote for the merger...........................................  41

                                                                          Page
                                                                          ----
Recommendation of the board of directors of Coyote.......................  43
Opinion of Lehman Brothers...............................................  44
Interests of certain persons in the merger...............................  51
Dissenters' rights.......................................................  55
Material U.S. federal income tax consequences............................  56
Other legal matters......................................................  58
U.S. federal securities law consequences.................................  59
Dividends on Coyote common stock.........................................  59
The exchange ratio and its effect on RP securities and equity-based benefit plans...........................................................  60
Stock exchange listing...................................................  61
FINANCING................................................................  62
THE MERGER AGREEMENT.....................................................  66
General..................................................................  66
Effective time...........................................................  66
Exchange of RP common stock..............................................  66
Representations and warranties...........................................  66
Conduct of business pending the merger...................................  67
No-solicitation -- Coyote................................................  68
No-solicitation -- RP....................................................  70
Other covenants..........................................................  72
Conditions to the merger.................................................  74
Affiliate agreements.....................................................  75
Termination..............................................................  76
Amendment and waiver; parties in interest................................  79
STOCKHOLDER AGREEMENT....................................................  80
VOTING AND OTHER AGREEMENTS..............................................  82
The Coyote voting agreements.............................................  82
The RP voting agreements.................................................  83
Edwards option re-pricing agreement......................................  84
Certain undertakings with respect to resale..............................  85

                                                                           Page
                                                                           ----
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS..............   86
COYOTE SPORTS, INC. AND ROYAL PRECISION, INC. UNAUDITED PRO FORMA
 COMBINED CONDENSED BALANCE SHEET........................................   88
COYOTE SPORTS, INC. AND ROYAL PRECISION, INC. UNAUDITED PRO FORMA
 COMBINED CONDENSED STATEMENT OF OPERATIONS..............................   89
COYOTE SPORTS, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA COMBINED
 CONDENSED STATEMENT OF OPERATIONS.......................................   90
ROYAL PRECISION, INC. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
 OPERATIONS..............................................................   91
COYOTE SPORTS, INC. AND ROYAL PRECISION, INC. NOTES TO UNAUDITED PRO
 FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................   92
CURRENT DEVELOPMENTS.....................................................   96
BUSINESS OF COYOTE.......................................................   97
The Apollo Group and Unifiber............................................   97
Reynolds Cycle Technology Limited........................................  100
Sierra Materials.........................................................  103
Unggul...................................................................  104
Principal suppliers and customers........................................  104
Government regulations...................................................  105
Properties...............................................................  106
Legal proceedings........................................................  106
Employees................................................................  107
Executive officers of the registrant.....................................  107
Intellectual property....................................................  108

                                                                           Page
                                                                           ----
Research and development.................................................  108
COYOTE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  109
Year 2000 issue..........................................................  116
BUSINESS OF RP...........................................................  122
Principal products; markets..............................................  122
Competition..............................................................  123
Principal suppliers and customers........................................  123
Patents and trademarks...................................................  125
Regulations..............................................................  125
Research and development.................................................  125
Environmental............................................................  126
Employees................................................................  126
RP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS...................................................  127
Liquidity and capital resources..........................................  130
Business Environment and Future Results..................................  132
DISAGREEMENTS WITH ACCOUNTANTS...........................................  132
DESCRIPTION OF SHARE CAPITAL OF COYOTE...................................  133
Authorized share capital.................................................  133
Coyote common stock......................................................  133
Preferred stock..........................................................  133
Coyote series C preferred stock..........................................  134
Stock exchange listing...................................................  136
COMPARISON OF STOCKHOLDER RIGHTS.........................................  137
COMPARISON OF SERIES C PREFERRED STOCK, RP COMMON STOCK AND COYOTE COMMON
 STOCK...................................................................  138
STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT..........................  144
DIRECTORS AND OFFICERS...................................................  147

                                                                           Page
                                                                           ----
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..................  148
COMMITTEES OF THE BOARD OF DIRECTORS.....................................  149
COMPENSATION OF MANAGEMENT...............................................  150
SUMMARY COMPENSATION TABLE...............................................  150
AGGREGATE OPTION EXERCISES IN THE FISCAL YEAR ENDED DECEMBER 31, 1998 AND
 FISCAL YEAR-END OPTION VALUES...........................................  151
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
 AGREEMENTS..............................................................  152
DIRECTOR COMPENSATION....................................................  153
OTHER MATTERS............................................................  154
LEGAL MATTERS............................................................  154
EXPERTS..................................................................  154

                          Page
                          ----
FUTURE STOCKHOLDER
 PROPOSALS..............   155
REPORT OF INDEPENDENT
 ACCOUNTANTS............   F-1
COYOTE SPORTS, INC. AND
 SUBSIDIARIES
 CONSOLIDATED FINANCIAL
 STATEMENTS.............   F-2
REPORT OF INDEPENDENT
 ACCOUNTANTS............  F-25
ROYAL PRECISION, INC.
 AND SUBSIDIARIES
 CONSOLIDATED FINANCIAL
 STATEMENTS.............  F-26
Annex A--Amended and
 Restated Agreement and
 Plan of Merger.........   A-1
Annex B--Opinion of
 Lehman Brothers, Inc...   B-1
Annex C--Opinion of
 NatCity Investments,
 Inc....................   C-1
Annex D--Section 262 of
 the Delaware General
 Corporation Law........   D-1

                QUESTIONS AND ANSWERS ABOUT THE COYOTE/RP MERGER
   Q. Why are Coyote and RP proposing to merge? How will stockholders benefit?

   A. Coyote and RP believe that the combination of the two companies will create a more competitive company than either Coyote or RP would be on its own. Coyote and RP are engaged in complementary businesses in the golf and sports equipment industry, and the merger should create a financially stronger company better able to compete, to provide superior products and services to its customers, to pursue attractive business opportunities and to achieve cost savings and synergies. By synergies we mean that the companies will be able to sell to one another's customers, offer customers a more comprehensive product line, use a combined worldwide distribution network and jointly pursue future acquisitions. Overall, Coyote and RP believe that the merger has the potential to provide added value to all of their respective stockholders.

   Q. When are the special meetings and what proposals am I being asked to vote upon?

   A. The RP special meeting will be held on June 18, 1999 at 10:00 a.m., local time at White & Case LLP, 1155 Avenue of the Americas, New York, New York. Stockholders of RP will be asked to vote on the RP proposal to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. The Coyote special meeting will be held on June 18, 1999, at 10:30 a.m., local time at White & Case LLP, 1155 Avenue of the Americas, New York, New York. Stockholders of Coyote will be asked to vote on the Coyote proposal to amend Coyote's amended and restated articles of incorporation to increase the number of authorized preferred shares from 4,000,000 to 10,000,000 and to create, and approve the issuance of, a new series of shares, the series C preferred stock, to be delivered in connection with the merger contemplated by the merger agreement.

   Q. What vote is required?

   A. The affirmative vote of a majority of the RP common stock which is issued and outstanding and entitled to vote at the RP special meeting is required to approve the RP proposal. Approval of the RP proposal is assured because, in connection with the merger, holders of approximately 55% of the RP common stock have already agreed to vote to approve the RP proposal. The affirmative vote of a majority of the shares of Coyote common stock actually voted at the Coyote special meeting is required to approve the Coyote proposal. Approval of the Coyote proposal is assured because, in connection with the merger, holders of approximately 57% of the Coyote common stock have already agreed to vote to approve the Coyote proposal.

   Q. What will RP stockholders receive in the merger?

   A. RP stockholders will receive just over one share of series C preferred stock in exchange for each of their shares of RP common stock. The actual exchange ratio will be determined based on the number of shares of Coyote common stock and RP common stock actually issued and outstanding on the day the merger is consummated. Based on the number of shares of Coyote common stock and RP common stock outstanding on the date of this joint proxy statement/prospectus, RP stockholders will receive just over one (1.0195) share of series C preferred stock for each share of RP common stock that they own. As both RP and Coyote are subject to restrictions on issuing any additional capital stock between the date of the merger agreement and the date of the consummation of the merger, it is unlikely that any change in the exchange ratio will be substantial.

   Q. When do you expect the merger to be completed?

   A: We hope to complete the merger as quickly as possible. We expect to complete the merger on or shortly after June 18, 1999.

   Q. How will stockholders know what the final exchange ratio is?

   A. Stockholders can call toll-free (800) 322-2885 at any time beginning
May 27, 1999, to learn the number of outstanding shares of Coyote and outstanding shares of RP and the ratio between the two. Coyote and RP will calculate the exchange ratio under the merger agreement by dividing the number of outstanding shares of Coyote by the number of outstanding shares of RP.

   Q. What will happen to any fractional shares of series C preferred stock to which stockholders may be entitled under the merger agreement?

   A. For the sake of simplicity, the merger agreement provides that there will be no fractional shares of Coyote's series C preferred stock issued once shares of RP are exchanged for series C preferred stock. RP stockholders will be entitled to receive cash in an amount specified in the merger agreement instead of any fractional shares to which they may be entitled. For example, using the exchange ratio calculated above, a holder of 100 shares of RP common stock would be entitled to 101.95 shares of series C preferred stock. Instead of receiving 101.95 shares, that RP stockholder would receive 101 shares of series C preferred stock and a cash payment of $5.60 instead of the remaining 0.95 shares of series C preferred stock.

   Q. What are the tax consequences of the merger?

   A. The receipt of series C preferred stock in the merger will generally be tax free to RP stockholders for United States federal income tax purposes, except for tax imposed on cash received instead of fractional shares.

   Q. What should stockholders do now?

   A. Stockholders should complete, sign, date and mail their proxy card in the enclosed postage paid envelope as soon as possible so that their shares will be voted at the meetings. RP stockholders can also vote by transmitting both sides of their proxy card by facsimile to (212) 929-0308. Coyote stockholders can also vote by transmitting both sides of their proxy card by facsimile to (212) 929-0308.

   The board of directors of RP recommends voting FOR approval and adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. The board of directors of Coyote recommends voting FOR the amendment of the amended and restated articles of incorporation to increase the number of authorized preferred shares from 4,000,000 to 10,000,000, and to create, and approve the issuance of, a new series of shares, the series C preferred stock, to be delivered in connection with the merger.

   RP stockholders should not send in their share certificates now. After the merger is completed, Coyote will send RP stockholders written instructions for exchanging their share certificates.

   Q. Can stockholders change their vote?

   A. Yes. Stockholders can change their vote at any time before the taking of a vote at their company's special meeting by filing with the company's secretary a written notice of revocation bearing a later date than their proxy, by delivering by mail a later-dated signed proxy card, by submitting via facsimile both sides of a later-dated signed proxy card or by attending their meeting and voting in person. RP and Coyote stockholders can fax their vote changes to the numbers provided above.

   Q. What are "dissenters' rights" and how are they exercised?

   A: If a stockholder of RP dissents from the merger, he or she may be entitled to receive, instead of series C preferred stock, a judicially determined "fair value" of the RP shares he or she owns. This is called an "appraisal right" or a "dissenters' right". That fair value will be determined exclusive of any element of value arising from the accomplishment or expectation of the merger. RP stockholders should note that voting against the merger is not the same as exercising dissenters' rights. Coyote stockholders, who will retain their shares of Coyote common stock in the merger, do not have appraisal rights.

   Q. What should stockholders do if they have questions?

   A: RP stockholders who have questions about the merger should call the proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free in the United States).

   Coyote stockholders who have questions about the merger should call the proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 (toll-free in the United States).

                                    SUMMARY

   In this joint proxy statement/prospectus, unless the context otherwise requires, the term "Coyote" refers to Coyote Sports, Inc. and its subsidiaries and the term "RP" refers to Royal Precision, Inc. and its subsidiaries. This summary highlights only selected information from this document. To better understand the merger and for a more complete description of its legal terms, you should carefully read this entire document and the documents to which you have been referred.

The companies

   Coyote designs, engineers, manufactures, markets and distributes brand name sports equipment and recreational products including steel and graphite golf shafts, premium grade cycle tubing and javelins. Coyote also produces graphite and other advanced composite materials for use in the production of sporting goods products.

   Coyote's business objective is to be a leading provider of sports equipment and recreational products. Coyote intends to build a consolidated group of companies engaged in related and complimentary businesses that work together to compete effectively in the sports equipment and recreational products industry.

   RP develops, produces and markets on a worldwide basis steel and graphite golf shafts, including the "Rifle," the first modern stepless steel golf shaft. RP also markets on a worldwide basis technology related to frequency coefficient matching, a process which insures uniformity of flex among all shafts in a set of golf clubs, and develops and markets on a worldwide basis golf club grips for the replacement market and for original equipment manufacturers.

   RP's shafts are sold worldwide to manufacturers of golf clubs and component retailers through RP's direct sales staff and a network of independent distributors. RP's marketing strategy for its grips has been to use a single-tier distribution structure in which its independent sales representatives deal directly with thousands of golf club professionals and off-course specialty store operators. RP distributes a substantial portion of its shafts and grips in Japan through Precision Japan, a distributor for over 15 years.

The meetings

   The meetings of the RP stockholders and the Coyote stockholders will be held on June 18, 1999 at White & Case LLP, 1155 Avenue of the Americas, New York, New York.

   The record date for RP stockholders entitled to receive notice of and to vote at the RP special meeting is the close of business on May 26, 1999. On that date there were 5,667,375 shares of RP common stock outstanding.

   The record date for Coyote stockholders entitled to receive notice of and to vote at the Coyote special meeting is the close of business on May 26, 1999. On that date there were 5,777,692 shares of Coyote common stock outstanding.

The merger

   The legal document that governs the merger is the amended and restated agreement and plan of merger, dated as of February 2, 1999. Other agreements entered into in connection with that merger agreement include the stockholder agreement, the Coyote voting agreements and the RP voting agreements. The merger agreement is attached to the back of this document as Annex A. The stockholder agreement, the Coyote voting agreements and the RP voting agreements are filed with the SEC as exhibits to the registration statement of which this document is a part. You are encouraged to read these documents.

What the stockholders of RP and Coyote will receive in the merger

   The merger agreement provides that the stockholders of RP will receive a number of shares of series C preferred stock equal to the exchange ratio obtained by dividing the number of shares of common stock of Coyote outstanding on the date of the merger by the number of shares of common stock of RP outstanding on the date of the merger. Based on the number of shares of Coyote common stock and RP common stock outstanding on the date of this joint proxy statement/prospectus, RP stockholders will receive just over one (1.0195) share of series C preferred stock for each share of RP common stock that they own. This number is derived by dividing 5,777,692 shares of Coyote by 5,667,375 shares of RP. As both RP and Coyote are subject to restrictions on issuing any additional capital stock before the date of the merger, it is unlikely that any change in the exchange ratio will be substantial.

   The merger agreement provides that no fractional shares of series C preferred stock will be issued when shares of RP common stock are exchanged for shares of series C preferred stock in connection with the merger. Instead of any fractional shares to which they may be entitled RP stockholders will be entitled to receive cash in an amount per whole share of series C preferred stock equal to $6.00 multiplied by the reciprocal of the exchange ratio. Based on the exchange ratio calculated above, the amount per whole share of series C preferred stock payable in respect of fractional shares would be $5.89.

   RP STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY ARE INSTRUCTED TO DO SO AFTER THE COMPLETION OF THE MERGER.

   Coyote stockholders will retain their shares of Coyote common stock in the merger.

The series C preferred stock

   The features of the series C preferred stock will include:

  . A liquidation preference per share equal to $6.00 multiplied by the reciprocal of the exchange ratio. Based on the exchange ratio calculated above, the liquidation preference per share would be $5.89.

  . A cumulative preferential dividend per share, payable quarterly, when and if declared, at an annual rate equal to 6% of the liquidation preference.

  . The right, on three days' notice, to convert each share of series C preferred stock into one share of the common stock of Coyote, plus an amount equal to all declared or accrued but unpaid dividends related to the converted shares of series C preferred stock. These dividends, if any, are to be paid in cash. However, to the extent cash payment is not then permitted by the terms of Coyote's debt agreements or applicable law, Coyote may, at its option, either deliver a subordinated promissory note in a principal amount equal to the amount of those dividends or deliver shares of Coyote common stock with a value equal to the amount of those dividends. For this purpose, the value of Coyote common stock will be determined based on the average closing market price of the Coyote common stock over the twenty-day period immediately preceding conversion.

  . The shares of series C preferred stock to be issued in connection with the merger will not be listed on any stock exchange or automated quotation system. The shares of Coyote common stock issuable upon conversion will be listed on the Nasdaq Small Cap Market.

  . Each share of the series C preferred stock will be redeemable by Coyote on thirty days' notice to the holder at a cash redemption price equal to the liquidation preference plus all accrued and unpaid dividends thereon.

  . The right to vote with the Coyote common stock on all matters submitted to a vote of the stockholders of Coyote and to vote separately as a class on certain matters affecting the rights of the holders of the series C preferred stock.

Stockholder vote requirement -- voting agreements assure approval

   The affirmative vote of a majority of the RP common stock outstanding and entitled to vote at the RP special meeting, and the affirmative vote of a majority of the Coyote common stock actually voted at the Coyote special meeting, is required to take the corporate action necessary to complete the merger.

   Stockholders of RP representing 3,109,413 shares of RP common stock, or approximately 55% of the issued and outstanding shares, and stockholders of Coyote representing 3,286,053 shares of Coyote common stock, or approximately 57% of the issued and outstanding shares, have entered into voting agreements in which they have agreed to vote in favor of the merger proposals. As a result, approval by the stockholders of each company is assured.

Certain directors and other persons have special interests in the merger

   In considering the merger and the recommendations of the boards of directors of RP and Coyote in favor of the merger, stockholders should be aware that some members of the companies' boards and management will receive certain benefits as a result of the merger, and certain stockholders of RP and Coyote have interests in the merger that are different from or in addition to the interests of stockholders generally.

The merger agreement

Conditions to the merger

   The consummation of the merger depends upon satisfaction of a number of conditions, including:

  . approval and adoption of the RP proposal by the RP stockholders and approval of the Coyote proposal by the Coyote stockholders;

  . the absence of any law or court order preventing the consummation of the merger;

  . approval of the Coyote common stock issuable upon conversion of the series C preferred stock for listing on the Nasdaq National Market, if qualified, or otherwise for quotation on the Nasdaq Small Cap Market;

  . the receipt by Coyote of sufficient financing to satisfy ongoing working capital needs of Coyote and RP following the merger and to refinance existing indebtedness of both Coyote and RP on terms reasonably satisfactory to each of Coyote and RP;

  . the absence of a material adverse change to the consolidated business, financial condition or results of operations of RP or Coyote; and

  . the accuracy of each party's representations and warranties and the substantial performance by each party of its obligations under the merger agreement.

 Termination of the merger agreement

   Either RP or Coyote may call off the merger if:

  .  both parties consent in writing;

  . the merger is not completed by July 2, 1999 -- however this right is not available to the party whose failure to fulfill its obligations under the merger agreement caused the merger not to be completed;

  .  there exists any law or court order preventing the merger;

  . the stockholders of Coyote or RP do not give the required approvals at the special meetings; or

  . the other party breaches, in a significant way, its representations, warranties, covenants or agreements under the merger agreement and that breach is not curable or if it is curable, it is not cured within 30 days after written notice from the other party.

   RP may call off the merger if:

  . the board of directors of Coyote withdraws or adversely modifies its approval or recommendation of the merger or recommends a business combination transaction with a third party; or

  . the board of directors of RP reasonably determines that a third party proposal constitutes a RP superior proposal -- that is, a proposal which the board of directors of RP reasonably believes, upon the advice of an independent financial advisor, to be more favorable from a financial point of view to its stockholders than the merger, and RP enters into a definitive agreement to effect the RP superior proposal.

   Coyote may call off the merger if:

  . the board of directors of RP withdraws or adversely modifies its approval or recommendation of the merger or recommends a business combination transaction with a third party; or

  . the board of directors of Coyote reasonably determines that a third party proposal constitutes a Coyote superior proposal -- that is, a proposal which the board of directors of Coyote reasonably believes, upon the advice of an independent financial advisor, to be more favorable from a financial point of view to its stockholders than the merger, and Coyote enters into a definitive agreement to effect the Coyote superior proposal.

Certain non-solicitation provisions; termination fee and expenses

   The merger agreement generally restricts each of Coyote and RP from directly or indirectly soliciting or encouraging any alternative transactions for the sale of itself or any significant portion of its assets beyond what is required by its fiduciary duties. Either party may be obligated to make certain substantial payments to the other if it withdraws support for the merger or supports an alternative transaction instead of the merger.

   Specifically, if either party terminates the merger agreement because the other party:

  .  withdraws, modifies or changes its approval or recommendation,

  . approves or recommends to its stockholders an alternative acquisition proposal, or

  . approves or recommends that its stockholders tender their shares into any tender offer in connection with an alternative acquisition proposal, then the other party must pay the terminating party up to $1.0 million of the terminating party's actual, reasonable and documented expenses relating to the transactions contemplated by the merger agreement and incurred since January 18, 1999.

   Similarly, if either party terminates the merger agreement because it has received an alternative acquisition proposal from a third party which is superior to the transactions contemplated by the merger agreement and that party's board of directors reasonably determines in good faith that the superior proposal requires it to terminate the merger agreement and enter into an agreement with the third party making that superior proposal, the party terminating the merger agreement on that basis must make a comparable payment of the other party's expenses. Moreover, the party whose change of approval or recommendation or pursuit of an alternative transaction occasioned the termination of the merger agreement under any of the circumstances described above will be required to pay the other party an additional fee of $750,000, if, within 365 days after the termination of the merger agreement, that party enters into an alternative transaction with a third party which directly or indirectly initiated or otherwise had any contact with that party regarding any alternate transaction prior to the termination of the merger agreement.

In general, an alternative transaction for these purposes would be one involving the acquisition of control of a majority of a party's common stock or all or substantially all of a party's assets. In addition, if either Coyote or RP terminates the merger agreement because of Coyote's inability to obtain financing sufficient to satisfy the combined working capital needs of Coyote and RP on terms reasonably acceptable to each of Coyote and RP, despite the reasonable best efforts of RP to cooperate in satisfying that condition, Coyote will be obligated to reimburse RP for its actual, reasonable and documented expenses relating to the transactions contemplated by the merger agreement and incurred since January 18, 1999.

The termination fee and expenses and the no-solicitation provisions of the merger agreement may have the effect of discouraging persons who might be interested in entering into a business combination with RP or Coyote from proposing such a transaction, even where the consideration payable to RP or Coyote stockholders in such a transaction would exceed the value that might be realized from the merger.

Anticipated tax consequences

   The merger will generally qualify as a tax-free reorganization for U.S. federal income tax purposes.

Restrictions on resales of series C preferred stock and Coyote common stock by affiliates of RP

   The federal securities laws impose restrictions on the resale of shares of the series C preferred stock received in the merger, and any shares of Coyote common stock issued upon conversion of that series C preferred stock, by persons who are affiliates of RP at the time of the RP special meeting.

Opinion of NatCity Investments, Inc.

   NatCity Investments, Inc. has given a written opinion to the board of directors of RP as to the fairness to RP stockholders, from a financial point of view, of the exchange ratio set forth in the merger agreement and of the merger consideration to be received by the RP stockholders in the merger. The full text of the written opinion of NatCity dated January 29, 1999, is attached to the back of this document as Annex C and should be read carefully in its entirety. The opinion of NatCity is directed to the RP board of directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger.

Opinion of Lehman Brothers, Inc.

   Lehman Brothers, Inc. has given a written opinion to the board of directors of Coyote as to the fairness to Coyote stockholders, from a financial point of view, of the consideration to be delivered to RP's stockholders in the merger. The full text of the written opinion of Lehman Brothers dated January 28, 1999 is attached to the back of this document as Annex B and should be read carefully in its entirety. The opinion of Lehman Brothers is directed to the Coyote board of directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the amendment to Coyote's amended and restated articles of incorporation to increase the number of authorized preferred shares and to create, and approve the issuance of, a new series of shares, the series C preferred stock.

RP dissenters' rights

   If you are a RP stockholder opposed to the merger, you may request an appraisal and seek payment of the "fair value" of your shares of RP common stock. The notion of "fair value" excludes any element of value arising from the fact of, or expectation of the merger. If you vote for the merger you will not be entitled to appraisal rights. You must instead follow the following steps:

  . Before the vote by the stockholders of RP on the merger agreement, you must notify the board of directors of RP in writing of your intent to demand appraisal of your shares, and you must not vote in favor of the proposal. NOTE: a vote against the merger will not by itself constitute a request for appraisal rights.

  . If you have demanded appraisal rights, within 10 days after the effective date of the merger, you will be notified by the surviving corporation that you are entitled to appraisal of your shares.

  . You may within 20 days after being notified by the surviving corporation that you are entitled to appraisal, demand in writing the appraisal of your shares.

  . Any time within 60 days following the effective date of the merger, you may withdraw your demand for appraisal and accept the series C preferred stock in the merger.

   The fair value of your stock determined through the statutory appraisal process may be more or less than the value of the series C preferred stock being offered in the merger.

   Stockholders are encouraged to consider the data included in the pro forma financial statements reflecting the effect of the merger, which appear on page
86. In addition, stockholders should consider the following information included in this document:

  . consolidated financial statements of RP and subsidiaries as of May 31, 1998 and for the years ended May 31, 1998 and 1997 included in RP's most recent annual report on Form 10-KSB.

  . consolidated financial statements for RP and subsidiaries as of February 28, 1999 and for the nine months then ended included in RP's most recent quarterly report on Form 10-QSB.

  . consolidated financial statements of Coyote and subsidiaries as of December 31, 1998 and for the years ended December 31, 1998 and 1997 included in Coyote's most recent annual report on Form 10-KSB.

                                  RISK FACTORS

   In evaluating the merger and the merger agreement, stockholders of Coyote and RP should take into account the following risks, as well as other information included in this document:

   Integrating the operations of Coyote and RP may take several fiscal quarters and seriously disrupt their business activities, so that they fail to achieve the savings and other anticipated benefits of the merger. Coyote's financial success after the merger depends substantially upon the successful integration of Coyote's and RP's operations. The companies may not be successful, or may be substantially delayed, in achieving the savings and other anticipated benefits of the merger through combining corporate administrative offices, implementing the best manufacturing practices of the two companies throughout their combined operations, automating manufacturing processes of their two golf shaft facilities and otherwise integrating their operations. It could take several fiscal quarters to accomplish complete integration of the operations, management, sales and marketing, research and development, personnel and procedures of the two companies. In addition, the process of combining Coyote and RP could seriously disrupt the ongoing business activities of the companies and could prevent the achievement of the anticipated benefits of the merger.

   The combined companies may lose present or potential customers following the merger. In the past, notably after its 1998 acquisition of Unifiber Corporation, Coyote has occasionally experienced a significant reduction in order volume from some customers after making acquisitions. A similar reduction in order volume may occur after the merger.

   Both Coyote and RP have experienced net losses and they may experience additional losses in the future, undermining the companies' ability to execute their strategy. If the companies continue to experience net losses, or if their cash flow and capital resources are insufficient to pay their debt obligations, they may be forced to reduce or delay planned expansion or capital expenditures, sell assets, obtain additional equity capital or restructure their indebtedness, any of which could depress the market price of Coyote's capital stock after the merger.

   Coyote incurred a net loss of $2,700,459, excluding a nonrecurring charge of $11,341,332 associated with the write-off of goodwill and other assets and excluding an extraordinary gain of $346,581, for the year ended December 31, 1998 and a net loss of $4,167,574 for the year ended December 31, 1997. After the nonrecurring charge and extraordinary gain, net loss for the year ended December 31, 1998 was $13,695,210. As of December 31, 1998, Coyote had an accumulated deficit of $19,188,377. RP reported a net loss of $2,441,000 for the nine months ended February 28, 1999 and a net loss of $263,000 for the fiscal year ended May 31, 1998.

   Although Coyote and RP anticipate economies of scale and more efficient use of plant capacities after the merger, they cannot assure that these benefits will be achieved or that the combined companies will attain profitability.

   The indebtedness of the combined companies will increase by more than 30% after the merger and they may not have sufficient cash flow to pay interest and principal on their debt obligations. After the merger, the combined companies will have significantly more debt outstanding than the aggregate amount of debt the two companies currently owe separately. For example, the combined companies will have a total of $38,000,000 in debt outstanding after the merger compared to the existing debt of approximately $20,000,000 of Coyote and approximately $9,000,000 of RP as of December 31, 1998 and February 28, 1999, respectively. Although Coyote and RP believe that the combined companies will realize synergies from the merger, achieve economies of scale, and improve profitability, there can be no assurances that these goals will be achieved or that cash flows will be sufficient to pay the interest and the principal of the combined companies' debt obligations. Any default in its debt obligations could adversely affect Coyote and significantly depress the market price of its capital stock.

   Significant obligations of Coyote which become due and payable at the time of the merger may not be extended, or if extended may not be refinanced in a timely manner. Depending on its other capital requirements and its borrowing capacity under the expected new financing arrangements, Coyote is likely to have significant financial obligations which remain unpaid following the merger, but are required to be discharged in the near term. Those may include all or some portion of the $6 million Paragon loan and the $1.5 million redemption price of the Coyote series A preferred stock. Both are due in accordance with their terms at the time of the merger, but are expected to be extended for a period of time while refinancing alternatives are pursued.

   In the case of the Paragon loan, Coyote expects to seek to repay that loan from drawings under the expected new revolving credit facility at the time of the merger or from the proceeds of a possible private placement of Coyote common stock following the merger, or a combination of the two. A separate $700,000 note payable will also become due upon consummation of the merger, but is expected to be converted into 200,000 shares of Coyote common stock. However, no definitive agreements regarding any of these matters have yet been reached. In addition, Coyote will continue to be liable for certain fees and expenses relating to the merger of up to approximately $1 million, which may be deferred until after the closing. If any of these obligations, as originally scheduled or as extended, are not refinanced, Coyote will be in default under those obligations and is likely to be in default under other indebtedness as well, significantly jeopardizing its continued operations.

   If Coyote is able to use the new revolving credit facility to pay one or more of these obligations, in whole or in part, that would reduce the line of credit available for other purposes and could impair the combined companies' access to working capital.

   Coyote may have difficulty implementing the post-merger acquisition strategy on which future success is substantially dependent. Coyote's future financial success will depend substantially upon its ability to increase sales through acquisitions. Coyote cannot assure that it will be able to

  .  identify appropriate acquisition opportunities,

  .  finance and complete such acquisitions on acceptable terms; or

  . integrate the acquired businesses into its existing operations. In particular, there can be no assurance that the combined companies will have the financial resources necessary to pursue their growth strategy and also meet their debt obligations. Coyote's failure to achieve these goals could cause a material adverse effect on its operating results and financial condition, and a decline in the market value of its outstanding securities.

   The combined companies may not be able to compete effectively with better known and better financed sporting goods manufacturers with a stronger competitive position. Many of RP's and Coyote's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than RP and Coyote. In addition, some companies in the golf equipment industry have expanded their product lines which compete with the products of RP and Coyote in recent years as a result of acquisitions. Efforts to remain competitive with these rival sports equipment manufacturers may cause the combined companies to accept lower profit margins, which could adversely impact the combined companies' operating results and financial condition. Both Coyote and RP expect that by combining their operations, they will be more competitive than they were on a stand alone basis. However, there can be no assurance that the combined companies will be able to compete successfully in the future with existing or new competitors.

   Coyote may not be able to upgrade systems, recruit staff or otherwise manage its current rate of growth. Coyote has experienced significant growth in the past two years and expects that growth to continue. Continued growth at the current rate may significantly strain Coyote's future management, working capital and operating and financial control systems. If Coyote is unable to continue to upgrade its operating and financial control systems, recruit qualified staff or respond effectively to difficulties that arise during expansion, Coyote's operating results and financial position could be significantly harmed.

   The companies' businesses are dependent on sales to a limited number of customers, which may not continue. The golf shaft business of RP's subsidiary, FM Precision Golf Manufacturing Corp., is significantly dependent on sales to Taylor Made and Precision Japan. FMP does not have a supply agreement with Taylor Made, and its supply agreement with Precision Japan expires in 2002. The Precision Japan agreement is terminable by either FMP or Precision Japan, or automatically should Precision Japan fail to meet minimum purchase requirements specified in the supply agreement. Sales to these customers represented approximately 28% of FMP's sales for the fiscal year ended May 31, 1998. The loss of sales to either of these companies could adversely affect RP's business.

   Coyote is significantly dependent on sales to Callaway and Cobra. Although Coyote has approximately 400 customers principally located in the United States and Europe, sales to Callaway and Cobra for the year ended December 31, 1998, represented 20.7% and 15.2%, respectively, of Coyote's net sales. Coyote has a five-year supply agreement with Cobra which expires December 31, 2003. Coyote has no formal agreement with Callaway. Under the Cobra agreement, either party may terminate the supply agreement in the event that the other party is in material breach of that supply agreement or of the asset sale agreement between Coyote's Unifiber subsidiary and Cobra. Coyote anticipates a substantial increase in sales to Cobra and a substantial decrease in sales to Callaway for the year ended December 31, 1999. Because of the historical volatility of consumer demand for specific clubs, as well as continued competition from alternative suppliers, sales to a given customer in a prior period may not necessarily be indicative of future sales. The loss of a significant customer or a substantial decrease in sales to a significant customer could adversely affect the combined companies' business or operating results.

   RP is substantially dependent on "Rifle" shaft sales, which decreased in fiscal 1998. RP is substantially dependent on sales of "Rifle" shafts, which constituted 35.5% of its revenues for the fiscal year ended May 31, 1998 and 54.3% for the fiscal year ended May 31, 1997. The Rifle shaft also has a substantially higher margin than RP's other shaft products.

   Sales of the Rifle shaft for RP's fiscal year ended May 31, 1998 decreased by $2.0 million from sales levels for RP's fiscal year ended May 31, 1997. RP received a high concentration of customer orders during fiscal year 1997. Due to production capacity limitations, RP's lead times for processing these orders were longer than RP's typical lead times. As a result of the longer lead times, RP lost some significant customers.

   In order to reduce lead times and prevent the loss of additional customers, and in an effort to obtain new customers, RP installed additional manufacturing equipment in September and October of 1998. RP believes that the new equipment has enabled RP to manufacture Rifle shafts at a greater rate, projected to reach approximately 1.38 million more Rifle shafts per year than RP could previously manufacture, an increase of approximately 42%. Based on results through the third quarter of its 1999 fiscal year, RP's management believes sales of Rifle shafts should return to 1997 levels.

   There can be no assurance that the new equipment will increase RP's production capacity to the extent management has estimated or reduce RP's lead times, that RP will not lose additional customers, or that the new equipment will help RP regain lost customers or acquire additional customers.

   While RP's management believes that demand for the Rifle shaft should remain high for the next several years, there can be no assurance that sales of the Rifle shaft will not decline or that the Rifle shaft will maintain its profitability. If sales or profitability of the Rifle shaft continue to decrease without the combined companies' introduction of new profitable products, the combined companies' performance and financial position would be harmed.

   Demand for the companies' products depends on economic conditions and consumer trends in the golf equipment sector, which may not be favorable. The businesses of Coyote and RP are subject to economic cycles and changing consumer golf trends. Their customers are generally manufacturers of finished goods sold primarily to sporting goods stores and specialty retailers of golf equipment and recreational products. Any period of economic uncertainty or decline that impacts consumer spending could significantly harm Coyote's business, results of operations and financial condition. In addition, any general decline in the size of the market for golf grips and shafts, bicycle tubing or graphite and other advanced composite materials due to market conditions or otherwise, would substantially harm Coyote's business, results of operations and financial condition.

   Demand for the companies' products is directly affected by seasonality in golf equipment sales which reduces working capital and harms financial results. Coyote and RP are dependent on golf-related product sales and so management expects that for the foreseeable future business will be seasonal. As a result of the seasonal nature of the business, the combined companies may be subject to substantial seasonal swings in liquidity, resulting in cash management challenges and the risk of a substantial build-up in inventory prior to peak selling periods. Coyote's and RP's customers have historically built inventory in anticipation of golf club purchases by golfers in the spring and summer, the principal selling seasons for golf clubs.

   RP's principal supplier of non-cord grips has terminated their contract and RP may not be able to find an adequate replacement. RP's subsidiary, Royal Grip, Inc., currently purchases a majority of its supply of non-cord grips from Acushnet Rubber Company. During March 1999, RG received a letter from Acushnet terminating the existing manufacturing and supply agreement with RG. RG and Acushnet subsequently agreed upon a mutual release agreement requiring Acushnet to make an immediate cash payment of $1.5 million and provide a $1 million purchase credit to RG. The agreement requires Acushnet to continue manufacturing grips for RG through January 9, 2000 and to pay up to $100,000 to relocate RG's manufacturing equipment. RG currently has no back-up source of supply; however, RP is currently in discussions with a number of grip manufacturers which RP believes can maintain RG's standard of product quality and will facilitate a smooth transition. There can be no assurance that RP will be able to secure a source for grips on as favorable terms or with the same quality as Acushnet. In addition, there can be no assurance that a transition to a new supplier will not result in production delays or the loss of sales and key customers, which would harm the combined companies' financial condition and results of operations.

   Environmental considerations at the companies' manufacturing facilities may give rise to material remediation costs or liabilities. Both Coyote and RP are subject to environmental laws and regulations, including the laws of the United States and the United Kingdom that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling and disposal of waste products. The nature of Apollo Sports Technologies, Limited's manufacturing and assembly operations in Oldbury and Birmingham, England, and RP's Torrington, Connecticut facility, could expose the companies to the risk of claims with regard to environmental matters. Although compliance with current governmental requirements relating to the protection of the environment has not had a material adverse effect on Coyote's or RP's business or results of operations, there can be no assurance that material costs or liabilities will not be incurred in connection with these matters in the future or that governmental requirements will not change in a manner that imposes material costs or liabilities on the combined companies.

During its fiscal year ended May 31, 1998, RP expended $179,000 in environmental remediation fees and permitting costs and expects to incur in calendar year 1999 an additional $900,000 in capital expense to upgrade FMP's wastewater treatment facilities at its Torrington, Connecticut facility. During its fiscal year ended December 31, 1998, Coyote expended $85,000 in connection with environmental remediative and permitting costs and expects to incur an additional $95,000 in fiscal 1999. Under the terms of the purchase of the Torrington facility from Brunswick Corporation, RP is indemnified by Brunswick for the possible leakage of environmentally dangerous compounds which may be present on, under or around the Torrington facility. However, indemnification by Brunswick would only be available if RP can prove that any leakage was the result of Brunswick's operations.

A small group of principal stockholders will be able to elect the entire board of directors for up to five years after the merger. A small group of principal stockholders of RP and Coyote who will control a majority of Coyote's outstanding voting stock after the merger have entered into a stockholder agreement with Coyote with a duration of five years. This stockholder agreement is effective upon consummation of the merger and entitles these stockholders as a group to designate all of the members of the board of directors of Coyote after the merger, thereby reducing or limiting the ability of other stockholders to affect or change the composition of Coyote's management or board of directors. This group of principal stockholders includes Mel S. Stonebraker, James M. Probst and Paragon Coyote Texas, Ltd., who will collectively hold approximately 28.4% of the issued and outstanding Coyote voting stock immediately after the merger. Also included in this group are Kenneth J. Warren, Richard P. Johnston and Jayne A. Johnston Trustees U/A dated April 11, 1994, Johnston Family Living Trust, David E. Johnston, The Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3 and Berenson Minella, of which Raymond J. Minella, the chairman of the RP Board of Directors, is a managing general partner, who will collectively own series C preferred stock representing approximately 21.6% of the issued and outstanding Coyote voting stock.

The companies' significant overseas sales and manufacturing may be adversely affected by slower economies in Japan and other foreign markets, currency exchange rates and other factors. Coyote's and RP's businesses are subject to additional risks inherent in doing business abroad. These risks include, but are not limited to:

  .  delays in shipment

  .  export controls, embargoes, tariffs and other trade barriers

  . foreign government regulation, political instability, and changes in economic conditions; and

  .  adverse fluctuations in foreign exchange rates and exchange controls.

   In addition, RP is significantly dependent on international sales. Eighteen percent of RP's total net sales during the fiscal year ended May 31, 1998 were derived from international sales, primarily consisting of sales of golf club shafts and grips. Sales to Precision Japan, RP's exclusive distributor for Japan, account for a substantial percentage of RP's international sales. The Japanese economy has been relatively stagnant and future sales may be adversely affected. Coyote has a manufacturing facility in England in which all of its steel golf shafts are manufactured. In addition, approximately 20% of Coyote's sales are derived from markets in Europe, Asia and Australia. Fluctuation in international exchange rates may have a material adverse effect on results of these operations.

   Employees of the combined companies' plants are represented by trade unions which could cause work stoppages or slowdowns materially interrupting production. Employees of the combined companies at their plants in Oldsbury and Tyseley, England and Torrington, Connecticut, respectively, are represented by several trade unions for collective bargaining purposes. Although Coyote and RP presently believe their relations with employees are good, there is no assurance that work stoppages or slowdowns will not be experienced in the future. Any work stoppage or slowdown could have a material adverse effect on the business, results of operations and financial condition of the combined companies. In addition, there is no assurance that Coyote's and RP's current non-union facilities will not at some time in the future become subject to labor disputes and union organizational efforts.

   The secondary market for Coyote's common stock may remain illiquid, which may continue to depress the price received by selling stockholders. Coyote's common stock, which is quoted on the Nasdaq Small Cap Market, has been subject to a limited volume of trading. As a result, the prices received by selling stockholders may have been depressed. Although Coyote is actively taking measures to improve the liquidity of its stock, the development of an active secondary trading market for Coyote common stock will depend on many factors, not all of which are within Coyote's control. These factors include the financial performance of Coyote and its subsidiaries, the number of shares of Coyote common stock held by persons other than stockholders party to the stockholders agreement, the ability to attract coverage offered by financial analysts, and the number of dealers making a market in the Coyote common stock. There can be no assurances that the trading market for the common stock will not remain illiquid or that the price selling stockholders receive for their stock will not be depressed as a result.

   RP stockholders may not be able to sell the series C preferred stock they receive in the merger and reduce their merger consideration to cash because there will likely be no trading market for that stock. RP stockholders should not assume that there will be an active secondary market for the series C preferred stock or that there will be liquidity in any trading market that does develop. Coyote does not plan to list the series C preferred stock on any stock exchange or inter-dealer quotation system and Coyote is not aware of any person who intends to make a market in the series C preferred stock.

   Present Coyote stockholders should be aware that Coyote common stock will be junior to the new series C preferred stock with respect to dividends and upon liquidation. The terms of the series C preferred stock provide for payment of dividends at a rate of 6% of the stated liquidation preference per year whether or not any dividends are paid on the Coyote common stock. Moreover, the holders of the series C preferred stock will receive their dividends prior to the payment of any dividends on the Coyote common stock. In any dissolution or winding up of Coyote's affairs, the holders of series C preferred stock will receive distributions, if any, made to the extent of the liquidation preference plus accrued dividends of the series C preferred stock before the holders of the Coyote common stock receive any distributions in liquidation.

   The companies depend on computer systems which are vulnerable to the Year 2000 computer problems. Coyote and RP have not finalized upgrading their existing computer systems to resolve the issues arising from the year 2000. The combined companies' failure to resolve outstanding Year 2000 compliance issues on or before December 31, 1999 could result in system failures or miscalculations causing disruption in operations including, among other things, a temporary inability to process transactions, send invoices, send and/or receive e-mail and voice mail, or engage in similar normal business activities.

   Coyote and RP have not finalized an assessment on the state of Year 2000 readiness and/or compliance of key suppliers and customers. Coyote has identified key suppliers and customers and plans on performing an assessment by August 1999. Coyote expects that completion of its Year 2000 compliance project will result in additional expenditures of approximately $100,000.

   RP is in the process of conducting a review of its suppliers to ensure that those suppliers' operations, products and services are Year 2000 compliant. All significant suppliers and utilities have indicated that they are Year 2000 compliant, except for one of RP's golf grip suppliers which has indicated that it is in the last phase of its Year 2000 compliance plan and expects to be Year 2000 compliant by the end of June 1999.

   The tax free nature of the merger may be challenged by the Internal Revenue Service if the factual representations and assumptions made in connection with the transaction are not correct. As described below, RP and Coyote will receive an opinion from Fabian & Clendenin, as tax counsel, based upon certain representations and assumptions, that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, but no ruling from the Internal Revenue Service to that effect has been or will be sought. In particular, if holders of more than approximately 10% of the outstanding RP common stock exercise their dissenters' rights and receive cash rather than series C preferred stock, the treatment of the merger as a tax-free reorganization for federal income tax purposes could be affected. If the merger does not qualify as a tax-free reorganization, then, in general, although the matter is not entirely certain, for U.S. federal income tax purposes it is likely that each RP stockholder would recognize gain measured by the excess, if any, of the fair market value of the series C preferred stock received in the merger plus the amount of cash received instead of any fractional share over the RP stockholder's tax basis in that stockholder's RP common stock.

                         WHERE TO FIND MORE INFORMATION

   Coyote and RP file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Coyote or RP at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, in New York, New York at 7 World Trade Center, 13th Floor, New York, New York 10048 and in Chicago, Illinois at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The filings of Coyote and RP with the SEC are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov." The Securities Exchange Act file numbers for SEC filings by Coyote and RP are 000-23085 and 000-22889, respectively.

   Coyote filed a registration statement on Form S-4 to register with the SEC the series C preferred stock to be delivered in connection with the merger and the shares of Coyote common stock issuable upon conversion of the series C preferred stock. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Coyote in addition to being a proxy statement of Coyote and RP for the special meetings.

   You may find further information about Coyote in the following filings (SEC Exchange Act File number 000-23085):

  .  Annual Report on Form 10-KSB for the fiscal year ended December 31,
     1998;

  . Current Reports on Form 8-K and 8-K/A filed January 26, 1999 and February 11, 1999, respectively;

  .  Proxy Statement on Schedule 14A filed April 12, 1999; and

  .  Quarterly Report on Form 10-QSB for the quarterly period ended March 31,
     1999.

   You may find further information about RP in the following filings (SEC Exchange Act File number 000-22889):

  . Annual Report on Form 10-KSB for the fiscal year ended May 31, 1998 and Quarterly Reports on Form 10-QSB for the quarterly periods ended August 31, 1998, November 30, 1998 and February 28, 1999, respectively;

  . Current Reports on Form 8-K filed January 20, 1999, February 5, 1999, March 24, 1999 and April 7, 1999, respectively; and

  .  Proxy Statement on Schedule 14A filed September 9, 1998.

   Coyote has supplied all information contained in this document relating to Coyote, and RP has supplied all information relating to RP.

   If you are a stockholder of Coyote or RP you can obtain any of the documents containing information about Coyote or RP and referred to in this registration statement through Coyote, RP or the SEC. Stockholders may obtain, without charge, documents containing information about Coyote or RP and referred to in this document by requesting them in writing or by telephone from the appropriate party at the following address:

Coyote Sports, Inc.      Royal Precision Inc.
2291 Arapahoe Avenue     15170 North Hayden Road, Suite 1
Boulder, Colorado 80302  Scottsdale, Arizona 85260
(303) 932-8794           (602) 627-0200

   If you would like to request documents from Coyote or RP, please do so by June 8, 1999 to receive them before the special meetings. You should rely only on the information contained or referred to in this document to vote on the matters submitted to you. Neither Coyote nor RP has authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 17, 1999, supplemented May 27, 1999. You should not assume that the information contained in the document is accurate as of any other date, regardless of when you receive it or when series C preferred stock is delivered to you.

                  COMPARATIVE PER SHARE DATA OF COYOTE AND RP

   The market value of Coyote common stock and RP common stock may fluctuate based upon general market and economic conditions, the two companies' business and prospects and other factors both within and beyond the control of Coyote and RP. The common stock of Coyote has been traded on the Nasdaq Small Cap Market since September 18, 1997 under the symbol "COYT." The common stock of RP has been traded on the Nasdaq National Market since September 2, 1997 under the symbol "RIFL." The following table sets forth the high and low sales prices for the common stock of both companies, as reported by the Nasdaq Small Cap Market and the Nasdaq National Market, for the periods indicated below since September 1997. Coyote's fiscal year ends on December 31 each year and RP's fiscal year ends on May 31 each year.

                                             Coyote               RP
                                            -------------      -------------
                                            High      Low      High      Low
                                            ----      ---      ----      ---
1997:
  Third Quarter............................ $6 1/4    $5 3/16  $10 1/4   $ 8
  Fourth Quarter...........................  5 13/16    4        9 7/8    6 5/8
1998:
  First Quarter............................  6 3/8     4 3/8     7 1/4    4 1/2
  Second Quarter...........................  6 3/16    4 9/16    6 1/16   4 5/8
  Third Quarter............................  5 7/16    3 5/8     4 15/16  3 7/8
  Fourth Quarter...........................   5         3        4 7/8      5/8
1999:
  First Quarter............................  10        2 5/16     5       1 9/16
  Second (through May 26, 1999)............  4 1/2     2 15/32   3 15/16  2 1/8

   On May 26, 1999, the last reported sale price of the common stock of each company on its respective market was $4 per share in the case of Coyote and $3 1/2 per share in the case of RP. On May 26, 1999, there were approximately 15 holders of record, and there were believed to be approximately 925 beneficial owners, of the common stock of Coyote and there were approximately 88 holders of record, and there were believed to be approximately 884 beneficial owners, of common stock of RP.

                      COMPARATIVE MARKET VALUE INFORMATION

   The following table sets forth the closing prices per share and aggregate market values of Coyote common stock and RP common stock on the Nasdaq Small Cap Market and the Nasdaq National Market, respectively, on January 15, 1999, the last trading day prior to the public announcement of the proposed merger, and on May 26, 1999, the most recent date for which prices were available prior to printing this document.

   The RP "equivalent" data shown represents the value per share and aggregate market value of RP common stock as though:

  . the RP common stock were exchanged for Coyote series C preferred stock (as it will be in the merger) at the exchange ratio determined under the merger agreement; and

  . that Coyote series C preferred stock were converted into Coyote common stock in accordance with its terms on a one-for-one basis, and the resulting Coyote common stock received by former RP stockholders were valued at the closing price per share of Coyote common stock on the dates indicated.

The data does not reflect actual prices for RP common stock or actual or projected prices for Coyote series C preferred stock, for which no active trading market exists or is anticipated.

                                             Coyote        RP          RP
                                           Historical  Historical  Equivalent
   On January 15, 1999
     Closing price per share of common
      stock............................... $    4.5000 $    2.5625 $    4.5877
     Market value of common stock......... $25,999,614 $14,522,648 $26,000,216
   On May 26, 1999
     Closing price per share of common
      stock............................... $    4.0000 $    3.5000 $     4.078
     Market value of common stock......... $23,110,768 $20,221,922 $23,111,555

   The RP equivalent data for January 15, 1999 corresponds to an exchange ratio of 1.0195. The RP equivalent data for May 26, 1999 corresponds to the same exchange ratio.

   Market value is based on 5,777,692 shares of Coyote common stock and 5,667,375 shares of RP common stock outstanding as of January 15, 1999. The shares of common stock outstanding for each of Coyote and RP did not change between January 15, 1999 and May 26, 1999.

                          FORWARD-LOOKING INFORMATION

   Coyote and RP have made forward-looking statements in this document and in the documents to which we have referred you. These statements are subject to risks and uncertainties, and therefore may prove not to be correct. Forward-looking statements may include assumptions as to how the combined companies will perform after the merger and, accordingly, it is uncertain whether any of the events anticipated by the forward-looking statements will occur, or if so, what impact, if any, they will have on the results of operations and financial condition of Coyote or the price of the series C preferred stock or the Coyote common stock.

   When words like "believes", "expects", "anticipates" or similar expressions are used, they indicate that the statement in which the word is used constitutes a forward-looking statement. For these statements Coyote and RP claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   You should understand that the following important factors, in addition to those discussed elsewhere in this document, and in our other public filings and press releases, could affect the future results of the combined companies and could cause actual results to differ materially from those expressed in the forward-looking statements. These factors include, among other things:

  .  the ability to integrate the operations of RP and Coyote;

  . the ability of Coyote and RP to reverse net losses and return to profitability;

  . inadequate capital, unexpected costs, and lower revenues and net income than forecasted;

  . the timing, impact and other uncertainties of future acquisitions by Coyote, and the ability to integrate such acquisitions and to achieve anticipated synergies and other cost savings in connection with such acquisitions;

  .  loss of significant customers;

  . general decreases in consumer spending for sports equipment and recreational products;

  .  overall economic and business conditions;

  .  the demand for Coyote's and RP's goods and services;

  . competitive factors in the golf products industries in which Coyote and RP compete;

  .  changes in government regulation;

  . interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;

  . economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

  .  dependence upon key management personnel;

  . the ability of Coyote and RP, and the ability of their respective customers and suppliers, to replace, modify or upgrade computer programs in order to adequately address the Year 2000 issue;

  . changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

  .  price increases for raw materials.

                               RP SPECIAL MEETING

Date, time and place

   This document is being furnished to the holders of RP common stock with the solicitation of proxies by the RP board of directors for use at the RP special meeting to be held on June 18, 1999 at White & Case LLP, 1155 Avenue of the Americas, New York, New York, commencing at 10:00 a.m., local time.

Matters to be considered at the RP special meeting

   At the RP special meeting, RP stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, and to approve the merger and the other transactions contemplated by the merger agreement.

RP board recommendation

   After careful consideration, the board of directors of RP has unanimously determined that the exchange ratio and the merger consideration to be received by RP stockholders in the merger are fair to, and that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and otherwise advisable and in the best interests of, RP and its stockholders. The board of directors of RP recommends that you vote "FOR" the approval and adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

Vote required

   The approval and adoption of the merger agreement requires an affirmative vote by the holders of a majority of the shares of RP common stock entitled to vote on such proposal at the RP special meeting. The consummation of the merger is conditioned upon the approval of this proposal by the RP stockholders. Approval of this proposal is assured because holders of approximately 55% of the RP common stock have agreed to vote to approve the merger.

   A broker nonvote, which occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have the discretionary voting power and has not received instructions from the beneficial owner, or a failure to vote will have the effect of a vote against the approval and adoption of the merger agreement. An abstention with respect to this proposal will have the effect of a vote against this proposal.

Voting of proxies

   All shares of RP common stock which are entitled to vote and are represented at the RP special meeting by the properly executed proxies received prior to or at the RP special meeting, and not revoked, will be voted at the RP special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval and adoption of the merger agreement.

   If any other matters are properly presented at the RP special meeting for consideration, including, among other things, consideration of a motion to adjourn the RP special meeting to another time or place the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Such a motion to adjourn may be, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions of the merger. Shares voted against the approval and adoption of the merger agreement will not be voted in favor of adjournment for the purpose of the continued solicitation of proxies.

Revocability of proxies

   Any proxy given by a RP stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  . filing with the secretary of RP, at or before the taking of the vote at the RP special meeting, a written notice of revocation bearing a later date than the proxy;

  . duly executing a later-dated proxy relating to the same shares and delivering it to the secretary of RP by mail or by facsimile before the taking of the vote at the RP special meeting; or

  . attending the RP special meeting and voting in person; attendance at the meeting will not, in and of itself, constitute a revocation of a proxy.

   Any written notice of revocation or subsequent proxy should be sent to MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10011, transmitted by facsimile to (212) 929-0308, or hand delivered to MacKenzie Partners, Inc. before the taking of the vote at the RP special meeting. Stockholders may also deliver notice of revocation or subsequent proxy to the secretary of RP prior to the vote at the RP special meeting.

Record date; stock entitled to vote; quorum

   The RP board of directors has fixed the close of business on May 26, 1999 as the record date for the determination of the RP stockholders entitled to notice of and to vote at the RP special meeting. Accordingly, only RP stockholders of record as of the close of business on the record date will be entitled to notice of and to vote at the RP special meeting. As of the record date, there were outstanding and entitled to vote 5,667,375 shares of RP common stock (constituting all of the voting stock of RP), which shares were held by approximately 88 stockholders of record. Each holder of record of shares of RP common stock as of the record date is entitled to cast one vote per share, which may be cast either in person or by properly executed proxy, at the RP special meeting.

   The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of RP common stock entitled to vote at the RP special meeting is necessary to constitute a quorum at the RP special meeting. Shares of RP common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the RP special meeting. Broker nonvotes and shares that are present and entitled to vote which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the RP special meeting for purposes of determining whether a quorum exists.

                             COYOTE SPECIAL MEETING

Date, time and place

   This document is being furnished to the holders of Coyote common stock with the solicitation of proxies by the Coyote board of directors for use at the Coyote special meeting to be held on June 18, 1999 at White & Case LLP, 1155 Avenue of the Americas, New York, New York, commencing at 10:30 a.m., local time.

Matters to be considered at the Coyote special meeting

   At the Coyote special meeting, Coyote stockholders will be asked to consider and vote upon a proposal to amend Coyote's amended and restated articles of incorporation to increase the number of shares of authorized preferred stock from 4,000,000 to 10,000,000 and to create, and approve the issuance of, a new series of shares, the series C preferred stock, par value $.001 per share, to be delivered in connection with the merger contemplated by the merger agreement, dated as of February 2, 1999, by and among RP, Coyote and Merger Sub, a wholly owned subsidiary of Coyote.

Coyote board recommendation

   The board of directors of Coyote has unanimously declared that the proposal to amend Coyote's amended and restated articles of incorporation to increase the number of shares of authorized preferred stock from 4,000,000 to 10,000,000 and to create, and approve the issuance of, a new series of shares, the series C preferred stock, par value $.001 per share, to be delivered in connection with the merger, is advisable and in the best interests of the Coyote stockholders and recommends that the holders of Coyote common stock vote in favor of the approval of this proposal.

Vote required

   The approval of the Coyote proposal requires the affirmative vote of a majority of the shares of Coyote entitled to vote on such proposal at the Coyote special meeting, provided that the total number of shares present at the meeting represent more than 50% of all the shares of Coyote that are entitled to vote on the proposal. The consummation of the merger is conditioned upon the approval by the Coyote stockholders of an amendment to Coyote's amended and restated articles of incorporation to increase the number of authorized preferred shares and to create and approve the issuance of a new series of shares, the series C preferred stock to be delivered to RP stockholders in connection with the merger. If this proposal is not approved, the merger agreement will not be implemented. Approval of this proposal is assured because, in connection with the merger, holders of approximately 57% of the Coyote common stock have agreed to vote to approve it.

   A broker nonvote, which occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have the discretionary voting power and has not received instructions from the beneficial owner, or a failure to vote will have the effect of a vote against the amendment of the amended and restated articles of incorporation of Coyote. An abstention will have the effect of a vote against this proposal.

Voting of proxies

   All shares of Coyote common stock which are entitled to vote and are represented at the Coyote special meeting by the properly executed proxies received prior to or at the Coyote special meeting, and not revoked, will be voting at the Coyote special meeting in the accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval of the Coyote proposal.

   If any other matters are properly presented at the Coyote special meeting for consideration, including, among other things, consideration of a motion to adjourn the Coyote special meeting to another time or place the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Such a motion to adjourn may be, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions of the merger. Shares voted against the Coyote proposal will not be voted in favor of adjournment for the purpose of the continued solicitation of proxies.

Revocability of proxies

   Any proxy given by a Coyote stockholder pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  . filing with the secretary of Coyote, at or before the taking of the vote at the Coyote special meeting, a written notice of revocation bearing a later date than the proxy;

  . duly executing a later-dated proxy relating to the same shares and delivering it to the secretary of Coyote by mail or by facsimile before the taking of the vote at the Coyote special meeting; or

  . attending the Coyote special meeting and voting in person; although attendance at the meeting will not in and of itself constitute a revocation of a proxy.

   Any written notice of revocation or subsequent proxy should be sent to MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10011, transmitted by facsimile to (212) 929-0308, or hand delivered to MacKenzie Partners, Inc. before the taking of the vote at the Coyote special meeting. Stockholders may also deliver notice of revocation or a subsequent proxy to the secretary of Coyote prior to the vote at the Coyote special meeting.

Record date; stock entitled to vote; quorum

   The Coyote board of directors has fixed the close of business on May 26, 1999 as the record date for the determination of the Coyote stockholders entitled to notice of and to vote at the Coyote special meeting. Accordingly, only Coyote stockholders as of the close of business on the record date will be entitled to notice of and to vote at the Coyote special meeting. As of the record date, there were outstanding and entitled to vote 5,777,692 shares of Coyote common stock which constitutes all of the voting stock of Coyote and, which shares were held by approximately 15 stockholders of record. Each holder of record of shares of Coyote common stock as of the record date is entitled to cast one vote per share, which may be cast either in person or by properly executed proxy, at the Coyote special meeting.

   The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of Coyote common stock entitled to vote at the Coyote special meeting is necessary to constitute a quorum at the Coyote special meeting. Shares of Coyote common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Coyote special meeting. Broker nonvotes and shares that are present and entitled to vote which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote at the Coyote special meeting for purposes of determining whether a quorum exists.

                            SOLICITATION OF PROXIES

   The Coyote and RP boards of directors are soliciting proxies for their respective special meetings in favor of the proposals submitted to Coyote and RP stockholders. A proxy card is enclosed with this document. Coyote stockholders are requested to complete and return the Coyote form of proxy as soon as possible. RP stockholders are requested to complete and return the RP form of proxy as soon as possible. In order to be valid, the proxy card for the Coyote or RP special meeting must be completed in accordance with the instructions on it and received in the case of RP stockholders by 10:00 a.m. on June 18, 1999 (New York Time) and in the case of Coyote stockholders by 10:30 a.m. on June 18, 1999 (New York Time) by the secretary of RP or Coyote, as the case may be, or at any of the offices of MacKenzie Partners, Inc., whose address is set forth below:

   by hand delivery at:

   156 Fifth Avenue
   New York, NY 10010

   by mail to:

   156 Fifth Avenue
   New York, NY 10010

   As an alternative to appointing a proxy, a Coyote or RP stockholder which is a corporation may appoint any person to act as its representative by delivering written evidence of the appointment of the representative, by hand or mail, at any of the offices of MacKenzie Partners, Inc., whose name and address is set forth above, up to one hour before the time fixed for the commencement of the Coyote or RP special meeting. A representative so authorized may exercise the same powers, including voting rights, as the appointing corporation could exercise if it were an individual stockholder.

   The solicitation of the enclosed proxies from Coyote and RP stockholders is made on behalf of the board of directors of Coyote and RP, respectively. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be $6,000 plus incidental expenses and will be borne by Coyote and RP equally. Solicitation will be made primarily through the mail but may also be made, if necessary, by electronic telecommunications or in person. Coyote and RP will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the shares held by such persons and in requesting authority for the execution of proxies.

                                   THE MERGER

Background of the merger

   In July 1997, James M. Probst, president of Coyote, met with Christopher Johnston, then chief executive officer of RP, and Raymond J. Minella, then a member of the board of directors of RP, in Jackson, Wyoming. At that meeting, Mr. Johnston preliminarily raised the possibility of an acquisition of Coyote by RP. In November 1997, Mr. Probst met with members of the board of RP and discussed the possibility of combining Coyote and RP. Mr. Probst responded that Coyote would consider the prospect. Later that month, Coyote and RP entered into a non-disclosure agreement providing for the mutual exchange of certain confidential information in order to begin to evaluate the viability of combining the two companies. During the winter of 1997-1998 and early spring of 1998, RP and Coyote continued to evaluate each other's businesses and the advisability of a possible business combination, and there were sporadic contacts among the senior management of the two companies. Separately, in January 1998, Lehman Brothers approached Mr. Probst concerning a possible business combination involving Coyote and an unrelated third party. Although Coyote did not pursue that possible transaction, Mr. Probst began to consult with Lehman Brothers from time to time concerning strategic matters as well as with respect to a possible transaction with RP.

   After this, representatives of Coyote, RP and Lehman Brothers continued to hold exploratory discussions about the possibility of combining the two businesses. In April 1998, Mr. Probst met with Mr. Minella and other representatives of RP at the offices of Berenson Minella in New York City. Although those discussions primarily centered on the strategic logic of a business combination and the synergies which might be generated, the parties also had preliminary discussions concerning the relative possible valuations of the two businesses. In May 1998, representatives of RP expressed a willingness, subject to the approval of the RP board of directors, to consider a potential offer by Coyote to acquire either RP or its business for $6.00 per share in cash.

   On May 9, 1998, following Coyote's annual stockholders' meeting, Mr. Probst presented to the Coyote board of directors an analysis of the strategic logic and potential synergies of a combination of Coyote and RP. The Coyote board of directors authorized Mr. Probst to continue to pursue the possibility of such a combination.

   On June 8, 1998, Coyote delivered to RP a letter formally proposing to acquire RP for a price of $6.00 per share of RP common stock in cash, common stock or a combination of the two. Coyote's offer was subject to various conditions, including the satisfactory completion of its diligence investigation. On June 19, 1998, the board of directors of RP responded by authorizing discussions with Coyote with respect to a cash transaction by RP's Strategic Development Committee, comprised of Mr. Minella, Richard P. Johnston, Allen Ritchie, Kenneth J. Warren and Christopher Johnston. Between June and August 1998, representatives of Coyote commenced a diligence investigation of RP, including matters relevant to a possible combination with Coyote. During that period representatives of RP, Coyote and Lehman Brothers had intermittent contacts regarding the possible terms and structure of a potential business combination.

   On September 24, 1998, Coyote retained CIBC Oppenheimer Corp. as placement agent to assist Coyote in raising funds to finance the potential RP transaction, to refinance the indebtedness of both companies, and to provide for the prospective working capital needs of the combined companies. Under the terms of that engagement, CIBC will be paid a fee of approximately $2.1 million in connection with their services, conditioned upon consummation of the transaction and the related financing. On October 9, 1998, Coyote formally engaged Lehman Brothers to act as Coyote's financial advisor in respect of a potential business combination with RP.

   During the third and fourth quarters of 1998, Coyote and CIBC conducted a diligence investigation of RP and Coyote and CIBC entered into discussions with potential financing sources regarding the possibility of financing a prospective business combination with RP. During this period there were periodic discussions between representatives of RP and Coyote regarding the basis on which any potential transaction would be pursued. On November 3, 1998, RP engaged Berenson Minella to act as RP's financial advisor in respect of a potential business combination with Coyote.

   In late December 1998, CIBC and Coyote concluded that Coyote would be unlikely to raise sufficient funds on terms satisfactory to Coyote to finance a cash offer for RP. On December 24, 1998, Mr. Probst telephoned Mr. Minella to propose changing the terms of Coyote's proposal to provide for a stock-for-stock merger of RP and a subsidiary of Coyote. From late December 1998 through January 18, 1999, representatives of Coyote, RP and the parties' respective legal and financial advisors held intensive negotiations concerning the relative value of RP and Coyote and the basis on which a stock transaction could be submitted to and approved by the boards of directors of both companies. The negotiations centered upon such matters as the nature of the security to be issued, the appropriate exchange ratios, the timing of a transaction, and whether Coyote would go forward with certain other contemplated transactions.

   During this period, members of the board of RP had informal discussions among themselves regarding the merits of a stock-for-stock transaction and the terms on which such a transaction would be advisable and in the best interest of RP's stockholders.

   Throughout the weekend of January 16-18, 1999, representatives of Coyote and RP and their respective legal and financial advisors conducted extensive negotiations regarding a proposed non-binding letter of intent between the parties outlining the structure of the contemplated transaction.

   On January 17, 1999, the board of directors of RP met to consider the proposed letter of intent and discussed the status of the negotiations with Coyote. Berenson Minella orally presented to the RP board of directors a summary of certain analyses it had prepared regarding a potential transaction with Coyote on the terms specified in the draft letter of intent that had been presented to the RP board. The RP board of directors then authorized Mr. Minella to continue his discussions with Coyote regarding the transaction set forth in the letter of intent.

   On January 18, 1999, the boards of directors of Coyote and RP, respectively, unanimously approved the proposed letter of intent and that letter was executed and delivered that evening. In addition, the executive committee of RP's board of directors was directed to engage an additional financial advisor for purposes of evaluating the proposed transaction and evaluating the fairness of the contemplated merger consideration from a financial point of view.

   The letter of intent contemplated a merger of RP with and into Coyote, or a subsidiary of Coyote, in a tax-free transaction in which RP stockholders would receive shares of series C preferred stock on terms substantially equivalent, but not identical, to those later embodied in the definitive merger agreement.

   On January 19, 1999, RP and Coyote issued a joint press release announcing the execution and delivery of the letter of intent.

   Between January 19, 1999 and January 28, 1999, the representatives of each party concluded additional diligence with respect to the other company, and negotiated the terms of a definitive merger agreement and related documents. On January 20, 1999, RP engaged NatCity to advise the RP board of directors regarding the fairness of the merger consideration and the exchange ratio to RP's stockholders from a financial point of view.

   Over the weekend of January 23-24, 1999, representatives of Coyote and RP met together with their legal and financial advisors to negotiate the terms of the merger agreement, the stockholder agreement and the voting agreements. Although substantial progress was made in those discussions, areas of disagreement remained, including the scope of the restrictions proposed by Coyote on either party's solicitation or consideration of an alternative transaction and the circumstances, if any, under which the merger agreement and the proposed voting agreements could be terminated in that connection, as well as the appropriate fees and expenses that might be payable as a result. Differences also remained regarding the terms of the preferred stock terms and other matters.

   On January 25, 1999, Mr. Minella telephoned Mr. Probst to discuss the outstanding issues regarding the merger agreement. During that conversation, Messrs. Probst and Minella agreed on a proposed resolution of the non-solicitation, termination and termination fee and expense reimbursement issues and other open matters.

   On January 26, 1999, the parties' legal advisors prepared drafts of the merger agreement, including the provisions of the certificate of designation with respect to the preferred stock, for circulation to the boards of directors of the respective companies.

   On January 28, 1999, the board of directors of Coyote met to consider and take action with respect to the merger agreement and related matters. All directors participated either in person or by conference telephone. The following actions were taken at that meeting:

  . Presentations were made by Coyote's president and by its legal and financial advisors. Lehman Brothers provided to the board of Coyote its oral opinion that as of January 28, 1999, and based upon and subject to certain matters stated therein, the consideration to be paid by Coyote to RP stockholders in the merger was fair from a financial point of view to Coyote.

  . Following discussion among the directors, the board of directors of Coyote unanimously authorized the execution and delivery on behalf of Coyote of the merger agreement and related documents.

  . The Coyote board also unanimously approved the amendment of Coyote's amended and restated articles of incorporation to increase the number of shares of authorized preferred stock from 4,000,000 to 10,000,000 and to create a new series of shares, the series C preferred stock, to be delivered in connection with the merger, and unanimously determined that such action is advisable and in the best interests of the Coyote stockholders and to recommend that the holders of Coyote common stock vote in favor thereof.

  . The Coyote board delegated to its president the authority to approve any required changes in the terms of the merger agreement and related documents.

   On January 28, 1999, the board of directors of RP met to consider and take action with respect to the merger agreement and related matters. At that meeting all directors participated either in person or by telephone. The following actions were taken at that meeting:

  . The board of directors of RP received advice from its legal advisors regarding its fiduciary duties under the law of the State of Delaware, received an update regarding the history of the negotiations in respect of the merger agreement and the merger and various related matters, reviewed the terms of the merger agreement, the voting agreements, the stockholder agreement and the certificate of designation of the series C preferred stock, received a report in respect of the results of RP's diligence investigation of Coyote.

  . The board of directors of RP received an oral financial presentation from NatCity, including a discussion of the analyses performed in evaluating the proposed transaction. NatCity provided to the board of directors of RP an oral opinion, subject to the execution of definitive documentation, that, as of January 28, 1999, and subject to the assumptions and qualifications contained in its opinion, the exchange ratio and the merger consideration that the RP stockholders will receive under the merger agreement were fair, from a financial point of view, to the stockholders of RP.

  . During this meeting the board considered the risks and advantages of the proposed merger transaction to RP and its stockholders.

  . Subject to finalizing the wording of the merger agreement in a manner approved by the board of directors of RP, the board of directors of RP:

    . unanimously determined that the exchange ratio and the merger consideration that the RP stockholders will receive in the merger were fair to, and that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to and otherwise advisable and in the best interests of, RP and its stockholders;

    . approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

    . resolved to recommend that the stockholders of RP vote "FOR" the approval and the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

  . The board of directors of RP delegated to its executive committee the authority to approve the execution and delivery of the merger agreement, subject to finalizing the wording of the merger agreement in a manner approved by the board of directors of RP.

   On January 31, 1999, the board of directors of RP held a further meeting at which all directors participated either in person or by telephone. The RP board took the following actions:

  . The board of directors of RP considered the advisability of obtaining the waiver of certain provisions of the existing RP stockholder agreement and in connection with such cancellation considered the cancellation and reissuance of certain options held by Danny Edwards, a director of RP, and certain persons associated with him, including Robert Burg II, a director of the Company, and Everen Securities, Inc, and certain of its employees including Lawrence Bain, a director of the Company. Mr. Edwards had required such cancellation and reissuance as a condition to waiving certain contractual rights which he possessed under the existing RP stockholder agreement.

  . By a unanimous vote of all participating directors, with Messrs. Edwards, Burg and Bain abstaining, the board of directors approved the cancellation and reissuance of such options.

  . By a unanimous vote, the board of RP then approved some amendments to the existing RP stockholder agreement which were necessary to facilitate the merger.

  . The board of RP was then apprised by management of certain additional developments regarding Coyote, including certain year-end and other compensation and option information. NatCity then orally reaffirmed its oral opinion delivered on January 28, 1999, subject to the receipt of an executed copy of the merger agreement.

  . The board of directors of RP then unanimously reaffirmed its determinations made at its meeting of January 28, 1999, and again authorized its executive committee to approve the execution and delivery of the merger agreement, subject to finalizing the wording of the merger agreement in a manner approved by the board of directors of RP.

   On February 1, 1999, Coyote, RP and their respective advisors finalized the terms of the merger agreement.

   Early in the morning of February 2, 1999, Messrs. Probst and Minella executed the definitive merger agreement on behalf of Coyote and RP, respectively. Later that morning, the parties issued a joint press release announcing the execution of the merger agreement. After this, on March 1, 1999, the board of directors of RP met to consider certain proposed amendments to the merger agreement and form of certificate of designation for the series C preferred stock attached as an exhibit to the merger agreement. These amendments included provisions which would allow Coyote, at Coyote's option, to pay any accrued and unpaid dividends payable to the holders of series C preferred stock upon conversion of series C preferred stock into Coyote common stock either with a subordinated promissory note of Coyote or in shares of Coyote common stock to the extent that Coyote is not permitted under the terms of its then outstanding debt agreements or applicable law to pay such dividends in cash. At this board meeting the following occurred:

  . NatCity reaffirmed its opinion that the exchange ratio and the merger consideration to be received by the holders of RP common stock are fair from a financial point of view to the holders of the RP common stock.

  . By a unanimous vote of all directors participating, the RP board of directors reaffirmed its determinations made on January 28, 1999, and authorized the execution and delivery of the amended and restated agreement and plan of merger.

   On March 3, 1999, Messrs. Probst and Minella executed the amended and restated merger agreement, dated as of February 2, 1999, on behalf of Coyote and RP, respectively.

   On May 26, the merger agreement was amended and restated to extend the termination date.

Reasons of RP for the merger

   In reaching its decision to approve the merger at its meeting on January 28, 1999, and in reconfirming that determination at its meeting of January 31, 1999, the board of directors of RP carefully considered a number of factors, including the following:

  . Its belief the merger will result in a strong combined entity with (a) complimentary businesses, corporate goals and management philosophies, and (b) the financial and managerial resources necessary to compete in the increasingly competitive market for golf products.

  . Its view of (a) the business, assets, financial condition and results of operation or RP, Coyote and the combined companies and (b) the strategic fit between RP and

     Coyote, including the opportunities for synergies and cost savings. The RP board of directors considered that:

    . The merger should provide the combined companies with an enhanced competitive position as one of the leading manufacturers of golf club shafts and other related items. The merger will create a company capable of offering a broader range of products than either RP or Coyote can currently offer alone, including complete lines of steel golf shafts, graphite golf shafts, and golf grips to both the pro grade and commercial grade markets.

    . The combined enterprise should have greater earnings and cash flows, higher market capitalization and greater critical mass than RP currently does. As a result, the combined companies will be better able to realize their growth potential and pursue additional business development opportunities than RP would on its own. Further, the RP board of directors believes that the complimentary nature of the two businesses should result in operational synergies and cost savings. RP's board of directors believes that the combined enterprise could realize significant reductions in corporate overhead by integrating certain administrative and marketing functions, and should be able to exploit the expertise of their combined technical, operations, and sales and marketing personnel to more efficiently run the existing operations and to pursue additional business development opportunities.

    . The merger would add strong European distribution networks to RP's existing North American and Asian distribution networks and help create a large global and diversified customer base for the combined companies.

  . The stated desire of stockholders of RP representing a majority of the issued and outstanding shares of RP common stock that RP enter into the merger and the fact that those stockholders were willing to agree to vote all of their shares of RP common stock in favor of the merger pursuant to the RP voting agreements.

  . Its assessment of RP's strategic alternatives, which included remaining a publicly owned independent company. In this regard, the board of directors of RP concluded, following extensive analysis and discussion that the terms of the merger agreement provide the best means for the holders of RP's common stock to maximize the value of their holdings.

  . The terms and conditions of the merger agreement, including the right of RP to negotiate and provide information to third parties and terminate the merger agreement in the event of an unsolicited acquisition proposal, if such action were required in the exercise of the fiduciary duties of the RP board of directors. If such fiduciary duty termination provision were exercised, RP would be obligated to pay Coyote up to $1.0 million of its actual, reasonable and documented expenses and $750,000 upon completion of an alternative transaction. The board of directors of RP did not view these obligations as unreasonably precluding any third party from proposing an alternate transaction.

  . The terms of the series C preferred stock to be received by the holders of RP common stock in the merger, including the liquidation preference, preferred dividend and redemption features of the series C preferred stock and the fact that the series C preferred stock will be convertible into Coyote common stock on a share-for-share basis and, prior to conversion, will vote as one class with the Coyote common stock.

  . The ability of the RP stockholders to have an equal equity participation with the present Coyote stockholders in the combined entity.

  . The terms and provisions of the stockholder agreement and the voting agreements.

  . The ability to consummate the merger as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

  . The current and historical trading prices and values of the RP common stock and the Coyote common stock, the relative liquidity of the two companies' common stocks, the prospective liquidity of the Coyote common stock and the prospective liquidity of the series C preferred stock.

  . The oral presentation of NatCity and its oral opinion (later confirmed in writing) that as of January 28, 1999 and subject to the assumptions and qualifications contained in its opinion, the exchange ratio and the merger consideration that the RP stockholders will receive in the merger are fair from a financial point of view to the holders of RP common stock.

   In connection with its deliberations at its January 28, 1999, and January 31, 1999, meetings, the board of directors of RP was aware of the potential benefits to be received in the merger by various directors, other than the severance payments to certain managers of RP, which arrangements were approved by the executive committee of the board of directors of RP with the consent of Coyote subsequent to the execution of the merger agreement. The board of directors awarded Tom Schneider, the president, chief operating officer and chief financial officer of RP, a bonus of $100,000, and Kevin Neill, the vice president of finance and corporate controller of RP, a bonus of $10,000, in each case payable upon completion of the merger, as compensation for their efforts on behalf of RP in connection with the merger. The compensation committee of the RP board of directors also approved the award of new severance benefits to each of thirteen RP employees including Mr. Schneider. These new severance benefits include vesting of non-vested options, extension of all stock options to one year after termination of employment and continued medical and dental benefits after termination of employment. The total severance obligation of RP with respect to these severance benefits is $357,000, including $110,000 which would be received by Mr. Schneider. Subsequently, RP has awarded severance benefits to an additional 12 people. The aggregate severance obligation of RP under these additional benefits is $48,000.

   In view of the wide variety of complex factors considered by the board of directors of RP in connection with its evaluation of the merger, the board of directors of RP did not consider it practicable to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the board of directors of RP did not make any specific determination as to whether any particular factor, was favorable or unfavorable to its ultimate determination. Rather the RP board conducted a discussion of the factors described above, including asking questions of RP's management and its legal and financial advisors, and reached a general consensus that the exchange ratio is fair to, and that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and otherwise advisable and in the best interests of, RP and its stockholders. In considering the factors described above, individual members of the board of directors of RP may have given different weight to different factors.

Recommendation of the board of directors of RP

   After careful consideration, the board of directors of RP has unanimously determined that the exchange ratio and the merger consideration that the RP stockholders will receive in the merger are fair to, and that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and otherwise advisable and in the best interests of, RP and its stockholders. The board of directors of RP recommends that you vote "FOR" the approval and adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement.

Opinion of NatCity Investments, Inc.

   On January 29, 1999, NatCity Investments, Inc. delivered its opinion that, as of such date, the exchange ratio and the merger consideration that the holders of the shares of RP common stock will receive in the merger is fair to them from a financial point of view.

   The full text of the written opinion of NatCity, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by NatCity in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. The summary of the opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by the full text of such opinion, which is incorporated herein by reference. Shareholders of RP are urged to and should read such opinion in its entirety.

   In connection with its opinion, NatCity reviewed, among other things:

  .  the form of merger agreement;

  .  the form of certificate of designation;

  .  the form of Coyote voting agreements;

  .  the form of stockholder agreement;

  . RP's annual report to shareholders and annual report on Form 10-KSB for the fiscal year ended May 31, 1998 and Quarterly Reports on Form 10-QSB for the fiscal quarters ending August 31, 1998, and November 30, 1998, RP's current report on Form 8-K dated January 20, 1999 and RP's proxy statement dated September 9, 1998;

  . Coyote's annual report to shareholders and annual report on Form 10-KSB for the fiscal year ended December 31, 1997 and quarterly reports on Form 10-QSB for the preceding three fiscal quarters, Coyote's current report on Form 8-K dated January 26, 1999 and Coyote's proxy statement dated April 20, 1998; and

  . certain internal financial analyses and other information furnished to it by RP and Coyote.

   NatCity also:

  . discussed the business and prospects of RP and Coyote with members of the senior management of each company;

  . visited the domestic manufacturing facilities of the respective subsidiaries of RP and Coyote;

  . reviewed the reported price and trading activity for the RP common stock and for the Coyote common stock;

  . compared certain financial and stock market information for RP and Coyote with similar information for comparable publicly-traded companies identified by NatCity;

  . reviewed the financial terms of certain comparable recent business combinations identified by NatCity; and

  . reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed appropriate, including its assessment of general economic, market, monetary and other conditions existing on the date its opinion was delivered to the RP board of directors.

   NatCity relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed the accuracy and completeness of that information for purposes of its opinion. In addition, NatCity has not made an independent evaluation or appraisal of the assets and liabilities of RP or Coyote or any of their respective subsidiaries and NatCity has not been furnished with any such evaluation or appraisal. No limitations were imposed by RP's board of directors or management on the scope of NatCity's investigation or analysis. NatCity did not determine or negotiate the exchange ratio or the amount of the merger consideration payable to the holders of the RP common stock. NatCity's opinion is based upon the economic and market conditions existing on the date of its opinion. NatCity's opinion is provided for the information and assistance of the board of directors of RP in connection with its consideration of the transaction contemplated by the merger agreement.

   The following is a summary of certain of the financial analyses conducted by NatCity preparing its opinion. NatCity reviewed the assumptions upon which such analyses were based and other factors, including the current financial results of and future prospects for RP, with RP's management. NatCity did not assign any particular weight to any factor or analysis it considered in preparing its opinion.

   Discounted cash flow analysis. NatCity performed a discounted cash flow analysis using RP's management's projections. NatCity calculated a net present value of free cash flows for the fiscal years 1999 through 2003 using discount rates ranging from 18% to 26%. These discount rates were chosen as NatCity believes they represent a viable range of internal rates of return required by institutional equity investors. NatCity calculated RP's terminal values in fiscal year 2003 based on multiples of 4.0 times earnings before interest and taxes ("EBIT") to 6.0 times EBIT. These terminal values were then discounted to present value using discount rates from 18% to 26%. Using RP's terminal values in the year 2003 based on multiples ranging from 4.0 times EBIT to 6.0 times EBIT and discounting these terminal values to present value using discount rates ranging from 18% to 26%, the implied per share values ranged from $1.36 to $2.19 per outstanding share of RP common stock.

   Comparable company analysis. NatCity also compared certain historical and projected operating and financial information, ratios and public market multiples for RP to the corresponding publicly-available operating and financial information, ratios and public market multiples for four publicly-traded North American manufacturers of golf products. The comparable companies were Adams Golf, Inc., Aldila, Inc., Teardrop Golf Company and S2 Golf, Inc. The comparable companies were chosen because they were publicly traded companies with operations that, for the purposes of analysis, NatCity considered similar to RP. NatCity analyzed, among other things, the market value, market capitalization, and certain historical and forecasted operating and financial data, ratios and public market multiples for each of the comparable companies. The principal comparable company valuation indicators produced these results:

  . The latest twelve months ("LTM") earnings per share and the multiple for each company. NatCity discounted this method of valuation because RP and two of the comparable companies reported losses for the period.

  . The estimates of earnings per share for the next twelve months and the multiple for each company. This analysis produced multiples ranging from
     5.35 times to 13.97 times, implying a per share price range of $1.04 to $2.71 per outstanding share of RP common stock.

  . The LTM earnings before interest, taxes, depreciation and amortization ("LTM EBITDA") and the multiple for each company. This analysis produced a range in multiples of 5.2 times to 5.5 times, implying a per share price range of $1.93 to $2.04 per outstanding share of RP common stock.

  . The LTM net sales and the multiple for each company. NatCity discounted the high multiple for Adams Golf, and this analysis produced multiples ranging from 0.6 times to 1.7 times, implying a per share price range of $2.81 and $8.40 per outstanding share of RP common stock.

   NatCity derived average multiples for each method of valuation for the comparable companies from its analysis. The average projected price/earnings ("P/E") multiple was 10.1 times. The average LTM EBITDA multiple was 5.3 times. Discounting the extreme of Adams Golf, the average LTM net sales multiple was
0.8 times. These average multiples were applied to RP's historical and projected financial information, to produce a range of equity values for RP common stock of $1.95 to $4.13. NatCity also calculated multiples for RP using a price of $3.13 per share, the closing price of RP common stock on the Nasdaq National Market System as of January 28, 1999. RP's projected P/E was calculated by averaging estimated earnings for both fiscal years 1999 and 2000 to create an estimate for calendar year 1999 which produced a projected P/E ratio of 16.4 times. The LTM EBITDA multiple for RP was calculated to be 8.7 times. The net sales multiple for RP was calculated to be .64 times. The multiples and ratios for RP were based on information provided by RP's management and the multiples for each of the comparable companies were based on the most recent publicly available information. NatCity based its estimated results for the comparable companies on compilations of analysts' earnings estimates.

   NatCity also calculated 1999 projected P/E's for RP and Coyote. Coyote and the comparable companies all report earnings on a calendar year basis. For comparison purposes, RP's projected P/E was calculated by averaging estimated earnings for both fiscal years 1999 and 2000 to create an estimate for calendar year 1999 which produced a projected P/E ratio of 16.4 times. Coyote's projected 1999 P/E was 14.4 times. This analysis implies that the exchange ratio is favorable to RP shareholders from a financial point of view.

   Pricing and trading analysis. NatCity compared certain historical data for RP and Coyote, respectively, including:

  .  daily share prices and trading ranges;

  .  daily trading volume; and

  .  market maker activity.

   NatCity made specific comparisons including data through a range of 13 months prior to January 28, 1999. NatCity also compared data through a range of two months prior to January 28, 1999. For the thirteen months ending January 28, 1999, RP's stock price achieved a high of $7.25 per share, a low of $1.63 per share and an average price of $4.63 per share. For the two months ending January 28, 1999, RP's common stock achieved a high of $3.50 per share, a low of $1.28 per share and an average of $2.44 per share.

   NatCity made similar comparisons to the common stock of Coyote. For the thirteen months prior to January 28, 1999, Coyote's common stock achieved a high of $6.31 per share, a low of $3.00 per share and an average of $4.75 per share. For the two months prior to January 28, 1999, Coyote's common stock achieved a high of $4.88 per share, a low of $3.00 per share and an average of $3.78 per share.

   NatCity analyzed the daily trading volume for a date range through 13 months prior to January 28, 1999. This analysis indicated that the common stock for Coyote traded 5,126,700 shares and that RP 's common stock traded 783,800 shares for that period. This analysis of share prices and trading volume implies that the exchange ratio is favorable to RP shareholders from a financial point of view.

   Comparable transaction analysis. NatCity is actively engaged in merger and acquisition transactions as part of its normal investment banking business. In such activities, NatCity typically represents "middle market companies", in sale transactions. These companies are of a comparable size in terms of revenues, EBIT, EBITDA and income to that expected for RP over the coming year. For this transaction NatCity utilized a median middle market EBIT multiple of 8.8 times which implies a value of $2.33 per outstanding share of RP common stock. In addition to comparing this transaction to such multiples as NatCity sees in the marketplace for middle market companies, NatCity also reviewed four recent merger transactions for North American manufacturers of golf products that NatCity considered reasonably comparable to the merger for purposes of its analysis. The comparable transactions included:

  .  The Parkside Group's acquisition of MacGregor Golf Co. in 1998;

  .  Callaway Golf Company's acquisition of Odyssey Sports, Inc. in 1997;

  .  Teardrop Golf Company's acquisition of Tommy Armour Golf Company in
     1998; and

  .  Teardrop Golf Company's acquisition of RAM Golf Corporation in 1998.

   NatCity derived transaction multiples by comparing values to revenues for each of these respective transactions. For the merger, NatCity used revenue multiples ranging from .28 times to .84 times which implied a range of values of $1.38 to $4.15 per outstanding share of RP common stock. For purposes of its analysis, NatCity discounted Callaway's acquisition of Odyssey because, at the time of the Callaway acquisition, Odyssey's products were considered to have unusually strong growth potential.

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering all of the analyses, could produce an incomplete view of the processes underlying NatCity's opinion. In arriving at its fairness determination, NatCity considered the results of all such analyses.

   No company or transaction used in the above analyses as a comparison is directly comparable to RP or Coyote or the merger. NatCity prepared its analyses solely for purposes of providing its opinion to the RP board of directors as to the fairness, from a financial point of view, of the exchange ratio and the merger consideration to be received by the holders of RP shares in the merger and such analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results do not necessarily indicate actual future results, which may be significantly more or less favorable than the analyses may suggest. Such analyses are based upon numerous factors or events beyond the control of the parties or their advisors and are inherently subject to uncertainty, and none of RP, Coyote, NatCity or any other person assumes responsibility if future results are materially different from those forecast. As described above, NatCity's opinion to the board of directors of RP was one of many factors taken into consideration by the RP board of directors in making its determination to approve the merger agreement. NatCity's opinion to the RP board of directors addresses only the fairness, from a financial point of view, of the consideration to be received by the RP stockholders in the merger and does not constitute a recommendation to any stockholder of RP as to how to vote at the RP special meeting.

   This description of NatCity's opinion is a summary of the analysis performed by NatCity and is qualified by reference to the written opinion of NatCity attached as Annex C to this joint proxy statement/prospectus.

   Pursuant to the terms of the engagement of NatCity, RP has paid NatCity, upon delivery of its opinion to the RP board of directors, a fee of $100,000 for the preparation and delivery of its opinion without regard to the conclusions set forth in the opinion. RP has agreed to reimburse NatCity for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify NatCity against certain liabilities, including certain liabilities under the federal securities laws.

   NatCity, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. RP selected NatCity to render a fairness opinion to RP's board of directors because NatCity has substantial experience in transactions similar to the merger.

Reasons of Coyote for the merger

   At a meeting held on January 28, 1999, at which all directors participated either in person or by telephone, the board of directors of Coyote reviewed and discussed, among other things:

  .  its fiduciary duties as a board;

  . a transaction overview including the history of the transaction, its strategic rationale, the financial profile of the two companies, and key terms of the transaction and the associated risks;

  .  the financial, operational and legal due diligence investigations of RP;

  .  the financial opinion of Lehman Brothers and its supporting analyses;
     and

  .  the specific provisions of the merger agreement.

   In reaching its determination at the January 28, 1999 meeting, the board of directors of Coyote consulted with Coyote's management as well as its financial and legal advisors, and considered the following matters:

  . Strategic rationale. Coyote believes the merger should provide it with an enhanced competitive position as one of the leading manufacturers in the sports equipment industry, particularly in the manufacture of golf shafts and other related items. After the merger, Coyote will be capable of supplying complete lines of steel golf shafts, graphite golf shafts, and golf grips to both the pro grade and commercial grade markets. In addition, the merger should enable Coyote to make significant progress toward achieving other strategic goals, including maintaining market leadership, improving profitability, and increasing the stability of revenues and cash flows.

  . Stronger company positioned to exploit growth opportunities. The combined enterprise should have greater earnings and cash flows, higher market capitalization and a stronger balance sheet. The resulting improvement in financial flexibility should enhance the ability of Coyote to realize its growth potential and pursue additional business development opportunities.

  . Ability to leverage manufacturing, technology and expertise over higher margin branded products. The Company believes the acquisition of RP combined with the acquisition of West Coast Composites ("West Coast") and the consolidation with Unifiber creates a unique and substantial platform to manufacture both golf shaft products and other specialty branded products.

  . Complementary distribution capabilities. Coyote management believes that RP offers an opportunity to improve Coyote's distribution capability. The combination of Apollo's strong presence in Europe and global OEM relationships and RP's strong U.S. and Asian presence and aftermarket distribution capability are believed to create an improved unique platform to serve the Company's customers worldwide.

  . Strong relationship with a diversified customer base. Coyote management believes the acquisition of RP will help create a leading golf shaft manufacturer with a large global diversified customer base. The combined companies would be a significant supplier to virtually every major club manufacturer, including: Callaway, Cobra, Dunlop, Goldwin, Hogan, Lynx, MacGregor, Mizuno, Odyssey, PING, Ram, Slazenger, Spalding, Taylor Made, Teardrop, Titleist and Wilson. Combined, Coyote and RP will have more than 640 customers for steel and graphite shaft products, including more than 600 golf club manufacturers, more than 40 distributors and various custom club assemblers. In addition, RP has more than 3,000 customers of golf grip products, including more than 300 golf club manufacturers, more than 2,700 distributors and various custom club assemblers.

  . Capitalize on perceived favorable trends affecting the golf equipment industry. The combined companies would be better positioned to meaningfully benefit from what management perceives as the positive trends affecting the golf equipment industry. These trends include:

    . increased consumer spending since 1990 on recreational activities in general and on golf equipment in particular;

    .  growth in the number of golf courses;

    .  increased interest in golf by women, juniors and minority golfers;

    . projected population growth of golfers who are 40 to 60 years old, the segment of the population which generally plays the most rounds and spends the most on golf equipment;

    . projected population growth of individuals entering their 20s, the age when golfers generally begin playing the game;

    . significant increases in consumer advertising by the golf equipment industry; and

    .  the rapid evolution of golf club design and technology.

  . Anticipated operating synergies and strategic benefits. Management believes the complementary nature of the two businesses should result in operational synergies and other strategic benefits which should provide improved economies of scale. Coyote believes that the combined enterprise could realize significant reductions in corporate overhead by integrating administrative functions, and that Coyote could leverage the expertise of the combined company's technical, operational, and sales and marketing functions to more efficiently run the existing operations and to pursue additional business development opportunities while spreading the cost of these functions over a larger asset and revenue base. Additionally, Coyote expects to achieve other cost and revenue enhancing benefits from combining the proprietary technologies of RP and Coyote.

  . Potential earnings per share accretion. The transaction is believed to have the potential to be accretive to Coyote's 1999 and 2000 earnings per share because of anticipated operational savings and strategic benefits associated with the merger.

  . Opinion of Lehman Brothers. The receipt of the opinion from Coyote's financial advisor, Lehman Brothers, described below, as to the fairness to Coyote from a financial point of view of the consideration proposed to be issued in the merger.

  . Certain risks. The potential risks associated with the merger, including the possibilities that the combined companies may not realize the potential operational and financial synergies as and when anticipated, and that the merger could be disruptive to the business or operations of Coyote or RP.

   In view of the wide variety of complex factors considered by the board of directors of Coyote in connection with its evaluation of the merger, the board of directors of Coyote did not consider it practicable to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The board of directors of Coyote relied on the experience of Lehman Brothers, its financial advisor, for quantitative analysis of the financial terms of the merger. In addition, the board of directors of Coyote did not make any specific determination as to whether any particular factor, was determinative to its ultimate determination to assign any particular weight to any factor. Rather, the Coyote board conducted a discussion of the factors described above, including asking questions of Coyote's management and legal and financial advisors, and reached a general consensus that the merger was advisable and in the best interest of Coyote and Coyote's stockholders. In considering the factors described above, individual members of the board of directors of Coyote may have given different weight to different factors.

Recommendation of the board of directors of Coyote

   Based on the foregoing, and the opinion of Lehman Brothers referred to above, the board of directors of Coyote unanimously approved the merger agreement and the transactions contemplated thereby and the amendment of the amended and restated articles of incorporation to increase the number of authorized preferred shares and the creation and the issuance of a new series of shares, the series C preferred stock to be delivered in connection with the merger. The board of directors of Coyote believes that the merger is fair to and in the best interest of the Coyote stockholders and recommends that Coyote's stockholders vote FOR the proposal to amend the amended and restated articles of incorporation to increase the number of authorized preferred shares and to create and issue a new series of shares, the series C preferred stock, to be delivered in connection with the merger.

Opinion of Lehman Brothers

 General.

   In October 1998, the Coyote board of directors engaged Lehman Brothers to act as its financial advisor with respect to pursuing an acquisition of RP. On January 28, 1999, Lehman Brothers rendered its oral opinion -- subsequently confirmed in writing -- to the Coyote board of directors that as of such date and, based upon and subject to certain matters stated therein, the consideration to be paid by Coyote to the stockholders of RP in the merger was fair from a financial point of view to Coyote.

   The full text of the Lehman Brothers' written opinion, dated January 28, 1999, is attached as Annex B to this joint proxy statement/prospectus. Stockholders may read the Lehman Brothers opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers opinion.

   Lehman Brothers advisory services and opinion were provided for the information and assistance of the Coyote board in connection with its consideration of the merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any shareholder of Coyote as to how such shareholder should vote on the amendment to Coyote's amended and restated articles of incorporation and the issuance of the series C preferred stock to be delivered in connection with the merger. Lehman Brothers was not requested to opine as to, and its opinion does not address, Coyote's underlying business decision to proceed with or effect the merger.

   In arriving at its opinion, Lehman Brothers reviewed and analyzed:

  . the merger agreement and the specific terms of the proposed transaction and the series C preferred stock;

  . such publicly available information concerning Coyote and RP as it believed to be relevant to its analysis, including Coyote and RP annual reports on Form 10-KSB for the fiscal years ended December 31, 1997 and May 31, 1998, respectively, and Coyote and RP Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1998 and November 30, 1998, respectively;

  . financial and operating information with respect to the business, operations and prospects of Coyote and RP furnished to it by Coyote and RP, including information relating to the financial condition and results of operations of Coyote for the fiscal year ended December 31, 1998;

  . a trading history of RP common stock from September 2, 1997, to the present and a comparison of that trading history with those of companies that it deemed relevant;

  . a trading history of Coyote common stock from September 18, 1997 to the present and a comparison of that trading history with those of companies that it deemed relevant;

  . a comparison of the historical financial results and present financial condition of Coyote with those of other companies that it deemed relevant;

  . a comparison of the historical financial results and present financial condition of RP with those of other companies that it deemed relevant;

  . a comparison of the financial terms of the proposed merger transaction with the financial terms of certain other transactions that it deemed relevant;

  . the potential pro forma impact of the proposed merger transaction, including cost savings, operating synergies and strategic benefits expected by management of Coyote to result from the combination of the businesses of Coyote and RP; and

  . the results of efforts by Coyote and one of its financial advisors to raise financing in connection with the proposed merger transaction.

   In addition, Lehman Brothers had discussions with the management of Coyote and RP concerning their business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

   Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information it used without assuming any responsibility for independent verification of such information. Lehman Brothers also relied upon the assurances of Coyote and RP management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.

   With respect to the financial projections of Coyote and RP, upon advice of Coyote and RP, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Coyote and RP management as to their future financial performance and that they would perform substantially in accordance with such projections. With respect to the operating synergies and strategic benefits expected by Coyote management to result from a combination of the businesses of Coyote and RP, upon advice of Coyote, Lehman Brothers assumed that such estimated operating synergies and strategic benefits will be achieved substantially in accordance with such expectations. In arriving at its opinion, Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of RP and Coyote.

   Upon advice of Coyote, Lehman Brothers assumed that the merger will be accounted for as a purchase for accounting purposes, and based upon discussions with RP and its advisors, Lehman Brothers assumed that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and therefore qualify for tax-free treatment for RP stockholders. The Lehman Brothers opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

   In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these matters are beyond the control of Lehman Brothers, Coyote and RP. The estimates contained in Lehman Brothers' analyses were not necessarily indicative of actual values or predictive of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses are not appraisals and are not intended to reflect the prices at which businesses actually may be sold.

   The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Coyote board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. In particular, you should note that in applying the various valuation methods to the particular circumstances of the Coyote, RP and the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis and factor. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Coyote and RP. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

   Purchase price ratio analysis. The purchase price ratio analysis provides enterprise value multiples and equity value multiples of key operating statistics for a range of transaction values. Assuming the conversion of the series C preferred stock into Coyote common stock and using the average closing stock price for Coyote's common stock for the five trading days prior to announcement, the implied equity value to be received by holders of RP common stock is $3.85 per share. Based on this implied equity value per share, Lehman Brothers calculated the ratio of implied equity value to net income as well as the ratio of enterprise value to revenue, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA") derived from RP's financial projections. RP's enterprise value was obtained by adding the implied equity value and short- and long-term debt, and subtracting its cash and cash equivalents.

   Based upon the purchase price ratio analysis, the implied equity value per share yielded a premium to market price of 50.2% over the closing price of RP shares of $2.563 on January 15, 1999, the last trading day prior to announcement, and a 7.6% premium to RP's average closing price for the preceding six month period commencing July 15, 1998. The following table presents the ratios of implied equity value to estimated 1998 and projected

1999 net income and the ratios of enterprise value to estimated 1998 and projected 1999 revenue, EBITDA and EBIT.

                                                                     With 50% of
                                                            Without   Estimated
                                                           Synergies  Synergies
                                                           --------- -----------
     Equity Value Multiples
     ----------------------
     1998 Net Income......................................   24.9x       9.8x
     1999 Net Income......................................   19.0x       8.7x

     Enterprise Value Multiples
     --------------------------
     1998 Revenue.........................................   1.17x      1.09x
     1999 Revenue.........................................   1.07x      1.00x
     1998 EBITDA..........................................    9.5x       5.7x
     1999 EBITDA..........................................    7.6x       5.0x
     1998 EBIT............................................   14.9x       7.3x
     1999 EBIT............................................   11.2x       6.3x

   Comparable company trading analysis. The comparable company trading analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable companies. For this analysis, Lehman Brothers reviewed the public stock market trading multiples for selected companies that Lehman Brothers deemed comparable to RP. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria, such as net income, and the enterprise value multiples of certain historical financial criteria, such as revenues, EBITDA, and EBIT, as of January 15, 1999, the last trading day prior to the announcement of the merger transaction. Net income for the selected companies was based on research analysts' estimates published on First Call, a service reporting equity analyst estimates.

   The following table presents the net income, and LTM revenue, EBITDA, and EBIT multiples.

                                                                     With 50% of
                                                  Mean      Without   Estimated
                                               Comparables Synergies  Synergies
                                               ----------- --------- -----------
     Equity Value Multiples
     ----------------------
     1998 Net Income..........................     9.4x      24.9x       9.8x
     1999 Net Income..........................     7.5x      19.0x       8.7x

     Enterprise Value Multiples
     --------------------------
     LTM Revenue..............................    0.70x      1.17x      1.09x
     LTM EBITDA...............................     8.1x       9.5x       5.7x
     LTM EBIT.................................    19.8x      14.9x       7.3x

   Because of the inherent differences between the businesses, operations, financial conditions and prospects of RP and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of RP and companies in the comparable company group that would affect the public trading values of RP and such comparable companies.

   Comparable transaction analysis. The comparable transaction analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices and multiples paid in certain transactions that were publicly announced since January 1, 1992 in the golf equipment manufacturing industry involving target companies which were similar to RP in terms of business mix, product portfolio, and/or markets served.

   Lehman Brothers calculated the enterprise value of the relevant transactions, calculated as the consideration offered for the common equity and short- and long-term debt, and subtracting the enterprise's cash and cash equivalents, and applied it to certain historical financial criteria, including revenue, EBITDA, and EBIT, of the acquired business for the LTM period. The following table presents the LTM revenue, LTM EBITDA and LTM EBIT multiples for the selected transactions.

                                                                     With 50% of
                                                  Mean      Without   Estimated
     Enterprise Value Multiples                Comparables Synergies  Synergies
     --------------------------                ----------- --------- -----------
     LTM Revenue..............................    1.22x      1.17x      1.09x
     LTM EBITDA...............................     8.8x       9.5x       5.7x
     LTM EBIT.................................    19.0x      14.9x       7.3x

   Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of RP and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and RP.

   Discounted cash flow analysis. The discounted cash flow analysis provides a net present valuation of management projections of the projected after-tax unlevered free cash flows based upon RP's financial projections and estimated operating synergies and strategic benefits expected by Coyote to result from the merger. Projected after-tax unlevered free cash flows are defined as operating cash flow available after working capital, capital spending, tax and other operating requirements. Utilizing such financial forecasts, Lehman Brothers calculated a range of present values for RP using a range of after-tax discount rates from 11% to 13% and a terminal value based upon a range of multiples of estimated EBITDA in 2003 from 6.5x to 8.5x. The following table presents the range of implied equity values per share of RP common stock based upon the midpoint of the discount rates and the range of the terminal values.

                                                                   With 50% of
              Without                                               Estimated
             Synergies                                              Synergies
            -----------                                            -----------
            $3.50-$4.25                                            $4.75-$6.25

   Leveraged acquisition analysis. The leveraged acquisition analysis measures the price which would be attractive to a potential financial buyer based upon current market conditions. For this analysis, Lehman Brothers reviewed RP's financial projections and assumed the following in performing this analysis:

  . a capital structure comprised of approximately $23 million in senior debt;

  . an equity investment that would achieve a 20% to 30% rate of return over a five year period; and

  .  an exit multiple of 6.5x to 8.5x projected 2003 EBITDA.

   Based on these assumptions, the range of implied leveraged acquisition prices per share of RP common stock was $3.50 to $4.00.

   Contribution analysis. The contribution analysis measures the relative contribution of RP to the combined company for various measures such as EBITDA, EBIT and net income. For this analysis, Lehman Brothers:

  . analyzed the respective financial contributions of Coyote and RP to the combined companies' estimated results for calendar year 1998 and projected results for calendar year 1999 based on Coyote's financial projections and RP's financial projections;

  . prepared a contribution analysis, using the Coyote projections and RP projections, that added estimated operating synergies and strategic benefits expected by Coyote to result from the merger; and

  . ran sensitivity scenarios assuming different levels of estimated operating synergies and strategic benefits contributed by RP.

After the conversion of all series C preferred stock, but before dilution for warrants attached to subordinated debt, if any, issued in connection with any financing, RP stockholders would own approximately 50% of the equity of Coyote.

   The following table presents the relative contribution of RP to the combined company's 1998 and 1999 EBITDA and EBIT and the companies' 1999 Net Income assuming different levels of estimated operating synergies contributed by RP.

                                                               Assumed Level of
                                                                   Synergies
                                                               Contributed by RP
                                                      Without  -----------------
                                                     Synergies  50%   75%  100%
                                                     --------- ----- ----- -----
     1998 EBITDA....................................   57.2%   55.2% 62.1% 68.9%
     1999 EBITDA....................................   43.3%   44.5% 49.2% 53.9%
     1998 EBIT......................................   69.5%   61.3% 71.8% 82.3%
     1999 EBIT......................................   44.5%   45.9% 52.4% 58.8%
     1999 Net Income................................   45.7%   47.1% 55.6% 64.1%

   Pro forma merger analysis. Lehman Brothers analyzed the pro forma impact of the merger on Coyote's earnings per share based on Coyote's financial projections and RP's financial projections. In connection with these analyses, management of Coyote provided Lehman Brothers with projections for estimated operating synergies and strategic benefits expected by Coyote to result from the merger and such projections were incorporated in Lehman Brothers' analyses. Using Coyote's projections, Lehman Brothers concluded that the merger would be accretive to Coyote's earnings in 1999 and 2000.

   In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to RP or Coyote, but rather made its determination as to the fairness, from a financial point of view, to Coyote of the consideration to be paid by Coyote in the proposed merger transaction on the basis of the financial and comparative analyses described above. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

   Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with the following:

  .  mergers and acquisitions;

  .  negotiated underwritings;

  .  competitive bids;

  .  secondary distributions of listed and unlisted securities;

  .  private placements; and

  .  valuations for corporate and other purposes.

   The Coyote board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Coyote and the golf equipment industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

   As compensation for its services in connection with the merger, Coyote has agreed to the following:

  . to pay Lehman Brothers a fee of $250,000, payable upon the delivery of the fairness opinion;

  . to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger; and

  . to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Coyote and the rendering of the Lehman Brothers opinion.

   Lehman Brothers has previously rendered investment banking services to Coyote and received customary fees for such services.

   In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of RP and Coyote for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of certain persons in the merger

 General.

   In considering the recommendation of the RP board of directors with respect to the merger agreement, and the recommendation of the Coyote board of directors with regard to the amendment of Coyote's amended and restated articles of incorporation and the creation and issuance of the series C preferred stock in connection with the merger, RP and Coyote stockholders should be aware that certain stockholders, directors and members of the management of RP and certain stockholders, directors and members of the management of Coyote have interests in the merger and the related transactions which are different from, and in addition to, the interests of stockholders of RP generally, or of stockholders of Coyote generally, as the case may be.

  . Each of James M. Probst, Mel S. Stonebraker, Paragon, Richard P. Johnston and Jayne A. Johnston, Trustees U/A dated April 11, 1994, Johnston Family Living Trust, Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3, David E. Johnston, Kenneth J. Warren, Berenson Minella and Coyote have entered into an amended and restated stockholder agreement dated as of May 12, 1999, and effective as of the effective date of the merger, pursuant to which the parties thereto will have the ability to designate certain nominees for election as directors of Coyote. Pursuant to the stockholder agreement, Messrs. Probst and Stonebraker and Paragon will have the right to designate four persons to serve as directors of Coyote, Messrs. Johnston and Warren, Richard P. Johnston and Jayne A. Johnston Trustees U/A dated April 11, 1994, Johnson Family Living Trust and Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3 will have the right to designate three persons to serve as directors of Coyote and Berenson Minella will have the right to designate one person to serve as a director of Coyote. Each of Mr. Probst and Mr. Stonebraker is a director and officer of Coyote and Mark Pappas, the president of the general partner of Paragon, is a director of Coyote. Each of Mr. David Johnston, Mr. Warren and Mr. Richard P. Johnston, who is the trustee of the Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3 and a trustee of the Richard P. Johnston and Jayne A. Johnston Trustees U/A dated April 11, 1994, Johnston Family Living Trust, is a director and/or officer of RP and Mr. Raymond J. Minella, a managing general partner in Berenson Minella, is the chairman of the board of directors of RP. Each of the parties to the stockholder agreement, other than Coyote, has agreed to vote all Coyote voting securities owned by that party in favor of the director nominees designated by the other parties. Collectively, the parties to the stockholder agreement will control a majority of the outstanding Coyote voting securities on the effective date of the merger and, as a result, as of the effective date of the merger, will have the ability to elect all of the directors of Coyote. The stockholder agreement will terminate five years after the effective date of the merger.

  . In connection with obtaining the waiver of certain of his contractual rights under RP's existing stockholders agreement, Danny Edwards, a director of RP, required RP to cancel particular stock options of RP held by Mr. Edwards and certain related parties, including Robert Burg II, a director of RP, and Everen Securities, Inc. and certain of its employees, including Lawrence D. Bain, a director of RP. As a result of this arrangement, the following RP stock options were canceled: 53,033 RP stock options with an exercise price of $5.50 and 55,000 RP stock options with an exercise price of $6.00 held by Mr. Burg; 2,357 RP stock options with an exercise price of $5.50, 40,193 RP stock options with an exercise price of $6.06 and 20,000 RP stock options with an exercise price of $6.60 held by Mr. Edwards; and 7,500 RP stock options with an exercise price of $13.00 held by Everen Securities. In place of these canceled RP stock options, an equal amount of new RP stock options with otherwise similar terms with an exercise price of $3.19 and an expiration date five years from the date of grant were issued to Messrs. Burg and Edwards and to Everen Securities.

  . In order to induce Christopher Johnston, a major stockholder of RP, to waive certain contractual rights under RP's existing stockholder agreement, RP and certain of its stockholders agreed to release Christopher Johnston from his obligations under that agreement and RP agreed to assist Christopher Johnston in the sale of the shares of RP common stock held by him to persons other than RP, Coyote or any person related to RP or Coyote. As additional consideration for RP's agreements in this regard, Christopher Johnston agreed to waive any appraisal rights to which he may be entitled under Delaware law in connection with the merger. In addition, Christopher Johnston and Coyote have agreed that he will be entitled to a fee in the event that a certain future acquisition opportunity identified by him is successfully pursued. Such a fee, if paid, would amount to 1.5% of the aggregate value of that possible transaction.

  . As of March 19, 1998, Coyote entered into a $6,000,000 promissory note and loan agreement, as amended December 30, 1998, with Paragon. Paragon is an unrelated third party to Coyote, although as a condition of the loan agreement, the Coyote board of directors appointed Mr. Mark Pappas, the president of the general partner of Paragon, to Coyote's board of directors, a capacity in which he currently serves. In the ordinary course of business, this loan would be due September 19, 1999. Interest is payable quarterly at an interest rate of 12% per year. The consummation of the merger agreement will cause the Paragon note to be due immediately. Paragon has indicated that it is prepared to extend the maturity of this loan for a period of time after the merger while the combined companies pursue refinancing alternatives, although no definitive agreement between Paragon and Coyote has yet been reached. For additional information regarding the refinancing of this indebtedness, please refer to the information set forth under the subheading "Subsequent Refinancing" on page 63.

       Under the loan agreement, Coyote issued Paragon 163,265 shares of Coyote common stock as of March 19, 1998, which represented $1,000,000 divided by the closing price of the common stock on the Nasdaq Small Cap Market on the day immediately preceding the closing of the loan. The loan agreement provides that the Issuer shall issue to Paragon such additional number of shares of Coyote common stock, if any, as are necessary to make the aggregate value of all shares of common stock issued equal $1,000,000 on December 30, 1998, upon the maturity of the loan and upon the prepayment, if any, of the loan. Pursuant to this formula, and based on a December 29, 1998 closing price of the common stock on the Nasdaq Small Cap Market of $3.25 per share, Coyote issued Paragon an additional 144,427 shares of Coyote common stock effective December 30, 1998. Coyote may be required to issue Paragon additional shares of common stock under the referenced formula depending on the price of the Coyote common stock at the maturity date (September 19, 1999) and on any date that the note is prepaid in full prior to the maturity date.


       In connection with the loan, Coyote and Paragon entered into a registration rights agreement pursuant to which Coyote generally has granted Paragon the right at any time until March 19, 2003 to require that Coyote register Paragon's shares of common stock under the Securities Act at Coyote's expense.

       The loan agreement provides that the note is secured by 1,430,000 shares of Coyote's common stock owned by Mel S. Stonebraker, director, and by 1,170,000 shares of Coyote's common stock owned by James M. Probst, president and chief executive officer. Under the loan agreement, Messrs. Stonebraker and Probst retain the power to vote their shares of Coyote common stock as long as Coyote is not in default under the loan agreement.

  . Under a consulting agreement entered into on October 7, 1998 between Coyote and Paragon, Coyote issued Paragon 378,261 shares of the Coyote common stock. In exchange for the issued shares, Paragon will provide consulting services to assist Coyote in the operation of the business for a period of ten years. The agreement also includes certain representations, warranties and covenants with respect to listing, registration and other matters.

  . The board of directors of Coyote has awarded Messrs. John Paul McNeill and Andrew Taylor, the chief financial officer of Coyote and the managing director of Apollo, respectively, options to purchase 50,000 shares of Coyote common stock each, at a price equal to $2.55 and $3.00, respectively.

  . The board of directors of RP has awarded Thomas A. Schneider, the president, chief operating officer and chief financial officer of RP, a bonus of $100,000, and Kevin Neill, the vice president of finance and corporate controller of RP, a bonus of $10,000, in each case payable upon completion of the merger, as compensation for their efforts on behalf of RP in connection with the merger and otherwise.

  . On February 12, 1999, the compensation committee of the RP board of directors approved the award of certain new severance benefits to each of thirteen RP employees including Mr. Schneider. The new severance benefits include the following:

    .  immediate vesting of all non-vested options;

    . extension of the exercise period for all stock options to one year after termination of employment; and

    . severance pay and continued medical and dental benefits for periods ranging from four to twelve months.

       The new severance benefits are effective upon the employee's termination by RP for any reason other than gross or willful misconduct. The new severance benefits may also be triggered by termination by the employee for any of the following reasons:

    . RP requires the employee to relocate from the Phoenix metropolitan area;

    .  RP reduces the employee's current rate of pay;

    .  RP demotes the employee from his or her current position;

    . RP materially reduces the employee's authority or duties as they existed prior to the merger; or

    .  RP requires the employee to travel more than 10 days per month.

       The total severance obligation of RP with respect to these severance benefits is $357,000, including $110,000 which would be received by Mr. Schneider. Subsequently, RP has awarded severance benefits to an additional 12 people. The aggregate severance obligation of RP under these additional benefits is $48,000.

  . Raymond J. Minella, chairman of the board of directors of RP, is a managing general partner of Berenson Minella. RP has engaged Berenson Minella to provide financial advisory services in connection with the merger. Berenson Minella's fee for such services is contingent upon the consummation of a sale transaction or other business combination involving RP. Upon the consummation of the merger, Berenson Minella will receive a fee equal to 1.5% of the sum of an amount equal to the aggregate liquidation preference of the series C preferred stock issued to the holders of the RP common stock plus an amount equal to the aggregate debt of RP assumed, refinanced or renegotiated as part of the merger, which fee is presently estimated to be in the range of approximately $650,000. Berenson Minella has agreed to accept payment of its fee in the form of warrants to purchase 200,000 shares of Coyote common stock at $.01 per share. It is expected that of this amount, Coyote will contribute warrants to purchase 165,000 newly issued shares and Mr. Probst will directly contribute warrants to purchase 35,000 outstanding shares held by him. Coyote and RP have agreed that any additional shares of Coyote common stock, newly issued upon exercise of such warrants will be treated as issued and outstanding at the time of the merger for purposes of retroactively adjusting the exchange ratio.

Dissenters' rights

   By reason of the merger, stockholders of RP are entitled to assert dissenters' rights to demand the judicially determined "fair value" in cash (exclusive of any element of value arising from the accomplishment or expectation of the merger) of their shares of RP common stock under Section 262 of the Delaware General Corporation Law. A copy of Section 262 is included as Annex D. The following discussion of dissenters' rights is qualified in its entirety by reference to the provisions of Section 262, which is incorporated in this document by reference.

   It is important to note that dissent is not the same as voting against the merger.

   Notice of intent to demand payment. Any RP stockholder who wishes to assert dissenters' rights must do both of the following:

  . cause RP to receive, before the vote on the merger is taken at the RP special meeting, written notice of the stockholder's intention to demand payment for the stockholder's RP shares if the merger becomes effective; and

  .  not vote the shares in favor of the merger.

   Any RP stockholder who does not satisfy these requirements is not entitled to demand payment for the stockholder's shares under Section 262.

   Demanding payment for shares. If the merger is approved, RP will give a written dissenters' notice to all stockholders who have satisfied the requirements above and are entitled to demand payment for their shares. The notice will be given no later than 10 days after the effective date of the merger and will describe the procedures dissenting stockholders must follow to demand payment for their shares. The notice will also inform dissenting stockholders of any restrictions on the transfer of their shares after the payment demand is received by RP. At any time within 60 days after the effective date of the merger, any stockholder shall have the right to withdraw his or her demand for appraisal and accept the shares of series C preferred stock offered in the merger.

   Stockholders who do not demand payment and deposit their share certificates in the manner required, and by the date or dates set forth in the dissenter's notice given by RP, are not entitled to payment for their shares under Section 262.

   Payment for shares. Within 20 days of receiving notice from the surviving corporation that the merger was effective, any stockholder entitled to appraisal rights may demand in writing from the surviving corporation, payment for the fair value of the dissenting stockholder's shares. The payment will be accompanied by a statement of the surviving company's estimate of the fair value of the shares and an explanation of how interest was calculated.

   Procedure if dissatisfied with payment amount. Within 120 days after the effective date of the merger, any stockholder who is entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders.

   Each dissenting stockholder who is made a party to the court action is entitled to the amount, if any, by which the court finds the fair value of the dissenting stockholder's shares, plus interest, exceeds the amount paid by the surviving company. The fair value will be determined exclusive of any element of value arising from the accomplishment or expectation of the merger.

   The foregoing summary of the rights of objecting shareholders does not purport to be a complete statement of the provisions of Section 262 or the procedures to be followed by shareholders desiring to exercise any available dissenter's rights and is qualified in its entirety by reference to Section
262. The preservation and exercise of dissenter's rights require strict adherence to the applicable provisions of the Delaware Law.

   THIS STATEMENT IS MEANT TO SERVE AS A SUMMARY ONLY AND SHOULD NOT BE TAKEN AS A DEFINITIVE STATEMENT OF STOCKHOLDERS' APPRAISAL RIGHTS. THE PROVISIONS OF
SECTION 262 ARE COMPLEX AND TECHNICAL IN NATURE. DISSENTING STOCKHOLDERS INTERESTED IN APPRAISAL RIGHTS ARE ENCOURAGED TO CONSULT WITH THEIR INDEPENDENT LEGAL ADVISORS SINCE THE FAILURE TO COMPLY STRICTLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF THEIR DISSENTERS' RIGHTS.

Material U.S. federal income tax consequences

   The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of RP common stock for series C preferred stock in the merger and of the disposition and conversion of the series C preferred stock. The discussion which follows is based on the Code, Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions as of the date of this registration statement, all of which are subject to change, possibly with retroactive effect.

   The discussion below, except where specifically noted, does not address the effects of any state, local or foreign tax laws. In addition, the discussion below relates to persons who hold RP common stock and will hold series C preferred stock as capital assets. The tax treatment of a RP stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below. Such stockholders would include, for example, non-U.S. persons, insurance companies, tax-exempt organizations, financial institutions, dealers or traders in securities or commodities, and individuals who received RP common stock pursuant to the exercise of employee stock options or otherwise as compensation.

   Each RP stockholder should consult its own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger and of the disposition and conversion of the series C preferred stock.

 Consequences of the merger.

   The material U.S. federal income tax consequences that will result from the merger are as follows:

  . A RP stockholder will not recognize any income, gain or loss as a result of the receipt of series C preferred stock in exchange for RP common stock pursuant to the merger, except with respect to cash received in lieu of a fractional share of series C preferred stock.

  . The aggregate tax basis to a RP stockholder of the series C preferred stock received in exchange for RP common stock pursuant to the merger will equal such RP stockholder's tax basis in the RP common stock surrendered in exchange therefor reduced by the portion of such basis allocable to cash received in lieu of a fractional share of series C preferred stock.

  . The holding period of a RP stockholder for the series C preferred stock received pursuant to the merger will include the holding period of the RP common stock surrendered in exchange for it.

  . Neither RP, Coyote nor Merger Sub will recognize gain or loss as a result of the merger and the issuance of series C preferred stock to the RP stockholders pursuant to the merger.

  . A RP stockholder who receives cash in lieu of a fractional share interest in series C preferred stock pursuant to the merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the RP common stock allocable to such fractional share.

   The above discussion of the consequences of the merger is based on an opinion as of the date of this registration statement of Fabian & Clendenin that the merger will constitute a reorganization within the meaning of Section 368 of the Code. Such opinion is based on facts existing as of the date hereof and as of the consummation of the merger and on certain representations as to factual matters made by Coyote and RP. Such representations, if incorrect in certain material respects, could jeopardize the conclusions reached in the opinion. Such opinion is not binding on the Internal Revenue Service or the courts.

 Conversion and disposition of the series C preferred stock.

   A holder of series C preferred stock will not recognize gain or loss upon the conversion of the series C preferred stock into Coyote common stock pursuant to the terms of the series C preferred stock, other than with respect to any Coyote common stock that may be received attributable to accrued but unpaid dividends on the series C preferred stock, which will be taxable as such. The aggregate tax basis and holding period of the Coyote common stock received by a former RP stockholder who converts series C preferred stock into Coyote common stock will be the same as the respective aggregate tax basis and holding period of the series C preferred stock surrendered in any such conversion transaction, except that with respect to any Coyote common stock received attributable to accrued but unpaid dividends on the series C preferred stock, the basis of such stock will be its fair market value and the holding period of such stock will begin on the day following the conversion.

   In general, a holder of series C preferred stock should recognize capital gain or loss upon a sale, exchange or other taxable disposition of the series C preferred stock. However, the character of gain from the disposition of the series C preferred stock may be treated as ordinary income rather than capital gain if the series C preferred stock is "Section 306 stock." In addition, no loss is generally recognized on the disposition of Section 306 stock. Provided that, at the time of the merger, a RP stockholder does not have a plan to convert less than all of such stockholder's series C preferred stock into Coyote common stock, the series C preferred stock should not be Section 306 stock, and, therefore, any gain or loss from the disposition of the series C preferred stock should be capital gain or loss. In general, a redemption of series C preferred stock will be treated in the same manner as a disposition of such stock, provided such stock is not Section 306 stock and provided the redemption meets one of the tests set forth in Section 302(b) of the Code. RP stockholders should consult their tax advisors as to whether the series C preferred stock will be Section 306 stock and as to the treatment of a redemption of series C preferred stock.

Other legal matters

   Coyote and RP do not believe that any material governmental filings in the United States or the European Economic Area, other than the certificate of merger, are required with respect to the merger. In addition to the United States and the European Economic Area, Coyote and RP conduct operations in a number of countries where regulatory filings or approvals may be required in connection with the consummation of the merger. Coyote and RP believe that all such material filings and approvals have been, or will be, made or obtained.

   The respective obligations of Coyote and RP to consummate the merger are subject to the condition that none of the parties to the merger agreement are subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the merger or has an adverse impact on Coyote, RP or Merger Sub.

U.S. federal securities law consequences

   Recipients of series C preferred stock issued in connection with the merger can convert their shares of preferred stock into Coyote common stock and freely transfer such shares under the Securities Act, except that persons who are deemed to be "affiliates" of RP, as such term is defined under the Securities Act, prior to the merger may only sell shares they receive in the merger in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Affiliates are typically individuals or entities that control, are controlled by, or are under common control with, RP, including directors and certain officers of RP.

   In general, under Rule 145, for one year following the consummation of the merger, RP affiliates will be subject to the following restrictions on the public sale of Coyote common stock acquired on conversion of series C preferred stock issued in the merger:

  . a RP affiliate, together with certain related persons, may sell only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act,

  . the number of shares that RP affiliate may sell--together with certain related persons and certain persons acting in concert--within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Coyote common stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale,

  . a RP affiliate may sell only if Coyote remained current with its informational filings with the SEC under the Securities Exchange Act of 1934, as amended.

   After the end of one year from the consummation of the merger, a RP affiliate may sell Coyote common stock received on conversion of the series C preferred stock issued in the merger without these sale or volume limitations provided that Coyote was current with its Exchange Act informational filings and such RP affiliate was not then also an affiliate of Coyote. Two years after the consummation of the merger, an affiliate of RP may sell such Coyote common stock without any restrictions so long as such affiliate had not been an affiliate of Coyote for at least three months prior to such sale.

Dividends on Coyote common stock

   Coyote has never paid a dividend on its common stock and does not anticipate paying a dividend in the foreseeable future. The merger agreement restricts both RP and Coyote from declaring, setting aside, making or paying any dividend or other distribution or payment in respect of its capital stock, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the consummation of the merger. In addition, Coyote will be restricted from declaring or paying dividends on its common stock until such time as all cumulative dividends have been paid on outstanding shares of the new series C preferred stock.

The exchange ratio and its effect on RP securities and equity-based benefit plans

 General.

   As a result of the merger, all outstanding shares of RP common stock will be converted into series C preferred stock in accordance with the terms of the merger agreement, and all outstanding equity-based awards under RP's benefit plans will be assumed by Coyote and appropriately adjusted to reflect the merger in accordance with the merger agreement. The following is a summary of these effects of the merger and is qualified in its entirety by the full description set forth in Sections 1.4, 1.7 and 1.8 of the merger agreement attached as Annex A to this document.

 The exchange ratio

   The exchange ratio will be determined as follows:

  . All shares of RP common stock which are held by RP or any subsidiary of RP shall be canceled. Each remaining outstanding share of RP common stock shall be converted into that number of fully paid and nonassessable shares of the series C preferred stock, having the rights and preferences set forth in Exhibit 1.4.1 to the merger agreement, determined by dividing (1) the number of shares of Coyote's common stock actually issued and outstanding as of the effective date of the merger by (2) the number of shares of RP common stock actually issued and outstanding as of the effective date of the merger, carried to four decimal places.

  . For example, if the exchange ratio for purposes of the merger agreement were to be determined on the basis of the number of shares of common stock in Coyote and common stock in RP stated to be outstanding on February 2, 1999, the exchange ratio would be 1.0195. This number is derived by dividing 5,777,692 by 5,667,375.

 Fractional shares

   In the merger, RP stockholders will be entitled to receive only whole numbers of series C preferred stock for their shares of RP common stock. If applying the exchange ratio would entitle a stockholder to receive a fractional share of series C preferred stock, such stockholder will be paid cash, without interest, in an amount equal to such fractional interest multiplied by the product of $6.00 multiplied by the reciprocal of the exchange ratio. FOR
EXAMPLE: ASSUMING AN EXCHANGE RATIO OF 1.0195, A RP STOCKHOLDER THAT OWNED 100 SHARES OF RP COMMON STOCK IMMEDIATELY BEFORE THE MERGER WILL OWN 101 SHARES OF SERIES C PREFERRED STOCK IMMEDIATELY AFTER THE MERGER AND RECEIVE A CHECK FOR $5.60.

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

 Treatment of RP equity-based awards

   Each option or warrant to purchase RP common stock issued pursuant to the RP Stock Option Plan and the FM Precision Golf Corp. 1997 Stock Option Plan, or otherwise which is set forth in the RP disclosure schedule to the merger agreement, and is outstanding as of the date of the consummation of the merger shall be assumed by Coyote. Each such option or warrant shall be converted into an option or warrant to purchase the number of shares of Coyote common stock (rounded to the nearest whole share) equal to the number of shares of series C preferred stock into which the number of shares of RP common stock subject to such RP option would have been converted pursuant to the merger. That is, the number of shares of RP common stock subject to such RP option will be multiplied by the exchange ratio. Each substitute option will have an exercise price per share (rounded to the nearest penny) equal to the former exercise price per share of RP common stock of the RP option immediately prior to the date of the consummation of the merger multiplied by the reciprocal of the exchange ratio; provided, however, that in the case of any RP Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code and the regulations issued thereunder. Except as otherwise provided in the applicable plan or agreement granting the RP options, the duration, vesting and other terms of each new option to purchase shares of Coyote common stock shall be the same as the original RP option except that all references in the option agreement to RP shall be deemed to be references to Coyote. Coyote and RP agree to take such action as may be necessary to give effect to the foregoing provisions.

Stock exchange listing

   It is a condition to the merger that the Coyote common stock issuable upon conversion of the series C preferred stock to be delivered in connection with the merger be authorized for listing on the Nasdaq National Market, if qualified, or otherwise the Nasdaq Small Cap Market.

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

                                   FINANCING

   Coyote anticipates entering into certain new financing arrangements in order to provide for ongoing working capital needs of Coyote and RP following the merger and to refinance existing indebtedness of both companies and their respective subsidiaries. The receipt of that financing is a condition to the consummation of the merger. Coyote expects the new financing to take the form of two separate facilities, one senior and one subordinated, with two different lenders, totalling $43,000,000. While the terms of that financing have not been finalized, they are presently anticipated to be substantially as described below.

 Senior Debt

   The senior debt will consist of:

  . a $10,000,000 revolving line of credit--under which the amount available will be based on eligible accounts receivable and inventory--bearing interest at the reference or prime rate of Chase Manhattan Bank plus a margin of 1.25%, with a minimum rate of 9%;

  . a $13,000,000 tranche A term loan bearing interest at that prime rate plus a margin of 2%, with a minimum rate of 9.75%; and

  . a $12,000,000 tranche B term loan bearing interest at that prime rate plus a margin of 3.5%, with a minimum rate of 11.25%.

   All of that senior debt:

  . will mature in four years--with interim reductions of principal required on the tranche A loan of $1,250,000, 3,700,000 and $4,000,000 and
     $4,050,000 after one, two, three and four years, respectively;

  . will be secured by a first priority security interest in all existing and future assets of Coyote and RP, tangible and intangible, including, but not limited to, accounts, inventory, fixed assets and the stock of subsidiaries; and

  . will be subject to various affirmative, negative and financial covenants, including maintenance of net worth and working capital, minimum earnings before interest, taxes, depreciation and amortization (EBITDA), maximum debt to EBITDA ratio, and minimum capital expenditures.

   A one-time commitment fee of $500,000 is payable upon closing. A fee of $450,000 will be earned and payable on each anniversary. In addition, the senior lender will receive a monthly fee of $15,000.

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

   At the termination of the loan or upon prepayment of the senior indebtedness, Coyote will pay the senior lender the following additional fees depending on the time of refinancing, repayment, or maturity:

   From the closing through and including the first anniversary
    date of the loan:                                                $  590,000
   From the day after the first anniversary of the loan through and
    including the second anniversary of the loan:                    $  787,500
   From the day after the second anniversary of the loan through
    and including the third anniversary of the loan:                 $1,100,000
   From the day after the third anniversary of the loan through and
    including the fourth anniversary of the loan:                    $1,575,000

 Subordinated Debt

   The $8,000,000 subordinated loan will bear interest at 13% per annum, and:

  .  will mature with a balloon payment after seven years;

  . will be unsecured and subordinated in right of payment to Coyote's senior lender; and

  . will be subject to various affirmative and negative covenants including financial covenants similar to those of the senior debt.

   The subordinated lender will receive a fee of $240,000 payable at closing. The subordinated lender will also receive detachable warrants, representing 12% of the common stock of Coyote on a fully diluted basis. This number of shares is subject to decrease by 2% at the end of 2001 if certain financial targets are met. The warrants will have a cashless exercise provision and will be subject to a put option by the holder to require purchase by Coyote after four years and a call option by Coyote to require sale by the holder after five years, in each case at the higher of seven times EBITDA minus then outstanding indebtedness or the then trading value of Coyote's common stock. The subordinate debt cannot be prepaid for the first two years and may be prepaid thereafter at a premium.

 Subsequent Refinancing

   Under the terms of the outstanding $6,000,000 loan from Paragon to Coyote, that loan will become immediately due and payable upon consummation of the merger. Paragon has indicated that it is prepared to extend the maturity of the loan for a period of time after the merger while the combined companies pursue refinancing alternatives, although no definitive agreement between Paragon and Coyote has yet been reached.

   Depending upon the final terms and conditions of the new financing arrangements, Coyote may repay some or all of the Paragon loan upon consummation of the merger from drawings under the expected new revolving line of credit, or it may initially leave the entire amount of the Paragon loan outstanding. Coyote anticipates repaying any portion of the Paragon loan that remains unpaid following the merger from the proceeds of a contemplated private placement of additional shares of Coyote common stock. Coyote expects to pursue

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

such a transaction within 6 months after consummation of the merger. There can be no assurance as to whether, or on what terms, a private placement of common stock can be completed for the purpose of repaying the Paragon loan. However, Coyote expects that the sale proceeds required, depending on the amount to be repaid, would be up to $6,000,000, which is the present principal amount of the loan, and that the new common stock to be issued in such a private placement would be sold at a negotiated price that may be related to, but might potentially be less than, the market price of Coyote common stock at the time of the placement transaction.

   Based on the closing sale price of $4.00 per share for Coyote common stock on May 13, 1999, the issuance of approximately 1,500,000 shares (representing approximately 26.0% of the common shares presently outstanding) would be required to generate sale proceeds to Coyote of $6,000,000. Under the rules of the Nasdaq Small Cap Market, on which Coyote's common stock is traded, the issuance of additional common stock representing more than 20% of the amount outstanding would require stockholder approval. If the issuance of Coyote common stock in excess of 20% of the outstanding amount is required to complete a private placement to discharge any portion of the Paragon loan, then at the appropriate time Coyote expects to schedule a special meeting of stockholders to seek stockholder approval for the issuance of new shares of Coyote common stock for this purpose.

   A separate $700,000 note payable will also become due upon consummation of the merger. Coyote has received preliminary indications that the holder will agree to convert that note into an aggregate of 200,000 shares of Coyote common stock. In addition, the fee of approximately $650,000 due to Berenson Minella from RP in connection with the merger is expected to be paid in the form of warrants to purchase 200,000 shares of Coyote common stock at $.01 per share, of which 165,000 would be shares newly issued by Coyote. Payment of additional fees and expenses relating to the merger of up to approximately $1 million may be deferred until after the closing.

   The pro forma financial information set forth under "Unaudited Pro Forma Combined Condensed Financial Statements" at page 86 below assumes that the Paragon loan as well as the note payable, the Berenson Minella fee and the other fees and expenses mentioned above will be repaid in full from drawings under the revolving credit portion of Coyote's anticipated new financing facilities at the time the merger is consummated, and does not reflect the issuance of any additional Coyote common stock. The issuance of new shares and the application of the net proceeds from the sale of those shares to the repayment of the Paragon loan, and the issuance of common stock upon conversion of the note payable and upon exercise of warrants delivered in payment of the Berenson Minella fee, would have the effect of decreasing the outstanding debt and interest expense, and increasing the stockholders' equity, shown in these pro forma statements. The net loss would decrease through the reduction of interest expense, and the issuance of additional stock would decrease loss per share. Payment of any portion of these items through the issuance of Coyote common stock would also decrease the amount drawn under Coyote's expected revolving credit facility for that purpose, and increase the remaining availability under that facility to fund the future working capital needs of the combined companies.

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

   Coyote has agreed that if any additional shares of Coyote common stock are issued in connection with refinancing the Paragon loan or other debt financing of Coyote existing prior to the merger, former RP stockholders who received series C preferred stock in the merger would be entitled to receive additional shares of series C preferred stock. The amount of that additional stock would be determined by recalculating and applying the merger exchange ratio as though the additional Coyote common stock issued in the refinancing had actually been issued and outstanding at the time of the merger. Accordingly, the issuance of any new shares of Coyote common stock to refinance the Paragon loan, upon conversion of the $700,000 note payable would result in the issuance to former RP stockholders of a comparable number of additional shares of series C preferred stock. Present Coyote stockholders would suffer substantial additional dilution of their percentage interest in the company's equity.

                              THE MERGER AGREEMENT

General

   This section and the following sections of the document describe the material provisions of the merger agreement, the stockholder agreement, the Coyote voting agreements, the RP voting agreements, the Edwards option re-pricing agreement and certain undertakings with respect to resale. The following description of the merger agreement is not complete and stockholders should refer to the full text of the merger agreement which is annexed to this document.

Effective time

   Promptly after the satisfaction or waiver of the conditions to the merger set forth in the merger agreement, RP will file a certificate of merger with the secretary of state of the State of Delaware, as required by Delaware law. The effect of this filing is that Coyote's subsidiary, Merger Sub, will be merged with and into RP, which will result in RP becoming a wholly owned subsidiary of Coyote.

Exchange of RP common stock

   After the merger, the exchange agent will mail to each holder of record of RP common stock a letter of transmittal and instructions telling stockholders how to surrender certificates of RP common stock in exchange for series C preferred stock and payment in lieu of any fractional shares. RP stockholders should not return stock certificates with the enclosed proxy.

   After the merger, each certificate or other evidence of ownership that previously represented RP common stock will represent only the right to receive the series C preferred stock which the merger agreement entitles RP stockholders to receive and the right to receive cash in lieu of fractional shares.

   Holders of certificates previously representing RP common stock will not be paid dividends or distributions on the series C preferred stock and will not be paid cash in lieu of a fractional share of series C preferred stock until their certificates are surrendered to the exchange agent. When certificates are surrendered, any unpaid dividends declared by Coyote after the consummation of the merger and any cash in lieu of a fractional share of series C preferred stock will be paid without interest. After the merger, for all other corporate purposes, certificates that represented shares of RP common stock prior to the merger will represent the right to receive the shares of series C preferred stock and cash in lieu of a fractional share, as specified in the merger agreement.

Representations and warranties

   The merger agreement contains various representations and warranties of Coyote and RP, including those concerning:

  .  corporate existence and good standing

  .  authorization, validity and effect of the merger agreement

  .  capital stock and subsidiaries

  .  no violation of existing arrangements

  .  documents and other reports filed with the Securities and Exchange
     Commission

  .  litigation

  .  absence of certain changes or events

  .  tax matters

  .  employee plans and labor matters

  .  environmental laws and regulations

  .  real property and title to property

  .  limitation on business conduct

  .  insurance

  .  intellectual property

  .  brokers

  .  conflicts of interest; and

  .  takeover statute issues.

   These representations and warranties do not survive the merger.

Conduct of business pending the merger

   Prior to the effective time, unless the other party otherwise agrees in writing, Coyote and RP are to conduct, and cause each of their subsidiaries to conduct, their business only in an ordinary manner that is consistent with past practice. Specifically, the merger agreement forbids Coyote and RP from several specific corporate acts without the consent of the other party unless set forth in the Coyote or RP disclosure schedules such as:

  . issuing stock or options, amending of the certificate or articles of incorporation or by-laws

  . incurring debt not in the ordinary course of business, with certain exceptions

  . increasing the compensation, entering into or amending of any employment, severance or termination agreement, except as specifically permitted under the merger agreement

  .  entering into business combinations

  .  selling material assets

  .  declaring dividends

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

  . making capital expenditures individually in excess of $25,000 or, in the aggregate in excess of $150,000; and

  .  entering into material contracts.

In addition, Coyote and RP are to use their reasonable efforts to, and cause each of their subsidiaries to:

  .  preserve intact their present business organization and goodwill

  .  keep available the services of their present officers and employees; and

  . maintain satisfactory relationships with their existing business relationships.

No-solicitation -- Coyote

   Coyote has agreed that it will not directly or indirectly, or through its representatives or agents, solicit or encourage any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock or similar transactions involving Coyote or any of its subsidiaries constituting a Coyote acquisition proposal. An inquiry or proposal described in the preceding sentence is a Coyote acquisition proposal if when consummated it would constitute a Coyote alternative transaction, which means any of the following:

  . a transaction by which any person, or group, other than RP or its affiliates acquires, then or in the future, beneficial ownership or the right to acquire beneficial ownership of more than 50% of the outstanding shares of any class of equity securities of Coyote;

  . a merger or other business combination involving Coyote by which any person or group other than RP or its affiliates acquires more than 50% of the outstanding equity securities of Coyote or the entity surviving a merger or business combination;

  . any transaction by which any person, or group other than RP or its affiliates acquires, then or in the future, control of assets of Coyote. This includes equity securities of any of Coyote's subsidiaries and securities of the surviving entity in any merger or business combination of any subsidiary and any of Coyote's subsidiaries having a fair market value equal to more than 20% of the fair market value of all the assets of Coyote and its subsidiaries, taken as a whole. This does not include an acquisition of securities by a broker-dealer in connection with a bona fide public offering of such securities; or

  . any other consolidation, business combination, recapitalization or similar transaction involving Coyote or any of its subsidiaries, other than as contemplated by the merger agreement.

   Additionally, Coyote has agreed that it will not make or authorize, and will instruct all of its representatives and agents not to make or authorize, any public statement or solicitation in support of or commenting positively on any Coyote acquisition proposal unless it is required to do so by law.

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

   However, under the limited circumstances discussed below, the merger agreement permits Coyote to take certain actions in response to an inquiry or proposal from a third party to acquire Coyote so long as that inquiry or proposal also qualifies as a Coyote superior proposal. A Coyote superior proposal means any proposal made by a third party to acquire, directly or indirectly, for cash and/or securities, all or a majority of the voting equity securities of Coyote or all or substantially all of the assets of Coyote, on terms which the board of directors of Coyote reasonably believes are more favorable than the merger with RP:

  . from a financial point of view to the Coyote stockholders, based upon the advice of an independent financial advisor, taking into account at the time any changes to the financial terms of the merger proposed by RP; and

  . to Coyote after taking into account all pertinent factors deemed relevant by the board of directors of Coyote under the laws of the State of Nevada.

   Until the Coyote stockholders approve and adopt the merger agreement and if the Coyote board of directors reasonably determines in good faith after consultation with independent legal counsel, that any of the following actions is required to discharge properly its fiduciary duties, the Coyote board of directors, after notice to RP, is permitted to:

  . furnish information to a third party which has made an acquisition proposal that the Coyote board of directors reasonably believes is a Coyote superior proposal which was not solicited in violation of the merger agreement, provided that such third party has executed a confidentiality agreement substantially similar to the one in effect between RP and Coyote; and

  . consider and negotiate such a Coyote superior proposal and recommend it to the Coyote stockholders and, in connection with its recommendation, withdraw or modify its recommendation of the merger.

   However, under no circumstances may Coyote and the Coyote board of directors withdraw or modify, in a manner that harms RP, the Coyote board of directors' approval of the merger unless the merger agreement has been terminated in accordance with its terms.

   The merger agreement expressly provides that these restrictions shall not prohibit Coyote from taking or disclosing to its stockholders a position regarding a Coyote alternative transaction or Coyote acquisition proposal or from making any disclosure to its stockholders required by law.

   Coyote agreed to notify RP immediately of the following:

  .  the receipt of an acquisition proposal from a third party

  .  any material change to such an acquisition proposal

  . any request for non-public information relating to Coyote or its subsidiaries

  . any request for access to Coyote's properties, books or records by a person who is making or has made an acquisition proposal

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

  . the identity of the person making an acquisition proposal or requesting access to Coyote's properties, books or records

  . the terms of such an acquisition proposal or any proposed acquisition proposal

  . Coyote's decision concerning whether or not to provide access to any such information; and

  . if Coyote enters into negotiations regarding any such acquisition proposal.

   Coyote's obligation to provide this notice may be limited to the extent that the board of directors of Coyote reasonably believes, based on the advice of independent counsel, that it may do so without violating its fiduciary duties.

   Coyote has agreed to stop any discussions or negotiations with any third party that were ongoing at the time of the execution of the merger agreement. Coyote has also agreed not to release any third party from the confidentiality and standstill provisions of any agreement to which Coyote is a party.

   Coyote will ensure that the officers and directors of Coyote and its subsidiaries and any investment banker or other advisor or representative retained by Coyote are aware of the no-solicitation restrictions described in the merger agreement.

No-solicitation -- RP

   RP has agreed that it will not directly or indirectly, solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock or similar transactions involving RP or any of its subsidiaries constituting a RP acquisition proposal. An inquiry or proposal described in the preceding sentence is an "RP acquisition proposal" if when consummated it would constitute an "RP alternative transaction," which means any of the following:

  . a transaction by which any person, or group of persons, other than Coyote or its affiliates acquires beneficial ownership or the right to acquire beneficial ownership of more than 50% of the outstanding shares of any class of equity securities of RP, whether from RP or by a tender offer or exchange offer or otherwise;

  . a merger or other business combination involving RP by which any person (or group of persons) other than Coyote or its affiliates acquires more than 50% of the outstanding equity securities of RP or the entity surviving such a merger or business combination;

  . any transaction by which any person, or group of persons, other than Coyote or its affiliates acquires control of assets of RP. This includes the outstanding equity securities of any of RP's subsidiaries and securities of the entity surviving any merger or business combination to which any of RP's subsidiaries is a party, and any of RP's subsidiaries having a fair market value, as determined by the board of directors of RP in good faith, equal to more than 20% of the fair market value of all of the assets of RP and its subsidiaries, taken as a whole, immediately prior to such

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

     transaction. This does not include an acquisition of securities by a broker-dealer in connection with a bona fide public offering of such securities; or

  . any other consolidation, business combination, recapitalization or similar transaction involving RP or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

   Additionally, RP has agreed that it will not make or authorize, and will instruct all of its representatives and agents not to make or authorize any public statement or solicitation in support of or commenting positively on any RP acquisition proposal unless it is required to do so by law.

   However, under the limited circumstances discussed below, the merger agreement permits RP to take certain actions in response to an inquiry or proposal from a third party to acquire RP so long as that inquiry or proposal also qualifies as a RP superior proposal. A "RP superior proposal" means any proposal made by a third party to acquire, directly or indirectly, for cash and/or securities, all or a majority of the voting equity securities of RP or all or substantially all of the assets of RP, on terms which the board of directors of RP reasonably believes are more favorable than the merger with
Coyote:

  . from a financial point of view to the RP stockholders, based upon the advice of an independent financial advisor, taking into account at the time any changes to the financial terms of the merger proposed by Coyote; and

  . to RP after taking into account all pertinent factors deemed relevant by the board of directors of RP under the laws of the State of Delaware.

   Until the RP stockholders approve and adopt the merger agreement and if the RP board of directors reasonably determines in good faith after consultation with independent legal counsel, that any of the following actions is required to discharge properly its fiduciary duties, the RP board of directors, after notice to Coyote is permitted to:

  . furnish information to a third party which has made an acquisition proposal that the RP board of directors reasonably believes is a RP superior proposal which was not solicited in violation of the merger agreement, provided that such third party has executed a confidentiality agreement substantially similar to the one in effect between RP and Coyote; and

  . consider and negotiate such a RP superior proposal and recommend it to the RP stockholders and, in connection with its recommendation, withdraw or modify its recommendation of the merger.

   However, under no circumstances may, RP and the RP board of directors withdraw or modify in a manner adverse to Coyote, the RP board of directors' approval of the merger unless the merger agreement has been terminated in accordance with its terms.

   The merger agreement provides that these restrictions shall not prohibit RP from taking or disclosing to its stockholders a position regarding a RP alternative transaction or RP acquisition proposal or from making any legally required disclosure to its stockholders.

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

   RP has agreed to notify Coyote immediately of the following:

  .  the receipt of an acquisition proposal from a third party

  .  any material change to such an acquisition proposal

  . any request for non-public information relating to RP or its subsidiaries

  . any request for access to RP's properties, books or records by a person who is making or has made an acquisition proposal

  . the identity of the person making an acquisition proposal or requesting access to RP's properties, books or records

  . the terms of such an acquisition proposal or any proposed acquisition proposal

  . RP's decision concerning whether or not to provide access to any such information; and

  .  if RP enters into negotiations regarding any such acquisition proposal.

RP's obligation to provide notice set forth above may be limited to the extent that the board of directors of RP reasonably believes, based on the advice of independent counsel, that it may do so without violating its fiduciary duties.

   RP has agreed to stop any discussions or negotiations with any third party that were ongoing at the time of the execution of the merger agreement. RP has also agreed not to release any third party from the confidentiality and standstill provisions of any agreement to which RP is a party.

   RP will ensure that the officers and directors of RP and its subsidiaries and any investment banker or other advisor or representative retained by RP are aware of the no-solicitation restrictions described in the merger agreement.

Other covenants

 Consents and approvals.

   Coyote and RP will each use its reasonable efforts to obtain all consents, approvals, permits or authorizations, and will make all filings, required in connection with the authorization, execution and delivery of the merger agreement and the consummation of the contemplated transactions.

 Indemnification and insurance.

   For a period of at least six years after the merger, the surviving corporation will continue to indemnify each person who is a director or officer of RP as of the date of this registration statement to the extent they are currently indemnified by RP. The amended and restated certificate of incorporation and by-laws of RP in effect on that date provide for indemnification of directors and officers of RP against any of the following, which arise at or prior to the merger:

  .  any claim, liability, loss, damage or judgment

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

  .  any fine or penalty

  .  any amount paid in settlement or compromise; and

  . any cost or expense, including reasonable fees and expenses of legal counsel.

   Coyote will or will cause the surviving corporation to maintain, for a period of at least six years after the merger, the current policies of directors' and officers' liability insurance maintained by RP or policies that are no less favorable than RP's existing policies.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, Coyote and RP have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

 Notification of various matters.

   Coyote and RP will each give the other prompt notice of any material emergency or other material change in the condition of such party's or any subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material litigation or material governmental complaints, investigations or hearings--or communications indicating that the same may be contemplated--or the failure of the notifying party materially to comply with any covenant, condition or agreement in the merger agreement.

 RP stock plans.

   Coyote has agreed to file a registration statement related to any RP Stock Option Plan to the extent it is required to enable holders of replacement options to purchase Coyote common stock required by the merger agreement. This will allow former holders of RP options to freely exercise those replacement options and (except for holders who may be deemed to be affiliates of Coyote) to freely sell shares acquired by the exercise of the replacement options (assuming such shares would be freely salable pursuant to an effective registration statement covering such plans).

 Tax treatment.

   Coyote and RP intend to cause the merger to qualify as a reorganization under the provisions of Section 368 of the Code as specified in the merger agreement and have agreed to report the merger as a reorganization for income tax purposes under Section 368 of the Code and any comparable state or local law, and will not, both before and after consummation of the merger, take any actions which could reasonably be expected to prevent the merger from qualifying under that section of the Code.

 Public announcements.

   Coyote and RP will not issue any press release or make any public written statement with respect to the merger or the merger agreement without consulting with each other and

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

using reasonable efforts to agree, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies).

Conditions to the merger

 Conditions to obligation of each party to effect the merger.

   Each of Coyote's and RP's respective obligations to complete the merger is subject to the satisfaction at or prior to the consummation of the merger of the following conditions:

  . the approval of the merger agreement and the transactions contemplated by it and the approval and adoption of the merger agreement by the RP stockholders, and the approval of the amendment to Coyote's amended and restated articles of incorporation to increase the number of authorized preferred shares and to create, and approve the issuance of, a new series of shares, the series C preferred stock to be delivered to RP stockholders in connection with the merger by the Coyote stockholders;

  . the absence of any order or injunction of a court of competent jurisdiction which prohibits the consummation of the merger or has a material adverse effect on Coyote, RP or Merger Sub;

  . the receipt of all necessary governmental or other regulatory consents, authorizations, orders and approvals and the making of all filings or registrations except where a failure would not have an adverse impact on either Coyote or RP following the consummation of the merger;

  . the approval for listing on the Nasdaq National Market, if qualified, or otherwise for quotation on Nasdaq of the Coyote common stock issuable upon conversion of the series C preferred stock;

  .  the compliance with all applicable blue sky laws;

  . the effectiveness of the registration statement of which this document forms a part; and

  . the receipt of sufficient financing by Coyote to satisfy the ongoing working capital needs of Coyote and RP following the merger and to refinance existing indebtedness of both companies, and their respective subsidiaries to the extent applicable, on terms substantially no less favorable than those anticipated prior to the merger agreement or otherwise reviewed and approved by each party in good faith.

 Additional conditions to obligation of RP.

   The obligation of RP to complete the merger is also subject to the following conditions:

  . Coyote shall have performed in all material respects its agreements contained in the merger agreement and the representations and warranties of Coyote in the merger agreement shall be true and correct in all material respects as of the date of the

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     merger, and RP shall have received a certificate to that effect signed by the president or vice president of Coyote;

  . the absence of any change in the financial condition, business, operations or prospects of Coyote and its subsidiaries, taken as a whole, that would reasonably be expected to have an adverse impact on Coyote; and

  . the absence of any change in the applicable law as a result of which the merger would fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

 Additional conditions to obligation of Coyote.

   The obligation of Coyote to complete the merger is also subject to the following conditions:

  . RP shall have performed in all material respects its agreements contained in the merger agreement and the representations and warranties of RP in the merger agreement shall be true and correct in all material respects as of the date of the consummation of the merger, and Coyote shall have received a certificate to that effect signed by the president or vice president of RP;

  . absence of any change in the financial condition, business, operations or prospects of RP and its subsidiaries, taken as a whole, that would reasonably be expected to have an adverse impact on RP;

  . the receipt of a certificate by Coyote from the secretary of RP certifying the adoption of resolutions by the board of directors and stockholders of RP in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

  . the amendment by RP of the FM Precision Golf Manufacturing Corp 401(k) Plan to restrict eligibility to participate in that 401(k) Plan, to employees of RP, by replacing the standardized prototype form of plan with a nonstandardized prototype form of plan, in form and substance reasonably satisfactory to Coyote.

Affiliate agreements

  . RP shall use its reasonable best efforts to obtain and deliver to Coyote prior to the date of consummation of the merger from each person who is identified as an "affiliate" of RP an agreement to comply with restrictions on such affiliates pursuant to Rule 145 under the Securities Act.

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Termination

 Grounds for termination.

   The merger agreement may be terminated at any time prior to the consummation of the merger, regardless of the approval and adoption by the RP stockholders of the merger agreement and the approval of the Coyote stockholders of the Coyote proposal:

  .  By mutual written consent of both Coyote and RP.

  . By the board of directors of either Coyote or RP, if the merger has not been consummated by July 2, 1999 (other than for reasons set forth in 4 below), provided, however, that this right to terminate is not available to the party whose failure to fulfill its obligations under the merger agreement caused the merger not to be consummated before July 2, 1999.

  . By the board of directors of either Coyote or RP, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues a nonappealable final order, decree or ruling or takes any other action which permanently prohibits the merger; provided, however, that the party seeking to terminate the merger agreement must have used reasonable efforts to remove such injunction, order or decree.

  .  By the board of directors of either Coyote or RP, if:

    . the RP stockholders do not approve and adopt the merger agreement at the RP special meeting or at an adjournment thereof; or

    . the stockholders of Coyote do not approve the Coyote proposal at the Coyote special meeting or at an adjournment thereof.

  . By RP, if, whether or not permitted to do so by the merger agreement, Coyote or the Coyote board of directors:

    . withdraws, modifies or changes its approval or recommendation of the merger agreement or the merger in a manner adverse to RP;

    . approves or recommends to the stockholders of Coyote a Coyote acquisition proposal or Coyote alternative transaction;

    . approves or recommends that the Coyote stockholders tender their shares in any tender offer or exchange offer that is a Coyote alternative transaction; or

    . takes any position or makes any disclosures permitted under the exception to the no-solicitation provisions in the merger agreement.

  . By Coyote, if, whether or not permitted to do so by the merger agreement, RP or the RP board of directors

    . withdraws, modifies or changes its approval or recommendation of the merger agreement or the merger in a manner adverse to Coyote;

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    .  approves or recommends to the stockholders of RP a RP acquisition proposal or RP alternative transaction;

    . approves or recommends that the RP stockholders tender their shares in any tender offer or exchange offer that is a RP alternative transaction; or

    . takes any position or makes any disclosures permitted under the exception to the no-solicitation provisions in the merger agreement that has the effect of any of the foregoing.

  .  By the board of directors of either Coyote or RP,

    . if there has been a material breach of any representation or warranty of the other party set forth in the merger agreement; or

    .   if there has been a material breach of any covenant or agreement set forth in the merger agreement by the other party, which is not curable or, if curable, is not cured within 30 days after written notice of that breach is given by either Coyote or RP to the breaching party.

  . By Coyote, if the Coyote board of directors has received a proposal for an acquisition proposal that constitutes a Coyote superior proposal and determines in good faith, and upon the advice of independent outside legal counsel, that a failure to terminate the merger agreement and accept that proposal would constitute a breach of the board's fiduciary duties; provided, however, that Coyote may not terminate the merger agreement on this basis unless simultaneously with such termination, Coyote enters into a definitive acquisition, merger or similar agreement to effect the Coyote superior proposal.

  . By RP, if the RP board of directors has received a proposal for an acquisition proposal that constitutes a RP superior proposal and determines in good faith, and upon the advice of independent outside legal counsel, that a failure to terminate the merger agreement and accept that proposal would constitute a breach of its fiduciary duties; provided, however, that RP may not terminate the merger agreement on this basis unless simultaneously with such termination, RP enters into a definitive acquisition, merger or similar agreement to effect the RP superior proposal.

 Fees and expenses.

   Except as set forth below, Coyote and RP will pay their own fees and expenses in connection with the merger agreement and the merger, whether or not the merger is completed. Coyote and RP will share equally all printing expenses incurred in connection with the printing and filing of this joint proxy statement/prospectus and the related registration statement.

   RP will pay Coyote's actual, reasonable and documented out-of-pocket expenses, including the costs of financing those expenses, incurred after January 18, 1999 relating to the merger, up to $1 million, upon the first to occur of any of the following events:

  . the termination of the merger agreement for any reason, if at the time Coyote was entitled to terminate the merger agreement due to the RP board of directors'

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     withdrawal or change of its approval or recommendation of the merger, approval or recommendation of a RP acquisition proposal or RP alternative transaction or approval or recommendation to RP stockholders to tender their shares in a RP alternative transaction; or

  . RP's termination of the merger agreement as the result of the RP board of directors determining that a proposal for a RP alternative transaction constitutes a RP superior proposal.

   In addition, if within twelve months of such termination RP enters into a transaction which would constitute a RP alternative transaction with or involving a third party who directly or indirectly initiated or otherwise had contact with RP with respect to any such transaction prior to the termination of the merger agreement, RP will pay Coyote a termination fee of $750,000.

   Coyote will pay RP's actual, reasonable and documented out-of-pocket expenses (including the cost of financing those expenses) incurred after January 18, 1999 relating to the merger, of up to $1 million, upon the first to occur of any of the following events:

  . the termination of the merger agreement for any reason, if at the time RP was entitled to terminate the merger agreement due to the Coyote board of directors' withdrawal or change of its approval or recommendation of the merger, approval or recommendation of a Coyote acquisition proposal or Coyote alternative transaction or approval or recommendation to Coyote stockholders to tender their shares in a Coyote alternative transaction; or

  . Coyote's termination of the merger agreement as the result of the Coyote board of directors determining that a proposal for a Coyote alternative transaction constitutes a Coyote superior proposal.

   Coyote will pay RP's actual, reasonable and documented out-of-pocket expenses (including the costs of financing those expenses) incurred after January 18, 1999 relating to the merger upon:

  . the termination of the merger agreement as a result of a failure to consummate the merger by July 2, 1999 due to Coyote's failure to have received sufficient financing to satisfy the ongoing working capital needs of Coyote and RP following the consummation of the merger and to refinance existing indebtedness of both companies; provided, however, that the expenses shall only be payable until the time notice is given by Coyote to RP that such financing condition will not be, or is not likely to be, satisfied.

   In addition, if within twelve months of such termination, Coyote enters into a transaction which would constitute a Coyote alternative transaction with or involving a third party who directly or indirectly initiated or otherwise had contact with Coyote with respect to any such transaction prior to the termination of the merger agreement, Coyote will pay RP a termination fee of $750,000.

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   The termination fee and/or reimbursement of expenses discussed in this section are payable within five business days after a demand for payment. In no event will a party be required to pay such termination fee and/or reimbursement of expenses to the other if, immediately prior to the termination of the merger agreement, the party to receive the termination fee and/or reimbursement of expenses was in material breach of its obligations under the merger agreement.

   The fees payable under certain circumstances by Coyote to RP or by RP to Coyote, are intended, among other things, to compensate such party for its costs, including lost opportunity costs, if certain actions or inactions by the other party or its stockholders lead to the abandonment of the merger. This may have the effect of increasing the likelihood of consummation of the merger in accordance with the terms of the merger agreement. The fee may also have the effect of discouraging persons from making an offer to acquire all of or a significant interest in Coyote or RP by increasing the cost of any such acquisition.

Amendment and waiver; parties in interest

   Coyote and RP may amend the merger agreement in writing by action taken by or on behalf of their respective boards of directors at any time prior to consummation of the merger.

   At any time prior to consummation of the merger, Coyote or RP may, to the extent allowed by law, extend the time for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties made by the other contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance by the other with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any such extension or waiver will be valid only if set forth in writing by the party or parties granting such extension or waiver.

   The merger agreement is binding upon and inures solely to the benefit of the parties to it, and nothing in the merger agreement confers upon any other person any right, benefit or remedy, other than some indemnification and insurance obligations of Coyote following consummation of the merger which are intended for the benefit of some specified officers and directors of RP and may be enforced by those individuals.

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                             STOCKHOLDER AGREEMENT

   In connection with the merger agreement, Coyote and the individuals listed below have entered into a stockholder agreement which has the effect of determining in advance aspects of the composition of the board of directors of Coyote for a period of five years after the merger. If the merger is successful, the stockholders listed below will control 5,778,880 shares of Coyote common stock and series C preferred stock in Coyote, representing approximately 50.01% of the outstanding Coyote stock. Voting together they will be able to control the composition of the board of directors of Coyote and thus control the management of Coyote. For the purposes of the stockholder agreement, they have been designated as comprising three groups:

   The Probst group: James M. Probst, Mel S. Stonebraker and Paragon Coyote Texas Ltd.

   The Johnston group: David E. Johnston, Richard P. Johnston and Jayne A. Johnston, Trustees U/A dated April 11, 1994, Johnston Family Living Trust, Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3 and Kenneth J. Warren.

   The BMC group: Berenson Minella

   The board of directors of Coyote will consist of eight directors after the merger agreement becomes effective. As a result of the stockholder agreement, the groups listed above will be entitled to appoint the following number of directors:

   The Probst group: 4 directors

   The Johnston group: 3 directors

   The BMC group: 1 director

According to the stockholder agreement, if the number of directors increases, the proportion of directors that the groups above are entitled to appoint will remain the same unless any group owns less than 10% of the outstanding stock.

   The Johnston group and the BMC group will each be entitled to designate one director to sit on the executive committee. The Probst group will be entitled to designate two directors to sit on the executive committee. The executive committee, when the board of directors is not in session, has the authority of the board of directors as limited by the resolution of the board appointing it. Additionally, the executive committee does not have the authority of the board of directors to:

  .  amend the amended and restated articles of incorporation;

  .  adopt a plan of merger or consolidation;

  . recommend to the stockholders the sale, lease or other disposition of all or substantially all of the property and assets of the corporation otherwise than in the usual and regular course of its business;

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

  . recommend to the stockholders a voluntary dissolution of the corporation or to revoke such a dissolution; or

  .  amend the by-laws of the corporation.

   The Johnston group and the BMC group, acting together, will be entitled to designate one member of the board of directors of Coyote to serve as chairman of the board of directors and one member of the board of directors' compensation committee. The function of the compensation committee is to make recommendations to the board of directors with respect to the compensation of management and employees and to administer plans and programs relating to stock options, pension and other retirement plans, employee benefits, incentives and compensation.

   The Probst group will be entitled to designate the president and chief executive officer of Coyote and the chairman of the executive committee.

   The stockholder agreement also provides for the removal of directors from the board of directors. If a group notifies the other groups that it wishes the removal of a director appointed by it, the other groups agree to vote for the removal of that director.

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                          VOTING AND OTHER AGREEMENTS

   Coyote and RP have each entered into separate voting agreements with most of the large stockholders of the other. Stockholders of RP who together hold approximately 55% of the common stock of RP as of the record date, have agreed with Coyote to vote in favor of the merger agreement. Stockholders of Coyote who together hold approximately 57% of the issued and outstanding common stock of Coyote as of the record date, have agreed with RP to vote in favor of the amendment of Coyote's amended and restated articles of incorporation to increase the authorized preferred stock and the issuance of a new series of preferred shares, the series C preferred stock, in connection with the merger. The practical effect of these agreements is to secure the adoption of the merger agreement by stockholders of RP and the authorization and issuance of the series C preferred stock by Coyote stockholders. We discuss the particulars of these agreements below.

The Coyote voting agreements

   James M. Probst, Mel S. Stonebraker and Paragon Coyote Texas Ltd. have each entered into a voting agreement with RP as of February 2, 1999. James M. Probst, the president and CEO of Coyote, owns 1,170,100 shares of common stock of Coyote, or 20.3% of the outstanding stock in Coyote. Mr. Probst also holds options to purchase another 90,000 shares of Coyote common stock. Mel S. Stonebraker, the chairman of the board of directors of Coyote, owns 1,430,000 shares of common stock in Coyote or 24.8% of the outstanding stock. Mr. Stonebraker also holds options to purchase another 90,000 shares of Coyote common stock. Paragon, a Texas limited partnership owns 685,953 shares of common stock of Coyote, or 11.9% of the outstanding stock in Coyote and holds options to purchase another 521,739 shares of Coyote common stock. Mark A. Pappas, who serves on the board of directors of Coyote, is president of the general partner of Paragon. Together these stockholders own 3,286,053 shares of common stock of Coyote or approximately 57% of all the outstanding shares.

   In the voting agreements into which each of these Coyote stockholders entered into with RP, they agreed:

  . Not to sell, pledge or encumber their stock before the merger agreement with RP has either become effective or been terminated;

  . To vote their shares in favor of the merger agreement with RP and the related transactions and against any action or agreement that would have the effect of interfering with or adversely affecting the consummation of the merger;

  . To vote for the authorization and issuance of a new series of stock in Coyote, the series C preferred stock, which will have certain rights superior to those of existing common stock in Coyote;

  . To vote their shares against any action by Coyote that would result in a breach of the merger agreement with RP;

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

  . To vote their shares against any other merger agreement other than the one with RP;

  . To grant to certain officers of RP a proxy, that is, the right to vote the 3,286,053 shares they currently hold as RP sees fit, with respect to the approval of the merger agreement.

   Because the Coyote stockholders identified above hold more than half the outstanding stock in Coyote, and they have agreed to approve the merger agreement with RP and to approve the authorization and issuance of the series C preferred stock at the special meeting on June 18, 1999, we expect that the merger agreement and the amendment to Coyote's amended and restated articles of incorporation to increase the authorized preferred stock, and to create and approve, the issuance of a new series of shares, the series C preferred stock, will be approved.

The RP voting agreements

   Kenneth J. Warren, David E. Johnston, Danny Edwards, Lawrence Bain, Richard
P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3, Berenson Minella and Ronald L. Chalmers have each entered into a voting agreement with Coyote as of February 2, 1999 and Richard P. Johnston and Jayne A. Johnston, Trustees U/A dated April 11, 1994, Johnston Family Living Trust has entered into a voting agreement with Coyote as of May 12, 1999.

   Kenneth J. Warren owns 334,231 shares of common stock of RP, or approximately 5.9% of the outstanding RP common stock. Mr. Warren also holds options to purchase another 15,323 shares of RP common stock.

   David E. Johnston owns 208,769 shares of common stock of RP or approximately 3.7% of the outstanding stock. Mr. Johnston also holds options to purchase another 11,106 shares of RP common stock.

   Danny Edwards owns 526,502 shares of common stock in RP or approximately 9.3% of the outstanding stock. Mr. Edwards also holds options to purchase another 62,550 shares of RP common stock.

   Lawrence Bain owns 12,500 shares of common stock of RP or approximately 0.2% of the outstanding RP common stock. Mr. Bain also holds options to purchase another 5,625 shares of RP common stock.

   Ronald L. Chalmers owns 125,261 shares of common stock of RP or approximately 2.2% of the outstanding RP common stock. Mr. Chalmers also holds options to purchase another 15,553 shares of RP common stock.

   Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3 owns 646,309 shares of common stock of RP or approximately 11.4% of the outstanding RP common stock. The trust holds no options to purchase shares of RP common stock.

   Richard P. Johnston and Jayne A. Johnston Trustees U/A dated April 11, 1994, Johnston Family Living Trust owns 24,100 shares of common stock of RP or approximately 0.4% of the outstanding RP common stock.


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

   Berenson Minella, a limited partnership of which Raymond J. Minella, who serves as chairman of the board of directors of RP, is a managing general partner, owns 1,231,741 shares of common stock of RP or approximately 21.7% of the outstanding RP common stock and holds no options to purchase shares of RP common stock.

   Together these seven stockholders own 3,109,413 shares of common stock of RP or approximately 55% of all the outstanding shares of RP common.

   In the voting agreements into which each of these RP stockholders entered into with Coyote, they agreed:

  . Not to sell their stock before the merger agreement with Coyote has either become effective or terminated;

  . To vote the shares they own in favor of the merger agreement with Coyote;

  . To vote their shares against any action by RP that would result in a breach of the merger agreement with Coyote;

  . To vote their shares against any other merger agreement other than the one with Coyote; and

  . To grant to certain officers of Coyote a proxy, that is, the right to vote these 3,109,413 shares as Coyote sees fit, with respect to the approval of the merger agreement.

   Because the RP stockholders noted above hold more than half the outstanding stock in RP, and they have agreed to approve the merger agreement with Coyote at the special meeting on June 18, 1999, the approval of the merger agreement is assured.

Edwards option re-pricing agreement

   As of January 28, 1999, RP entered into a letter agreement with Danny Edwards, one of RP's directors. As a result of this agreement, the following RP stock options were canceled:

  . 53,033 RP stock options with an exercise price of $5.50 and 55,000 RP stock options with an exercise price of $6.00 held by Mr. Burg;

  . 2,357 RP stock options with an exercise price of $5.50, 40,193 RP stock options with an exercise price of $6.06 and 20,000 RP stock options with an exercise price of $6.60 held by Mr. Edwards; and

  . 7,500 RP stock options with an exercise price of $13.00 held by Everen Securities.

   In place of these canceled RP stock options, an equal amount of new RP stock options with otherwise similar terms with an exercise price of $3.19 and an expiration date five years from the date of grant were issued to Messrs. Burg and Edwards and to Everen Securities.

   Mr. Edwards had required such cancellation and reissuance as a condition to waiving certain contractual rights which he possessed under the existing RP stockholder agreement. Mr. Edwards entered into an amendment of the existing RP stockholder agreement in order

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

to permit certain other parties to that agreement to enter into the RP voting agreements, the execution and delivery of which was a condition to Coyote's willingness to enter into the merger agreement.

   When the merger agreement becomes effective, the options granted to Danny Edwards, Everen Securities, Inc. and Robert Burg II will convert into options to purchase an aggregate of 178,083 shares of Coyote common stock at an exercise price of $3.19.

Certain undertakings with respect to resale

   Coyote has agreed that for 10 years after the merger with RP:

  . At the request of stockholders who together hold at least 10% of the Coyote common stock outstanding (assuming conversion in full of the series C preferred stock) Coyote will attempt to obtain one or more nationally recognized underwriters to underwrite a public offering of the Coyote common stock or a portion of the Coyote common stock, if such an underwriter deems it practical that it be offered in such manner.

  . This may include filing a registration statement, as required by the Securities Act, if no registration statement is then in effect, or filing under any registration statement that is then in effect any necessary amendment or new prospectus.

  . This may also include joining with such holders in entering into an underwriting agreement in customary form with such underwriter or underwriters selected by Coyote and reasonably satisfactory to such holders.

  . If no underwriter can be obtained, Coyote will, within reason, assist such stockholders in an orderly and effective disposition of this common stock.

A copy of the form of agreement addressing these matters may be found as
Exhibit 10.58 to the registration statement of which this joint proxy statement/prospectus is a part.

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          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial statements give effect to the merger between Coyote and RP. The merger between Coyote and RP will be accounted for in accordance with the purchase method pursuant to APB Opinion No. 16.

   The accompanying unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on December 31, 1998. The accompanying unaudited pro forma combined condensed statements of operations give effect to the merger as if it had occurred on January 1, 1998. These unaudited pro forma combined condensed financial statements have been derived from the audited consolidated financial statements of Coyote as of and for the year ended December 31, 1998 and the unaudited consolidated financial statements of RP as of and for the twelve months ended February 28, 1999. Additionally, these pro forma financial statements give effect to Coyote's acquisition of Unifiber Corporation as if Coyote's acquisition of Unifiber Corporation had occurred on January 1, 1998. Assets acquired and liabilities assumed are reflected at their estimated fair values, which values are subject to further refinement after the closing of the merger. Coyote and RP do not expect that the final allocation of the aggregate purchase price for the merger will differ materially from the preliminary allocation reflected in the accompanying pro forma combined condensed financial statements. No adjustments have been included in the pro forma amounts for anticipated cost savings or other synergies.

   The unaudited pro forma combined condensed financial statements should be read in conjunction with the following:

  . Coyote's audited consolidated financial statements and notes thereto included in Coyote's annual report on form 10-KSB for the year ended December 31, 1998;

  . RP's audited consolidated financial statements and notes thereto included in RP's annual report on form 10-KSB for the fiscal year ended May 31, 1998;

  . Coyote's unaudited pro forma condensed combined consolidated financial statements and notes thereto and Unifiber Corporation's audited financial statements for the fiscal years ended March 29, 1997 and March 30, 1996, included in Coyote's 8-K/A (amendment No. 2) filed on April 3, 1998, in connection with Coyote's acquisition of Unifiber Corporation;

  . RP's unaudited condensed consolidated financial statements and notes thereto for the quarterly periods ended August 31, 1998, November 30, 1998 and February 28, 1999, filed on Form 10-QSB; and

  . RP's unaudited pro forma condensed consolidated financial statements and notes thereto for the Proxy Statement/Prospectus filed on August 18, 1997, in connection with the merger of FM Precision and Royal Grip.

   The unaudited pro forma combined condensed financial statements have been prepared in accordance with generally accepted accounting principles. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined

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

operating results or financial position that would have occurred if the merger had been consummated January 1, 1998 or December 31, 1998, as the case may be, nor are they necessarily indicative of future combined operating results or future financial position. Operating results are subject to both seasonal fluctuations and the impact of planned annual temporary plant shutdowns.

   Coyote incurred a net loss of $2,896,000 for the three months ended March 31, 1999, and expects to incur net losses in April and May, and may incur losses subsequently. Accordingly, net tangible assets have decreased and Coyote may not have sufficient borrowing ability under the proposed line of credit to repay certain indebtedness and certain transaction costs at the closing of the merger.

   See Note 1 to the unaudited pro forma combined condensed financial statements for a more detailed discussion.

   The unaudited pro forma combined condensed financial statements and notes thereto contain forward-looking statements that involve risks and uncertainties, including those described in "Risk Factors" or elsewhere herein. Therefore, the actual results of Coyote may differ materially from those discussed herein. Coyote undertakes no obligations publicly to release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

   Refer to the accompanying notes to unaudited pro forma combined condensed financial statements for an explanation of each pro forma adjustment.

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

                 COYOTE SPORTS, INC. AND ROYAL PRECISION, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                                 BALANCE SHEET

                          December 31,  February 28,
                              1998         1999       Pro Forma
                           Historical    Historical  Adjustments     Adjustments      Pro Forma
                             Coyote          RP       (Note 1)        (Note 2)        Combined
                          ------------  ------------ -----------     -----------     -----------
                                        ASSETS
Current assets:
 Cash and equivalents...  $    925,275       21,000   (1,278,109)(a)  (3,507,740)(h)
                                                       4,511,849 (a)     274,000 (h)     946,275
 Restricted cash........        90,000          --                                        90,000
 Trade receivables,
  net...................     4,693,788    3,077,000                                    7,770,788
 Inventories............     6,399,249    5,226,000                                   11,625,249
 Prepaid expenses and
  other current assets..       903,712      887,000                                    1,790,712
                          ------------   ----------                                  -----------
 Total current assets...    13,012,024    9,211,000                                   22,223,024
Property, plant and
 equipment, net.........    14,185,247    3,938,000                    4,393,000 (i)  22,516,247
Intangible assets, net..           --     9,637,000                    8,316,860 (i)  17,953,860
Other assets, net.......     3,670,878    2,437,000     (300,003)(b)
                                                       4,105,000 (a)                   9,912,875
                          ------------   ----------  -----------     -----------     -----------
                          $ 30,868,149   25,223,000    7,038,737       9,476,120      72,606,006
                          ============   ==========  ===========     ===========     ===========
                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Notes payable..........  $ 13,127,754    3,977,000  (17,104,754)(a)                         --
 Current portion of long
  term debt.............     6,151,947    1,519,000   (7,670,947)(a)
                                                       4,511,849 (a)
                                                       1,250,000 (a)                   5,761,849
 Accounts payable.......     5,312,524    1,853,000                                    7,165,524
 Accrued expenses.......     3,131,578    2,315,000      590,000 (a)    (229,000)(h)   5,807,578
                          ------------   ----------                                  -----------
 Total current
  liabilities...........    27,723,803    9,664,000                                   18,734,951
Long-term debt, net of
 current portion........       893,408    3,594,000   (4,487,408)(a)
                                                      (2,613,828)(c)
                                                      31,750,000 (a)                  29,136,172
Deferred tax liability
 and other long-term
 liabilities............     1,200,330       47,000                                    1,247,330
                          ------------   ----------                                  -----------
 Total liabilities......    29,817,541   13,305,000                                   49,118,453
                          ------------   ----------                                  -----------
Redeemable preferred
 stock..................     1,500,000          --    (1,500,000)(a)                         --
                          ------------   ----------                                  -----------
Stockholders' equity
 (deficit):
 Convertible preferred
  stock.................           --           --                         5,777 (i)       5,777
 Common stock...........         5,778        6,000                       (6,000)(i)       5,778
 Additional paid-in
  capital...............    18,180,202   13,853,000    2,613,828 (c) (13,853,000)(i)
                                                                      22,917,343 (i)
                                                                      (1,300,000)(h)  42,411,373
 Accumulated deficit....   (19,188,377)  (1,941,000)    (300,003)(b)   1,941,000 (i) (19,488,380)
 Accumulated other
  comprehensive income..       553,005          --                                       553,005
                          ------------   ----------                                  -----------
 Total stockholders'
  equity (deficit)......      (449,392)  11,918,000                                   23,487,553
                          ------------   ----------  -----------     -----------     -----------
Commitments and
 contingencies
                          $ 30,868,149   25,223,000    7,038,737       9,476,120      72,606,006
                          ============   ==========  ===========     ===========     ===========

                 COYOTE SPORTS, INC. AND ROYAL PRECISION, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS

                              Year      Twelve Months
                             Ended          Ended
                          December 31,  February 28,
                              1998          1999       Pro Forma       Pro Forma
                           Pro Forma      Pro Forma   Adjustments     Adjustments      Pro Forma
                             Coyote          RP        (Note 1)        (Note 2)        Combined
                          ------------  ------------- -----------     -----------     -----------
Net sales...............  $ 41,976,549    22,548,000                                   64,524,549
Cost of goods sold......   (34,017,166)  (14,467,000)                   (250,214)(j)  (48,734,380)
                          ------------   -----------                                  -----------
Gross profit............     7,959,383     8,081,000                                   15,790,169
Selling, general and
 administration
 expenses...............   (10,344,691)   (6,955,000)                   (415,843)(k)  (17,715,534)
Nonrecurring write off
 of goodwill and other
 assets.................   (11,341,332)          --                                   (11,341,332)
Nonrecurring merger
 related expenses.......           --        (77,000)                                     (77,000)
                          ------------   -----------                                  -----------
Operating income
 (loss).................   (13,726,640)    1,049,000                                  (13,343,697)
Other income (expense):
Interest expense........    (1,647,067)     (773,000) (1,641,730)(d)                   (4,061,797)
Debt financing costs....      (826,059)          --      826,059 (e)                          --
                                                      (2,948,901)(e)
                                                        (313,167)(f)                   (3,262,068)
Other...................       221,606       256,000                                      477,606
                          ------------   -----------                                  -----------
Income (loss) from
 continuing operations
 before income taxes and
 minority interests.....   (15,978,160)      532,000                                  (20,189,956)
Income tax expense......      (871,961)     (350,000)                                  (1,221,961)
Minority interests in
 subsidiaries' income
 and losses, net........       212,035           --                                       212,035
                          ------------   -----------                                  -----------
Net income (loss) from
 continuing operations
 before extraordinary
 item...................   (16,638,086)      182,000                                  (21,199,882)
Convertible preferred
 stock dividend.........           --            --                   (2,041,836)(m)   (2,041,836)
                          ------------   -----------  ----------      ----------      -----------
Net income (loss) from
 continuing operations
 before extraordinary
 item available to
 common stockholders....  $(16,638,086)      182,000  (4,077,739)     (2,707,893)     (23,241,718)
                          ============   ===========  ==========      ==========      ===========
Basic and diluted income
 (loss) per share from
 continuing operations
 before extraordinary
 item...................  $      (3.49)         0.03                                        (4.88)
                          ============   ===========                                  ===========
Shares used in
 calculating per share
 amounts................     4,762,797     5,755,945                                    4,762,797
                          ============   ===========                                  ===========

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS

                                                Unifiber                        Year Ended
                             Year Ended        Period from     Pro Forma     December 31, 1998
                          December 31, 1998  January 1, 1998  Adjustments        Pro Forma
                          Historical Coyote to March 27, 1998  (Note 3)           Coyote
                          ----------------- ----------------- -----------    -----------------
Net Sales...............    $  38,217,632       3,758,917                        41,976,549
Cost of goods sold......      (29,999,634)     (4,017,532)                      (34,017,166)
                            -------------      ----------                       -----------
  Gross profit..........        8,217,998        (258,615)                        7,959,383
Selling, general and
 administration
 expenses...............       (9,056,585)     (1,219,530)      (68,740)(n)
                                                                    164 (o)     (10,344,691)
Nonrecurring write off
 of goodwill and other
 assets.................     (11, 341,332)            --                        (11,341,332)
                            -------------      ----------                       -----------
  Operating income
   (loss)...............      (12,179,919)     (1,478,145)                      (13,726,640)
Other income (expense):
  Interest expense......       (1,419,221)        (97,634)     (130,212)(p)      (1,647,067)
  Debt financing costs..         (675,510)            --       (150,549)(q)        (826,059)
  Other.................          189,824          31,782                           221,606
                            -------------      ----------                       -----------
Loss before income taxes
 and minority
 interests..............      (14,084,826)     (1,543,997)                      (15,978,160)
Income tax expense......         (169,000)       (702,961)                         (871,961)
Minority interests in
 subsidiaries' income
 and losses, net........          212,035             --                            212,035
                            -------------      ----------      --------         -----------
Net income (loss) before
 extraordinary item.....    $ (14,041,791)     (2,246,958)     (349,337)        (16,638,086)
                            =============      ==========      ========         ===========
Basic and diluted loss
 per share..............                                                        $     (3.49)
                                                                                ===========
Shares used in
 calculating per share
 amounts................                                                          4,762,797
                                                                                ===========

                             ROYAL PRECISION, INC.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS

                                     Twelve                        Twelve
                                  Months Ended                  Months Ended
                                February 28, 1999  Pro Forma  February 28, 1999
                                   Historical     Adjustments     Pro Forma
                                       RP          (Note 4)          RP
                                ----------------- ----------- -----------------
Net sales.....................    $ 22,548,000                    22,548,000
Cost of goods sold............     (14,467,000)                  (14,467,000)
                                  ------------                   -----------
  Gross profit................       8,081,000                     8,081,000
Selling, general and
 administration expenses......      (6,955,000)                   (6,955,000)
Nonrecurring merger related
 expenses.....................        (580,000)     503,000          (77,000)
                                  ------------                   -----------
  Operating income............         546,000                     1,049,000
Other income (expense):
  Interest expense............        (773,000)                     (773,000)
  Other.......................         256,000                       256,000
                                  ------------                   -----------
  Income from continuing
   operations before income
   taxes......................          29,000                       532,000
Income tax expense............        (350,000)                     (350,000)
                                  ------------      -------      -----------
Net income (loss) from
 continuing operations........    $   (321,000)     503,000          182,000
                                  ============      =======      ===========
Basic and diluted income from
 continuing operations per
 share........................                                   $      0.03
                                                                 ===========
Shares used in calculating per
 share amounts................                                     5,755,945
                                                                 ===========

                 COYOTE SPORTS, INC. AND ROYAL PRECISION, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1

   The pro forma combined condensed balance sheet gives effect to $35,000,000 in senior debt, consisting of a $10,000,000 revolving line of credit and $25,000,000 in senior term debt, and $8,000,000 in senior subordinated debt (collectively, the "financing") as if the financing had occurred on December 31, 1998. As of May 13, 1999, the senior subordinated portion of that financing had not been committed. Consummation of the merger is contingent upon obtaining the financing. Coyote's senior management believe that the aforementioned financing will be obtained substantially with the terms described below. However, there can be no assurance that Coyote will obtain the financing necessary to consummate the merger, nor that it will be obtained on the terms described below. The senior debt and subordinate debt are being separately negotiated by the management of Coyote.

   The Coyote and RP pro forma combined condensed statements of operations give effect to the financing as if it had occurred at the beginning of the period presented. Also reflected in the Coyote and RP pro forma combined condensed financial statements are the estimated financing costs including payments to financial advisors and closing fees. Adjustments included in the Coyote and RP pro forma combined condensed financial statements are as follows:

     (a) Adjustment to record the net effect of proceeds from senior debt and subordinate debt from the financing and payments of existing notes payable and long-term debt. Coyote expects to receive proceeds from a note payable of $13,000,000, at an interest rate of prime plus 2% with a minimum rate of 9.75%, a note payable of $12,000,000, at an interest rate of prime plus 3.5% with a minimum rate of 11.25%, drawings of $4,511,849 under a line of credit facility, with an interest rate of prime plus 1.25% with a minimum rate of 9.0%, and a subordinate note payable of $8,000,000, at an interest rate of 13%. The $13,000,000 note payable is expected to be repaid over four years as follows: year one $1,250,000; year two $3,700,000; year three $4,000,000; year four $4,050,000, or earlier if cash flows exceed defined thresholds or if defined assets are sold or other defined transactions occur. The $12,000,000 note payable is expected to mature, with a balloon payment four years after the note commences or earlier if cash flows exceed defined thresholds or if defined assets are sold or other defined transactions occur. The $8,000,000 note payable is expected to mature with a balloon payment seven years after the note commences. The line of credit is expected to be available for four years, subject to an adequate borrowing base and could be paid earlier if cash flows exceed defined thresholds or if defined assets or other defined transactions occur. Coyote expects to use these proceeds to:

    . repay $29,263,109 in notes payable and long-term debt of Coyote and RP, $3,515,000 in total estimated financing costs (an additional $590,000 in financing costs have been accrued and is the minimum that will be payable when the $35,000,000 in senior debt is repaid in the future);

    .  to redeem $1,500,000 of Coyote series A preferred stock; and

    . use the remaining amount to pay $3,233,740 in remaining estimated merger and joint proxy statement/prospectus costs (an additional $274,000 in merger and joint proxy statement/prospectus costs have been paid and certain merger and joint proxy statement/prospectus costs may be deferred or may be paid with Coyote common stock at fair market value,

     (b) Adjustment to other assets reflecting write-off of unamortized debt financing costs on existing Coyote outstanding debt at December 31, 1998.

     (c) Adjustment to reflect the estimated fair value of 693,323 warrants to purchase common stock for no payment to be issued in connection with the subordinate debt. The estimated fair value of the warrants is $3.77 per warrant, which amount was determined using the Black Scholes valuation model. Each warrant, when exercised, would entitle the holder thereof to acquire one share of Coyote's common stock. The warrants will have an exercise period of seven years. As part of the terms and conditions of the subordinate debt currently being negotiated by Coyote's senior management, warrants are expected to be issued to the subordinate debt lender(s). Actual warrants issued may be more or less than the estimate.

     (d) Adjustment to record effect of net additional interest expense on indebtedness.

     (e) Adjustment to record amortization of financing costs, using the interest method, over the life of the loans of four and seven years and to eliminate amortization of financing costs on existing debt.

     (f) Adjustment to record amortization of discount on subordinate debt for warrants expected to be issued, using the interest method, over the life of the loans of seven years.

     (g) Coyote will incur early termination penalties of approximately $240,000 in connection with early repayment of existing debt. The early termination penalties will be recorded as an extraordinary loss on early extinguishment of debt, and have not been reflected in the pro forma combined condensed financial information.

  Coyote incurred a net loss of $2,896,000 for the three months ended March
31, 1999 and expects to incur additional losses in April and May and may incur losses subsequently. These losses are not reflected in the unaudited pro forma combined condensed balance sheet or statement of operations. The golf industry, the industry in which the Company operates, is seasonal, with spring and early summer historically experiencing the greatest sales volume, gross profits and operating income. Management believes that it is possible that it may not have adequate working capital or that availability under the line of credit may not be sufficient for Coyote to repay certain obligations which are reflected in the unaudited pro forma financial statements as being repaid at the consummation of the merger. Accordingly, Paragon has indicated that it is prepared to extend the maturity of its $6,000,000 loan for an indefinite period of time after the merger while the combined companies pursue refinancing alternatives, although no definitive agreement between Paragon and Coyote has yet been reached. In addition, Coyote has made arrangements to defer payment on up to $1,500,000 in Series A preferred stock and up to $1,600,000 in merger and joint proxy statement/prospectus costs. In the event that certain repayments and merger and joint proxy statement/prospectus costs are deferred beyond the closing of the merger. Coyote expects to repay these obligations with the proceeds of a contemplated private placement of common stock, the issuance of additional Coyote common stock or funds generated from operations subsequent to the merger. The pro forma combined condensed balance sheet does not include any adjustments for the potential deferral of any of these repayments.

NOTE 2

   The unaudited pro forma combined condensed balance sheet gives effect to the merger and to the financing as if they had occurred on December 31, 1998. The Coyote and RP unaudited pro forma combined condensed statements of operations give effect to the merger and to the financing as if they had occurred at the beginning of each period. Also reflected in the Coyote and RP unaudited pro forma combined condensed financial statements are the estimated merger and joint proxy statement/prospectus costs, including payments to financial advisors, independent accountants, attorneys and others. Adjustments included in the Coyote and RP unaudited pro forma combined condensed financial statements are as follows:

     (h) Total estimated merger and joint proxy statement/prospectus costs are $3,482,740, consisting of $2,207,740 in estimated merger costs and $1,300,000 in estimated joint proxy statement/prospectus costs. Of the $2,207,740 in estimated merger costs, $274,000 has been paid by RP and $229,000 has been accrued and expensed.

     (i) Adjustment to reflect the purchase price which represents the sum of;

    . the estimated fair value ($21,828,120) of 5,777,692 shares of Coyote series C preferred stock, $0.001 par value, to be issued in exchange for 5,667,375 shares of RP common stock outstanding as of January 31, 1999 (the estimated fair value of the consideration to be paid for the RP common stock is $3.78 per share of Coyote series C preferred stock issued based on an independent valuation performed by Lehman Brothers Inc.);

    . the estimated fair value of the 602,434 options to purchase Coyote common stock of $1,095,000 which amount was determined using the Black Scholes valuation model; and

    . estimated merger costs of $2,207,740. The purchase price exceeding the net book value of the assets acquired, including merger costs paid and accrued by RP, of $13,212,860 results in an increase in the carrying value of property, plant and equipment of $4,393,000 with the balance of $8,316,860 allocated to goodwill. The net book value of all remaining net assets approximate their fair value.

     (j) Adjustment to record additional depreciation expense related to the $4,393,000 increase to property, plant and equipment.

     (k) Adjustment to record amortization of goodwill resulting from the merger over the expected benefit period of 20 years.

     (l) The Coyote and RP pro forma combined basic and diluted loss per share amounts are based on the combined weighted average number of common shares outstanding for the periods presented. Conversion of Convertible Preferred Stock issued in connection with the merger would be antidilutive and thus is not reflected in the diluted amounts.

     (m) Adjustment to reflect dividends on 6% Coyote series C preferred stock issued based upon a $5.89 per share redemption value assuming no conversion taken by holders of the Coyote series C preferred stock.

EXPENSE REDUCTIONS

   Management has identified annualized cost savings in excess of $2,250,000 that have not been reflected in the pro forma combined condensed statements of operations. Coyote expects to realize these cost savings as well as additional cost reductions by benchmarking best practices at each manufacturing facility, through vendor consolidation and through improved distribution capabilities. However, there can be no assurance that these cost savings will be realized.

NOTE 3

   The Coyote and subsidiaries unaudited pro forma combined condensed statements of operations reflect Coyote's acquisition of Unifiber Corporation as if it had occurred as of the beginning of the period presented. On March 19, 1998, Coyote acquired all of the outstanding stock of Unifiber, a supplier of graphite golf shafts to premium golf club original equipment manufacturers, for a purchase price of $3,000,000 in cash and 521,739 shares of Coyote's common stock. The acquisition was accounted for by the purchase method. The results of operations of Unifiber were included in the operations of Coyote beginning April 1, 1998, since the results for the period from March 20, 1998 to March 31, 1998 were not significant. The following pro forma adjustments give effect to the purchase and related debt financing as of the beginning of the period presented for the unaudited pro forma combined condensed statement of operations.

     (n) Adjustment to record amortization of goodwill recorded in the acquisition on a straight-line basis over the expected benefit period of 20 years.

     (o) Adjustment to record additional depreciation expense related to equipment purchased and to eliminate depreciation expense of equipment sold.

     (p) Adjustment to record net effect of additional interest expense on indebtedness.

     (q) Adjustment to record amortization of debt financing costs on the interest method over an 18-month period.

EXPENSE REDUCTIONS

   The unaudited Coyote and subsidiaries pro forma combined condensed statements of operations do not reflect expected cost reductions for Unifiber under Coyote's management. Management identified annualized cost savings in excess of $1,328,000, which had been incurred by the previous owner and management that would not have been incurred under Coyote's management. Coyote realized these cost savings as well as additional expense reductions subsequent to acquiring Unifiber.

NOTE 4

   The RP pro forma condensed statement of operations for the twelve months ended February 28, 1999 has been adjusted to eliminate $503,000 of costs related to the merger between RP and Coyote which were expensed by RP prior to February 28, 1999. As described in Note 7 to RP's Form 10-QSB for the period ended February 28, 1999, RP disposed of the assets of its headwear division in March 1999.

                              CURRENT DEVELOPMENTS

Coyote results for the first quarter ended March 31, 1999

   On May 14, 1999, Coyote announced its results for the quarter ended March 31, 1999. For that quarter, Coyote had revenues of $7.9 million as compared to $8.0 million reported in the first quarter of 1998. Net loss reported was $2.9 million, or $0.50 per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share, for the comparable period in 1998. Coyote's net worth (deficiency) at March 31, 1999 was a deficiency of $3.4 million.

   The net loss for the first quarter was due to a decrease in gross profit, an increase in operating expenses and an increase in interest expense. Gross profit for the first quarter dropped to 7.3% as compared to 22.6% for the first quarter of 1998. Gross profit was negatively affected by the addition of two graphite shaft manufacturing facilities through the acquisition of Unifiber on March 19, 1998 and the acquisition of assets of West Coast Composites on September 9, 1998. In January 1999, Coyote consolidated its graphite shaft manufacturing operations in the Carlsbad, California facility, which management expects will improve gross profit in the future.

   Operating expenses for the first quarter were 33.0% of net sales as compared to 21.7% for the comparable period in 1998, as a result of an increase in general and administration and research and development costs from the acquisition of Unifiber and the acquisition of assets of West Coast Composites. Interest expense was $0.6 million for the first quarter of 1999 as compared to $0.1 for the first quarter in 1998.

                               BUSINESS OF COYOTE

 General

   Coyote was incorporated in Nevada on October 24, 1994. Coyote's principal offices are located at 2291 Arapahoe Avenue, Boulder, Colorado 80302.

   Coyote intends to continue to purchase companies within the sports equipment and recreation products industry with experienced management, that have well-established brand names and product lines, and strong engineering and design capabilities. Management intends to strengthen and foster the growth of these companies through the introduction of additional manufacturing capabilities and techniques, expanded sales and marketing efforts and vertical integration of company-wide manufacturing and distribution capabilities.

   Through an aggressive acquisition strategy, Coyote has a controlling ownership interest in five operating companies: Apollo, Reynolds Cycle Technology, Limited, Apollo Golf, Inc., Unifiber Corporation and Sierra Materials, LLC. In addition, Coyote has a minority interest in Unggul Galakan Sdn. Bhd.

   Inflation has not had a significant impact on Coyote's operations during the two years ended December 31, 1998.

The Apollo Group and Unifiber

 Apollo and Unifiber products

   The Apollo group and Unifiber have two main product areas: steel golf shafts and graphite golf shafts. Additionally, the Apollo group supplies high performance steel alloy tubing and Unifiber supplies high performance carbon composite bicycle components for use by Reynolds, Coyote's premium brand for bicycling components. The Apollo group also sells specialized steel tubing for wheelchairs and javelins.

   Apollo is the only manufacturer of seamless steel golf shafts in the world. Management believes that the physical integrity of the golf shaft is superior using a seamless tube. For this reason, a seamless tube is usually specified for safety-critical applications, such as power generation plants. Seamless tubes provide a more homogeneous shaft which produces a more consistent product and reduces the potential for structural defects. Seamless tubing also gives more opportunities to use a greater variety of high carbon, high strength alloy steels as compared to welded shafts. Apollo also uses high carbon alloys to maximize strength for golf shafts which are not obtainable in a welded form.

   Apollo and Unifiber manufacture a variety of unique golf shafts tailored to each customer's needs and specifications. Its golf shafts are used by some of the most well known golf club manufacturers. Coyote's golf shafts are generally designed and engineered by Apollo and Unifiber in partnership with its club manufacturer customers.

   Apollo also manufactures unique products to meet the needs of the retail after market consisting of the catalog and custom club maker market. For this market, Apollo manufactures a variety of golf shafts. Each variety is available in differing flexes, kick points, torques and weights. Apollo provides a range of innovative, high-quality products designed to maximize the performance of golfers at every skill level. Additionally, Apollo supplies high performance alloy steel tubing for use by Reynolds in the manufacture of cycle frame tubesets and specialized tubing for other uses, such as wheelchairs and javelins.

 Apollo and Unifiber sales and marketing

   Apollo and Unifiber together rank as one of the leading steel and graphite shaft manufacturers in the world and with the largest golf shaft manufacturing facility in all of Europe. Management believes that Apollo has a dominant position in the European market for golf shafts. The market for golf clubs, and therefore golf shafts, is driven not only by the growth in the golfing population, but also by the frequency of club purchases, which is determined principally by product innovation. In the United States and Europe, Coyote sells and markets its golf shafts through a salaried sales force directly to golf club manufacturers and custom club makers. Apollo and Unifiber's sales force consists of four full time employees in the United States and one full time employee in Europe. Apollo U.S., responsible for U.S. sales, has expanded its sales force to strengthen its sales and marketing efforts for golf shafts. Apollo's investment in promotional activities has succeeded in strengthening its image with new products. Current strategy focuses on the use of Apollo golf shafts by European and U.S. Tour professionals. Apollo's Tour professional conversion program includes one European consultant and two U.S. consultants who follow the professional circuits in order to promote the use of Apollo golf shafts.

 Apollo and Unifiber design, engineering and manufacturing

   The larger golf club manufacturers each require exclusively designed golf shafts for their club systems which comprise golf shafts, heads and grips engineered to work together. Apollo also designs specialty putter golf shafts which involve a high level of manufacturing complexity. Apollo and Unifiber both have separate advanced test and inspection facilities, which use "in-house" designed test equipment and a computer aided design package for golf shaft design. Apollo U.S. has its own test and inspection laboratory for steel golf shafts, while Unifiber has its own test and inspection laboratory for graphite golf shafts. Considerable technical support is provided to sales by product development engineers, involving frequent customer visits and presentations. Development of manufacturing processes is crucial to new product initiatives and is carried out by a senior development engineer with the support of two development engineers and a design engineer. Coyote's manufacturing processes involve a number of specialized processes requiring specific know-how.

   Unifiber purchased substantially all of the assets of West Coast, a wholly owned subsidiary of Cobra Golf Incorporated in September 1998, through which Unifiber has access to Autoclave technology. Autoclave units are used in the aerospace industry to achieve high compaction of composite components ensuring high strength and structural integrity. Unifiber is the only U.S. premium graphite shaft manufacturer with Autoclave units and believes that it would require a capital investment of approximately $1.0 million and significant expertise to acquire this technology. Management believes that Autoclave

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technology will enable Coyote to design more consistent, lower weight, higher strength shafts utilizing specialty cure resin systems. Management believes that the Company's shafts, which use the Autoclave, will be technologically superior to existing shafts in the market.

   Coyote's research and development team is the leader in the graphite market with numerous innovations and patents, including:

  . Construction for Fiber Reinforced Shaft (Patent 4,097,626)--original patent for high modulus graphite shafts;

  . Lynx Transmitter Shaft--first gripless graphite shaft (forerunner of the "Big Butt" technology);

  .  Flare Shaft (Patent 5,265,872);

  .  AVDP woods and irons--original Big Butt technology;

  .  Prince woods and irons--unique high performance designs; and

  .  lightweight golf shaft with controllable "feel" (Patent 5,620,380)

In addition, Unifiber designed the Callaway RCH 90, RCH 96 and RCH 99 shafts which management estimates to be the most popular designs in graphite shaft history.

   Coyote is the only manufacturer of steel shafts with an ISO 9001 quality certificated steel manufacturing facility and is also the only manufacturer of graphite shafts with an ISO 9001 quality certificated graphite manufacturing facility. Apollo manufactures its golf shafts in a 132,000 sq. ft. facility in Oldbury, England. Coyote owns the land, building and equipment used in manufacturing its golf shafts. Unifiber manufactures its golf shafts in a 56,000 sq. ft. facility in Carlsbad, California.

 Competition

   The golf shaft market has more than 35 competitors worldwide. The major competitors are Aldila, True Temper, HST, UST, Fujikura and RP. The industry is maturing and management anticipates a consolidation will occur over the next several years. In the end, management believes that the number of competitors will be reduced significantly as consolidation within the industry takes place. Technology, price, quality and service will be determining factors.

 Market

   Most golf clubs have golf shafts constructed from steel or graphite. Although some other materials are used, they represent an insignificant percent of the total world-wide market. Apollo sells its golf shafts to golf club manufacturers, and in the retail after market to catalogs and custom club makers. According to management estimates, based on invitations to bid, golf shafts represent a total worldwide wholesale market of approximately 60 million units, representing $250 million in gross revenues. The market for steel golf shafts has decreased over the last ten years due to the introduction of graphite golf shafts. With the acquisition of Unifiber, Coyote is in a position to continue as a leader in the golf shaft industry.

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   Sales of golf equipment is highly seasonal with models traditionally introduced in October and phased out by September of the following year. Selling concentration is somewhat weighted towards the first half of the year, when component purchase decisions are made for the following season. Larger manufacturers place orders by schedule for future delivery, but as much as 40% of Apollo U.S.'s sales can be generated by spot sales for immediate delivery to small and medium sized assemblers.

   According to the National Golf Foundation (the "NGF") in "Trends in the golf industry 1986-1996," U.S. golfers spend more than $15 billion a year on equipment, related merchandise and playing fees. Management estimates that world demand for golf shafts is forecast to grow from 55.6 million golf shafts in 1996 to 59.0 million golf shafts in 1998 in line with the increase in the golfer population in the U.S.A. Management estimates that the European golfer population has grown 56% from 1.6 million in 1988 to 2.5 million in 1995 and is forecast to grow to 2.9 million by 1998. According to the United States Golf Association (the "USGA") in "Golf participation in the United States," golf is played today by people from all walks of life. Approximately 43% of all golfers come from households headed by professionals or managers and another approximately 38% come from homes headed by blue-collar and clerical workers. The remaining approximately 19% consists of retirees and other persons. The U.S. golfer population currently stands at approximately 25 million players, of which approximately 11 million are core golfers, those who play 8 or more rounds per year. Of these core golfers, approximately 5 million play 25 or more rounds per year. According to the NGF, in 1997, the number of first-time players reached a record high of nearly three million, a 51.2% increase over the nearly two million beginners in 1996. Approximately 48% of all golfers are between the ages of 18 and 39. Senior golfers (over age 50) make up approximately 26% of the golf population.

   In 1998, the USGA estimated that there were approximately 78 million "baby boomers" in the United States. According to the NGF, the average golfer in their 40s or 50s plays 32.8% and 93.6% more rounds annually than the average golfer in their 30s, respectively. In addition, the average golfer in their 60s plays 217.6% more rounds than the average golfer in their 30s. As a result, Coyote believes that as the "baby boom" population reaches its "peak" golf-playing age, sales of golf-related equipment will continue to increase. Similarly, "echo boomers," or the children of the baby boom generation, who now constitute a large portion of new golfers, will have a similar impact on the golf equipment industry as they continue to age.

Reynolds Cycle Technology Limited

 Reynolds products

   Reynolds and its predecessor businesses have been manufacturing steel tubing for high end bicycle frames for 100 years. Reynolds' cycle tubing has been used in the winning bike in 27 of the last 41 Tour De France races. Currently, Reynolds has under contract the U.S.A. National Road Racing Team (which generally comprises a significant portion of the U.S.A. Olympic Team), the Saturn Racing Team and the Shaklee Racing Team. Using Reynolds cycle tubing, these teams have consistently finished within the top five places in the U.S.A.

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and within the top ten places worldwide. Through Reynolds' strong brand name and reputation for innovation Reynolds has established itself as a supplier to many major OEM customers including, alphabetically, such brands as GT Bicycle, Inc., Kona Bicycles USA, Raleigh Bicycle Company, Ltd., and Trek Bicycle Corp.

   Reynolds produces cycle tubing for a wide variety of cycle applications. The tubing is used for road racing bicycles, road track bicycles and time trial bicycles, competition touring bicycles, all-terrain bicycles and tandems. Reynolds shares its research and development function with its main steel tubing supplier, Apollo. Through this joint effort, the Reynolds 853(TM) /631(TM) "Air Hardened" products were developed. These products give an exceptional weight to strength and stiffness ratio not normally seen with conventional steel alloys that is achieved by a unique air hardening process that concentrates the stiffness in the frame geometry and strength in the joint, where it is most needed. Reynolds cycle tubes are all manufactured from high quality alloy steels, which also contributes to the high strength and stiffness to weight ratio. In addition to the 853(TM)/631(TM) products, Reynolds also manufactures its 753(TM) /531(TM) manganese molybdenum series and its 725(TM)/525(TM) and its 501(TM)/500(TM) chrome molybdenum series tubesets. The higher the number the higher the tensile strength and stiffness to weight ratio. Accordingly, the 853(TM) gives the greatest tensile strength and stiffness to weight ratio and the greatest performance features of tubesets in Reynold's product line.

   Through Reynolds and Unifiber, Coyote manufactures and distributes premium carbon composite bicycle components. Management has established a separate research and development group to focus on developing new products for the cycling industry and has hired leading research and development engineers from Easton, Trek and Unifiber. The carbon composite bicycle components are manufactured at Unifiber.

 Reynolds sales and marketing

   In the U.S. and Europe, sales and marketing is accomplished using a salaried sales force located in Elk Grove Village, Illinois for its U.S. sales and in its Birmingham, England factory for its European sales. The design engineers work closely with the Reynolds sales staff and the OEM customers. Reynolds markets its product line through advertising in several cycling trade journals. Reynolds produces cycle tubing for a wide variety of cycling applications. The tubing is designed and engineered for road racing bikes, track bikes, time trial bikes, touring bikes, mountain bikes and tandem bikes. Reynolds shares its research and development function with its main steel tubing supplier, Apollo (a subsidiary of Coyote). Through this joint effort, Apollo and Reynolds have developed products such as the Reynolds 853(TM) / 631(TM) "Air Hardened" products, which demonstrate an exceptional weight to strength and stiffness ratio not normally seen with conventional steel alloys. Reynolds offers 525 and 725 series tubing for its lower Carbon content, which makes it suitable for TIG-welded frames. This welding technique and production method has become extremely important for mountain-bike frames, because lugs are not normally required and design changes can be implemented easily. Reynolds' 531 brand of tubing utilizes Manganese-Molybdenum and is mainly used in lugged, brazed framesets when it produces a strong and durable racing frameset. In the heavier gauges, it can be used for BMX or touring framesets.

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 Reynolds design, engineering and manufacturing

   Reynolds currently manufactures its tubesets in a 20,000 square foot leased facility in Birmingham, England. Coyote designs unique tubesets or various pieces of a frame set to the specifications of its customers. Typically, the tubesets are bid and specified twelve months before the actual production of the cycle takes place. For example, in early 1997, the design and engineering team at Reynolds was prototyping tubes sets for 1998 models. Once specified into a specific bike model, manufacturing the tubeset is accomplished by a series of cold forming, butting, heat treating and manipulations. The engineers at Reynolds work closely with the design teams of its customers to ensure compliance with tight tolerances and quality specifications.

 Reynolds competition

   The majority of branded cycle tubing is supplied by six manufacturers worldwide. Easton is a U.S. based manufacturer, specializing in aluminum; Columbus is an Italian-based manufacturer, primarily using steel; Dedacciai is an Italian-based manufacturer, primarily using steel; True Temper, is a U.S. based manufacturer, primarily using steel; Tange, is a Japanese based manufacturer, primarily using steel; and Reynolds, a U.K.-based manufacturer primarily using steel and carbon composites.

 Market

   According to the 1995 Interbike industry report, more than 100 million Americans of all ages rode bicycles in 1993, which was up from approximately 72 million in 1983. The worldwide cycle industry produces approximately 108 million bicycles annually. Of those, 86% (93 million) are utility, low price point bikes sold primarily in low income countries for transportation at under $200 per cycle. Approximately 9% (10 million) of all bicycles sold fall in the $200 to $400 range. While in general these bikes use lower cost steel and are sold through mass merchants for recreational use, there are some examples of branded components appearing on the higher end of these models. Approximately 5% (5 million) of all bicycles sold are sold for greater than $400, mainly through specialist dealer networks. The latter models are Reynolds' targeted market since these bikes are sold on a combination of performance, tensile strength, endurance, brand and price to sports and recreation enthusiasts with above average income and education levels. Both bicycle brands and branded components tend to predominate in this segment, as potential purchasers will research competing specifications. In addition, the specialist dealer network also sells high margin after market accessories (for example, stems, seat posts, and wheels). These items often provide over 40% of the cycle revenue to the specialist dealer and represent a market into which Reynolds can extend its brand through introduction of new products. Geographically, the major markets for the top 5% of bicycles sold are Western Europe and the U.S., while the largest producers are physically in Taiwan and Italy. Management believes that the tubeset market in which it competes has annual revenues of approximately $50 to $100 million worldwide. This includes steel, aluminum, titanium and carbon fiber. Steel and aluminum tubesets account for approximately 90% of such annual revenues.

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Sierra Materials

 Sierra Materials products

   Sierra Materials produces three primary types of finished advanced composite materials, consisting of unidirectional pre-impregnated tape, made primarily from carbon fiber and fiberglass; solvent coated impregnated tape, primarily woven fiberglass and Kevlar(TM); and carbon fiber laminates and molded products. Sierra Materials' current customer base is comprised exclusively of commercial product manufacturers. The majority of Sierra Materials' customers are manufacturers of sporting goods. Because carbon fiber is as strong and durable as metal but much lighter and more versatile, it is used in many sporting goods applications where weight and performance are critical factors. Some typical uses for products made of carbon fiber which combine the features of strength, durability and lightness, include backpack frames, snowshoes, sailboat masts, golf shafts, bicycles, hockey sticks, ski poles, tennis rackets, tent poles, and other products where weight and strength are primary concerns. Coyote's finished composite materials are principally sold in rolls, sheets or in granular or chopped forms and are subsequently incorporated by Sierra Materials' customers into manufactured products.

   Over the last two decades, there has been significant growth in the use of graphite and other advanced composite materials as a result of improvements in applications engineering, advances in composites technology and declining costs to the customer in manufacturing final products.

 Sierra Materials engineering, design and manufacturing

   The most common method of advanced composites fabrication involves the use of prepreg. This is a term given to preimpregnated materials, either unidirectional fiber material or woven fabrics impregnated with resins. The raw graphite comes into the factory in the form of a spool of yarn, where each strand of yarn has between 1,000 to 50,000 filaments, depending on the specifications ordered. The unidirectional prepreg is manufactured by spreading these thousands of filaments (carbon or fiberglass) onto a resin coated paper and by using pressure and heat, impregnating the filaments with the resin. Both types of materials are sold in roll form to meet specific customer requirements for size and weight. The woven fabric prepreg is manufactured primarily of fiberglass, carbon fiber or Kevlar(TM).

   Sierra Materials recently expanded its manufacturing capabilities by opening a new, state-of-the-art 35,000 square foot facility. Sierra Materials has finished a $3.0 million capital expenditures investment in new machinery and equipment, which increased capacity by nearly 5 times, from 1,700 pounds per day to 8,500 pounds per day.

 Sierra Materials sales and marketing

   Sierra Materials' sales force contacts its customers directly and plans to expand its customer base through advertising, trade shows (both industry and customer specific) and direct marketing. Beginning in September 1998, Sierra Materials began an advertising campaign to increase its market exposure, advertising in two popular trade journals once

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each quarter for a total of seven advertisements per year. Sierra Materials will adjust its future advertising plans based upon the response from the fourth quarter (October/November) advertisements. Additionally, Sierra Materials began exhibiting at three industry trade shows for the first time in 1998. Sierra Materials gained significant exposure through these new shows as many industry journals and newsletters wrote articles covering Sierra Materials' announcements about increased capacity and lower prices. Sierra Materials intends to have one new product introduction or market announcement for each of these trade shows to gain additional market exposure.

 Competition

   Sierra Materials' primary competitors in its existing markets are Newport Composites in California and Toray Composites America in Washington. Additionally, Cytec-Fiberite (Formerly Cyctec Industries and ICI Fiberite) and Hexcel Corporation (formerly Ciba Geigy and Hexcel Corporation) supply products in Sierra Materials' primary markets, but are focused on aerospace markets. Other competitors include Aldila, Inc., which is a vertically integrated manufacturer of golf shafts and has started marketing its excess capacity in the recreational products markets.

   The composite materials market can be broken down into three segments: raw materials suppliers, such as suppliers of carbon fiber and resins; converters (prepreggers), such as Sierra Materials, which convert the raw materials into a useable state; and end users, such as golf club shaft manufacturers, which form the prepreg into a finished product. While some companies, such as the golf shaft manufacturer Aldila, have integrated into producing its own prepreg materials, very few companies have fully integrated from basic materials to end product.

Unggul

   On July 23, 1998 Coyote exchanged its 77% ownership interest in Pentiumatics Sdn Bhd for a 28% ownership interest in the outstanding common stock of Unggul. Unggul wholly owns Action Wear Sdn. Bhd, a southeast Asian manufacturer of athletic apparel. For the nine months ended September 30, 1998 (unaudited), Action Wear reported net income of $330,000 on sales of $5,869,000. As of September 30,1998 (unaudited), Action Wear had net assets of $1,812,000. Coyote has not actively managed Unggul since its minority investment was made in July 1998. Coyote has not received financial statements from Unggul for the year ended December 31, 1998.

Principal suppliers and customers

   Coyote, through Apollo and Reynolds, has an exclusive supply contract with Benteler AG, a steel tube supplier, which supplies essentially all of the steel for golf shaft and bicycle tube processing. The agreement establishes the price for annual periods but does not require the Company to purchase specified units or pounds. If the supplier ceased shipping steel tubing to the Company, the Company would have to contract with other steel tubing suppliers. In the opinion of management, changing suppliers would not have a material adverse effect on the Company's results of operations or liquidity.

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   Because of the historical volatility of consumer demand for specific clubs, as well as continued competition from alternative suppliers, sales to a given customer in a prior period may not necessarily be indicative of future sales. The loss of a significant customer or a substantial decrease in sales to a significant customer could have a material adverse effect on Coyote's business or operating results. Coyote anticipates a substantial increase in net sales to Cobra and a substantial decrease in sales to Callaway for the year ended December 31, 1999.

   Coyote, through Unifiber, has entered into a five-year supply agreement expiring December 31, 2003 with Cobra under which Unifiber will manufacture premium graphite golf shafts for Cobra. Either party may terminate the supply agreement upon a material breach by the other party of that supply agreement or the asset sale agreement between Unifiber and Cobra. While Coyote currently enjoys a strong relationship with Cobra, the loss of Cobra as a customer would have a significant adverse effect on Coyote's business.

Government regulations

 UNITED KINGDOM

   Apollo and Reynolds are established in England and are, accordingly, subject to the laws of England and Wales with regard to their activities generally. These laws relate to employment, including, for example, employee rights against unfair dismissal and discrimination on the basis of race, sex or disability, taxation, company administration, consumer protection and planning matters. Specific regulations which apply to Apollo and Reynolds as manufacturing companies include:

   Environment. The activities of Apollo and Reynolds are regulated by the Environmental Protection Act of 1990. This Act requires Apollo to obtain licenses to carry out its nickel coating process for golf shafts and to produce, store and dispose of industrial waste of various descriptions. In addition, consent is required from the local rivers authority under the Water Resources Act of 1991 and The Water Industry Act of 1991 regarding discharge of overflow water from its property into the public sewers. Coyote believes it is currently in compliance with all licenses and consents. When the Environment Act of 1995 is fully implemented, the relevant authority will have significantly increased powers to order persons and companies to clean contaminated land. However, these increased powers may only be exercised if the contamination poses a serious risk to health or property. No cleanup proceedings have been threatened against Apollo and Reynolds, nor are such proceedings anticipated.

   Health and safety. The principal United Kingdom statute is the Health and Safety At Work Act of 1974, which imposes a duty on employers to maintain "a safe system of work." This obligation is supplemented by various regulations requiring employers to establish procedures for assessing hazards to safety and for reducing or eliminating risk. Apollo and Reynolds have regular contact with the Factory Inspectorate, the statutory body which administers the Health and Safety At Work Act of 1974. No proceedings are in existence or threatened against the United Kingdom companies by the Factory Inspectorate.

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   Although management believes it is currently in compliance with the above regulations, Coyote's future operations could expose it to the risk of claims with respect to environmental matters. Although compliance with governmental requirements relating to the protection of the environment has not had a material adverse effect on Coyote's financial condition or results of operations to date, there can be no assurance that material costs or liabilities will not be incurred in connection with such environmental matters in the future.

 UNITED STATES

   Environmental Regulations. Coyote's operations which are located in the United States, including Sierra Materials, Apollo U.S. and Unifiber, are subject to governmental, environmental and health and safety laws and regulations that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes. These laws include, for example, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Clean Air Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended. Management believes Coyote is in compliance with United States environmental laws and regulations. Although compliance with governmental requirements relating to the protection of the environment has not had a material adverse effect on Coyote's financial condition or results of operations to date, there can be no assurance that material costs or liabilities will not be incurred in connection with such environmental matters in the future.

Properties

   Coyote's executive offices are located in Boulder, Colorado pursuant to a month to month lease. Apollo operates its golf shaft manufacturing in a facility in Birmingham, England, which is a heavy industrial area. Coyote owns the land, building and equipment used in manufacturing its steel golf shafts. Reynolds conducts its manufacturing operations out of a 20,000 sq. ft. facility in Birmingham, England pursuant to a month to month lease. Apollo U.S. operates a 8,153 square foot facility in Elk Grove Village, Illinois, pursuant to a lease which expires January 31, 2000. Lease payments at the facility are $3,500 a month. Sierra Materials conducts its manufacturing operations out of a 35,000 sq. ft. facility in San Diego, California, pursuant to a sublease which expires in March 2008. Lease payments at the facility are $12,000 a month and are subject to a rent increase of approximately 6% per annum. Unifiber conducts its manufacturing operations out of a 55,000 sq. ft. facility in Carlsbad, California pursuant to a lease which expires in December 2007. Lease payments at the facility are $28,000 a month and are subject to a rent increase based on the Consumer Price Index. Unifiber has a semi-vacant 60,000 sq. ft. facility in San Diego, California pursuant to a lease which expires in March 2006 which it is looking to sublet. Lease payments at the facility are $48,000 a month and are subject to a rent increase of 4% per annum.

Legal proceedings

   Coyote has no material legal proceedings.

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Employees

   As of December 31, 1998, Coyote had 373 full time employees. Coyote hires additional temporary employees as may be required to support expansion of Coyote's operations.
   There are three different unions that have collective bargaining agreements with Apollo and Reynolds. All hourly paid Apollo employees and 18 hourly paid Reynolds employees are members of a union. Several union agreements apply to all hourly employees of both companies.

   Except for the Hourly Paid Agreement, which is negotiated annually, there are no termination dates to the above agreements. The above agreements continue to apply until otherwise renegotiated between the parties. Management believes that the relationship with its employees is good.

Executive officers of the registrant

   The executive officers of Coyote as of May 26, 1999 are as follows:

   James M. Probst, chief executive officer and president--Mr. Probst is a co-founder of Coyote and has been an officer of Coyote since February 1995. Mr. Probst currently owns 1,170,100 shares of Coyote common stock, representing 21.7% of the total outstanding shares on May 26, 1999. Mr. Probst's purchase price for his ownership in his shares was $4,250,000 or $3.63 per share. From 1986 to 1995, Mr. Probst was employed by Schuller International Corporation, a wholly owned subsidiary of Manville Corporation. During that time, Mr. Probst worked through the research and development group to managing a business unit that manufactured a specific type of fiberglass insulation. He was responsible for all strategic aspects of the business which included significant capital investment and production technology development. Mr. Probst received a B.S. degree in Mechanical Engineering from the University of Colorado, Denver in 1986 and a Masters in Business Administration from the University of Denver in 1990.

   John Paul McNeill, chief financial officer and treasurer--Mr. McNeill joined Coyote in July 1997 as controller and was elected chief financial officer and treasurer in February 1998. From 1996 to 1997, Mr. McNeill was controller of Cobra, a wholly owned subsidiary of Fortune Brands. Prior to his position at Cobra, he spent four years as a certified public accountant with Ernst & Young LLP, one year in the United Kingdom and three years in San Diego, California. Mr. McNeill is knowledgeable in both U.S. and U.K. generally accepted accounting principles. Mr. McNeill graduated high honors with a B.B.A from the University of Notre Dame in 1992.

   James A. Pfeil, vice president--operations--Mr. Pfeil joined Coyote in May 1997 as vice president. From May 1995 to May 1997, Mr. Pfeil was senior vice president of operations of Cobra, a wholly owned subsidiary of Fortune Brands. From May 1992 to May 1995, he was vice president and general manager of West Coast Composites, a wholly

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owned subsidiary of Cobra. West Coast Composites manufactured all the graphite shafts used by Cobra. From April 1990 to May 1992, he was director of materials at Cobra. Mr. Pfeil received a B.S. in Business from San Diego State University in 1980.

   Mel S. Stonebraker, secretary--Mr. Stonebraker, co-founder of Coyote, has been an officer and director of Coyote since its incorporation in 1994. Mr. Stonebraker currently owns 1,430,000 shares of Coyote Sports common stock, representing 24.8% of the total outstanding shares on May 26, 1999. Mr. Stonebraker's purchase price for his ownership in his shares was $4,250,000 or $2.97 per share. From 1983 to 1994, Mr. Stonebraker was international business development manager for Schuller International Corporation, a wholly owned subsidiary of Manville Corporation. In that position, he was responsible for corporate activities throughout the Pacific Rim countries. He was a resident in Singapore from 1984 to 1989. Mr. Stonebraker received a B.A. degree from the University of Colorado in 1977 and a Masters of International Administration from the American Graduate School for International Management (Thunderbird) in 1983.

Intellectual property

   Coyote's success depends and will continue to depend in part on the goodwill associated with its various trademarks, including "APOLLO", "ACCULITE", "MATCHFLEX", "MASTERFLEX", "SHADOW", "FLARE SHAFT" and others. Coyote has sought and obtained trademark registrations, or has applications currently pending, for these and other marks in the United States through the United States Patent and Trademark Office and for a portion of these marks in many foreign countries as well.

   Coyote has certain confidential and proprietary information including confidential information relating to the operation of Coyote's business, sales and customer information, supplier information and certain portions of the manufacturing process which may be proprietary. While Coyote has taken reasonable steps to safeguard such information, there can be no assurance that the steps that have been and are taken by Coyote in this regard will be adequate to prevent misappropriation of its technology or that Coyote's competitors will not independently develop technologies that are substantially equivalent or superior to Coyote's technology.

Research and development

   Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products amounted to approximately $813,000 for the year ended December 31, 1998 compared to $783,000 in 1997.

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COYOTE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS

 Overview

   Through an aggressive acquisition strategy, Coyote wholly owns or has a controlling interest in five operating entities worldwide: Apollo, Reynolds, Apollo U.S., Sierra Materials, and Unifiber. Coyote's products include steel and graphite golf shafts, premium grade cycle tubing and javelins. Coyote also produces graphite and other advanced composite materials for use in the production of golf shafts, fishing poles, ski poles, hockey sticks and other sporting goods products.

   Coyote's business objective is to become a leading provider of sports equipment and recreational products. Coyote management intends to build a consolidated group of companies engaged in related and complementary businesses that work together to compete effectively in the sports equipment and recreation products industry. Coyote intends to continue to purchase companies within the sports equipment and recreation products industry with experienced management, that have well-established brand names and product lines and strong engineering and design capabilities. Management intends to strengthen and foster the growth of these companies through the introduction of additional manufacturing capabilities and techniques, expanded sales and marketing efforts and vertical integration of company-wide manufacturing and distribution capabilities.

 Results of operations

   As discussed in greater detail below, the acquisition of Unifiber on March 19, 1998, the acquisition of West Cost on September 9, 1998 and the acquisition of Sierra Materials on March 27, 1997 have resulted in material increases in Coyote's net sales, cost of goods sold and operating expenses for the year ended December 31, 1998 in comparison to the year ended December 31, 1997.

   Coyote's results of operations could be materially adversely affected by the traditional volatility in consumer demand for specific golf club brands. Coyote also believes that while it will often be impossible to predict such shifts in advance, Coyote's broad range of customers should reduce the extent of the impact on Coyote's financial results.

   The following table sets forth, for the periods indicated, certain statement of operations data as a percentage of net sales. The 1997 data reflects the consolidated results of Apollo, Reynolds, Apollo U.S., ICE*USA (ICE) and general corporate expenses from January 1, 1997 through December 31, 1997 and includes Sierra Materials and Pentiumatics from April 1, 1997 through December 31, 1997 as these entities were acquired as of April 1, 1997. The 1998 data reflects the consolidated results of all entities except for Unifiber from January 1, 1998 through December 31, 1998. Unifiber was acquired on March 19, 1998 and is included in Coyote's results from April 1, 1998 through December 31, 1998, since the results for the period from March 20, 1998 to March 31, 1998 are not significant. The assets of West Coast Composites were consolidated into Unifiber on September 9, 1998 and are included in Coyote's results from September 9, 1998 through December 31, 1998.

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

                                                                       Year
                                                                       Ended
                                                                     December
                                                                        31,
                                                                     ----------
                                                                     1998  1997
                                                                     ----  ----
   Net sales.......................................................  100%  100%
   Cost of goods sold..............................................  (78)  (80)
                                                                     ---   ---
   Gross profit....................................................   22    20
                                                                     ---   ---
   Selling, general and administrative costs.......................  (24)  (30)
   Nonrecurring write off of goodwill and other assets.............  (30)  --
   Operating income (loss).........................................  (32)  (10)
                                                                     ---   ---
   Interest expense, net...........................................   (4)   (2)
   Debt financing costs............................................   (2)   (2)
     Loss on relinquishment of assets .............................   --    (3)
     Other income (expense)........................................    1    (1)
     Loss before income taxes, minority interests and extraordinary item.........................................................  (37)  (18)
                                                                     ---   ---
   Income tax (expense) benefit....................................   (1)    1
   Minority interests..............................................    1     2
   Loss before extraordinary item..................................  (37)  (15)
   Extraordinary item, net of taxes................................    1   --
                                                                     ---   ---
       Net loss....................................................  (36)  (15)
                                                                     ===   ===

   On March 19, 1998, Coyote acquired all of the outstanding stock of Unifiber Corporation, a supplier of graphite golf shafts to premium original equipment manufacturers, for a purchase price of $3,000,000 in cash and 521,739 shares of Coyote common stock recorded at fair value of $1,500,000. The acquisition was accounted for by the purchase method. Under the terms of the agreement, the previous owner has the option to sell the shares back to Coyote for a period of two years after the closing at a price of $5.17 per share. In addition, Coyote has agreed to pay the previous owner $100,000 per year for the next five years for a not to compete agreement in which the previous owner will not own, manage, operate, be employed at or be connected to in any manner with any business of the type conducted by Unifiber. The agreement provides for an earnout in the event Unifiber's financial performance for the twelve month period following the date of the transaction results in net income before income taxes above $1,500,000. The earnout ranges from $0 to $2,000,000 based upon net income before income taxes of $1,500,000 to $2,500,000. Based on actual operating results no earnout will be paid. As a result of the acquisition, total assets recorded were $13,879,967, of which $10,998,427 was goodwill. Liabilities assumed were $9,082,446.

   On June 15, 1998, Coyote relinquished the rights to certain intangible assets to the previous owner and stopped distributing winter sports products under the ICE*USA trade name. Coyote removed all of the assets and liabilities of ICE*USA from its consolidated financial statements which resulted in an extraordinary gain of $346,581 for the year ended December 31, 1998. In the fourth quarter of the year ended December 31, 1997, Coyote incurred a charge of $934,000 by writing down the intangible assets associated with the ICE*USA trade name and customer list.

   On July 23, 1998, Coyote exchanged its 77% ownership interest in Pentiumatics Sdn. Bhd. for a 28% ownership in the common stock of Unggul Galakan Sdn. Bhd. Unggul wholly owns Action Wear Sdn. Bhd., a Southeast Asian manufacturer of athletic apparel. For the nine months ended September 30, 1998 (unaudited), Action Wear reported net income of $330,000 on revenues of $5,869,000. As of September 30, 1998 (unaudited), Action Wear had net assets of $1,812,000.

   On September 9, 1998, Coyote purchased substantially all of the assets of West Coast, a wholly owned subsidiary of Cobra, for a purchase price of $500,000 in cash and $5,500,000 in the form of a note payable due March 31, 1999. As a result of the acquisition, total assets recorded were $6,500,000. Liabilities assumed were $500,000. The acquisition has been accounted for by the purchase method. The consideration given for the purchase of West Coast Composites from Cobra Golf was based on the value of the assets acquired and on the anticipated net income from the five year supply contract entered into with Cobra Golf.

   In conjunction with the acquisition of all the assets of West Coast, Coyote assumed the operating lease of the West Coast facility. In December 1998, Coyote determined that the West Coast production facility in Carlsbad, California was preferable to the Unifiber facility in San Diego, California due to the close proximity of the West Coast facility to its largest customer and to other significant golf club companies. In addition, management believes it will be able to manufacture graphite golf shafts more efficiently and at lower cost at the West Coast facility.

   As a result of a significant reduction in order volume subsequent to the acquisition of Unifiber, management determined that goodwill from the Unifiber acquisition had been significantly impaired and recorded a nonrecurring write off of goodwill and other assets of $11,341,332 in the fourth quarter.

   Coyote evaluated long-lived assets, which included goodwill, at the lowest level for which there are identifiable cash flows in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and APB Opinion No. 17 "Intangible Assets". Impairment was determined by evaluating the estimated amount at which the assets of Unifiber could be sold in a current transaction between willing parties. In the fourth quarter of 1998, it was determined the goodwill acquired in the Unifiber acquisition had been significantly impaired due to sales orders from three significant customers, who historically had collectively represented greater than 90% of Unifiber's sales, declining to de minimis amounts. For the nine months ended December 31, 1998, from the date of acquisition through Coyote's year end, excluding the non-recurring write off of goodwill and other assets of $11,341,332, Unifiber incurred a net loss of $460,000 as compared to a net loss of $284,000 for the same period in 1997. In March 1998, Coyote projected a net income of $646,000 for 1998 and $945,000 for 1999. In the fourth quarter with the 90% reduction in order volume, Coyote revised its projections to a net loss of $3,022,000 for 1999. The cost savings from the plant consolidations and the Cobra agreement were not considered in determining the impairment of goodwill from the Unifiber acquisition. The plant consolidation was determined after the loss of customers and the Cobra agreement resulted from a subsequent business combination and does not impact cash flows at the Unifiber level, which was the level used for evaluation of loss. Accordingly, the remaining goodwill associated with the acquisition of Unifiber totaling $10,815,119 was expensed. Additionally, Coyote estimated the remaining periods that the Unifiber facility would be in use and amortized the remaining book value of leasehold improvements and other long-lived assets that were impaired over the remaining estimated use period. Coyote accordingly recognized as a liability and expense in the fourth quarter of 1998, seven months of lease payments and estimated executory costs for the Unifiber facility based on estimates received from local real estate brokers. Should this facility not be sub-leased within this period, Coyote will recognize additional expense in the future.

 Years ended December 31, 1998 and 1997

   Net sales for the year ended December 31, 1998 increased 38% to $38,218,000, of which $8,914,000 were from UK operations and $29,304,000 were from U.S. operations, as compared to $27,686,000 for the previous year, of which $8,870,000 were from UK operations and $18,816,000 were from U.S. operations. The increase in net sales is primarily attributable to an increase in golf shaft sales from the acquisition of Unifiber and West Coast. Coyote's golf shaft business accounted for approximately 79.9% and 67.0% of Coyote's revenue for the years ended December 31, 1998 and 1997, respectively.

   Sales to Callaway and Cobra have increased on a percentage basis from 1997 to 1998 as a result of the acquisition of Unifiber in March 1998 and the supply contract entered into with Cobra in September 1998 in connection with the acquisition of West Coast. Because of the historical volatility of consumer demand for specific clubs, as well as continued competition from alternative suppliers, sales to a given customer in a prior period may not necessarily be indicative of future sales. The loss of a significant customer or a substantial decrease in sales to a significant customer could have a material adverse effect on Coyote's business or operating results. Coyote anticipates a substantial increase in net sales to Cobra and a substantial decrease in sales to Callaway for the year ended December 31, 1999.

   Coyote, through Unifiber, has entered into a five-year supply agreement, expiring December 31, 2003, with Cobra under which Unifiber will manufacture premium graphite golf shafts for Cobra. Either party may terminate the supply agreement upon a material breach by the other party of that supply agreement or the asset sale agreement between Unifiber and Cobra. While Coyote currently believes it has a strong relationship with Cobra, the loss of Cobra as a customer would have a significant adverse effect on Coyote's business.

   Gross profit for the years ended December 31, 1998 and 1997 was 22% and 20% of net sales, respectively. The increase in gross margin is primarily attributable to a change in product mix to higher margin golf shafts.

   Selling, general and administrative expenses for the year ended December 31, 1998 were 24% of net sales or $9,057,000 as compared to 30% of net sales or $8,243,000 for the previous year. The increase in operating expenses is primarily due to the acquisition of Unifiber and West Coast and approximately $305,000 in expenses incurred in connection with the proposed merger between Coyote and Royal, which were offset by reductions in operating expenses for Apollo.

   Excluding the nonrecurring write off of goodwill and other assets, Coyote had an operating loss of $839,000 for the year ended December 31, 1998, as compared to an operating loss of $2,669,000 for the previous year. The change is attributable to an increase in sales, a change in product mix to higher margin golf shafts and a reduction in selling, general and administrative expenses as a percent of sales, which was partially offset by approximately $305,000 in costs incurred in connection with the proposed merger between Coyote and RP. After the nonrecurring charge of $11,341,332 relating to the nonrecurring write off of goodwill and other assets as noted above, Coyote had an operating loss of $12,180,000 for the year ended December 31, 1998.

   Interest expense was $1,419,000 for the year ended December 31, 1998 as compared to $473,000 for the previous year. The increase in interest expense is primarily attributable to the $6,000,000 note payable entered into on March 19, 1998 to acquire Unifiber and the $5,500,000 note payable entered into on September 9, 1998 to acquire the assets of West Coast.

   In connection with the $6,000,000 note payable entered into on March 19, 1998 to acquire Unifiber, Coyote issued shares of Coyote common stock. The fair value of the issued shares is being amortized over the contracted life of the loan. In December 1998, Coyote issued additional shares in connection with the note payable which were expenses. For the year ended December 31, 1998, Coyote incurred $676,000 in debt financing costs, excluding interest, in connection with the $6,000,000 note payable. Coyote entered into two secured promissory notes with Bridge Lenders in 1997 for $1,500,000 and two short term unsecured promissory notes with other lenders in 1997 for $800,000. For the year ended December 31, 1997, Coyote incurred $617,000 in debt financing costs, excluding interest, in connection with these notes.

   Coyote incurred a charge of $934,000 for the year ended December 31, 1997 by writing off the intangible assets associated with the ICE*USA trade name and customer list as a result of having received written notice of its payment default of approximately $100,000. Consequently, Coyote wrote down the intangible assets in the fourth quarter of the year ended December 31, 1997.

   Coyote recorded income tax expense of $169,000 for the year ended December 31, 1998 on net income from its UK operations. Coyote recorded an income tax benefit of $281,000 for the year ended December 31, 1997 primarily as a result of losses generated by Apollo in the United Kingdom and recapturing previously paid income taxes in 1997.

   Minority interests in subsidiaries' losses were $212,000 and $407,000 for the years ended December 31, 1998 and 1997, respectively. Minority interests in subsidiaries' losses are a result of the net effect on profits and losses of Sierra Materials, ICE (prior to the relinquishment of ICE's assets) and Pentiumatics (prior to the exchange of ownership) and is based on the minorities' percentage ownership in Sierra Materials (20%), ICE (prior to the relinquishment of ICE's assets) (20%) and Pentiumatics (prior to the exchange of ownership) (23%).

   Excluding the nonrecurring write off of goodwill and other assets and an extraordinary gain, net loss for the year ended December 31, 1998 was $2,700,000 or $0.57 per share, as compared to a net loss of $4,168,000 or $1.22 per share for the previous year. After the nonrecurring charge of $11,341,000 and the extraordinary gain of $347,000, net loss for the year ended December 31, 1998 was $13,695,000 or $2.88 per share. The increase in net loss is primarily attributable to the nonrecurring charge from the write off of goodwill and other assets and due to an increase in interest expense offset by an increase in sales and gross profit.

   In order to become profitable, Coyote must continue to increase sales while effectively managing costs. Profitability depends to a large extent on management's ability to increase sales, reduce selling, general, and administrative costs, more efficiently use existing plant capacities at Apollo, Reynolds and Sierra Materials and by acquiring companies whose businesses would be complementary to, and compatible with, the existing business of Coyote's subsidiaries. There can be no assurance that Coyote will be able to achieve these goals or become profitable in the future.

 Years ended December 31, 1997 and 1996

   Coyote had revenues of $27,686,000 for the year ended December 31, 1997, of which $8,870,000 were from UK operations and $18,816,000 were from U.S. operations. Coyote had revenues of $5,453,000 for the year ended December 31, 1996, of which $2,499,000 were from UK operations and $2,954,000 were from U.S. operations. Coyote's golf shaft business accounted for approximately 67% and 91% of Coyote's revenue for the years ended December 31, 1997 and 1996, respectively.

   Coyote had gross profit of $5,574,000 for the year ended December 31, 1997, compared with $1,284,000 for the year ended December 31, 1996. Gross margins fell from 23% in 1996 to 20% in 1997 primarily due to the addition of Sierra Materials in April 1997 which historically has had lower gross margins than Coyote's other operating entities, inventory write off at ICE*USA and graphite shaft manufacturing costs incurred by Apollo. To improve margins, Coyote commenced a $3.0 million capital expansion project in the fourth quarter of 1997 at Sierra Materials to increase capacity and improve operating efficiencies. The capital expansion project was completed in the third quarter of 1998. In addition, Coyote closed its graphite shaft manufacturing facility in El Cajon, California in the fourth quarter of 1997.

   Coyote's operating expenses increased to $8,243,000 for the year ended December 31, 1997 compared to $2,308,000 for the comparable period in 1996. Operating expenses as a percentage of revenue fell from 42% in 1996 to 30% in 1997 as a result of a full year's effect of owning and operating Apollo and Reynolds in 1997.

   Coyote incurred an operating loss of $2,669,000 for the year ended December 31, 1997 compared to an operating loss of $1,024,000 for the comparable period in 1996.

   Interest expense for the year ended December 31, 1997 was $473,000 compared to $35,000 in 1996. The increase in interest expense is primarily the result of Coyote's credit facilities in the United States, the United Kingdom, interest on the remaining purchase obligation for ICE*USA and interest expense on two promissory notes with bridge lenders which were repaid in September 1997.

   Coyote incurred a charge of $934,000 for the year ended December 31, 1997 by writing off the intangible assets associated with the ICE*USA trade name and customer list as a result of having received written notice of its payment default of approximately $100,000. Consequently, Coyote wrote off the intangible assets in the fourth quarter of the year ended December 31, 1997 as there was no continuing utility with these assets.

   Coyote entered into two secured promissory notes with bridge lenders in 1997 for $1,500,000 and two short term unsecured promissory notes with other lenders in 1997 for $800,000. For the year ended December 31, 1997, Coyote incurred $617,000 in debt financing costs excluding interest in connection with these notes. No such transactions took place in the year ended December 31, 1996.

   Coyote recorded an income tax benefit of $281,000 for the year ended December 31, 1997, primarily as a result of losses generated by Apollo in the United Kingdom and recapturing previously paid income taxes in 1997. A portion of Apollo's current year losses were offset against taxes paid in 1997 on 1996 income and a portion will be utilized to offset future taxable income, if any, in the United Kingdom. No such income tax benefits existed for the year ended December 31, 1996.

   Coyote incurred a net loss of $4,168,000 for the year ended December 31, 1997 or a net loss of $1.22 per share compared to a net loss of $938,000 or $0.27 per share for the comparable period in 1996.

 Seasonality

   As a result of Coyote's present operations being primarily dependent upon golf shaft sales, management expects for the foreseeable future that Coyote's business will remain seasonal. Coyote's customers have historically built inventory in anticipation of purchases by golfers in the spring and summer, the principal selling season for golf shafts; Coyote's primary product. Coyote's operating results have been affected by seasonal demand for golf clubs, which has generally resulted in higher sales in the spring and summer months. The success of certain customers' products, patterns of product introduction, and customer acceptance thereof, coupled with generally increasing overall demand for golf shafts, may mitigate the impact of this seasonality.

Year 2000 issue

   Coyote is aware of the issues associated with the programming code in existing computer systems and is working to resolve the potential impact of the year 2000 on the ability of its computerized information systems to accurately process information that may be date sensitive. Any of Coyote's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. Coyote utilizes a number of computer programs across its operations. Coyote has developed a Year 2000 project team to address the Year 2000 issue. An initial assessment has been completed for each of its operations. The evaluation revealed that a number of computer hardware and software systems utilized by Coyote have Year 2000 compliance issues. These systems will need to be replaced or upgraded. The majority of the system and/or programs are "off the shelf" products with Year 2000 compliant versions now available. However, there are some custom programs which will need to be reprogrammed to be Year 2000 compliant. A Year 2000 plan has been developed for all of Coyote's operations, some of which are in the implementation and testing stages. The systems and programs are scheduled to be replaced or upgraded by September 1, 1999. Coyote expects to have all critical systems and/or programs Year 2000 compliant by August 1999.

   Coyote relies on third parties for many products and services and it may be adversely impacted if these companies are unable to address this issue in a timely manner, which could result in a material financial risk to Coyote. Coyote has identified key suppliers and customers and is currently performing an assessment on the state of readiness and/or compliance of those key suppliers and customers. If the key suppliers are not compliant by August 31, 1999, Coyote plans on approving other suppliers as supplementary sources. Management expects that completion of its Year 2000 compliance project will result in expenditures of approximately $100,000. To date, the Company has spent approximately $30,000 to become Year 2000 compliant. Coyote's failure to resolve the Year 2000 issue before December 31, 1999 could result in system failures or miscalculations causing disruption in operations including, among other things, an inability to process transactions, send invoices, send and/or receive e-mail and voice mail, or engage in similar normal business activities. Additionally, failure of third parties upon whom the Company's business relies to timely remediate their Year 2000 issues could result in disruptions in the supply of parts and materials, late, missed or unapplied payments, disruptions in order processing and other general problems related to their daily operation. While Coyote believes its Year 2000 compliance actions will adequately address its internal Year 2000 issue, until Coyote completes its assessment of its suppliers and customers, the overall risks cannot be accurately described and quantified, and there can be no guarantee that the Year 2000 issue will not have a material adverse effect on the Company. Coyote has not, to date, implemented a Year 2000 contingency plan. Coyote's goal is to have the major Year 2000 issues resolved by September 1, 1999. Final verification and validation is scheduled to occur by October 1999. However, Coyote intends to develop and implement a contingency plan by July 31, 1999, in the event that its Year 2000 issue plan should fall behind schedule.

 Liquidity and Capital Resources

   As of December 31, 1998, Coyote had an accumulated deficit of $19,188,000 compared to an accumulated deficit of $5,493,000 at December 31, 1997. Net loss for the year ended December 31, 1998 was $13,695,000, compared to a net loss of $4,168,000 for the previous year. As of December 31, 1998, Coyote had a working capital deficit of $14,712,000, compared to working capital of $1,366,000 at December 31, 1997. Cash used in operating activities for the year ended December 31, 1998 was $3,590,000, compared to cash used in operating activities of $4,238,000 for the previous year .

   As of December 31, 1998, Coyote had nine outstanding notes payable. The notes are broken out by operating entity and discussed below.

 Coyote-Parent

   As of March 19, 1998, Coyote entered into a $6,000,000 promissory note and loan agreement as amended December 30, 1998 with Paragon. Paragon is an unrelated third party to Coyote, although as a condition of the loan agreement, the Coyote board of directors appointed Mr. Mark Pappas, the president of the general partner of Paragon, to Coyote's board of directors, a capacity in which he currently serves. In the ordinary course of business, this loan would be due September 19, 1999. Interest is payable quarterly at an interest rate of 12% per year. The consummation of the merger agreement would cause the note to be due immediately.

   Under the loan agreement, Coyote issued Paragon 163,265 shares of Coyote common stock as of March 19, 1998, which represented $1,000,000 divided by the closing price of the common stock on the Nasdaq Small Cap Market on the day immediately preceding the closing of the loan. The loan agreement provides that the issuer shall issue to Paragon such additional number of shares of Coyote common stock, if any, as are necessary to make the aggregate value of all shares of common stock issued equal $1,000,000 on December 30, 1998, upon the maturity of the loan and upon the prepayment, if any, of the loan. Pursuant to this formula, and based on a December 29, 1998 closing price of the common stock on the Nasdaq Small Cap Market of $3.25 per share, Coyote issued Paragon an additional 144,427 shares of the Coyote common stock effective December 30, 1998. Coyote may be required to issue Paragon additional shares of common stock under the referenced formula depending on the price of the Coyote common stock at the maturity date (September 19, 1999) and on any date that the note is prepaid in full prior to the maturity date.

   The loan agreement provides that the note is secured by 1,430,000 shares of Coyote's common stock owned by Mel Stonebraker, director, and by 1,170,000 shares of Coyote's common stock owned by Jim Probst, president and chief executive officer. Under the loan agreement, Messrs. Stonebraker and Probst retain the power to vote their shares of Coyote common stock as long as Coyote is not in default under the loan agreement.

   On November 16, 1998, Coyote entered into a convertible promissory note for $1,000,000 with interest payable as a warrant to purchase 35,000 shares of Coyote's common stock. Principal on the note is due and payable upon refinancing of Coyote's debt in connection with the merger between Coyote and RP if Coyote is able to secure the refinancing prior to May 1, 1999. In the event that the refinancing does not close on or before May 1, 1999, the holder of the promissory note has the option of converting all or any portion of the principal amount into Coyote's common stock at the price of $3.25 per share up to and not to exceed five percent of the then outstanding shares of Coyote's common stock. If the holder of the promissory note does not exercise this option, Coyote must repay the principal balance of $1,000,000. Management is in discussions with the holder of the promissory note and expects the note will be extended through the consummation of the merger between Coyote and RP and subsequently converted into Coyote's common stock.

 Apollo

   One note payable provides for borrowings under a foreign line of credit up to 600,000 Pounds Sterling ("PS") (approximately $1,020,000 U.S. at December 31, 1998) with an interest rate of 1.5% plus the LIBOR rate. Amounts outstanding on the note are secured by the land and buildings owned by Apollo. As of December 31, 1998, $715,000 was outstanding under this note payable.

   On November 21, 1998, Apollo entered into a five-year note payable for up to 400,000 PS (approximately $680,000 U.S. at December 31, 1998) with an interest rate of 1.75% plus the LIBOR rate. Amounts outstanding on the note are secured by the land and buildings owned by Apollo. As of December 31, 1998, $635,000 was outstanding under this note payable.

   In March 1997, Apollo entered into an agreement with a lender to advance loans secured by trade receivables. As of December 31, 1998, $376,000 was outstanding under this agreement. The Agreement continues indefinitely until notice to terminate is given by either party.

 Apollo U.S.

   In January 1998, Apollo U.S. entered into a loan and security agreement with a lender to advance loans up to $2,300,000 at an interest rate of prime plus
1.5 percent (9.5% at December 31, 1998) secured by substantially all of the assets of Apollo U.S. Advances are guaranteed by Sierra Materials and Coyote. Advances are calculated on a daily basis and are based on defined eligible accounts receivable and inventories. Under the terms of the agreement, the borrowings may be immediately callable by the lender. The term of the agreement is two years. At December 31, 1998, the outstanding balance on the loan was $1,877,000. Coyote may not declare or pay dividends on its common stock without the written consent of the lender.

 Unifiber

   In March 1998, Unifiber entered into a loan and security agreement with a lender. The agreement provides advance loans up to $2,300,000, a term loan of $1,100,000 and a capital equipment term loan not to exceed $200,000, at an interest rate of prime plus
1.5 percent (9.5% at December 31, 1998). Borrowings are secured by substantially all of the assets of Unifiber and are guaranteed by Apollo U.S., Sierra Materials and Coyote. Advances are calculated on a daily basis and are based on defined eligible accounts receivable and inventories. Borrowings on the capital equipment term loan can not exceed a defined percentage of invoice prices for selected capital equipment. Under the terms of the agreement, the borrowings may be immediately callable by the lender. The formal term of the agreement is two years. As of December 31, 1998, the total outstanding balance under the agreement was $1,843,000. Coyote may not declare or pay dividends on its common stock without the written consent of the lender.

   On September 9, 1998, Unifiber entered into a note payable for $5,500,000 with an interest rate of 10%. Principal and accrued interest are due March 31, 1999. Borrowings are secured by the shares of Unifiber and by the assets purchased from Cobra.

 Sierra Materials

   In January 1998, Sierra Materials entered into a loan and security agreement with a lender. The agreement provides advance loans up to $2,500,000, a term loan of $169,365 and a capital equipment term loan not to exceed $2,100,000, at an interest rate of prime plus 1.5 percent (9.5% at December 31, 1998). Borrowings are secured by substantially all of the assets of Sierra Materials and are guaranteed by Apollo U.S., and Coyote. Advances are calculated on a daily basis and are based on defined eligible accounts receivable and inventories. Borrowings on the capital equipment term loan can not exceed a defined percentage of invoice prices for selected capital equipment. Under the terms of the agreement, the borrowings may be immediately callable by the lender. The formal term of the agreement is two years. As of December 31, 1998, the total outstanding balance under the Agreement was $2,315,000. Coyote may not declare or pay dividends on its common stock without the written consent of the lender.

   At December 31, 1998, Coyote has entered into employment agreements with each of its officers. Total commitments under the employment agreements are $487,000 for 1999 and $123,000 for 2000. In addition, at December 31, 1998,
Coyote has entered into a consulting agreement as a part of the acquisition of Unifiber in which Coyote must pay the previous owner of Unifiber $100,000 in 1999, 2000, 2001 and 2002 and $25,000 in 2003. Additionally, Coyote has
consulting agreements with Paragon and Investor Relations which were both transacted with Coyote common stock as Coyote payment. There are no cash requirements under these agreements.

   At December 31, 1998, $90,000 in cash was restricted and held as collateral against a standby letter of credit to secure an operating lease obligation.

   Coyote's management believes that the combination of cash and cash equivalents on hand of $925,000, restricted cash on hand of $90,000, its borrowing availability of $402,000 at December 31, 1998, projected cash flows from operations, extending the due dates of current debt agreements and entering into new debt agreements will provide sufficient cash

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to meet its obligations as they come due. Additionally, Coyote has historically built inventory in the spring in order to meet demand, thereby increasing Coyote's working capital needs in the spring. Coyote has current debt obligations of $19,280,000 among five different lenders. Coyote has notified its existing lenders that it is in negotiations with two lending groups to secure longer-term replacement financing for Coyote in connection with the merger with RP. On February 2, 1999, the boards of directors of Coyote and RP signed an agreement to merge. The merger is structured so that Coyote will be the surviving company and RP will become a wholly owned subsidiary of Coyote.
If the merger is consummated, Coyote expects to:

  . secure a revolving line of credit of $10,000,000, at an interest rate of 9.00%;

  . secure a note payable of $18,000,000 (amended to $13,000,000 based on a non-binding term sheet subsequently received), at an interest rate of 9.75%;

  .  secure a note payable of $12,000,000, at an interest rate of 11.25%; and

  .  secure a note payable of $8,000,000, at an interest rate of 13.00%.

   The notes are expected to be repaid over seven years as follows:

  .  year one $1,250,000;

  .  year two $3,700,000;

  .  year three $4,000,000;

  .  year four $16,050,000; and

  .  year seven $8,000,000.

   Proceeds will be used to pay all of Coyote's current debt obligations of $19,280,000, long-term debt obligations of $893,000, redeem $1,500,000 in series A preferred stock, pay $6,749,000 in remaining estimated financing, merger and registration costs and repay $9,090,000 in RP's current outstanding indebtedness, with a remaining availability of $5,488,000 on the line of credit, subject to borrowing base limitations.

   In the event that Coyote is unable to obtain long-term lending facilities and/or extend the due dates of its current debt obligations, Coyote would seek bridge financing that would enable it to continue operating until it secures replacement long-term lending facilities for its current debt obligations and to meet working capital needs which could have a material adverse effect on Coyote's business, operating results and financial condition. Coyote has received a letter of commitment from a lender to financially support Coyote through March 31, 2000. Terms of the financial support such as interest rates, collateral, due dates, etc. have not been established. However, there can be no assurance that Coyote will obtain long-term lending facilities or bridge financing that would enable it to continue operating, without exercising the letter of commitment.

   Net cash used in operating activities was $3,590,000 for the year ended December 31, 1998, primarily due to the loss and an increase in inventories and a decrease in accrued expenses offset by a decrease in restricted cash.

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   Net cash used in investing activities was $6,747,000 for the year ended
December 31, 1998, primarily due to the acquisition of Unifiber, the purchase of the assets of West Coast and the purchase of machinery and equipment by Sierra Materials.

   Net cash provided by financing activities was $10,536,000 for the year ended December 31, 1998, primarily due to the borrowings made to acquire Unifiber and the assets of West Coast.

   Coyote continues to consider the acquisition of additional businesses complementary to Coyote's business. Coyote would require additional debt or equity financing, if it were to engage in a material acquisition in the future.


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                                 BUSINESS OF RP

   RP (formerly FM Precision Golf Corp.) and its subsidiary, FM Precision Golf Manufacturing Corp. ("FMP"), were incorporated on May 3, 1996 by a group of investors who acquired, through such companies, substantially all of the assets of the golf shaft manufacturing business of Brunswick Corporation. In 1997, RP acquired, through a merger, RG, a Nevada corporation incorporated on July 16, 1993, and RP simultaneously changed its name from FM Precision Golf Corp. to RP. RP is a holding company which carries on its business through its directly and indirectly wholly owned subsidiaries including FMP and RG.

Principal products; markets

   The value of certain FMP shaft product lines is enhanced by a process known as frequency coefficient matching which determines shaft flex by measuring the shaft's frequency (via oscillation) using an electronically calibrated analyzer. This proprietary method results in producing shafts with consistency in flex and, when applied to a set of golf clubs, assures the user that the flex from one club to the next throughout a set is exactly the same.

   FMP's team of engineers provides field support to FMP's sales representatives. Each of FMP's products are sold by the original equipment manufacturers ("OEMs") as a component of the complete golf club through a variety of channels including sporting goods stores, discount stores, mail order catalogs, pro shops, and mass merchandisers. Sales of golf club shafts to OEMs accounted for the vast majority of FMP's sales in fiscal 1998, with the remainder to distributors, custom club assemblers, pro shops, and repair shops.

   Of FMP's top 25 accounts, three are international. Precision Japan is FMP's third largest account. Lamkin International, from the U.K., is the fifteenth largest account. Lamkin has been associated with FMP for over 15 years and represents all of FMP's european sales. Infinity of Canada has been an FMP distributor for ten years and is the eighteenth largest account.

   In 1989, RG introduced a rubber wrap golf grip that gained widespread acceptance in the golf industry and enabled RG to achieve brand name recognition. RG currently offers a wide variety of standard and custom models, all of which feature a distinctive feel, appearance and durability. These grips are sold into the replacement market, which serves those golfers seeking to replace grips that have become worn and slick due to prolonged use, as well as to OEMs, who incorporate these grips on their newly manufactured golf clubs.

   Many golf grip manufacturers sell their products to wholesale distributors who in turn sell to dealers and other representatives. In the United States, RG uses a single-tier distribution strategy in which its independent sales representatives deal directly with thousands of golf club professionals and off-course specialty store operators. Although RG's independent sales representatives are permitted to sell other golf products, they do not sell competing golf club grips. RG distributes a substantial portion of its grips in Japan through Precision Japan.

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   During March 1999, RP disposed of the operating assets of Roxxi through two transactions with unrelated parties. In one transaction, Roxxi sold its trade name, customer list, design database and related computer software and hardware. In return, RP will receive a royalty of 16% of the buyer's net sales for the two-year period beginning May 1, 1999. In the second transaction, Roxxi sold its headwear manufacturing equipment, headwear inventory and raw materials. Roxxi received $300,000 at closing and RP will receive a royalty of 2% of the buyers net sales until the buyer has paid an additional $200,000. Based on net headwear sales of $3.0 million by Roxxi during the twelve months ended February 28, 1999, RP would record royalty revenue of approximately $0.5 million in each of the next two fiscal years under these contracts. However, there can be no assurance that the two successor companies will be able to achieve these sales amounts in the future.

Competition

   The sporting goods industry is highly competitive. FMP competes primarily on the basis of quality, product specifications and design, quick response and customer relationships. FMP competes primarily with two national and international companies which manufacture and distribute steel golf shafts to end users. There are numerous companies competing in various segments of the golf equipment markets. Some of FMP's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than those available to FMP. FMP is the second largest producer of steel golf shafts, after True Temper Sports. RP's management believes that its market share in steel golf shafts is approximately 26% while True Temper Sports' market share in steel golf shafts is believed to be 48%. Other competitors in steel golf shafts include Apollo Golf and Nippon Shaft Co., Ltd.

   RG's principal competitors in the golf grip market include Eaton/Golf Pride and Lamkin Corp., with Eaton's Golf Pride division currently maintaining a majority of the total golf grip market. These companies, as well as several other grip manufacturers with which RG competes, have greater financial, marketing and other resources than RG. In addition, several OEMs that do not currently manufacture premium quality grips could, in light of their substantial resources, enter into this market segment.

Principal suppliers and customers

   FMP uses Worthington Industries as its sole supplier for strip steel but has no supply contract with Worthington Steel. Should Worthington Industries fail to deliver steel, there may be a disruption of operations at FMP until an alternate supplier is procured. Worthington Industries provides steel from two separate plant locations. If one Worthington Industries plant becomes unable to fill the necessary requirements, orders could be filled from the alternate location. Although FMP has elected to use Worthington Industries as its sole supplier of strip steel, management believes that there are other acceptable supply sources at comparable prices and that the loss of Worthington Industries as a supplier would not have a significant adverse impact on RP.


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   FMP and RG have entered into five-year and ten-year agreements with
Precision Japan expiring in 2002 and 2001, respectively, under which Precision Japan was granted exclusive distribution rights for FMP and RG products in Japan and certain other Far Eastern countries. Precision Japan may renew its agreement with FMP for successive two-year terms and its agreement with RG for successive five-year terms. The FMP agreement is terminable by either party for cause or by FMP if Precision Japan fails to meet certain minimum purchase requirements. The RG agreement is terminable by either party for cause or if they fail to agree upon pricing terms, or by Precision Japan at any time upon six months prior notice to RG. While FMP and RG currently enjoy a strong relationship with Precision Japan, the loss of Precision Japan as a distributor of FMP's and RG's products would have a significant adverse effect on FMP's and RG's business.

   In December 1996, RG outsourced all of its production of non-cord grips to Acushnet. Acushnet experienced start-up delays and quality control problems in the production of grips, which adversely affected RG. However, quality is now significantly better and the timing of deliveries is good. During March 1999, RG received a letter from Acushnet terminating the manufacturing and supply agreement and the capital lease agreement. RG and Acushnet subsequently agreed upon a mutual release agreement requiring Acushnet to make an immediate cash payment of $1.5 million and provide a $1 million purchase credit to RG, of which $500,000 will be used to offset RG's current account payable balance and subsequent purchases of grips through the transition period. The remaining $500,000 of the purchase credit will be paid to RG in cash less any outstanding balance owed by RG to Acushnet as of the termination. The agreement requires Acushnet to continue manufacturing grips for RG through January 9, 2000 and to pay up to $100,000 to relocate RG's manufacturing equipment. The agreement relieves Acushnet of its capital lease obligations as of February 21, 1999, which amounted to approximately $2.6 million.

   RG currently has no back-up source of supply. However, RP is currently in discussions with a number of grip manufacturers which RP believe can maintain RG's standard of product quality and will facilitate a smooth transition. Previously, switching suppliers has resulted in manufacturing delays and quality control problems. There can be no assurance that RP will be able to secure a source for grips on as favorable terms or with the same or better quality as Acushnet. In addition, there can be no assurances that a transition to a new supplier will not result in productions delays, the loss of sales and key customers which would materially affect RG's financial condition and results of operations.

   Sales of golf equipment historically have been dependent on discretionary spending by consumers, which may be adversely affected by general economic conditions and the popularity of golf in general. A decrease in consumer spending on golf equipment could have an adverse effect on RG's business and operating results.

   FMP is significantly dependent on sales to Taylor Made and Precision Japan. These two customers represented in the aggregate approximately 28% of FMP's sales for the year

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ended May 31, 1998. Taylor Made represents less than 1% of RG sales and revenues, and 17% of FMP sales and revenues. Precision Japan represents 44.7% of RG sales and revenues, and 11% of FMP sales and revenues. FMP does not have a supply agreement with Taylor Made. The loss of sales to either of these companies could have a significant adverse impact on FMP's business. RG's market share in golf grips is approximately 3%.

Patents and trademarks

   Patents held by RP on frequency matching and the manufacture of shafts and clubs have expired. While there can be no assurance that competitors will not use the technology of the expired patents in the future, RP's competitors, True Temper and Apollo, have not adopted, nor does management believe that they have plans to copy, the expired patents. RP has obtained a trademark on its Rifle product and has filed for a utility patent. RP's management believes that the only patents material to its future success are its patent #4,736,093, which enables a club maker to take frequency sorted steel shafts and calculate what new frequency shafts are needed to produce a Frequency Matched product, patent #5,040,270 which relates to the same frequency sorting, but for graphite shafts and patent #5,857,921 which relates to the manipulation of flex distribution within a shaft or set of shafts. These patents expire on May 9, 2006, October 19, 2008, and January 12, 2016, respectively.

   RP relies upon trademarks to establish and protect RP's proprietary rights in its products and technologies. Its logo and the name "Royal Grip" have been registered as trademarks in the United States, Japan, and in other foreign countries. In addition, RP has filed trademark applications relating to the names and configurations of several of its products in the United States and in foreign countries, including Japan. RP has also obtained design patents on some of its grips and applied for others that are pending. RP protects its proprietary rubber compound and related technologies as trade secrets. Despite such safeguards, there can be no assurance that its proprietary rights are adequately protected or that competitors will not be able to produce golf club grips that successfully imitate RP's designs and materials without infringing RP's proprietary rights.

Regulations

   The design of new golf clubs is greatly influenced by rules and interpretations of the USGA. Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, it has become critical for designers of new products to assure compliance with USGA standards. Although RP believes that all of its grips and shafts comply with current USGA standards, no assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be altered in ways that adversely affect the sales of products.

Research and development

   RP has two full-time employees and utilizes one consultant in research and development. During the fiscal years ended May 31, 1997 and 1998, RP spent approximately $157,000 and $120,000 respectively, on research and development. In addition, sales and other personnel

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of RP work to conceive new product opportunities by creating prototypes and masters and by working with suppliers and customers to design and produce finished products. New grip products are tested through RP's PGA Tour representatives and sales force.

Environmental

   During the fiscal year ended May 31, 1998, RP expended $129,000 on the treatment, storage and disposal of hazardous waste which included a $72,000 expenditure for the removal of accumulated sludge from an outdoor holding basin at FMP's Torrington, Connecticut manufacturing facility. Regulatory fees for various environmental permits and costs were $50,000. RP estimates that it will incur an estimated $900,000 in capital expense during 1999 for upgrading FMP's wastewater treatment facilities due to EPA mandates on water quality adopted by the State of Connecticut.

Employees

   As of March 31, 1999, RP employed 270 persons, three of whom are part-time employees. FMP's hourly employees are subject to a collective bargaining agreement, which expires on November 14, 1999. RP believes its relationship with its employees is satisfactory.

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 RP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

 Overview

   RP is a holding company with three wholly-owned subsidiaries which are FMP, FM Precision Golf Sales Corp. ("FM Sales"), and Royal Grip, Inc. ("RG"). RP acquired RG on August 29, 1997 by means of a merger in which RG was the surviving corporation. The effective date of this merger was August 29, 1997. Accordingly, the results of operations of RP for all periods presented exclude the results of operations of RG prior to August 29, 1997. As discussed in Notes 7 and 8 to RP's condensed consolidated financial statements, RP has entered into an agreement to merge with Coyote Sports, Inc. and has disposed of the operating assets of Roxxi, Inc. ("Roxxi").

   FMP is a manufacturer and distributor of golf club shafts that are sold to original equipment manufacturers and to distributors and retailers for use in the replacement market. The majority of FMP's sales are to original equipment manufacturers. FMP also sells golf shafts in foreign markets including Japan, Canada, Australia and the United Kingdom. RG designs and distributes golf club grips. RG's products are sold primarily throughout the United States, Japan and the United Kingdom. The majority of RG's grip sales are to its Japanese distributor. In December 1996, RG outsourced the manufacturing of its non-cord grips to Acushnet.

   RP's business experiences the impact of seasonality with stronger demand for products during the quarters ending in February and May.

 Nine Months Ended February 28, 1999 Compared to the Nine Months Ended February 28, 1998

   Net Sales. Net sales for the nine months ended February 28, 1999 were $15.0 million, a decrease of 13% from net sales of $17.2 million for the corresponding period in 1998. The decrease in net sales of $2.2 million was primarily attributable to a reduction in sales of FMP's lower priced commercial grade golf club shafts of $4.4 million or 68%. Sales of this product were significantly reduced following a price increase instituted by FMP in the first quarter of fiscal 1999. In response to these unfavorable results, FMP has modified its pricing structure in an effort to increase sales of this product in future periods. Net sales of FMP's other golf club shaft lines increased by $1.8 million or 21%. Net sales of golf club grips increased by $0.4 million or 17% primarily due to the inclusion of RG golf club grip sales of $1.0 million during the three month period ended August 31, 1998 compared to $0 during the comparable period of 1997 which was prior to the effective date of the FMP-RG merger.

   Cost of Goods Sold. Cost of goods sold for the nine months ended February 28, 1999 was $9.9 million, a decrease of 17% from cost of goods sold of $11.9 million for the same period in 1998. The decrease in cost of goods sold of $2.0 million was primarily attributable to the decline in sales of commercial grade golf club shafts discussed above. Total cost of goods sold related to golf club shaft sales decreased by $2.6 million. Golf club grips cost of goods sold increased by $0.5 million primarily due to the inclusion of RG golf club grip cost

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of goods sold of $0.5 million during the three month period ended August 31,
1998 compared to $0 during the comparable period of 1997 which was prior to the effective date of the FMP-RG merger.

   Gross Profit. Gross profit for the nine months ended February 28, 1999 was $5.1 million, a decrease of 3% from gross profit of $5.3 million for the corresponding period in 1998. The decrease in gross profit of $0.2 million was primarily attributable to a $0.5 million credit received from Acushnet as compensation for delays and shortfalls in the production of golf club grips for RG which was recorded as a one-time reduction in golf club grips cost of sales during the second quarter of fiscal 1998. As a percentage of sales, the gross profit on shaft sales increased from 26.6% to 32.1% due to a change in the mix of products sold from lower margin commercial grade shafts to higher margin Rifle shafts.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended February 28, 1999 were $5.0 million, an increase of 6% from selling, general and administrative expenses of $4.7 million for the same period in 1998. The increase in selling, general and administrative expenses of $0.3 million was primarily attributable to the inclusion of $0.5 million of selling, general and administrative expenses from RG for the three month period ended August 31, 1998 compared to $0 during the comparable period of 1997 which was prior to the effective date of the FMP-RG Merger.

   Merger Related Expenses. In conjunction with the pending RP-Coyote merger, RP incurred expenses totaling $0.5 million during the nine months ended February 28, 1999. In conjunction with the August 29, 1997 FMP-RG merger, expenses of $0.8 million were incurred during the nine months ended February 28, 1998.

   Interest Expense and Interest Income. Interest expense, net of interest income for the nine months ended February 28, 1999 was $436,000 compared to $317,000 for the same period last year. The increase in interest expense was primarily attributable to a $75,000 loan prepayment fee incurred on October 9, 1998 upon funding of the new credit facilities discussed in Note 6 to the condensed consolidated financial statements.

   Other Income. Other income for the nine months ended February 28, 1999 primarily reflected royalty fees earned under certain license agreements entered into after May 31, 1998.

   Income Taxes. A benefit from income taxes of $39,000 and $361,000 was recorded for the nine-month periods ended February 28, 1999 and 1998, respectively. Taxes are provided based on the estimated effective tax rate for the year which considers the effect of nondeductible goodwill amortization and the inability to carry-back RG losses to periods prior to the FMP-RG merger.

   Loss from Operations of Roxxi, Inc. The losses from the operations of Roxxi for the nine-month periods ended February 28, 1999 and 1998 are $516,000 and $420,000, respectively. The increase was primarily due to the inclusion of Roxxi operating losses of $190,000 for three month period ended August 31, 1998 compared to $0 during the comparable period of 1997 which was prior to the effective date of the FMP-RG merger. No income tax benefit was provided for these losses due to NOL carry-back limitations.

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   Provision for Loss on Disposal of Assets of Roxxi, Inc. As discussed in
Note 7 to the condensed consolidated financial statements, a loss of approximately $1.2 million was recorded during the nine-month period ended February 28, 1999 to provide for the loss on disposition of the assets of Roxxi. No income tax benefit was provided for this loss due to NOL carry-back limitations.

 Twelve Months Ended May 31, 1998 compared to the Twelve Months Ended May 31,
 1997

   Sales. Net sales for the year ended May 31, 1998 were $27.6 million, an increase of 27% over net sales of $21.7 million for the corresponding period in 1997. The increase in net sales of $5.9 million for the year ended May 31, 1998 as compared to the same period of the prior year is primarily attributable to the inclusion of $6.6 million of net sales of golf club grips and headwear by RG. Partially offsetting the inclusion of RG's sales for the year ended May 31, 1998 was a $720,000 or 3% decline in golf shaft sales. The reduction in shaft sales for the year ended May 31, 1998 as compared to the same period last year is primarily the result of lower Rifle shaft sales due to the loss of certain customers. Sales of the Rifle shaft decreased by $2.0 million for the year ended May 31, 1998, as compared to the same period last year. This decrease was offset by an increase of $1.3 million in sales of other steel shafts for the year ended May 31, 1998, as compared to the same period last year.

   Cost of Goods Sold. Cost of goods sold for the year ended May 31, 1998 was $18.7 million, an increase of 16.9% over cost of $16.0 million for the same period in 1997. The increase in cost of goods sold of $2.7 million for the year ended May 31, 1998, as compared to the same period of the prior year is attributable to the inclusion of $4.0 million of cost of goods sold for RG golf club grips and headwear. Partially offsetting the inclusion of RG's cost of goods sold was a $1.3 million decrease in golf shaft cost of sales for the year ended May 31, 1998, as compared to the same period last year. The decrease in cost of goods sold for the golf shaft business was primarily the result of a change in the mix of shafts sold to lower cost commercial grade shafts.

   As a percentage of sales, the gross profit on shaft sales increased from 26.2% to 30.2% for the year ended May 31, 1998, as compared to the same period in 1997. This increase in gross profit percentage for the year ended May 31, 1998 was primarily the result of an inventory writeoff of $193,000 in the year ended May 31, 1997 and a reduction in the average cost per unit due to production volume increases in the year ended May 31, 1998, as compared to the same period last year.

   RG's gross profit and gross profit percentage was positively impacted during the year ended May 31, 1998 as a result of RG recording a $472,000 reduction in cost of sales related to supply agreement credits. See Note 5 of Notes to RP Consolidated Financial Statements.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended May 31, 1998 were $7.8 million, an increase of 100% over selling, general and administrative expenses of $3.9 million for the same period last year. The increase in selling, general and administrative expenses of $3.9 million for the year ended May 31, 1998, is primarily attributable to the inclusion of $2.8 million of selling, general and administrative expenses from RG for the period reported. In addition, the

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Company amortized $391,000 of goodwill during the year ended May 31, 1998 as a result of the FMP-RG merger. In addition, advertising expenses for FMP increased $447,000 for the year ended May 31, 1998 as compared to the same period in the 1997 fiscal year.

   Nonrecurring Merger Related Expenses. Nonrecurring merger related expenses for the year ended May 31, 1998 were $842,000. The primary components of this expense were $348,000 related to a computer software installation that was abandoned as a result of the FMP-RG merger, $100,000 related to certain headwear related contracts, $150,000 of relocation expenses and $244,000 of severance as a result of organizational changes in connection with the FMP-RG merger.

   Interest Expense and Interest Income. Interest expense for the year ended May 31, 1998 was $695,000 compared to $485,000 for the year ended May 31, 1997. The increase in interest expense was primarily attributable to the inclusion of interest expense of RG of $122,000 for the year ended May 31, 1998. Additionally, loan balances on FMP's revolving credit facility were higher during the year ended May 31, 1998 as compared to the same period in 1997.

   Interest income for the year ended May 31, 1998 was $170,000 compared to $0 for the same period last year. This increase was due to the inclusion of interest income from RG's capital lease receivable in the 1998 period.

   Provision for Income Taxes. The provision for income taxes for the years ended May 31, 1998 and 1997 was $28,000 and $586,000, respectively, representing effective tax rates of 12% and 43%, respectively. The reduction in the effective rate was due to the effect of nondeductible goodwill amortization partially offset by the change in the valuation allowance (See Note 9 of Notes to RP Consolidated Financial Statements).

Liquidity and Capital Resources

   General. At February 28, 1999, RP had negative working capital of $453,000 and a current ratio of 0.95 to 1 as compared to working capital of $401,000 and a current ratio of 1.05 to 1 at May 31, 1998. On October 9, 1998, FMP entered into a new credit facility and RG amended its existing borrowing arrangement. As a result, all of RP's bank facilities are consolidated with one lender. RP believes that its existing capital resources and credit lines available are sufficient to fund its operations and capital requirements as presently planned over the next twelve months.

   In connection with the new credit facility for FMP, all loans to FMP were paid off and a new credit and security agreement was entered into with RG's lender. In connection with the repayment of the amounts outstanding under the old FMP credit facility, FMP paid a $75,000 prepayment penalty which is reflected as a component of interest expense in the second quarter of fiscal 1999.

   Terms of FMP's new credit facility are as follows. The amount available for borrowings under the FMP term loan is $4.3 million. Such amount was funded on October 9, 1998. FMP's term loan is due in monthly principal installments of $99,000 through and until October 1, 1999 and $65,000 monthly, thereafter until the maturity of the loan. The amount available for borrowings under the FMP revolving line-of-credit is based upon the levels of

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eligible accounts receivable and inventories, as defined, subject to maximum borrowing of $4.0 million.

   The borrowing arrangement with RG was amended and restated. The amendment resulted in the funding of a new RG term loan of $840,000 on October 9, 1998 in addition to the existing RG term loan that had $472,000 outstanding at October 9, 1998. RG's term loans are due in monthly principal installments of $40,000 through and until October 1, 1999 and $22,500 monthly, thereafter until the maturity of the loan. The amount available for borrowings under the RG revolving line-of-credit is based upon the levels of eligible accounts receivable and inventories, as defined, subject to maximum borrowing of $1.5 million.

   Effective January 1, 1999, borrowings under all term loans and both revolving lines-of-credit bear interest at a rate per annum equal to the prime rate (7.75% at February 28, 1999) plus 2.75% and 2.25%, respectively, and are secured by substantially all of RP's assets. The maturity date for all term loans and both revolving lines-of-credit is September 30, 2001. On February 28, 1999, RP had $3,977,000 outstanding under the revolving lines-of-credit and $949,000 available for additional borrowings.

   Primarily as a result of merger-related expenses of $503,000 and a provision of approximately $1.2 million for the loss on the sale of Roxxi, RP defaulted on certain bank covenants during the quarter ended February 28, 1999. The violation of these covenants has been waived by the lender. In connection with granting the waivers, RP's lender increased RP's borrowing rate by 2% per annum effective January 1, 1999.

   RP's lender modified its covenants for the remainder of the fiscal year ending May 31, 1999. The required debt service coverage ratio has been waived through May 31, 1999 and the maximum monthly allowable net loss has been reduced from breakeven to an aggregate net loss of $150,000 for the months of March, April and May of 1999. In addition, the minimum annual net income requirement for the fiscal year ending May 31, 1999 has been reduced from net income of $400,000 to a net loss of $500,000. The modified covenants exclude all merger-related expenses and the provision for the loss associated with the disposition of Roxxi.

   During the nine months ended February 28, 1999, net cash used in operating activities was $0.7 million which primarily resulted from a net loss from continuing operations of $0.7 million, a cash loss from operations of Roxxi of $0.3 million and an increase in inventories of $1.7 million offset by a decrease in accounts receivable of $1.0 million, an increase in accounts payable and accrued expenses of $0.4 million and $0.7 million of depreciation and amortization. RP used $0.7 million in investing activities during the nine months ended February 28, 1999, primarily for the purchase of additional property, plant and equipment. RP estimates that capital expenditures for the fiscal year ended May 31, 1999 will be approximately $1.2 million.

   Net cash provided by financing activities for the nine months ended February 28, 1999, was $1.4 million resulting from issuance of long term debt totaling $5.1 million and $0.5 million of net borrowings under lines of credit partially offset by repayments of $4.2 million on RP's term loans.

Business environment and future results.

   Reliance on Third Party Suppliers. RG currently purchases a majority of its supply of non-cord grips from Acushnet. During the transition to Acushnet beginning in December 1996, Acushnet experienced delays and quality problems in the production of grips, which adversely affected RG's customer relationships and results of operations.

   During March 1999, RG received a letter from Acushnet terminating the Manufacturing and Supply Agreement and Capital Lease Agreement. RG and Acushnet subsequently agreed upon a mutual release agreement requiring Acushnet to make an immediate cash payment of $1.5 million and provide a $1 million purchase credit to RG, of which $500,000 will be used to offset RG's current account payable balance and subsequent purchases of grips through the transition period. The remaining $500,000 of the purchase credit will be paid to RG in cash less any outstanding balance owed by RG to Acushnet as of the termination. The agreement requires Acushnet to continue manufacturing grips for RG through January 9, 2000 and to pay up to $100,000 to relocate RG's manufacturing equipment. The agreement also relieves Acushnet of its capital lease obligations as of February 21, 1999, which amounted to approximately $2.6 million.

   RG currently has no back-up source of supply; however, RG is currently in discussions with a number of grip manufacturers which RG believes can maintain RG's standard of product quality and will facilitate a smooth transition. There can be no assurances that RG will be able to secure a source for grips on as favorable terms or with the same or better quality as Acushnet. In addition, there can be no assurances that a transition to a new supplier will not result in production delays, the loss of sales and key customers which would materially affect RG's financial condition and results of operations.

   Sale of Roxxi, Inc. Operating Assets. During March 1999, RP disposed of the operating assets of Roxxi through two transactions with unrelated parties. In one transaction, Roxxi sold its trade name, customer list, design database and related computer software and hardware. In return, RP will receive a royalty of 16% of the buyer's net sales for the two-year period beginning May 1, 1999. In the second transaction, Roxxi sold its headwear manufacturing equipment, headwear inventory and raw materials. Roxxi received $300,000 at closing and RP will receive a royalty of 2% of the buyer's net sales until the buyer has paid an additional $200,000. Based on net headwear sales of $3.0 million by Roxxi during the twelve months ended February 28, 1999, RP could recognize royalty revenue of approximately $0.5 million in each of the next two fiscal years under these contracts. However, there can be no assurance that the two successor companies will be able to achieve these sales amounts in the future.

                         DISAGREEMENTS WITH ACCOUNTANTS

   There have been no disagreements between Coyote or RP and their independent accountants on any matter of accounting principles or practices or financial statement disclosure since the inception of either company.

                     DESCRIPTION OF SHARE CAPITAL OF COYOTE

   The summary of terms of Coyote's share capital set forth below is not complete. Stockholders should also refer to Coyote's amended and restated articles of incorporation and by-laws, which are available as described under "Where to Find More Information" above, and copies of which will be sent to RP and Coyote shareholders upon request.

Authorized share capital

   Coyote's authorized share capital consists of 25,000,000 shares of Coyote common stock, par value $.001 per share, and 10,000,000 preferred shares, par value $.001 per share. As of May 26, 1999, there were 5,777,692 shares of Coyote common stock outstanding and based on the exchange ratio as of the date of this joint proxy/prospectus, after giving effect to the merger, there will be 5,777,692 shares of series C preferred stock outstanding.

Coyote common stock

 Voting rights

   At any meeting of Coyote stockholders, votes may be given in person or by proxy. Each holder of Coyote common stock is entitled to one vote for each share held. Except as subject to the Nevada General Corporation Law, one-third of the outstanding shares entitled to vote shall constitute a quorum at a general meeting. Cumulative voting is not allowed in the election of directors.

 Preemptive rights

   Coyote shares do not have preemptive rights.

 Transfers

   A Coyote share may be transferred in any manner the board of directors deems appropriate. Coyote will not issue certificates representing fractional shares. Additionally, Coyote is not obliged to make any transfer creating a fractional interest.

 Dividends

   The Coyote board of directors may from time to time declare dividends on any series of stock although to date, it has never done so. Coyote does not anticipate paying any cash dividends on common stock in the foreseeable future.

Preferred stock

 General

   The board of directors has the authority to fix the rights, powers, preferences and privileges, and the qualifications, limitations or restrictions, of any series of preferred stock. Those include, among other things, dividend rights, dividend rates, conversion rights, voting rights and liquidation preferences. The board may also fix the number of shares constituting any such series and the designation thereof.

Coyote series C preferred stock

 General

   The series C preferred stock to be issued pursuant to the merger will be duly authorized, validly issued, fully paid and non-assessable. All such shares will be in registered form.

 Dividends and distributions

   The holders of the series C preferred stock shall be entitled to preferential cumulative cash dividends with respect thereto at the rate of 6% of the stated value thereof per annum, payable quarterly per share of series C preferred stock outstanding if, as and when declared by the Coyote board of directors or any duly authorized committee of the board of directors out of funds legally available for the payment thereof.

   Whenever dividends or distributions payable on the series C preferred stock, as provided in the certificate of designation of the series C preferred stock, are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of series C preferred stock outstanding shall have been paid in full, Coyote shall not:

  . declare or pay dividends on or make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the series C preferred stock; or

  . declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the series C preferred stock except dividends or distributions paid ratably on the series C preferred stock and all such parity stock on which dividends or distributions are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.

 Powers of the board of directors and preferred shares

   Under the Coyote amended and restated articles of incorporation, the Coyote board of directors, may fix the rights and powers of the preferred stock. However, so long as shares of series C preferred stock are outstanding, Coyote shall not without first obtaining the approval -- by vote or written consent, as provided by law -- of the holders of two-thirds of the then outstanding shares of series C preferred stock, voting together as a single class:

  . designate or issue any additional shares of series C preferred stock or in any manner authorize, create, designate, issue or sell any class or series of capital stock -- including any shares of treasury stock -- or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends or distribution of assets, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of Coyote, is senior to or on a parity with the series C preferred stock;

  . in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the series C preferred stock;

  . reclassify the shares of any class or series of junior stock into shares of any class or series of capital stock ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of Coyote senior to or on a parity with the series C preferred stock;

  .  take any action to voluntarily dissolve, liquidate or wind up Coyote; or

  . take any action to cause any amendment, alteration or repeal of any of the provisions of (1) the amended and restated articles of incorporation or (2) the by-laws, if such amendment, alteration or repeal would adversely affect in any material respect the rights of the holders of the series C preferred stock in their capacity as such.

 Conversion

   Each share of series C preferred stock will be convertible into one share of common stock of Coyote at the option of the stockholder. Upon conversion each share of series C preferred stock will represent the right to receive one share of Coyote common stock plus payment of any declared or accrued but unpaid dividends related to such share of series C preferred stock, to be paid in cash, or, to the extent that cash payment is not then permitted by the terms of Coyote's existing debt agreements or applicable law, either (i) in the case of a conversion occurring more than three months after issuance, by delivery of a subordinated promissory note in a principal amount equal to the amount of such dividends, or (ii) by delivery of shares of Coyote common stock with a value equal to the amount of such dividends (determined based on the average closing market price of the Coyote common stock over the twenty-day period ending on the day immediately preceding conversion), at Coyote's option.

 Description of subordinated promissory note potentially issuable in respect of unpaid dividends upon conversion of series C preferred stock

   Each subordinated promissory note which may be issued, at Coyote's option, upon the conversion of series C preferred stock for the payment of accrued but unpaid dividends on such preferred stock under the circumstances described above will:

  .  not be issued in a principal amount less than $1,000;

  .  accrue interest at a rate of 6% per year, compounded quarterly;

  .  mature 24 months from the date of conversion;

  . be payable in cash upon maturity unless Coyote is not permitted to do so under the terms of its then outstanding debt agreements or applicable law, in which case Coyote will issue to the note holder shares of Coyote common stock with a value equal to the amount of such note plus all accrued and unpaid interest on such note (determined based on the average closing market price of the Coyote common stock over the twenty-day period immediately preceding maturity);

  . be mandatorily prepayable, without premium, upon a change of control of Coyote or as required from time to time to the extent permitted by the terms of Coyote's indebtedness or applicable law pro rata with the accrued but unpaid dividends on series C preferred stock still outstanding; and

  . be subordinate to all of Coyote's existing and future senior and senior subordinated indebtedness but will be senior to all of Coyote's other indebtedness.

 Redemption

   Coyote, upon resolution by its board of directors who are not holders of or affiliates of holders of series C preferred stock, is entitled to redeem the series C preferred stock on a pro rata basis, in whole or in part, at any time or from time to time. After this redemption, should it occur, the holder is no longer entitled to any dividends. The redemption price is the stated value and any accrued and unpaid dividends to the date of redemption.

 Liquidation preference

   After all mature claims of creditors of Coyote have been paid in full, the holders of the series C preferred stock are entitled to be paid an amount equal to the liquidation preference of the series C preferred stock out of the assets of Coyote prior to the holders of Coyote common stock and any preferred stock ranking junior to the series C preferred stock. Additionally, the holders of two-thirds of the outstanding series C preferred stock must approve the creation of any equity security which has seniority or parity with these liquidation rights.

Stock exchange listing

   The Coyote common stock is listed on the Nasdaq Small Cap Market. It is a condition to the merger that the Coyote common stock issuable upon conversion of the series C preferred stock shall have been listed or approved for listing upon notice of issuance on the Nasdaq National Market, if qualified, or otherwise on the Nasdaq Small Cap Market.

                        COMPARISON OF STOCKHOLDER RIGHTS

   The rights of Coyote stockholders are governed by Nevada law, the amended and restated articles of incorporation of Coyote and the amended and restated by-laws of Coyote. The rights of RP stockholders are governed by Delaware law, the amended and restated certificate of incorporation of RP and the by-laws of RP. Upon consummation of the merger, Nevada law, the amended and restated articles of incorporation of Coyote and the amended and restated by-laws of Coyote will govern the rights of RP stockholders who become Coyote stockholders. The following is a summary of certain material differences between the current rights of RP stockholders and those of Coyote stockholders following the merger.

   The following summary of stockholder rights is not intended to be complete, and it is qualified by reference to Nevada law, Delaware law, the amended and restated articles of incorporation of Coyote, the amended and restated by-laws of Coyote, the amended and restated certificate of incorporation of RP and the RP by-laws. Copies of the amended and restated articles of incorporation of Coyote, the amended and restated by-laws of Coyote, the amended and restated certificate of incorporation of RP and the RP by-laws have been filed with the SEC and will be sent to holders of Coyote common stock and RP common stock upon request.

                    COMPARISON OF SERIES C PREFERRED STOCK,
                    RP COMMON STOCK AND COYOTE COMMON STOCK

   The following is a summary comparison of certain of the principal terms of the series C preferred stock and the RP common stock. The merger immediately converts the RP shares of common stock into series C preferred stock. This series C preferred stock will have a value based on the total issued and outstanding stock of Coyote and RP. Each share of series C preferred stock will be convertible into one share of common stock of Coyote at the option of the stockholder.

                                                   Coyote series C
                            RP common stock        preferred stock      Coyote common stock
                            ---------------        ---------------      -------------------
Market.................. The Nasdaq National    The series C           The Nasdaq Small Cap
                         Market.                preferred stock will   Market.
                                                not be listed on any
                                                stock exchange or
                                                inter-dealer
                                                quotation system.

Liquidation............. First, the creditors   After all mature       After the mature
                         of RP and then the     claims of creditors    claims of creditors
                         holders of shares of   of Coyote have been    of Coyote have been
                         any class or series    paid in full, the      paid in full and the
                         of RP preferred stock  holders of the series  holders of any class
                         are entitled to the    C preferred stock are  or series of Coyote
                         ratable receipt of     entitled to be paid    preferred stock have
                         the RP assets.         an amount equal to     been paid an amount
                         Thereafter, the        the liquidation        equal to the
                         common stockholders    preference of the      liquidation
                         are entitled to the    series C preferred     preference of such
                         ratable receipt of     stock out of the       preferred stock, plus
                         the assets of RP.      assets of Coyote       an amount equal to
                                                prior to the holders   all dividends accrued
                                                of Coyote common       and unpaid on such
                                                stock and any          share, if any, on the
                                                preferred stock        date fixed for
                                                ranking junior to the  distribution of
                                                series C preferred     assets of Coyote, the
                                                stock. Additionally,   holders of common
                                                the holders of two-    stock are entitled to
                                                thirds of the          ratable receipt of
                                                outstanding series C   the assets of Coyote.
                                                preferred stock must
                                                approve the creation
                                                of any equity
                                                security which has
                                                seniority to or
                                                parity with these
                                                liquidation rights.

State Law............... Delaware.              Nevada.                Nevada.
Quorum.................. A majority of shares   Same as Coyote common  One-third of the
                         entitled to vote at a  stock.                 outstanding Coyote
                         meeting constitutes a                         stock entitled to
                         quorum.                                       vote on any matter
                                                                       constitutes a quorum.

                                                   Coyote series C
                            RP common stock        preferred stock      Coyote common stock
                            ---------------        ---------------      -------------------
Quorum (cont'd)......... Generally, a majority                         Generally, a majority
                         of affirmative votes                          of affirmative votes
                         will constitute an                            will constitute an
                         act of the                                    act of the
                         stockholders.                                 stockholders.
                         However, directors
                         are elected by a
                         plurality of votes by
                         holders entitled to
                         vote on the election.
                         As a matter of law,                           As a matter of law,
                         shares held by RP                             shares held by Coyote
                         shall neither be                              shall neither be
                         entitled to vote nor                          entitled to vote nor
                         be counted for quorum                         be counted for quorum
                         purposes.                                     purposes.
Super-majority Voting...
                         None.                  The holders of two-    None.
                                                thirds of the
                                                outstanding series C
                                                preferred stock,
                                                voting as a class
                                                must approve:

                                                . any creation of
                                                  liquidation rights
                                                  or liquidation of
                                                  Coyote;

                                                . alterations or
                                                  reclassification to
                                                  the rights of
                                                  holders of series C
                                                  preferred stock;

                                                . reclassification of
                                                  any junior stock;
                                                  or

                                                . certain amendments
                                                  to the amended and
                                                  restated articles
                                                  of incorporation or
                                                  amended and
                                                  restated by-laws.

Voting.................. Each holder of RP      Each holder has a      Each holder of Coyote
                         common stock is        right to one vote for  common stock is
                         entitled to one vote   each share of Coyote   entitled to one vote
                         for each share held.   common stock into      for each share held.
                                                which the series C     The series C
                                                preferred stock could  preferred stock and
                                                be converted. The      the Coyote common
                                                series C preferred     stock vote as a class
                                                stock and the Coyote   on all matters
                                                common stock vote as   submitted to the
                                                a class on all         shareholders of
                                                matters submitted to   Coyote.
                                                the shareholders of
                                                Coyote.


                                                   Coyote series C
                            RP common stock        preferred stock      Coyote common stock
                            ---------------        ---------------      -------------------
Cumulative Voting....... Cumulative voting of   See Coyote common      Cumulative voting of
                         Coyote common stock    stock.                 Coyote common stock
                         is not allowed in the                         is not allowed in the
                         election of                                   election of
                         directors.                                    directors.
Dividends............... If declared by the RP  Holders are entitled   If declared by the
                         board of directors.    to preferential cash   Coyote board of
                         To date, no dividends  dividends at a rate    directors. To date,
                         have been declared     per annum equal to 6%  no dividends have
                         for holders of RP      of the $5.8854 stated  been declared for
                         common stock.          value per share and    holders of Coyote
                                                any accrued but        common stock.
                                                unpaid dividends from
                                                the date of the
                                                consummation of the
                                                merger. Accrued but
                                                unpaid dividends bear
                                                a 6% interest rate
                                                per year until paid.
                                                If declared payable
                                                by the Coyote board
                                                of directors who are
                                                not holders of series
                                                C preferred stock,
                                                the dividends are
                                                generally payable on
                                                January 1, April 1,
                                                July 1 and October 1.
                                                If any dividends are
                                                in arrears and have
                                                not been paid in
                                                full, Coyote may not:
                                                . declare dividends
                                                  to any stock which
                                                  is junior to the
                                                  series C preferred
                                                  stock; or
                                                . declare dividends
                                                  to any parity stock
                                                  unless the holders
                                                  are paid ratably
                                                  and the dividends
                                                  are payable in
                                                  arrears in
                                                  proportion to the
                                                  total amounts to
                                                  which the holders
                                                  of all such shares
                                                  are entitled.

                                                   Coyote series C
                            RP common stock        preferred stock      Coyote common stock
                            ---------------        ---------------      -------------------
Optional Redemption..... Not applicable.        Coyote, upon           Not applicable.
                                                resolution by its
                                                board of directors,
                                                is entitled to redeem
                                                the
                                                series C preferred
                                                stock on a pro rata
                                                basis, in whole or in
                                                part, at any time or
                                                from time to time on
                                                30 day's notice to
                                                the holders thereof.
                                                After this
                                                redemption, should it
                                                occur, the holder is
                                                no longer entitled to
                                                any dividends.
                                                Holders of series C
                                                preferred stock do
                                                not get to vote on
                                                conversion.
Redemption Price........ Not applicable.        The liquidation        Not applicable.
                                                preference and any
                                                accrued and unpaid
                                                dividends to date of
                                                redemption.
Removal of directors.... Any director may be    Any director may be    Same as series C
                         removed for cause by   removed with or        preferred stock.
                         the holders of a       without cause by
                         majority of shares     holders of two-thirds
                         entitled to vote at    of the issued and
                         an election.           outstanding stock
                                                entitled to vote at a
                                                meeting called for
                                                this purpose.

                                        Coyote series C
                 RP common stock        preferred stock      Coyote common stock
                 ---------------        ---------------      -------------------
Conversion... Not applicable.        Each share of series   Not applicable.
                                     C preferred stock
                                     will be convertible
                                     into one share of
                                     common stock of
                                     Coyote at the option
                                     of the stockholder.
                                     Upon conversion, each
                                     share of series C
                                     preferred stock will
                                     represent the right
                                     to receive one share
                                     of Coyote common
                                     stock plus an amount
                                     equal to either the
                                     payment of any
                                     declared or accrued
                                     (whether or not
                                     declared) but unpaid
                                     dividends related to
                                     such shares of series
                                     C preferred stock, to
                                     be paid in cash, or,
                                     to the extent cash
                                     payment is not then
                                     permitted by the
                                     terms of Coyote's
                                     indebtedness or
                                     applicable law,
                                     either (i) in the
                                     case of a conversion
                                     occurring more than
                                     three months after
                                     issuance, by delivery
                                     of a subordinated
                                     promissory note in a
                                     principal amount
                                     equal to the amount
                                     of such dividends, or
                                     (ii) by delivery of
                                     shares of common
                                     stock with a value
                                     equal to the amount
                                     of such dividends
                                     (determined based on
                                     the average closing
                                     market price of the
                                     Coyote common stock
                                     over the twenty-day
                                     period immediately
                                     preceding
                                     conversion), at
                                     Coyote's option.

                                                   Coyote series C
                            RP common stock        preferred stock      Coyote common stock
                            ---------------        ---------------      -------------------
Ability to Act by        Any action which may   See Coyote common      Any action required
 Consent................ be taken at any        stock.                 or permitted to be
                         special or annual                             taken at a meeting of
                         meeting of                                    the stockholders may
                         stockholders may be                           be taken without a
                         taken without a                               meeting if a written
                         meeting with the                              consent thereto is
                         written consent of                            signed by
                         not less than the                             stockholders holding
                         minimum number of                             at least a majority
                         votes that would be                           of the voting power,
                         necessary to                                  unless a different
                         authorize or take                             proportion of voting
                         such action at a                              power is required for
                         meeting at which all                          the action taken
                         shares entitled to                            without a meeting.
                         vote thereon were
                         present.
Consent Threshold....... Not less than the      See Coyote common      At least a majority
                         minimum number of      stock.                 of the voting power,
                         votes that would be                           subject to the
                         necessary to                                  requirement of two-
                         authorize or take                             thirds of the issued
                         such action at a                              and outstanding stock
                         meeting at which all                          with respect to the
                         shares entitled to                            removal of directors.
                         vote thereon were
                         present.
Special Meeting......... May be called by the   See Coyote common      A special meeting
                         board of directors.    stock.                 shall be called by
                                                                       the CEO of Coyote at
                                                                       the request of the
                                                                       holders of not less
                                                                       than one-tenth of all
                                                                       outstanding shares of
                                                                       Coyote entitled to
                                                                       vote at such a
                                                                       meeting. If all of
                                                                       the stockholders meet
                                                                       at any time, they may
                                                                       unanimously waive
                                                                       notice of such a
                                                                       meeting.

                STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

   The following table sets forth the number of shares of Coyote's common stock beneficially owned or anticipated to be beneficially owned by:

  . each person known to Coyote to be the beneficial owner of more than 5 percent of Coyote's common stock;

  .  each director of Coyote;

  . each executive officer listed in the summary compensation table ("named officers"); and

  .  all nominees, named officers, and other executive officers as a group
     (a) as of May 26, 1999 and (b) immediately following the merger for purposes of which all shares of common stock into which series C preferred stock shall be convertible shall be deemed outstanding.

   A person is considered to beneficially own any shares (a) over which such person exercises sole or shared voting or investment power, or (b) of which such person has the right to acquire beneficial ownership at any time within 60 days (e.g., through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the following shares is exercised solely by the beneficial owner or shared by such owner and such owner's spouse or children.

                             Prior to the Merger             Following the Merger
                          ------------------------------- -----------------------------
                             Shares                          Shares
Name and Address of       Beneficially       Percent of   Beneficially     Percent of
Beneficial Owner             Owned           Class Owned    Owned(*)       Class Owned
-------------------       ------------      ------------- ------------    -------------
Mel S. Stonebraker (1)..   1,460,000(6)             25.1%  1,460,000              12.6%
James M. Probst (2).....   1,200,100(6)             20.7%  1,200,100              10.4%
Jeffrey T. Kates (3)....      12,266        Less than .1%     12,226      Less than .1%
Don A. Forte (4)........      13,874        Less than .1%     13,874      Less than .1%
Mark Pappas (5).........   1,207,692(7)             19.2%  1,207,692              10.0%
Paragon Coyote Texas
 Ltd. ..................   1,207,692(8)(9)          19.2%  1,207,692              10.0%
Paragon Management
 Group, Inc. ...........   1,207,692(9)             19.2%  1,207,692              10.0%
Richard P. Johnston
 (10)...................         --                   --%    709,021               6.1%
Richard P. Johnson and
 Jayne A. Johnston
 Charitable Remainder
 Trust #3
 ("Johnston CRT #3")
 (11)...................         --                   --%    683,481               5.9%
Richard P. Johnston and
 Jayne A. Johnston
 Trustees U/A dated
 April 11, 1994,
 Johnston Family Living
 Trust
 ("Johnston Living
 Trust") (12)...........                                     683,481               5.9%
Berenson Minella Company
 (13)...................         --                   --%  1,255,759              10.9%
Raymond J. Minella
 (14)...................         --                   --%  1,264,271              10.9%
Kenneth J. Warren (15)..         --                   --%    356,369               3.1%
David E. Johnston (16)..         --                   --%    224,161               1.9%
All directors and named
 officers as a group ...   3,893,932                61.0%  6,447,714(**)          52.8%

--------
 (*) Because the series C preferred stock votes with Coyote common stock, the conversion of all shares of series C preferred stock into Coyote common stock has been assumed for purposes of calculating the post-merger beneficial ownership of Coyote common stock.
(**) This number includes the respective options to acquire Coyote common stock that will be held by the beneficial owners following the merger as discussed in the notes below.
 (1) Mr. Stonebraker's address is 2291 Arapahoe Avenue, Boulder, Colorado 80302. This amount includes 30,000 options to acquire Coyote common stock.
 (2) Mr. Probst's address is 2291 Arapahoe Avenue, Boulder, Colorado 80302. This amount includes 30,000 options to acquire Coyote common stock.
 (3) Mr. Kates' address is 3200 Robert T. Longway Blvd., Flint, MI 48506.
 (4) Mr. Forte's address is 717 Seventeenth Street, Denver, Colorado 80202.
 (5) Mr. Pappas' address is 307 W. Seventh Street, Suite 1210, Fort Worth, Texas 76102.
 (6) These shares are pledged to Paragon Coyote Texas Ltd. as collateral for a loan made to Coyote in March 1998.
 (7) Represents 685,953 shares owned by Paragon and an option to purchase 521,739 shares of common stock which are currently owned by a third party. Mr. Pappas is the president of Paragon Management Group, Inc., the sole general partner of Paragon. Because of that position, Mr. Pappas may, pursuant to Rule 13d-3, be deemed to be the beneficial owner of the shares. Mr. Pappas disclaims beneficial ownership of these shares.
 (8) Power to vote these shares is exercised through Paragon Management Group, Inc.
 (9) This figure assumes exercise in full of Paragon's option to purchase 521,739 shares of common stock.
(10) Mr. Johnston's mailing address is c/o Royal Precision, Inc., 15170 North Hayden Road, Suite 1, Scottsdale, Arizona 85260. This amount includes:
     (i) 658,912 shares of series C preferred stock which will be acquired as a result of the merger by Johnston CRT #3 over which Mr. Johnston will have voting and dispositive power as trustee (ii) 24,569 shares of series C preferred stock which will be acquired as a result of the merger by Johnston Living Trust over which Mr. Johnston will have voting and dispositive power as a trustee and (iii) 25,540 options to acquire Coyote common stock that will be owned by Mr. Johnston personally as a result of the merger.
(11) The mailing address of Johnston CRT #3 is Attention: Richard P. Johnston, Trustee, Teton Pines, 4350 Greens Place, Wilson, Wyoming 83014. This amount includes (i) 658,912 shares of series C preferred stock which will be acquired as a result of the merger by Johnston CRT #3 and (ii) 24,569 shares of series C preferred stock which will be acquired as a result of the merger by Johnston Living Trust which could be considered to be beneficially owned by Johnston CRT #3. Richard P. Johnston, as the trustee of Johnston CRT #3 and a trustee of the Johnston Living Trust, will have voting and investment power over the respective shares held by each of Johnston CRT #3 and Johnston Living Trust.
(12) The mailing address of Johnston Living Trust is Attention: Richard P. Johnston and Jayne A. Johnston, Trustees, Teton Pines, 4350 Greens Place, Wilson, Wyoming 83014. This amount includes (i) 24,569 shares of series C preferred stock which will be acquired as a result of the merger by Johnston Living Trust and (ii) 658,912 shares of series C preferred stock which will be acquired as a result of the merger by Johnston

    CRT #3 which could be considered to be beneficially owned by Johnston Living Trust. Mr. Johnston as the trustee of Johnston CRT #3 and a trustee of Johnston Living Trust will have voting and investment power over the respective shares held by each of Johnston CRT #3 and Johnston Living Trust.
(13) The mailing address of Berenson Minella & Company is 667 Madison Avenue, New York, New York 10021. Raymond J. Minella, as a managing general partner of Berenson Minella, may be deemed to have shared voting and shared investment power over these shares. Jeffrey L. Berenson is also a general partner of Berenson Minella.
(14) Mr. Minella's mailing address is c/o Berenson Minella & Co., 667 Madison Avenue, New York, New York 10021. This amount includes 1,255,759 shares of series C preferred stock which will be acquired as a result of the merger by Berenson Minella, of which Mr. Minella is a managing general partner (see note (13)). As such, Mr. Minella shares voting power and investment power over these shares. This amount also includes 8,512 options to acquire Coyote common stock that will be owned by Mr. Minella personally as a result of the merger.
(15) Mr. Warren's address is The Law Offices of Kenneth J. Warren, 5920 Cromdale Drive, Suite 1, Dublin, Ohio 43017. This amount also includes 15,621 options to acquire Coyote common stock as a result of the merger.
(16) Mr. Johnston's mailing address is c/o Royal Precision, Inc., 15170 North Hayden Road, Suite 1, Scottsdale, Arizona 85260. This amount includes 11,322 options to acquire Coyote common stock as a result of the merger.

                             DIRECTORS AND OFFICERS

 Board of Directors

   It is anticipated that, following the merger, the board of directors of Coyote will be composed of James M. Probst, Jeffrey T. Kates, Don A. Forte, Mark A. Pappas, Richard P. Johnston, Kenneth J. Warren, Raymond J. Minella and David E. Johnston, as the individuals expected to be designated for such purpose pursuant to the stockholder agreement. All directors will have a one-year term.

   Background information regarding such individuals as of February 1999, appears below:

   James M. Probst, 40, a co-founder of Coyote, has been an officer and director of Coyote since February 1995 and is currently president, CEO and a director. From 1986 to 1995, Mr. Probst was employed by Schuller International Corporation, a wholly owned subsidiary of Manville Corporation. During that time, Mr. Probst held several positions ranging from research and development engineer to business manager of a unit with approximately $30 million in revenues. Mr. Probst received a B.S. degree in Mechanical Engineering from the University of Colorado, Denver in 1986 and an M.B.A. from the University of Denver in 1990.

   Jeffrey T. Kates, 37, became a director of Coyote in May 1997. From August 1996 to the present, Mr. Kates has been the chief operating officer of Plastics Research Corp. a firm with annual revenues of $35 million. From October 1994 to August 1996, Mr. Kates was president and a director of Harloc Incorporated, a subsidiary of the Tesa Group in Irun, Spain, which attained annual revenues of $150 million. Mr. Kates received a B.S. degree in Agricultural Engineering from the University of Illinois in 1984 and an M.B.A. from the University of Denver in 1988.

   Don A. Forte, 50, became a director of Coyote in June 1997. For the past 25 years, Mr. Forte has been employed by Johns Manville a leading manufacturer of building products. Mr. Forte has held numerous positions in his career with Johns Manville. His present position is vice president of manufacturing and engineering for the insulation group. Mr. Forte is currently responsible for 16 manufacturing plants located in North America which manufacture fiberglass insulation products for residential and commercial applications. Prior to this assignment, Mr. Forte was vice president and general manager of Johns Manville's Filtration Division. The Filtration Division manufactures products in four U.S. plant locations and distributes to customers worldwide. Mr. Forte received his B.S. degree from Northern Illinois University in 1970 and an M.B.A. degree from Xavier University in 1982.

   Mark A. Pappas, 37, became a director of Coyote in March 1998. Mr. Pappas is the president of Paragon Management Group, Inc., a private investment management firm located in Fort Worth, Texas. Prior to the formation of Paragon Management Group, Inc. in June 1997, Mr. Pappas was employed in the field of public accounting, five years as president of Pappas & Company, P.C., CPAs and two years with the national accounting firm of Ernst & Young, LLP Mr. Pappas also spent several years as the chief financial officer of a national home building company. Mr. Pappas received a B.B.A. degree in accounting from the University of Texas, Arlington in 1983 and has been a licensed Certified Public Accountant in the State of Texas since 1985.

   After the effective time of the merger agreement, the following directors have been designated to sit on the board of directors of Coyote pursuant to the stockholder agreement.

   Raymond J. Minella, 49, has been a director of RP since its organization in 1996 and chairman of the board since August 1998. Since 1990, Mr. Minella has been a managing general partner of Berenson Minella & Company, an investment and merchant banking firm. Mr. Minella is a director of NEXClaim, Inc., an insurance recovery business.

   Kenneth J. Warren, 55, has been secretary of RP and a director since its organization in 1996. Mr. Warren has been a practicing attorney for over 30 years. Before 1996, he was a partner in Schwartz, Kelm, Warren & Ramirez. During 1996, he was of counsel to its successor, Schwartz, Warren & Ramirez L.L.C. In January 1997, he opened his own office for the practice of law. Mr. Warren is also secretary of PH Group Inc., a manufacturer of presses, and Cable Link, Inc., a cable television equipment refurbisher.

   Richard P. Johnston, 68, served as chairman of the board of Merbanco, Inc., a merchant banking company, from 1991 until the end of 1998, served as chairman of the board of Republic Realty Mortgage Co., a commercial mortgage company, from 1992 to 1995, and was managing director of Hamilton Robinson & Co., an investment advisory company from 1991 to 1994. Mr. Johnston has been a director of RP since its organization in 1996 and served as chairman of the board of RP from May 1996 to October 1997. Mr. Johnston is a founder and a director of AGCO Corporation, a farm implement manufacturer and distributor, and a director of Myers Industries, Inc., a plastic and rubber products manufacturer. Richard P. Johnston is the father of Leslie Reesing and David E. Johnston, who are both directors of RP.

   David E. Johnston, age 44, served as Vice President of RP from its organization in 1996 to October 1997, and Executive Vice President, Chief Operating Officer from October 1997 until August 1998, at which time he was appointed Executive Vice President, Special Projects. Mr. Johnston has been a director of RP since June 1996. Mr. Johnston was Sales Manager of Buckhorn Rubber Products, Inc., a molded rubber products manufacturer, from 1989 to 1996. Mr. Johnston is the son of Richard P. Johnston and the brother of Leslie Reesing.

 Executive Officers

   Following the merger, James M. Probst will serve as chief executive officer and president. John Paul McNeill will serve as chief financial officer.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires Coyote's directors and executive officers, and persons who own more than 10 percent of a registered class of Coyote's equity securities, to file with the SEC and the Nasdaq Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Coyote. Officers, directors and greater than 10 percent stockholders are required by the regulations of the SEC to furnish Coyote with copies of all Section 16(a) forms they file. To Coyote's knowledge, based solely on review of the copies of such reports furnished to Coyote and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

                      COMMITTEES OF THE BOARD OF DIRECTORS

   The Coyote board currently has an audit committee and a compensation committee. The Coyote board of directors does not have a nominating committee and the functions of such a committee are performed by the board of directors. Each committee member has a one-year term.

   Presently Coyote has not appointed an executive committee. However, Coyote will appoint an executive committee at the time of the consummation of the merger. The executive committee, when the board of directors is not in session, will have the authority of the board of directors as limited by the resolution of the board appointing it. Additionally, the executive committee does not have the authority of the board of directors to:

  .  amend the amended and restated articles of incorporation;

  .  adopt a plan of merger or consolidation;

  . recommend to the stockholders the sale, lease or other disposition of all or substantially all of the property and assets of the corporation other than in the usual and regular course of its business;

  . recommend to the stockholders a voluntary dissolution of the corporation or revocation of such a dissolution; or

  .  amend the by-laws of the corporation.

   There were five meetings of the board of directors during the last full fiscal year. Each director attended all meetings of the board of directors.

   The compensation committee makes recommendations to the board with respect to compensation of management employees. The compensation committee also administers plans and programs relating to stock options, pension and other retirement plans, employees benefits, incentives and compensation and determines the eligibility and levels of participation under Coyote's 1997 Stock Option Plan (the "1997 Plan") and Coyote's 1998 Stock Option Plan (the "1998 Plan"). There were four meetings of the compensation committee during the last fiscal year. Messrs. Kates, Stonebraker and Pappas are the current members of Coyote's compensation committee.

   The audit committee reviews and makes recommendations to the Coyote board regarding services provided by the independent accountants, reviews with the independent accountants the scope and results of their annual audit of Coyote's consolidated financial statements and any recommendations they may have, and makes recommendations to the Coyote board with respect to the engagement or discharge of the independent accountants. The audit committee also reviews Coyote's internal procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and Coyote's policies concerning financial reporting and business practices. The audit committee met in January 1999. Messrs. Kates, Pappas and Probst are the current members of Coyote's audit committee.

                           COMPENSATION OF MANAGEMENT

   The following table discloses compensation awarded to, earned by, or paid to the Company's chief executive officer and to the Company's secretary, who prior to August 1, 1998 was the company's chief executive officer. No other executive officer of the Company received salary and bonus in excess of $100,000 during the year ended December 31, 1998 and the two preceding years.

                           SUMMARY COMPENSATION TABLE

                                                                     Long Term
                            Annual Compensation                 Compensation Awards
                          -----------------------              ---------------------
   Name and Principal                             Other Annual Securities Underlying
        Position          Year Salary($) Bonus($) Compensation    Options/SARs(#)
   ------------------     ---- --------- -------- ------------ ---------------------
James M. Probst, Chief
 Executive Officer......  1998  132,500   25,000    9,000 (1)         45,000

Mel S. Stonebraker, Sec-
 retary.................  1998  150,000   25,000    9,000 (1)         45,000
                          1997  117,000      -0-    9,000 (1)         45,000
                          1996  115,000      -0-    7,000 (1)            -0-

--------
(1) Mr. Probst was elected chief executive officer by the board of directors on August 1, 1998. Prior to his election, Mr. Stonebraker was the chief executive officer.

 Coyote's 1997 Plan

   Coyote's 1997 plan was adopted by the Coyote board of directors and stockholders on June 10, 1997. The 1997 plan provided for the grant of options to purchase 500,000 shares. The 1997 plan was amended by the board of directors and approved by a majority of the stockholders on February 10, 1998. The amendment provided for a total of 1,000,000 shares under the 1997 plan. The shares of Coyote's common stock are intended to qualify as either incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("incentive stock options") or as options that are not intended to meet the requirements of such section ("nonstatutory stock options"). Options to purchase shares may be granted under the 1997 plan to persons who, in the case of incentive stock options, are employees--including officers of Coyote or its subsidiaries--or, in the case of nonstatutory stock options, are employees-- including officers of the Coyote or its subsidiaries-- non-employee directors or consultants of Coyote. As of February 18, 1999, 570,000 incentive stock options and 130,000 nonstatutory stock options had been granted under the 1997 plan.

   The 1997 plan is administered by the Coyote compensation committee of the board of directors. The Coyote compensation committee has full discretionary authority, subject to certain restrictions, to determine the number of shares for which incentive stock options and nonstatutory stock options may be granted and the individuals to whom, and the times at which, and the exercise prices for which options will be granted.

 Coyote's 1998 Plan

   Coyote's 1998 plan was adopted by the Coyote board of directors and stockholders in March 1998. The 1998 plan provides for the grant of options to purchase up to 1,000,000 shares of Coyote's common stock that are intended to qualify as either incentive stock options or as nonstatutory stock options. Options to purchase shares may be granted under the 1998 plan to persons who, in the case of incentive stock options, are employees (including officers of Coyote or its subsidiaries), or, in the case of nonstatutory stock options, are employees (including officers of Coyote or its subsidiaries), non-employee directors or consultants of Coyote. As of February 18, 1999, 152,500 options had been granted under the 1998 plan.

   The 1998 plan is administered by the Coyote compensation committee of the board of directors. The Coyote compensation committee has full discretionary authority, subject to certain restrictions, to determine the number of shares for which incentive stock options and nonstatutory stock options may be granted and the individuals to whom, and the times at which, and the exercise prices for which options will be granted.

   The following table presents information concerning individual grants of options to purchase common stock made during the fiscal year ended December 31, 1998, to the chief executive officer and the named executive officers.

            Option Grants in the Fiscal Year Ended December 31, 1998

                                            % of Total    Exercise or
                                          Options Granted Base Price
                                  Options  to Employees      Date     Expiration
 Name                             Granted in Fiscal Year,  ($/Share)     Date
 ----                             ------- --------------- ----------- ----------
James M. Probst.................. 45,000       11.4         $4.375     2/10/05
Mel S. Stonebraker............... 45,000       11.4         $4.375     2/10/05

              AGGREGATE OPTION EXERCISES IN THE FISCAL YEAR ENDED
              DECEMBER 31, 1998 AND FISCAL YEAR-END OPTION VALUES

                                                                              Value of Unexercised
                                                          Number of               In-The-Money
                                                     Unexercised Options     Options At Fiscal Year-
                                                     at Fiscal Year-End              End(1)
                         Shares Acquired  Value   ------------------------- -------------------------
 Name                      on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
 ----                    --------------- -------- ----------- ------------- ----------- -------------
James M. Probst.........       -0-         -0-      15,000       75,000         -0-          -0-
Mel S. Stonebraker......       -0-         -0-      15,000       75,000         -0-          -0-

--------
The aggregate option exercises listed above are based on a fair market value as of December 31, 1998 of $3.375 per share. Values are stated on a pre-tax basis.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

   Coyote has entered into employment agreements with Mr. Stonebraker and Mr. Probst expiring on May 31, 2000, pursuant to which they are employed as officers of Coyote. The employment agreements contain the following provisions:

  . the agreements automatically renew for additional two-year periods unless either party notifies the other party that it does not intend to renew the agreements;

  . the employment agreements provide for employment of Mr. Stonebraker and Mr. Probst on a full-time basis at an annual salary of $150,000 and $125,000, respectively, beginning September 1, 1997;

  . Mr. Probst's annual salary was increased to $145,000 on August 1, 1998 with his appointment as CEO of Coyote;

  . the officers are entitled to receive a bonus based on certain objectives to be established by the board of directors and incentive stock options to purchase 45,000 shares, expiring seven years from February 10, 1998, at $4.375 per share;

  . the options vest over a three year period if Coyote achieves 90% of its targeted earnings before deduction of interest and taxes. In February 1998, the board of directors approved a waiver of the specified 90% earnings target.

   Mr. Stonebraker and Mr. Probst may be terminated by Coyote for cause, which is defined as:

  .  excessive unauthorized absenteeism;

  .  actual fraud or material acts of dishonesty;

  .  destruction of material Coyote's property; and

  . willful disclosure of Coyote's proprietary information, or a material violation of internal controls or procedures.

   If the officers voluntarily terminate prior to the end of the original contract term, they are required to reimburse Coyote up to $62,500, on a pro-rata basis depending on the date of termination. If Coyote terminates Mr. Stonebraker or Mr. Probst without cause, the terminated officer is entitled to 18 months' salary as a severance payment. If termination without cause occurs after the end of the original contract term, the terminated officer is entitled to 12 months' salary. The employment agreements provide that the officers may not compete with Coyote for a period of the greater of (1) nine months subsequent to their termination date, or (2) the severance pay period. Please note that a court may determine not to enforce, or to only partially enforce, a non-competition clause of an employment agreement. The officers also have a change of control agreement with Coyote pursuant to which they are entitled to a continuation of salary benefits for 24 months if employment is terminated by Coyote without cause or for good reason (such as a reduction in his compensation) within two years after a change of control. A court may determine not to enforce, or only partially enforce, non-competition clause of an employment agreement.

   Additionally, Coyote has entered into employment agreements with Mr. McNeill and Mr. Pfeil, expiring on December 31, 1999, pursuant to which Mr. McNeill is employed as chief financial officer of Coyote and Mr. Pfeil is employed as an officer of Coyote. The employment agreements contain the following provisions:

  . the agreements automatically renew for additional one-year periods unless Coyote or the employee in question notifies the other party of the agreement in question that it does not intend to renew the agreement;

  . the employment agreements provide for employment on a full-time basis at an annual salary of $96,000;

  . Mr. McNeill and Mr. Pfeil are entitled to receive a bonus and stock options based on certain objectives determined by the board of directors;

  . Mr. McNeill or Mr. Pfeil may be terminated by Coyote for cause, which is defined as excessive unauthorized absenteeism, actual fraud or material acts of dishonesty, destruction of material Coyote property; willful disclosure of Coyote's proprietary information, or a material violation of internal controls or procedures;

  . if terminated without cause, Mr. McNeill or Mr. Pfeil is entitled to 6 months salary; and

  . the employment agreements provide that neither Mr. McNeill nor Mr. Pfeil may compete with Coyote for a period of the greater of (1) nine months subsequent to his termination date, or (2) the severance pay period. Mr. McNeill and Mr. Pfeil also each have a change of control agreement with Coyote pursuant to which each is entitled to a continuation of salary benefits for 24 months if his employment is terminated by Coyote without cause or by Mr. McNeill or Mr. Pfeil respectively for good reason (such as a reduction in his compensation) within two years after a change of control.

                             DIRECTOR COMPENSATION

   Messrs. Stonebraker and Probst do not receive additional compensation for their services as directors. Outside directors Don A. Forte, Jeffrey T. Kates and Mark A. Pappas are compensated in stock options under Coyote's 1997 Plan and 1998 Plan and reimbursed for travel and other reasonable out-of-pocket expenses incurred in attending board and committee meetings. During fiscal year ended December 31, 1998, Don A. Forte and Jeffrey T. Kates each received 10,000 stock options with an exercise price of $4.375. Mark A. Pappas received 35,000 stock options with an exercise price of $5.375.

                                 OTHER MATTERS

   It is not expected that any matters other than those described in this document will be brought before the special meetings. If any other matters are presented, however, it is the intention of the persons named in the appropriate proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

                                 LEGAL MATTERS

   The validity of the series C preferred stock to be issued to RP stockholders in connection with the merger will be passed upon by Chrisman, Bynum & Johnson, P.C., counsel to Coyote. Certain other legal matters in connection with the merger will be passed upon for Coyote by Kramer Levin Naftalis & Frankel LLP, New York, New York, special counsel to Coyote. Fabian & Clendenin has given its opinion that the merger will be a reorganization within the meaning of
Section 368 of the Code and will have the material U.S. federal income tax consequences referred to under the caption "The merger--material U.S. federal income tax consequences."

                                    EXPERTS

   The consolidated financial statements of Coyote and subsidiaries as of December 31, 1998 and 1997 and for the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Royal Precision, Inc. and subsidiaries as of May 31, 1998 and for the years ended May 31, 1998 and 1997, included in this joint proxy statement/prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited historical financial statements of Unifiber Corporation incorporated in this Prospectus to Coyote's current report on Form 8-K/A Amendment No. 2 dated March 19, 1998 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Unifiber Corporation's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          FUTURE STOCKHOLDER PROPOSALS

   Due to the contemplated consummation of the merger, RP does not currently expect to hold a 1999 annual meeting of stockholders because RP will be a wholly owned subsidiary of Coyote following the merger. In the event the merger is not consummated, proposals of RP stockholders to be included in the proxy statement to be mailed to all RP stockholders entitled to vote at the 1999 annual meeting of RP stockholders were required to have been received at RP's principal executive offices by May 12, 1999.

   Any stockholder proposal intended for inclusion in Coyote's proxy statement for Coyote's 2000 annual meeting of stockholders must be received by Coyote no later than November 30, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Coyote Sports, Inc.:

   We have audited the accompanying consolidated balance sheets of Coyote Sports, Inc. and subsidiaries (Company) as of December 31, 1998 and 1997, and the related consolidated statements of operations, other comprehensive loss, stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coyote Sports, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

KPMG LLP

Boulder, Colorado
March 16, 1999

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                     -------------------------
                                                         1998         1997
                                                     ------------  -----------
                       ASSETS
Current assets:
  Cash and equivalents.............................. $    925,275  $   726,290
  Restricted cash...................................       90,000      702,814
  Trade receivables, net of allowance for doubtful
   accounts of $561,000 and $390,000 for 1998 and
   1997, respectively...............................    4,693,788    3,778,483
  Inventories, net..................................    6,399,249    3,582,194
  Prepaid expenses and other current assets.........      903,712      439,130
                                                     ------------  -----------
    Total current assets............................   13,012,024    9,228,911
Property, plant and equipment, net..................   14,185,247    7,546,284
Investment in Unggul................................    1,930,942          --
Non-current prepaid services........................    1,364,074          --
Other assets, net...................................      375,862       90,058
                                                     ------------  -----------
                                                     $ 30,868,149   16,865,253
                                                     ============  ===========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable..................................... $ 13,127,754    2,705,928
  Current portion of long-term debt.................    6,151,947      452,237
  Accounts payable..................................    5,312,524    3,204,234
  Accrued expenses..................................    3,131,578    1,413,362
  Current portion of obligation payable under
   purchase agreement...............................          --        87,000
                                                     ------------  -----------
    Total current liabilities.......................   27,723,803    7,862,761
Long-term debt, net of current portion..............      893,408      202,644
Related party note payable..........................          --       600,340
Obligation payable under purchase agreement.........          --       728,000
Deferred taxes......................................      381,000      362,000
Other liabilities...................................      819,330          --
                                                     ------------  -----------
    Total liabilities...............................   29,817,541    9,755,745
Minority interests in net assets of subsidiaries....          --       396,874
Redeemable preferred stock, $.001 par value.
 Authorized 4,000,000 shares; 75,000 issued and
 outstanding in 1998, redeemable at $20.00 per
 share..............................................    1,500,000          --
Stockholders' equity (deficit):
  Common stock, $.001 par value. Authorized
   25,000,000 shares; issued and outstanding,
   5,777,692 and 3,855,000, at December 31, 1998 and
   1997, respectively...............................        5,778        3,855
  Additional paid-in capital........................   18,180,202   12,664,642
  Accumulated deficit...............................  (19,188,377)  (5,493,167)
  Accumulated other comprehensive income (loss).....      553,005     (462,696)
                                                     ------------  -----------
    Total stockholders' equity (deficit)............     (449,392)   6,712,634
Commitments and contingencies
                                                     ------------  -----------
                                                     $ 30,868,149  $16,865,253
                                                     ============  ===========

          See accompanying notes to consolidated financial statements.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Year Ended December 31,
                                                     -------------------------
                                                         1998         1997
                                                     ------------  -----------
Net sales........................................... $ 38,217,632   27,685,918
Cost of goods sold..................................  (29,999,634) (22,111,617)
                                                     ------------  -----------
  Gross profit......................................    8,217,998    5,574,301
Selling, general and administrative expenses........   (9,056,585)  (8,243,325)
Non-recurring write off of goodwill and other
 assets.............................................  (11,341,332)         --
                                                     ------------  -----------
  Operating loss....................................  (12,179,919)  (2,669,024)
Other income (expense):
  Interest expense..................................   (1,419,221)    (473,402)
  Debt financing costs..............................     (675,510)    (617,156)
  Loss on relinquishment of assets..................          --      (933,790)
  Other, net........................................      189,824     (162,466)
                                                     ------------  -----------
  Loss before income taxes, minority interests and
   extraordinary item...............................  (14,084,826)  (4,855,838)
Income tax (expense) benefit........................     (169,000)     281,273
Minority interests in subsidiaries' losses..........      212,035      406,991
                                                     ------------  -----------
Net loss before extraordinary item..................  (14,041,791)  (4,167,574)
                                                     ------------  -----------
Extraordinary item, net of taxes....................      346,581          --
Net loss............................................ $(13,695,210)  (4,167,574)
                                                     ============  ===========
Basic and diluted earnings (loss) per share
Loss before extraordinary item...................... $      (2.95)       (1.22)
Extraordinary item..................................         0.07          --
                                                     ------------  -----------
Net loss............................................ $      (2.88)       (1.22)
                                                     ============  ===========
Shares used in calculating basic and diluted loss
 per share..........................................    4,762,797    3,426,945
                                                     ============  ===========


          See accompanying notes to consolidated financial statements.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS

                                                     Year Ended December 31,
                                                     ------------------------
                                                         1998         1997
                                                     ------------  ----------
Net loss............................................ $(13,695,210) (4,167,574)
Other comprehensive income (loss)...................      219,908    (675,116)
                                                     ------------  ----------
Comprehensive loss.................................. $(13,475,302) (4,842,690)
                                                     ============  ==========
Cumulative foreign currency translation adjustment
 realized upon exchange of ownership interest....... $    560,493         --
                                                     ============  ==========



          See accompanying notes to consolidated financial statements.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                       Accumulated      Total
                            Common stock     Additional               comprehensive stockholders'
                          -----------------   paid-in    Accumulated  income (loss)    equity
                           Shares    Amount   capital      deficit     adjustment     (deficit)
                          ---------  ------  ----------  -----------  ------------- -------------
BALANCES AT JANUARY 1,
 1997...................  3,450,000  $3,450   6,136,288   (1,325,593)     212,420      5,026,565
Contributed Capital.....        --      --    2,211,045          --           --       2,211,045
Stock returned to the
 Company for
 cancellation...........   (850,000)   (850)        --           --           --            (850)
Sale of common stock,
 net of issuance costs..  1,180,000   1,180   3,973,634          --           --       3,974,814
Common stock and
 warrants issued
 pursuant to contractual
 obligations............     75,000      75     343,675          --           --         343,750
Net loss................        --      --          --    (4,167,574)         --      (4,167,574)
Accumulated
 comprehensive income
 (loss) adjustment......        --      --          --           --      (675,116)      (675,116)
                          ---------  ------  ----------  -----------    ---------    -----------
BALANCES AT DECEMBER 31,
 1997...................  3,855,000   3,855  12,664,642   (5,493,167)    (462,696)     6,712,634
Common stock issued for
 services...............    825,261     825   2,119,517          --           --       2,120,342
Common stock issued for
 acquisition............    521,739     522   1,499,478          --           --       1,500,000
Common stock issued in
 connection with
 note payable...........     18,000      18      59,044                                   59,062
Common stock issued in
 connection with
 long-term debt.........    307,692     308     975,202          --           --         975,510
Sale of common stock,
 net of issuance costs..    250,000     250     949,750          --           --         950,000
Warrants issued with
 long-term debt.........        --      --      168,455          --           --         168,455
Redeemable preferred
 stock issuance costs...        --      --     (255,886)         --           --        (255,886)
Net loss................        --      --          --   (13,695,210)         --     (13,695,210)
Accumulated other
 comprehensive income
 adjustment.............        --      --          --           --     1,015,701      1,015,701
                          ---------  ------  ----------  -----------    ---------    -----------
BALANCES AT DECEMBER 31,
 1998...................  5,777,692  $5,778  18,180,202  (19,188,377)     553,005       (449,392)
                          =========  ======  ==========  ===========    =========    ===========


          See accompanying notes to consolidated financial statements.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Year Ended December 31,
                                                      ------------------------
                                                          1998         1997
                                                      ------------  ----------
Cash flows from operating activities:
 Net loss............................................ $(13,695,210) (4,167,574)
 Charges (credits) not affecting cash:
 Depreciation and amortization.......................    1,910,571     489,517
 Deferred tax liability..............................          --      (64,000)
 Loss on relinquishment of assets....................          --      933,790
 Minority interests' in subsidiaries' losses.........      (55,445)   (406,991)
 Stock issued for services...........................    2,120,342         --
 Write-off of goodwill and other assets..............   11,341,332         --
 Extraordinary gain, net.............................     (346,581)        --
 Gain on exchange of ownership.......................      (17,267)        --
Changes in operating assets and liabilities, net of
 impact of acquisitions:
 Restricted cash.....................................      612,814    (702,814)
 Trade receivables...................................     (298,631)   (795,628)
 Receivables from related parties....................          --       91,735
 Inventories.........................................   (1,506,034)    778,487
 Prepaid expenses and other current assets...........   (2,697,952)   (139,880)
 Accounts payable....................................      134,761    (180,426)
 Accrued expenses....................................     (903,535)    564,112
 Taxes payable.......................................     (188,949)   (638,000)
                                                      ------------  ----------
   Net cash used in operating activities.............   (3,589,784) (4,237,672)
                                                      ------------  ----------
Cash flows from investing activities:
 Purchase of property, plant and equipment...........   (3,097,706) (3,968,624)
 Other assets........................................          --      (99,012)
 Acquisition of businesses, net of cash acquired.....   (3,649,441)   (192,634)
                                                      ------------  ----------
   Net cash used in investing activities.............   (6,747,147) (4,260,270)
                                                      ------------  ----------
Cash flows from financing activities:
 Proceeds from notes payable.........................    4,034,150   1,006,247
 Payments on notes payable...........................   (2,613,376)   (414,926)
 Borrowings on long-term debt........................    7,781,702     739,781
 Payments on long-term debt..........................     (860,674)        --
 Borrowings on related party notes payable...........          --      465,188
 Sale of minority interest in Pentiumatics...........          --      594,177
 Sale of preferred stock.............................    1,244,114         --
 Sale of common stock................................      950,000   6,528,759
                                                      ------------  ----------
   Net cash provided by financing activities.........   10,535,916   8,919,226
                                                      ------------  ----------
   Increase (decrease) in cash and equivalents.......      198,985     421,284
Cash and equivalents at beginning of year............      726,290     305,006
                                                      ------------  ----------
Cash and equivalents at end of year.................. $    925,275     726,290
                                                      ============  ==========
Supplemental disclosure of cash flow information
 Cash paid during the year for interest.............. $  1,234,966     355,867
 Cash paid during the year for income taxes.......... $     24,447     257,000
                                                      ============  ==========
 Non-cash financing activities:
   Fair value of common stock issued for services.... $  2,120,342         --
                                                      ============  ==========
   Fair value of common stock issued in connection
    with long term debt.............................. $    975,510         --
                                                      ============  ==========
   Fair value of common stock issued for acquisiton.. $  1,500,000         --
                                                      ============  ==========
   Fair value of common stock issued in connection
    with notes payable............................... $     59,062         --
                                                      ============  ==========
   Note payable entered into in connection with
    acquisition...................................... $  5,500,000         --
                                                      ============  ==========
   Book value of assets exchanged in connection with
    exchange of ownership interest................... $    848,266         --
                                                      ============  ==========
   Fair value of assets received in connection with
    exchange of ownership interest................... $  1,426,025         --
                                                      ============  ==========
   Cumulative foreign currency translation loss
    realized upon exchange of ownership interest..... $   (560,493)        --
                                                      ============  ==========

          See accompanying notes to consolidated financial statements.

                     COYOTE SPORTS, INC. AND SUBSIDIARIRES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies and Practices

Nature of Business

   Coyote Sports, Inc. and subsidiaries (the "Company"), designs, engineers, manufactures, markets and distributes brand name sports equipment and recreational products worldwide. The Company's products include steel and graphite golf shafts (under the names Apollo and Unifiber), premium grade steel cycle tubing (under the name Reynolds), and graphite and other advanced composite materials (under the name Sierra Materials) for use in the production of golf shafts, fishing poles, ski poles, hockey sticks and other products. The Company sells its golf shafts and bicycle frame tubes in wholesale markets and to assemblers of finished products primarily in the United States and Europe and its advanced composite materials to manufacturers in the United States and Southeast Asia. The Company's golf shaft business accounted for approximately 80% and 67% of the Company's net sales for the years ended December 31, 1998 and 1997, respectively. If the demand for golf products were to experience a significant change it could have a significant impact on the Company's financial performance.

   The Company, in addition to the businesses described above, plans to expand its existing product lines into other sporting good product lines in the future. The Company plans to develop some of these products internally, as well as, acquiring companies with existing products lines that complement the Company's product lines.

Principles of Consolidation

   The consolidated financial statements include the accounts of all subsidiaries in which a controlling interest is held, including Apollo Sports Technologies, Limited (Apollo), Apollo Golf, Inc. (Apollo U.S.), Reynolds Cycle Technology, Limited (Reynolds), Unifiber Corporation and Cape Composites, Inc., a wholly- owned subsidiary of Sierra Materials, LLC (which collectively are referred to herein as Sierra Materials). All significant intercompany balances and transactions have been eliminated in consolidation.

Liquidity

   The Company incurred losses of $13,695,210 and $4,167,574 for the years ended December 31, 1998 and 1997, respectively. The Company has a stockholders' deficit of $449,392 as of December 31, 1998. As of December 31, 1998, the Company had a working capital deficit of $14,711,779. Cash used in operating activities for the year ended December 31, 1998 was $3,589,784.

   The Company has current debt obligations of $19,280,000 among five different lenders. The Company has notified its existing lenders that it is in negotiations with two lending groups to secure longer-term replacement financing for the Company in connection with the merger with Royal Precision Inc. ("RP"). On February 2, 1999, the Boards of Directors of Coyote and Royal Precision Inc. ("RP") signed an agreement to merge (the "Merger"). The Merger is structured so that Coyote will be the surviving company and RP will become a wholly-owned subsidiary of Coyote. If the Merger is consummated, the Company expects to: secure a revolving line of credit of $10,000,000; secure a note payable of $18,000,000; secure a note payable of $12,000,000, and secure a note payable of $8,000,000. If the financing is secured, proceeds will be used to pay all of the Company's current debt obligations of $19,280,000, long-term debt obligations of $893,000, redeem $1,500,000 in Series A Preferred Stock, pay $6,608,000 in estimated financing, merger and registration costs, repay $8,980,000 in RP's current outstanding indebtedness and provide $738,891 for general corporate purposes. The Company must secure financing in order to effect the Merger.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

   Additionally, Coyote has historically built inventory in the spring in order to meet demand, thereby increasing Coyote's working capital needs in the spring.

   In the event that the Company is unable to obtain long-term lending facilities and or extend the due dates of its current debt obligations, the Company would seek bridge financing that would enable it to continue operating until it secured replacement long-term lending facilities for its current debt obligations and to meet working capital needs which could have a material adverse effect on Coyote's business, operating results and financial condition. The Company has received a letter of commitment from a lender to financially support the Company through March 31, 2000. Terms of the financial support such as interest rates, collateral, due dates, etc. have not been established. However, there can be no assurance that the Company will obtain long-term lending facilities or bridge financing that would enable it to continue operating, without exercising the letter of commitment.

Cash and Equivalents

   Cash and equivalents represent cash and money market account investments.

Inventories

   Inventories are stated at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment

   Property, plant and equipment is stated at cost. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method based on estimated useful lives of the assets, which range from 3 to 20 years.

Intangible Assets

   The Company evaluates long-lived assets, which included goodwill, at the lowest level for which there are identifiable cash flows in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and APB Opinion No. 17 "Intangible Assets". As of December 31, 1998, all goodwill resulting from the acquisition of Unifiber Corporation on March 19, 1998 was written off. Impairment was determined by evaluating the estimated amount at which the assets of Unifiber could be sold in a current transaction between willing parties. It was determined the goodwill acquired in the Unifiber acquisition had been significantly impaired due to a significant reduction in order volume from its three largest customers who had historically represented approximately 90% of sales. Accordingly, the remaining goodwill of $10,815,119 was written off. Additionally, Coyote estimated the remaining periods that the Unifiber facility would be in use and amortized the remaining book value of leasehold improvements and other long-lived assets that were impaired over the remaining estimated use period. Coyote accordingly recognized as a liability and expense in the fourth quarter of 1998, seven months of lease payments and estimated executory costs for the Unifiber facility based on estimates received from local real estate brokers. Should this facility not be sub-leased within this period, Coyote will recognize additional expense in the future.

   As of December 31, 1997, all intangible assets related to trade names and customer lists for ICE*USA were written off as the Company was in payment default on its purchase obligation. On June 15, 1998, the Company relinquished the right to these intangible assets to the previous owner and was released from its purchase obligation for ICE*USA.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

Revenue Recognition

   The Company recognizes sales upon shipment to customers.

Research and Development Expenses

   Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. Amounts charged against operations in 1998 and 1997 were approximately $813,000 and $783,000, respectively, which are included in operating expenses.

Income Taxes

   The Company accounts for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Advertising

   The Company expenses advertising costs when incurred. Advertising expenses recognized in the years ended December 31, 1998 and 1997 were approximately $302,000 and $622,000, respectively, and are included in operating expenses.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Comprehensive Income

   The Company has adopted Financial Accounting Standards Board SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. Foreign currency translation adjustments are the Company's only component of comprehensive income.

Foreign Currency

   Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are included in the accumulated comprehensive income (loss) in stockholders' equity (deficit).

   Gains and losses on transactions denominated in other than the functional currency are recognized in income as they occur.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

Derivatives

   The Company enters into forward foreign exchange contracts or currency options in order to reduce the impact of currency fluctuations between the U.S. dollar and the British Pound. Anticipated, but not yet firmly committed transactions and related receivables and payables may be hedged through the use of forward exchange contracts and options. Foreign currency exchange contracts are marked to market at the end of each accounting period and corresponding gains and losses are recognized in other income (expense). Premiums paid on purchased options are recognized as expense when the option is purchased and any gains are recognized in operations when the option is exercised.

Loss Per Share

   Loss per share is reported as basic loss per share, which uses the weighted average number of common shares outstanding, and diluted loss per share, which assumes conversion of all potentially dilutive securities. Due to losses in both years, any conversion would be anti-dilutive and, accordingly, basic and diluted loss per share is the same.

Reclassifications

   Certain prior year amounts have been reclassified to conform to the current year presentation.

(2) Acquisitions

   On September 9, 1998, the Company purchased substantially all of the assets of West Coast Composites ("West Coast"), a wholly-owned subsidiary of Cobra Golf Incorporated, for a purchase price of $500,000 in cash and $5,500,000 in the form of a secured note payable due March 31, 1999. The acquisition was accounted for by the purchase method. As a result of the acquisition, total assets recorded were $6,500,000 and liabilities assumed were $500,000. The assets of West Coast were consolidated into Unifiber as of September 9, 1998. No goodwill resulted from this acquisition. Activities of West Coast are included in the Company's financial statements starting September 10, 1998.

   On March 19, 1998, the Company acquired all of the outstanding stock of Unifiber Corporation (Unifiber), a supplier of graphite golf shafts to premium original equipment manufacturers, for a purchase price of $3,000,000 in cash and 521,739 shares of the Company's Common Stock with a fair value of $1,500,000. The acquisition was accounted for by the purchase method. Under the terms of the agreement, the previous owner has the option to sell the shares back to the Company for a period of two years after the closing at a price of $5.17 per share. In addition, the Company has agreed to pay the previous owner $100,000 per year for five years for consulting services. As a result of the acquisition, total assets recorded were $13,879,967, of which $10,998,427 was goodwill. Liabilities assumed were $9,082,446. Results of Unifiber are included in the Company's financial statements starting April 1, 1998 as results for the period from March 20, 1998 to March 31, 1998 are not significant. As of December 31, 1998, all goodwill resulting from the acquisition of Unifiber was written off.

   On April 1, 1997, the Company acquired all of the outstanding stock of Pentiumatics Sdn. Bhd. (Pentiumatics), a Southeast Asian entity whose principal operations have not commenced. The acquisition was accounted for by the purchase method. Consideration for Pentiumatics was approximately $200,000 cash and no goodwill was recorded. Subsequent to the purchase, 23% of the common stock was sold to an independent third party. On July 23, 1998, Coyote exchanged its 77% ownership interest in Pentiumatics Sdn. Bhd. for a 28% ownership in the outstanding common stock of Unggul Galakan Sdn. Bhd. (Unggul). Unggul wholly owns Action Wear Sdn. Bhd. (Action Wear), a Southeast Asian manufacturer of athletic apparel.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

   On March 27, 1997, the Company established a new entity, Sierra Materials, LLC (Sierra). Sierra is 80% owned by the Company and 20% owned by two individuals. Sierra was established to acquire Cape Composites, Inc. (d/b/a Sierra Materials). Sierra Materials is a supplier of graphite and other advanced composite materials for use in the sports and recreational markets. The acquisition of Sierra Materials coincided with the formation of Sierra on March 27, 1997. The transaction was accounted for by the purchase method, with the assumption of approximately $650,000 in outstanding debt. The operations of Sierra have been included in the Company's consolidated financial statements from March 27, 1997 forward. No cash was paid and no goodwill was recorded as a result of this acquisition.

   The following unaudited pro forma financial information for the years ended December 31, 1998 and 1997 present the combined results of operations of the Company, Sierra Materials and Unifiber as if the acquisitions had occurred as of the beginning of 1997 and 1998, respectively, after giving effect to certain adjustments. The pro forma financial information does not include the effect of certain acquisitions and dispositions because these transactions were not material on an individual or an aggregate basis. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, Sierra Materials and Unifiber constituted a single entity during such periods.

                                                    Years Ended December 31,
                                                    -------------------------
                                                        1998         1997
                                                    ------------  -----------
                                                    (unaudited)   (unaudited)
   Net sales....................................... $ 41,976,549  $48,170,866
   Net loss before extraordinary item..............  (16,638,086)  (6,650,255)
   Basis and diluted loss per share before
    extraordinary item............................. $      (3.49) $     (1.62)

(3) Restricted Cash

   At December 31, 1998, $90,000 in cash was restricted and held as collateral against a standby letter of credit with a bank to secure an operating lease obligation, which expires February 28, 1999.

(4) Inventories

   Inventories consist of the following:

                                                             December 31,
                                                        -----------------------
                                                           1998         1997
                                                        -----------  ----------
   Raw materials and supplies.......................... $ 1,746,787  $  845,469
   Work-in-process.....................................   1,682,018   1,034,927
   Finished goods......................................   4,151,757   2,414,362
                                                        -----------  ----------
                                                          7,580,562   4,294,758
   Reserve.............................................  (1,181,313)   (712,564)
                                                        -----------  ----------
                                                        $ 6,399,249  $3,582,194
                                                        ===========  ==========

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

(5) Property, Plant and Equipment

   Property, plant and equipment consist of the following:

                                                            December 31,
                                                       -----------------------
                                                          1998         1997
                                                       -----------  ----------
     Land............................................. $   816,000  $2,909,638
     Buildings........................................     110,000     147,933
     Machinery and equipment..........................  12,486,518   4,935,224
     Furniture and fixtures...........................   2,391,317      38,785
                                                       -----------  ----------
                                                        15,803,835   8,031,580
     Less accumulated depreciation and amortization...  (1,618,588)   (485,296)
                                                       -----------  ----------
                                                       $14,185,247  $7,546,284
                                                       ===========  ==========

(6) Notes Payable

   Notes payable consist of the following:

                                                              December 31,
                                                         ----------------------
                                                            1998        1997
                                                         ----------- ----------
(a) Note payable, with interest payable as a warrant to
    purchase shares of the Company's common stock, due
    May 1, 1999........................................  $   877,487 $      --
(b) Note payable under line of credit, variable
    interest rate of 1.5% plus LIBOR rate (8.94% at
    December 31, 1998), interest payable quarterly.....      715,000        --
(c) Note payable, variable interest rate of 5% over the
    Federal Reserve discount rate (10% at December 31,
    1998), interest and note due March 31, 1999........    5,500,000        --
(d) Note payable under line of credit and term loan,
    variable interest rate of 1.5% over the lender's
    prime rate (9.5% at December 31, 1998), interest
    payable monthly....................................    1,843,016        --
(e) Note payable under line of credit, variable
    interest rate of 1.5% over the lender's prime rate
    (9.5% at December 31, 1998), interest payable
    monthly............................................    1,877,000        --
(f) Note payable under line of credit and term loan,
    variable interest rate of 1.5% over the lender's
    prime rate (9.5% at December 31, 1998), interest
    payable monthly....................................    2,315,251        --
Note payable to individual with interest of 18,000
 shares of the Company's common stock, which was repaid
 in 1998...............................................          --     400,000
Note payable under line of credit, variable interest
 rate of 1.5% over the bank's prime rate, which was
 repaid in 1998........................................          --   1,307,000
Note payable under line of credit, variable interest
 rate of 1.5% over the bank's prime rate, which was
 repaid in 1998........................................          --     500,000
Note payable under line of credit, variable interest
 rate of 1.5% over the bank's prime rate, which was
 repaid in 1998........................................          --     162,499
Note payable under line of credit, variable interest
 rate of 1.5% over the bank's prime rate, which was
 repaid in 1998........................................          --     336,429
                                                         ----------- ----------
                                                         $13,127,754 $2,705,928
                                                         =========== ==========

--------
(a) On November 16, 1998, the Company entered into a Convertible Promissory Note (the "Note") for $1,000,000. The Note is due three days after the closing of a debt placement (the "Debt Financing") as defined in the agreement. In the event the Debt Financing does not close on or before May 1, 1999, then

                     COYOTE SPORTS, INC. AND SUBSIDIARIES
    the holder has the option to convert the remaining principal balance into common stock at a price of $3.25 per share up to and not to exceed five percent (5%) of the then outstanding shares. As of December 31, 1998, the balance outstanding, net of unaccreted value of warrants, is $877,487.

    The Company issued 35,000 warrants exercisable for an aggregate of 35,000 shares of common stock in connection with the $1,000,000 convertible promissory note. The warrants are exercisable for a period of five years beginning six months from (i) May 1, 1999 or (ii) from the date the Company refinances its existing debt obligations, at an exercise price of $0.01.

(b) On September 22, 1998, the Company repaid the remaining balance under a foreign line of credit and entered into a new Credit Facility Agreement (credit facility) which provides for borrowings under a foreign line of credit up to 600,000 PS ($1,002,000 U.S.). Amounts outstanding on the credit facility are secured by substantially all of Apollo's and Reynolds' assets. Under the terms of the agreement, the borrowings may be immediately callable by the lender. The term of the agreement is for five years. As of December 31, 1998, the Company had total borrowings of 426,000 PS ($715,000 U.S.).

(c) On September 9, 1998, the Company entered into a $5,500,000 note payable for the purchase of certain assets. The interest rate is the Federal Reserve discount rate plus 5 percent. The note is secured by certain assets of Unifiber and is guaranteed by the parent company.

(d) On March 19, 1998, the Company entered into a new Loan and Security Agreement with a lender to advance loans up to $2,300,000. The agreement provides for a term loan of $1,100,000 and a capital equipment loan not to exceed $200,000 at an interest rate of prime plus 1.5 percent. Borrowings are secured by substantially all assets of Unifiber and are guaranteed by Apollo U.S., Sierra Materials, and the parent company. Advances are calculated on a daily basis and based on defined eligible accounts receivable and inventories. Under the terms of the agreement, the borrowings may be immediately callable by the lender. The term of the agreement is for two years. The Company may not declare or pay any dividends without the written consent of the lender. At December 31, 1998, the balance under this agreement was $1,843,016.

(e) On January 9, 1998, the Company repaid the remaining balance on a line of credit secured by substantially all assets of Apollo U.S. and entered into a new Loan and Security Agreement with a lender to advance loans up to $2,300,000, secured by substantially all assets of Apollo U.S. Advances are guaranteed by Sierra Materials and the parent company. Advances are calculated on a daily basis and based on defined eligible accounts receivable and inventories. Under the terms of the agreement, the borrowings may be immediately callable by the lender. The term of the agreement is for two years. The Company may not declare or pay any dividends without the written consent of the lender. At December 31, 1998, the balance under this agreement is $1,877,000.

(f) On January 9, 1998, the Company repaid the remaining balance on a line of credit and a term loan secured by substantially all assets of Sierra Materials and entered into a new Loan and Security Agreement with a lender which provides advance loans up to $2,500,000. The agreement provides for a term loan of $169,365 and a capital equipment term loan not to exceed $2,100,000, at an interest rate of the prime rate plus 1.5 percent. The term loan and the capital equipment loan were combined during 1998 into one term loan. Borrowings are secured by substantially all of the assets of Sierra Materials and are guaranteed by Apollo U.S., and the parent company. Advances are calculated on a daily basis and based on defined eligible accounts receivable and inventories. Under the terms of the agreement, the borrowings may be immediately callable by the lender. The term of the agreement is for two years. The Company may not declare or pay any dividends without the written consent of the lender. At December 31, 1998, the balance outstanding under the agreement was $2,315,251.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

   At December 31, 1998, the Company had a borrowing availability of $402,000 in aggregate on its notes payable.

(7) Long Term Debt

   Long term debt consists of the following:

                                                                December 31,
                                                             ------------------
                                                                1998     1997
                                                             ---------- -------
(a) Term loan, variable interest rate of 1.75% plus LIBOR
    rate (9.19% at December 31, 1998), interest payable
    quarterly............................................... $  635,000     --
(b)Note payable, interest rate of 12%, interest payable
 quarterly..................................................  6,000,000     --
(c) Note payable secured by accounts receivable, variable
    interest rate of 1.75% over the lender's base rate
    (9.25% at December 31, 1998), interest payable monthly..    376,000 347,000
Capital leases..............................................     38,505 375,023
                                                             ---------- -------
    Total...................................................  7,049,505 722,023
Less interest on capital lease obligations..................      4,150  67,142
Less current portion........................................  6,151,947 452,237
                                                             ---------- -------
                                                             $  893,408 202,644
                                                             ========== =======

--------
(a) On September 22, 1998, the Company repaid the remaining balance under a foreign line of credit and term loan and entered into a new five year Credit Facility Agreement (credit facility) which provides for a term loan of 400,000 PS ($668,000 U.S.) at an interest rate of LIBOR plus 1.75%. Additionally, the credit facility provides for borrowings of up to 6,000,000 PS ($10,026,000 U.S.) for spot and forward foreign exchange transactions and borrowings of up to 50,000 PS ($83,000 U.S.) for customs bonds. Amounts outstanding on the credit facility are secured by substantially all of Apollo's and Reynolds' assets. The term loan will be repaid in twenty consecutive quarterly payments of 20,000 PS ($33,400) beginning on December 22, 1998. As of December 31, 1998, the Company had total borrowings of 380,000 PS ($635,000 U.S.).
(b) As of March 19, 1998, Coyote entered into a $6,000,000 Promissory Note (the "Note") and Loan Agreement as amended December 30, 1998 (the "Loan Agreement") with Paragon Coyote Texas Ltd. ("Paragon"). Paragon is an unrelated third party to Coyote, although as a condition of the Loan Agreement, the Coyote Board of Directors appointed Mr. Mark Pappas, the president of the general partner of Paragon, to the Company's Board of Directors, a capacity in which he currently serves. In the ordinary course of business, this loan is due September 19, 1999. Interest is payable quarterly at an interest rate of 12% per year. The consummation of the merger between the Company and Royal Precision, Inc. would cause the Note to be due immediately.

   Under the Loan Agreement, Coyote issued Paragon 163,265 shares of Coyote common stock as of March 19, 1998, which represented $1,000,000 divided by the closing price of the common stock on the Nasdaq Small Cap Market on the day immediately preceding the closing of the loan. The Loan Agreement provides that the Company shall issue to Paragon such additional number of shares of Coyote common stock as are necessary to make the aggregate value of all shares of common stock issued equal $1,000,000 on March 19, 1999, which was subsequently amended to December 30, 1998, and upon maturity of the loan and upon the prepayment, of the loan. Pursuant to this provision, and based on a December 29, 1998 closing price of the common stock on the Nasdaq Small Cap Market of $3.25 per share, Coyote issued Paragon an additional 144,427 shares of the Company's common stock effective

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

   December 30, 1998. The Company may be required to issue Paragon additional shares of common stock at the maturity date (September 19, 1999) and on any date that the Note is prepaid in full prior to the maturity date.
(c) In March 1997, the Company entered into an agreement with a lender to advance loans secured by trade receivables. As of December 31, 1998, 225,000 PS ($376,000 U.S.) was outstanding under this agreement. The Agreement continues indefinitely until notice to terminate is given by either party.

   Based on scheduled annual maturities of notes payable and long term debt payments are as follows in each of the five years 1999 through 2003, respectively, are $17,059,689, $1,128,208, $737,800, $737,800, and $509,612.

   At December 31, 1998, equipment includes items under capital leases with book values of $21,000 and accumulated amortization of $16,000.

(8) Income Taxes

   Income tax expense (benefit) is comprised of the following:

                                                           December 31,
                                                      ------------------------
                                                         1998         1997
                                                      -----------  -----------
   Current:
    United States:
     Federal......................................... $       --   $       --
     State...........................................         --           --
    United Kingdom...................................     158,000     (217,273)
                                                      -----------  -----------
                                                          158,000     (217,273)
   Deferred:
    United States:
     Federal.........................................         --           --
     State...........................................         --           --
    United Kingdom...................................      11,000      (64,000)
                                                      -----------  -----------
                                                           11,000      (64,000)
                                                         $169,000    $(281,273)
                                                      ===========  ===========

   Actual income tax expense (benefit) differs from the amounts computed using the U.S. statutory tax rate of 34% as follows:

                                                           December 31,
                                                      ------------------------
                                                         1998         1997
                                                      -----------  -----------
   Computed tax benefit at the expected statutory
    rate............................................. $(4,397,000) $(1,651,000)
   Increase (decrease) in income taxes resulting
    from:
    State tax, net of federal benefit and state tax
     credits.........................................     (92,000)     (88,437)
    Increase in valuation allowance in the U.S.......   1,364,000    1,107,000
    Increase in valuation allowance in the UK........         --       170,000
    Difference between UK and U.S. tax rates.........     (35,000)      37,719
    Partial relief for UK losses carried back........         --        50,698
    Foreign exchange adjustments not deductible for
     UK tax purposes.................................         --        75,918
    Impact of acquisitions...........................    (488,000)         --
    Goodwill and other permanent differences.........   3,999,000          --
    Other, net.......................................    (183,000)      16,829
                                                      -----------  -----------
      Income tax (benefit) expense................... $   169,000  $  (281,273)
                                                      ===========  ===========

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

   The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:

                                                            December 31,
                                                       -----------------------
                                                          1998         1997
                                                       -----------  ----------
   Deferred tax assets:
     Net operating loss carryforwards................  $ 1,954,000   1,642,000
     Bad debts and inventory allowances..............      539,000     232,000
     Other accruals and reserves.....................      624,000      72,000
                                                       -----------  ----------
       Total deferred tax assets.....................    3,117,000   1,946,000
   Valuation allowance...............................   (3,037,000) (1,834,000)
                                                       -----------  ----------
       Net deferred tax assets.......................       80,000     112,000
   Deferred tax liability--difference in book and tax
    basis of property, plant and equipment...........     (461,000)   (474,000)
                                                       -----------  ----------
       Net deferred tax liability....................  $  (381,000)   (362,000)
                                                       ===========  ==========

   At December 31, 1998, the Company has net operating loss carryforwards for U.S. federal income tax purposes of $4,812,000 and net operating loss carryforwards for United Kingdom income tax purposes of $223,000. United Kingdom loss carryforwards have no expiration. U.S. net operating loss carryforwards are available to offset future federal taxable income and expire in the following years:

            2009.............................. $   16,000
            2010..............................    366,000
            2011..............................    904,000
            2012..............................  1,884,000
            2018..............................  1,642,000
                                               ----------
                                               $4,812,000
                                               ==========

   At December 31, 1998, management believes it is more likely than not that the Company will not realize the benefits of its deferred tax assets and, accordingly, has recognized a valuation allowance.

(9) Redeemable Preferred Stock

   On November 16, 1998, the Company issued 75,000 shares of Series A redeemable preferred stock at $20.00 per share. Net cash proceeds were $1,350,000, net of issuance costs. The preferred stock has a non-cumulative dividend rate of 6% per annum. The redeemable preferred stock is stated at its redemption value, $20.00 per share. Under the proposed merger with RP, if the merger is consummated a change of control would be in effect and the Company would pay the total redemption value of $1,500,000. The preferred stock has no voting rights. In connection with the issuance of the Series A Preferred Stock, the Company issued 22,000 shares of common stock.

(10) Common Stock

   In September 1998, the Company issued 250,000 shares of common stock at $4.00 per share in a private placement. The proceeds of the private placement were used in connection with the acquisition of assets of West Coast Composites from Cobra Golf. Inc.

   In February 1998, the Company issued 18,000 shares of common stock in connection with a $400,000 note payable which was entered into in December 1997 and paid in full in March 1998.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

   In January 1998, the Company issued 200,000 shares of common stock to an investor relations group as compensation for investor relation services. In December 1998, the Company issued an additional 125,000 shares of common stock to the investor relations group as compensation for investor relations to be provided for from July 1, 1999 to June 30, 2000. For the year ended December 31, 1998, the Company recognized $262,000 in selling, general and administrative expenses and as of December 31, 1998 had a remaining other asset balance of $542,000. The amounts are being amortized over the contracted period from January 1, 1998 through June 30, 2000.

   In September 1997, the Company completed its initial public offering of 1,255,000 shares of common stock (including an exercised underwriter's overallotment option of 130,000 shares and 75,000 shares issued to bridge lenders) at a price of $5.00 per share, providing the Company with net proceeds of approximately $3,970,000, after deducting underwriting discounts and commissions of approximately $780,000 and offering costs of approximately $1,150,000.

(11) Stock Options and Warrants

Stock options

   In 1997, the board of directors adopted, and stockholders approved, Coyote Sports, Inc. 1997 Stock Option Plan (1997 Plan). In March 1998, the board of directors adopted, and stockholders approved, Coyote Sports, Inc. 1998 Stock Option Plan (1998 Plan). The 1998 Plan and 1997 Plan (the "Plans") provide for the grant of options to purchase up to 1,000,000 and 500,000 shares of the Company's Common Stock, respectively, that are intended to qualify as either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Options to purchase shares may be granted under the Plans to persons who, in the case of Incentive Stock Options, are employees (including officers of the Company or its subsidiaries), or, in the case of Nonstatutory Stock Options, are employees (including officers of the Company or its subsidiaries), non-employee directors or consultants of the Company. The Plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full discretionary authority, subject to certain restrictions, to determine the number of shares for which Incentive Stock Options and Nonstatutory Stock Options may be granted and the individuals to whom, and the times at which, and the exercise prices for which options will be granted.

   On February 10, 1998, the stockholders voted by majority consent to approve the Amendment to the Coyote Sports, Inc. 1997 Stock Option Plan. The Amendment increased the total available stock options under the 1997 Plan from 500,000 to 1,000,000.

   In accordance with SFAS No. 123, "Accounting for Stock Based Compensation," the Company has elected not to adopt the fair value method of accounting for employee stock options or similar equity instruments and, accordingly, no compensation expense has been recognized for its stock options. However, as required by SFAS No. 123, the Company has provided the pro-forma disclosures of the value of options granted using the Black-Scholes option pricing model. The weighted average assumptions used for valuing stock option grants for 1998 and 1997 were a risk-free interest rate of 6%, no dividend yield, a volatility of 65% for 1998 and 30% for 1997 and a weighted average expected life of the options of five years for 1998 and three years for 1997. The weighted average assumptions reflect the historical volatility of the Company's stock price and expected exercise date of the stock options.

   For the years ended December 31, 1998 and 1997, the fair value of options granted was approximately $1,135,000 and $482,000, respectively, which would have been recognized on a straight line basis over the vesting period of the options. The weighted-average fair value per share of options granted in 1998 and 1997 was $2.93 and $1.35, respectively.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

   If the Company had accounted for stock options issued to employees in accordance with SFAS No. 123, the Company's net loss, pro forma net loss, net loss per share and pro forma net loss per share would have been as follows:

                                                             December 31,
                                                        -----------------------
                                                            1998        1997
                                                        ------------  ---------
   Net loss as reported................................ $(13,695,210) 4,167,574
   Pro forma net loss.................................. $(13,968,843) 4,223,500
   Net loss per share.................................. $      (2.88)     (1.22)
   Pro forma net loss per share........................ $      (2.93)     (1.23)

   The pro forma effects of applying SFAS No. 123 may not be representative of the effects on reported net loss and loss per share for future years as options vest over several years.

   The following summarizes the stock option transactions under the plans as discussed above:

                                                                Weighted average
                                                        Shares    option price
                                                        ------- ----------------
   Options outstanding at January 1, 1997..............     --         --
     Granted........................................... 487,000      $5.11
     Exercised.........................................     --         --
     Terminated........................................     --         --
                                                        -------      -----
   Options outstanding at December 31, 1997............ 487,000      $5.11
     Granted........................................... 395,000      $4.81
     Exercised.........................................     --         --
     Terminated........................................ 129,500      $5.06
                                                        -------      -----
   Options outstanding at December 31, 1998............ 752,500      $4.96
   Options exercisable at December 31, 1998............ 119,167      $5.13

   All options expire seven years from the grant date and have a weighted average remaining contracted life of 6.1 years. Options outstanding at December 31, 1998, have exercise prices ranging from $4.375 to $5.375.

Warrants

   During 1997, the Company issued 250,000 warrants exercisable for an aggregate of 125,000 shares of common stock. These warrants are exercisable beginning March 18, 1998 through September 18, 2000 at an exercise price of $7.50 per share. The warrants are subject to redemption at $7.50 by the Company if the closing high bid price of the common stock exceeds $11.25 during a period of at least 20 out of 30 trading days and if certain other conditions are satisfied.

   The Company issued to the underwriter in connection with the initial public offering 105,000 warrants exercisable to purchase 105,000 shares of Common Stock at $6.25 per share. The warrants are exercisable from September 18, 1998 through September 18, 2002. The warrants contain anti-dilution provisions.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

(12) Loss Per Share

   The following represents a reconciliation of the losses and outstanding shares used to compute loss per share:

                                                     Year Ended December 31,
                                                     -------------------------
                                                         1998         1997
                                                     ------------  -----------
   Net loss........................................  $(13,695,210) $(4,167,574)
   Common shares outstanding at beginning of the
    year as adjusted for cancelled stock...........     3,855,000    3,450,000
   Net effect of shares issued (retired) during the
    year...........................................       907,797      (23,055)
                                                     ------------  -----------
   Shares used in computing net loss per share.....     4,762,797    3,426,945
   Net effect of dilutive stock options............           --           --
                                                     ------------  -----------
   Shares used in computing diluted loss per
    share..........................................     4,762,797    3,426,945
   Basic and diluted loss per share................  $      (2.88) $     (1.22)

(13) Related Parties

   The minority stockholders of Pentiumatics had made loans to the Company of 2,323,298 Malaysian ringgits ($600,340) at December 31, 1997. On July 23, 1998,
Coyote exchanged its 77% ownership interest in Pentiumatics Sdn. Bhd. for a 28% ownership in the outstanding common stock of Unggul Galakan Sdn. Bhd. (See Note
2).

   In October 1998, the Company issued 378,261 shares of common stock to Paragon for consulting services to be rendered over a ten-year period. For the year ended December 31, 1998, the Company recognized $326,000 in selling, general and administrative expenses and as of December 31, 1998 had a remaining other asset balance of $938,000. The amount is being amortized over the expected periods to be benefited of ten years.

(14) Relinquishment of Assets

   On June 15, 1998, the Company relinquished the rights to certain intangible assets to the previous owner and will not distribute its winter sports products under the ICE*USA trade name. The Company has removed all of the assets and liabilities of ICE*USA from its consolidated financial statements which resulted in a net extraordinary gain of $346,581 due to early extinguishment of debt for the year ended December 31, 1998.

(15) Exchange of Ownership Interest

   On July 23, 1998, the Company exchanged its 77% ownership interest in Pentiumatics Sdn. Bhd. for a 28% ownership interest in the outstanding common stock of Unggul Galakan Sdn. Bhd (Unggul). Unggul wholly owns Action Wear Sdn. Bhd. (Action Wear), a southeast Asian manufacturer of athletic apparel. The exchange was accounted for using the fair value of the assets received. A gain of $17,266, net of the loss realized on accumulated foreign currency translation, was recorded as a result of the transaction. The investment in Unggul is accounted for using the equity method.

(16) Commitments and Contingencies

Operating leases

   The Company has non-cancelable operating leases for offices and equipment that expire in various years through 2007. Lease expense on operating leases amounted to approximately $948,476 and $270,000 for the years ended December 31, 1998 and 1997, respectively.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

   At December 31, 1998, future minimum lease payments by year for operating leases are as follows:

            1999.............................. $1,304,134
            2000..............................  1,214,756
            2001..............................  1,147,401
            2002..............................  1,141,233
            2003..............................  1,146,236
            Thereafter........................  3,601,938
                                               ----------
                                               $9,555,698
                                               ==========

Year 2000 Compliance

   The Company has under way a project to review and modify, as necessary, its computer applications, hardware and other equipment to make them Year 2000 compliant. The Company has also initiated communications with third parties having a substantial relationship to its business, including significant suppliers and financial institutions, to determine the extent to which the Company may be vulnerable to such third parties' failures to achieve Year 2000 compliance.

   As of December 31, 1998, the Company had not completely resolved all of its Year 2000 issues. Management expects that completion of its Year 2000 compliance project will result in additional expenditures of approximately $100,000. To date, the Company has spent approximately $30,000 to become Year 2000 compliant. Failure to achieve Year 2000 compliance by the Company, its principal suppliers and certain financial institutions with which it has a relationship could negatively affect the Company's ability to conduct business for an extended period. There can be no assurances that all Company information technology systems and components will be fully Year 2000 compliant; in addition, other companies on which the Company's systems and operations rely may not be fully compliant on a timely basis, and any such failure could have a material adverse effect on the Company's financial position, results of operations and liquidity.

Agreements

   On September 9, 1998, the Company entered into a five year supply agreement with Cobra expiring December 31, 2003. Under the terms of the supply agreement, the Company is obligated to supply Cobra up to a certain percentage of Cobra's graphite golf shaft requirements at predetermined prices. The supply agreement has certain product specifications and timing requirements that the Company must comply with. Either party may terminate the supply agreement by giving notice in writing in the event that the other party is in material breach of the supply agreement if not cured within a given period.

   On September 2, 1998, the Company entered into a agreement to acquire or assign its right to acquire another company. If the Company does not perform under the terms of the agreement by March 31, 1999, the Company will have to transfer 100,000 shares of the Company's common stock which for reporting purposes is recognized as an offset to additional paid-in capital, and to pay $100,000 in cash. As of December 31, 1998 the 100,000 shares were issued, outstanding and held in escrow. The Company has not recognized any liability under this commitment.

   Substantially all of the employees of Apollo and Reynolds are unionized under various contracts which are renegotiated annually in December.

   Apollo and Reynolds have an exclusive supply contract with a steel tube supplier which supplies essentially all the steel for golf shaft and bicycle tube processing. The agreement establishes the price for

                      COYOTE SPORTS, INC. AND SUBSIDIARIES
annual periods but does not require the Company to purchase specified units or pounds. If the supplier ceased shipping steel tubing to the Company, the Company would be required to contract with other steel tubing suppliers. In the opinion of management, changing suppliers would not have a material adverse effect on the Company's results of operations or liquidity.

(17) Employee Benefit Plans

   Two of the Company's subsidiaries participate in a defined benefit pension plan. The plan provides defined benefits to substantially all salaried and hourly employees in the two subsidiaries in the United Kingdom. Amounts charged to pension expense and contributed to the plan in 1998 and 1997 were $491,000 and $739,000, respectively. In accordance with the purchase agreement with the previous owner, assets must be transferred from the previous employer's defined benefit pension plan to the Company's defined benefit plan. The asset transfer will be equal to the benefit obligation for the Company's employees based upon an actuarial report to be performed as of the transfer date. The plan administrator has not finalized the value of the assets to transfer into the Company's plan. Thus, the fair value of the plan assets and the projected benefit obligation of the plan have not yet been determined. At the time of acquisition, the previous owner's pension plan assets exceeded the projected benefit obligation.

   The Company has several voluntary defined contribution plans. The plans are available to substantially all salaried and hourly employees. Company contributions to the voluntary contribution plans totaled $38,000 and $9,000 for the years ended December 31, 1998 and 1997.

(18) Fair Value of Financial Instruments

   The fair value of financial instruments equals the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of certain of the Company's financial instruments, including trade receivables and accounts payable approximate fair value because of their short maturity. The fair value of notes payable and long term debt approximate the carrying values because of the short maturity of these instruments and because the instruments generally bear interest at variable interest rates which approximate market rates.

(19) Financial Risk Management and Derivatives

   The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that dollar cash flows resulting from the sale of products in the U.S. will not be adversely affected by changes in exchange rates. A significant portion of cost of goods sold and operating expenses are denominated in the British Pound by the Company's steel shaft and tubing factories in the United Kingdom. The Company seeks to manage the impact of foreign currency fluctuations between the U.S. dollar and the British Pound. The Company does not hold or issue financial instruments for trading purposes.

   The fair value of the Company's foreign exchange contracts is estimated based on quoted market prices of comparable contracts.

   The counterparty to these transactions is a major financial institution in the United Kingdom with investment grade or better credit ratings. However, this does not eliminate the Company's exposure to credit risk with the institution. The credit risk is generally limited to the realized gains in such contracts should the counterparty fail to perform as contracted. As a result, the Company considers the risk of counterparty default to be minimal.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

(20) Reportable Segments

   The Company operates predominantly in two industry segments: the design, engineering, manufacturing, marketing and distribution of brand name sports equipment products and the design, engineering, manufacturing and distribution of advanced composite materials. The sports equipment segment produces golf shafts, bicycle tubing and bicycle components for OEM's and the aftermarket. The advanced composite materials segment produces preimpregnated graphite, woven fabrics and other advanced composite materials for sale primarily to sporting goods manufacturers.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies and practices. The Company evaluates performance based on profit or loss from operations before income taxes and minority interest. The Company accounts for intersegment sales as if the sales or transfers were to third parties at current market prices. Reportable segments are strategic business units that offer different products and distribute product through different distribution channels. Each segment is managed separately.

   The following represents a reconciliation of reported segment loss and segment assets:

                                                  Years ended December 31,
                          ----------------------------------------------------------------------------
                                          1998                                    1997
                          ---------------------------------------  -----------------------------------
                             Sports      Advanced                    Sports      Advanced
                           Equipment     Materials      Totals      Equipment   Materials    Totals
                          ------------  -----------  ------------  -----------  ---------- -----------
Net sales to external
 customers..............  $ 34,223,260  $ 3,994,372  $ 38,217,632  $22,490,222  $5,195,696 $27,685,918
Intersegment net sales..           --       480,615       480,615          --          --          --
                          ------------  -----------  ------------  -----------  ---------- -----------
Total net sales.........    34,223,260    4,474,987    38,698,247   22,490,222   5,195,696  27,685,918
Segment profit (loss)
 before income taxes,
 and
 minority interest......   (12,469,258)  (1,615,568)  (14,084,826)  (4,877,395)     21,557  (4,855,838)
Segment net profit
 (loss).................   (12,241,034)  (1,454,176)  (13,695,210)  (4,184,180)     16,606  (4,167,574)
Segment assets..........  $ 25,797,489  $ 5,070,660  $ 30,868,149  $14,331,034  $2,534,219 $16,865,253

(21) Operating Information by Geographic Region

   Coyote has approximately 400 customers principally located in the United States and Europe. However, sales to Coyote's top two customers for the year ended December 31, 1998, Callaway and Cobra, represented 20.7% and 15.2%, respectively, of the Company's sales, as compared to 1.9% and 9.9%, respectively, in 1997. The geographic distribution of the Company's revenues, operating income and identifiable assets, are summarized in the following table.

                      COYOTE SPORTS, INC. AND SUBSIDIARIES

                                                     Year ended December 31,
                                                     -------------------------
                                                         1998         1997
                                                     ------------  -----------
   Revenue:
     United States.................................. $ 29,303,632  $18,815,918
     Europe.........................................    8,914,000    8,870,000
     Asia/Pacific...................................          --           --
                                                     ------------  -----------
                                                     $ 38,217,632  $27,685,918
                                                     ============  ===========
   Operating income (loss)
     United States.................................. $(13,192,919) $(1,436,773)
     Europe.........................................    1,013,000   (1,225,000)
     Asia/Pacific...................................          --        (7,251)
                                                     ------------  -----------
       ............................................. $(12,179,919) $(2,669,024)
                                                     ============  ===========
   Identifiable assets:
     United States, excluding corporate............. $ 21,360,207  $ 6,865,304
     Europe.........................................    7,577,000    7,477,000
     Asia/Pacific...................................    1,930,942    2,522,949
                                                     ------------  -----------
                                                     $ 30,868,149  $16,865,253
                                                     ============  ===========

(22) Subsequent Events

   On February 2, 1999, the Boards of Directors of Coyote and Royal Precision Inc. ("RP") signed an agreement to merge (the "Merger"). The merger is structured so that Coyote will be the surviving company and RP will become a wholly-owned subsidiary of Coyote. If the merger is completed, Coyote will issue approximately 5,778,000 shares of Series C Preferred Stock with a per share liquidation preference of approximately $5.89 to holders of RP common stock. The Series C Preferred Stock is convertible on a share-for-share basis into the Company's common stock. The Series C Preferred Stock is expected to pay a quarterly cumulative dividend at an annual rate of six percent of the liquidation preference. The Merger must be approved by both the Coyote stockholders and the RP stockholders. The Merger is also contingent upon certain obligations which must be fulfilled prior to consummation of the Merger, which include the filing of a registration statement, refinancing of debt and various other obligations specified in the merger agreement.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited Financial Statements

  Report of Independent Public Accountants................................ F-25

  Consolidated Balance Sheet as of May 31, 1998........................... F-26

  Consolidated Statements of Operations for the Years Ended May 31, 1998
   and 1997............................................................... F-27

  Consolidated Statements of Stockholders' Equity for the Years Ended May
   31, 1998 and 1997...................................................... F-28

  Consolidated Statements of Cash Flows for the Years Ended May 31, 1998
   and 1997............................................................... F-29

  Notes to Consolidated Financial Statements.............................. F-30

Unaudited Condensed Financial Statements

  Condensed Consolidated Balance Sheet as of February 28, 1999............ F-45

  Condensed Consolidated Statements of Operations for the Nine Months
   Ended February 28, 1999
   and 1998............................................................... F-46

  Condensed Consolidated Statements of Cash Flows for the Nine Months
   Ended February 28, 1999
   and 1998............................................................... F-47

  Notes to Condensed Consolidated Financial Statements.................... F-48

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Royal Precision, Inc.:

   We have audited the accompanying consolidated balance sheet of Royal Precision, Inc. (formerly FM Precision Golf Corp.) (a Delaware corporation) and subsidiaries as of May 31, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended May 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royal Precision, Inc. and subsidiaries as of May 31, 1998, and the results of their operations and their cash flows for the years ended May 31, 1998 and 1997 in conformity with generally accepted accounting principles.

   As explained in Note 2 to the consolidated financial statements, the Company has given retroactive effect to the change in its method of accounting for inventories.

                                          /s/ Arthur Andersen LLP

Hartford, Connecticut
July 2, 1998

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

                           CONSOLIDATED BALANCE SHEET
                               AS OF MAY 31, 1998
                             (dollars in thousands)

                                                                         1998
                                                                        -------
                                ASSETS
CURRENT ASSETS:
 Cash.................................................................  $    28
 Accounts receivable, net of allowance for doubtful accounts of
  $602................................................................    4,042
 Inventories..........................................................    4,049
 Current portion of net investment in capital lease...................      240
 Other current assets.................................................       74
 Deferred income taxes................................................      265
                                                                        -------
   Total current assets...............................................    8,698
                                                                        -------
PROPERTY, PLANT AND EQUIPMENT:
 Land.................................................................      123
 Furniture, fixtures and office equipment.............................      544
 Buildings and improvements...........................................      689
 Machinery and equipment..............................................    3,894
                                                                        -------
                                                                          5,250
 Less--Accumulated depreciation.......................................     (754)
                                                                        -------
                                                                          4,496
                                                                        -------
GOODWILL, net.........................................................   10,028
                                                                        -------
NET INVESTMENT IN CAPITAL LEASE, less current portion included above..    2,593
                                                                        -------
OTHER ASSETS..........................................................       71
                                                                        -------
 Total assets.........................................................  $25,886
                                                                        =======
                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Lines-of-credit......................................................  $ 3,462
 Current portion of long-term debt and capital lease obligations......    1,047
 Accounts payable.....................................................    1,769
 Accrued salaries and benefits........................................      760
 Other accrued expenses...............................................    1,259
                                                                        -------
   Total current liabilities..........................................    8,297
                                                                        -------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion
 included above.......................................................    3,171
                                                                        -------
DEFERRED INCOME TAXES.................................................       46
                                                                        -------
OTHER LIABILITIES.....................................................       45
                                                                        -------
   Total liabilities..................................................   11,559
                                                                        -------
COMMITMENTS AND CONTINGENCIES (Notes 4, 5, 6, 7 and 15)
STOCKHOLDERS' EQUITY:
 Preferred stock, $.001 par value; 5,000,000 shares authorized; no
  shares issued.......................................................      --
 Common stock, $.001 par value; 50,000,000 shares authorized;
  5,601,697 shares issued and outstanding.............................        6
 Additional paid-in capital...........................................   13,821
 Retained earnings....................................................      500
                                                                        -------
   Total stockholders' equity.........................................   14,327
                                                                        -------
   Total liabilities and stockholders' equity.........................  $25,886
                                                                        =======

   The accompanying notes are an integral part of this consolidated financial statement.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED MAY 31, 1998 AND 1997
                     (in thousands, except per share data)

                                                           1998        1997
                                                          -------  ------------
                                                                   As restated
                                                                   (see Note 2)
NET SALES:
  Golf shafts...........................................  $21,023    $21,743
  Golf grips............................................    3,699        --
  Headwear..............................................    2,899        --
                                                          -------    -------
                                                           27,621     21,743
                                                          -------    -------
COST OF SALES:
  Golf shafts...........................................   14,683     16,036
  Golf grips............................................    1,805        --
  Headwear..............................................    2,235        --
                                                          -------    -------
                                                           18,723     16,036
                                                          -------    -------
    Gross profit........................................    8,898      5,707
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............    7,766      3,873
NONRECURRING MERGER RELATED EXPENSES....................      842        --
                                                          -------    -------
  Operating income......................................      290      1,834
INTEREST EXPENSE, net of interest income of $170 and $0,
 for 1998 and 1997, respectively........................      525        485
                                                          -------    -------
  (Loss) income before provision for income taxes.......     (235)     1,349
PROVISION FOR INCOME TAXES..............................       28        586
                                                          -------    -------
  Net (loss) income.....................................  $  (263)   $   763
                                                          =======    =======
BASIC AND DILUTED NET (LOSS) INCOME PER COMMON SHARE....  $  (.05)   $   .18
                                                          =======    =======


  The accompanying notes are an integral part of these consolidated financial statements.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE YEARS ENDED MAY 31, 1998 AND 1997
                                 (in thousands)

                                      Common Stock  Additional
                                      -------------  Paid-in   Retained
                                      Shares Amount  Capital   Earnings  Total
                                      ------ ------ ---------- -------- -------
Issuance of common stock............  4,175   $  4   $   996    $ --    $ 1,000
Compensation expense related to
 grant of stock options.............    --     --        425      --        425
Net income, as restated (Note 2)....    --     --        --       763       763
                                      -----   ----   -------    -----   -------
Balance, May 31, 1997...............  4,175      4     1,421      763     2,188
Issuance of common stock and stock
 options in connection with merger,
 net (Note 1).......................  1,371      2    12,385      --     12,387
Exercise of common stock options and
 warrants...........................     56    --         15      --         15
Net loss............................    --     --        --      (263)     (263)
                                      -----   ----   -------    -----   -------
Balance, May 31, 1998...............  5,602   $  6   $13,821    $ 500   $14,327
                                      =====   ====   =======    =====   =======


  The accompanying notes are an integral part of these consolidated financial statements.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED MAY 31, 1998 AND 1997
                                 (in thousands)

                                                           1998        1997
                                                          -------  ------------
                                                                   As restated
                                                                   (see Note 2)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income....................................... $  (263)   $   763
 Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
 Depreciation and amortization...........................     990        202
 Loss on writeoff of fixed assets........................     360        --
 Compensation expense related to grant of stock
  options................................................     --         425
  Deferred income taxes..................................       7       (362)
Changes in operating assets and liabilities
  Accounts receivable, net...............................     509       (210)
  Inventories, net.......................................    (130)       (36)
  Other current assets...................................      57        (63)
  Accounts payable and accrued expenses..................    (786)     1,646
  Supply agreement credits...............................    (472)       --
  Other..................................................     136        --
                                                          -------    -------
  Net cash provided by operating activities..............     408      2,365
                                                          -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash acquired from Royal Grip, Inc......................      18        --
 Merger costs............................................  (1,031)      (465)
 Purchases of equipment, net.............................  (1,038)      (936)
 Payments from net investment in capital lease...........     148        --
 Proceeds from sale of fixed assets......................      49        --
 Acquisition of net assets of golf shaft division of
  Brunswick Corporation..................................     --      (6,824)
                                                          -------    -------
   Net cash used in investing activities.................  (1,854)    (8,225)
                                                          -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from sale of common stock......................     --       1,000
 Proceeds from exercise of common stock options and
  warrants...............................................      15        --
 Proceeds from long-term debt............................   1,600      4,125
 Borrowings under lines-of-credit, net...................   1,438      1,498
 Repayments of long-term debt and capital lease
  obligations............................................  (1,607)      (735)
                                                          -------    -------
   Net cash provided by financing activities.............   1,446      5,888
                                                          -------    -------
INCREASE IN CASH.........................................     --          28
CASH, beginning of year..................................      28        --
                                                          -------    -------
CASH, end of year........................................ $    28    $    28
                                                          =======    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the period for--
  Interest............................................... $   687    $   438
                                                          =======    =======
  Income taxes........................................... $    61    $   911
                                                          =======    =======
 Non-cash transactions:
   Issuance of common stock options and warrants in
    connection with merger............................... $12,995    $   --
                                                          =======    =======
   Capital lease obligations............................. $   --     $   195
                                                          =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Organization and Business:

 Organization --

   The accompanying consolidated financial statements include Royal Precision, Inc. (formerly FM Precision Golf Corp.) and its three wholly-owned subsidiaries (collectively, RPI or the Company), FM Precision Golf Manufacturing Corp.
(FMP), FM Precision Golf Sales Corp. (FM Sales) and Royal Grip, Inc. and its wholly-owned subsidiary, Roxxi, Inc.

   Results of operations for Royal Grip, Inc. and Roxxi, Inc. (collectively,
RG) are included in RPI's Consolidated Statements of Operations since August 29, 1997, the effective date of the business combination described below.

 Business --

   FMP is a manufacturer and distributor of golf shafts which are sold to original equipment manufacturers and to distributors and retailers for use in the replacement market. RG designs and manufactures golf club grips and athletic headwear. RPI's products are sold throughout the United States as well as internationally, primarily Japan and the United Kingdom (See Note 11).

 Acquisitions --

   On May 31, 1996, FMP, which was formed in 1996, acquired the golf assets and golf liabilities, as defined, of the golf shaft division of Brunswick Corporation (the Brunswick Acquisition). The Brunswick Acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the Brunswick Acquisition. The following table summarizes the allocation of the cost of the Brunswick Acquisition to the net assets acquired (in thousands):

   Accounts receivable................................................. $ 3,047
   Inventories.........................................................   3,173
   Property, plant and equipment.......................................   1,940
   Accounts payable and accrued expenses...............................  (1,336)
                                                                        -------
                                                                        $ 6,824
                                                                        =======

   On May 14, 1997, RPI entered into an Agreement and Plan of Merger with RG. Under the terms of the Merger agreement, effective August 29, 1997, FMPSUB, Inc. (a wholly-owned subsidiary of RPI created for such purpose) merged with and into RG (the Merger). RG was the surviving corporation and became a wholly-owned subsidiary of RPI.

   In the Merger, each outstanding share of RG common stock was converted into one-half share of RPI common stock. No fractional shares of RPI were issued in the Merger. In lieu of any such fractional shares, each holder of fractional shares of RG common stock was paid in cash in an amount equal to such fractional interest multiplied by the average of the high and low trading prices per share of RG common stock for the five trading days ended immediately prior to the Merger. As a result of the Merger, the pre-Merger stockholders and option and warrant holders of RG owned or had the right to acquire an aggregate of 30% of RPI's common stock on a fully diluted basis.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The aggregate purchase price of $13,883,000 represents the sum of (i) the fair value of the 1,371,058 shares of RPI common stock issued in exchange for 2,742,116 of the shares of RG common stock outstanding as of the Merger date at $3.925 per share (the average closing bid price of RG common stock (pre-conversion) for the period from two days before until the two days after the announcement of the revised Merger terms) of $10,763,000, (ii) cash of $122 paid to RG stockholders in lieu of 31 fractional shares, as discussed above,
(iii) the fair value of the options and warrants to purchase 982,250 shares of RG common stock outstanding as of the Merger date (which were converted into options and warrants to purchase 491,125 shares of RPI common stock in connection with the Merger) of $2,232,000, which amount was determined using the Black Scholes Valuation Model, and (iv) RPI Merger expenses of $888,000 (RG's Merger costs of approximately $637,000 were expensed and RG's registration statement costs of approximately $143,000 were charged to stockholders' equity by RG prior to the acquisition). RPI also incurred expenses of $608,000 associated with the Form S-4 Registration Statement which were charged to stockholders' equity. The Merger was accounted for as a purchase and the purchase price was allocated based on the fair value of the assets acquired and liabilities assumed as follows (in thousands):

   Cash................................................................ $    18
   Accounts receivable.................................................   1,293
   Inventories.........................................................     710
   Net investment in lease.............................................   2,981
   Prepaid expenses and other current assets...........................      68
   Property and equipment..............................................   1,670
   Goodwill............................................................  10,418
   Accounts payable and accrued expenses...............................  (1,501)
   Supply agreement credits............................................    (472)
   Debt and capital lease obligations..................................  (1,166)
   Other, net..........................................................    (136)
                                                                        -------
                                                                        $13,883
                                                                        =======

   In connection with the Merger, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock from 3,000 to 50,000,000, reduce the par value of the common stock from $.01 to $.001 per share, split each issued and outstanding share of common stock into 4,175.394 shares of common stock and to authorize 5,000,000 shares of $.001 par value preferred stock. In connection with the stock split, RPI paid $84 in lieu of issuing 10.46 fractional shares of RPI common stock. The accompanying consolidated financial statements have been restated to reflect this share split and change in par value and authorized shares.

   In connection with the Merger, RG issued warrants to purchase 50,000 shares of RG common stock to an investment banker. Such warrants are included in the 982,250 RG options and warrants outstanding as of the Merger date referred to above. The warrants were exercisable at a price of $.02 per share. Such warrants were exercised in September 1997 for $1,000.

   RPI recorded a charge of $842,000 during the year ended May 31, 1998 for nonrecurring Merger related expenses. The components of this expense are $348,000 related to a computer software installation that was abandoned as a result of the Merger, $100,000 related to certain headwear related contracts, $150,000 of relocation expenses and $244,000 of severance as a result of organizational changes in connection with the Merger.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The unaudited pro forma consolidated condensed statements of operations for the years ended May 31, 1998 and 1997 as though the Merger had been consummated at the beginning of these periods are as follows (in thousands, except per share data):

                                                                1998    1997
                                                               ------- -------
   Net sales.................................................. $30,818 $34,744
   Net income (loss).......................................... $   195 $(4,046)
   Basic and diluted income (loss) per common share........... $  0.03 $ (0.73)
   Weighted average shares outstanding........................   5,589   5,546

   The pro forma amounts above reflect annual goodwill amortization of $521,000, the elimination of nonrecurring Merger related expenses of $842,000 (included in the accompanying consolidated statement of operations) and $637,000 (which amount was expensed by RG prior to the Merger) for the year ended May 31, 1998 and the issuance of 1,371,058 shares of common stock in connection with the Merger.

 Dependence on "Rifle" Shaft Sales --

   Sales of the "Rifle" shaft were $9.8 million and $11.8 million for the years ended May 31, 1998 and 1997, respectively. Additionally, the "Rifle" shaft has a substantially higher margin than other shaft products. While management believes that demand for the "Rifle" shaft should remain high for the next several years, there can be no assurance that sales of the "Rifle" shaft will grow or that the product will retain its profitability. If sales or profitability of the "Rifle" shaft continue to decrease without RPI's introduction of new profitable products, RPI's overall financial performance would be materially adversely affected.

2. Summary of Significant Accounting Policies:

 Principles of consolidation --

   All significant intercompany balances and transactions have been eliminated in consolidation.

 Use of estimates in the preparation of financial statements --

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Inventories --

   Inventories are stated at the lower of cost or market. In prior years, the cost of FMP's inventories was determined by the last-in, first out (LIFO) method. In fiscal 1998, the Company changed its method of determining cost for FMP's inventories to the first-in, first-out (FIFO) method. As a result of this change, the FIFO method for determining cost is used for all of the Company's inventories. This change has been made retroactively and the consolidated financial statements for the prior year have been restated.

   The effect of the change in accounting principle was to reduce earnings for the year ended May 31, 1997 by $171,000, or $0.04 per share. The change did not have a significant effect on earnings for the year ended

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

May 31, 1998. Since the LIFO reserve for FMP as of May 31, 1996 was zero the change had no effect on RPI's May 31, 1996 retained earnings.

 Property, plant and equipment --

   Property, plant and equipment are carried at acquired cost. Major additions and betterments are capitalized, while replacements, maintenance and repairs which do not extend the useful lives of the assets are charged to operations as incurred. Upon the disposition of property, plant and equipment, any resulting gain or loss is recognized in income.

   Depreciation and amortization of plant and equipment are provided for, commencing when such assets become operational, using the straight-line basis over the following estimated useful lives:

                                                                    Useful Lives
                                                                    ------------
   Buildings and improvements......................................  27.5 years
   Machinery and equipment.........................................  3-12 years
   Furniture and fixtures..........................................    10 years

 Goodwill --

   Goodwill, which resulted from the RG merger (see Note 1), is being amortized over 20 years. At May 31, 1998, accumulated amortization related to goodwill amounted to $390,693. RPI evaluates the asset for impairment by reviewing the estimated future cash flows of the acquired operations on a quarterly basis. As of May 31, 1998, the Company believes no impairment exists.

 Long-lived assets --

   Effective May 31, 1996, RPI adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which had no impact upon adoption. In accordance with this statement, RPI reviews long-lived assets and certain identifiable intangible assets to be held and used by an entity for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment losses are recognized when the undiscounted future cash flows, excluding interest costs, exceed the carrying value of the related assets. Prior to the adoption of SFAS No. 121, RPI's policy for reviewing long-lived assets for impairment was substantially the same as that under SFAS No. 121. Based on RPI's estimated future undiscounted cash flows, excluding interest costs, no long-lived assets were impaired as of May 31, 1998 and 1997.

 Income taxes --

   RPI accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires RPI to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in RPI's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities and tax net operating loss carry-forwards available for tax reporting purposes, using applicable tax rates for the years in which the differences are expected to reverse. A valuation allowance is recorded on deferred tax assets unless realization is more likely than not.

                    ROYAL PRECISION, INC. AND SUBSIDIARIES
             (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Stock-based compensation --

   In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards SFAS No. 123, "Accounting for Stock-Based Compensation" which was adopted by RPI effective June 1, 1996. SFAS No. 123 requires the measurement of the fair value of stock options or warrants granted to be included in the statement of operations or that pro forma information related to the fair value be disclosed in the notes to financial statements. RPI has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123.

 Revenue recognition --

   Revenue is recorded upon the passage of title to the customers which generally occurs upon shipment.

 Research and development --

   RPI expenses costs of research and development as incurred. Research and development expense was approximately $157,000 and $120,000 for the years ended May 31, 1998 and 1997, respectively.

 Advertising --

   RPI expenses advertising costs as incurred.

 Net income (loss) per share --

   In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which established new standards for computing and presenting earnings per share. Additionally, on February 4, 1998, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) No. 98 on computations of earnings per share, which changed the guidance on how cheap stock is treated in earnings per share computations. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and SAB No. 98 was effective on February 4, 1998. Accordingly, period earnings per share data presented has been restated and all earnings per share data presented is in accordance with SFAS No. 128 and SAB No. 98.

   Basic earnings (loss) per common share are based on the average number of common shares outstanding during the year. Diluted earnings per common share assumes, in addition to the above, a dilutive effect of common share equivalents during the year. Common share equivalents represent dilutive stock options using the treasury stock method. The number of shares used in the earnings (loss) per common share computation for 1998 and 1997 were as follows (in thousands):

                                                                     1998  1997
                                                                     ----- -----
   Basic:
   Average common shares outstanding................................ 5,246 4,175
   Diluted:
   Stock options....................................................   --     33
                                                                     ----- -----
     Average common shares--diluted................................. 5,246 4,208
                                                                     ===== =====

 Reclassifications --

   Certain prior year balances have been reclassified to conform with the current year presentation.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 New accounting pronouncements --

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income (net income together with other non-owner changes in equity) and its components in a full set of general purpose financial statements. SFAS No. 130 is effective for financial statements issued for periods beginning after December 15, 1997 and earlier application is permitted. RPI's comprehensive income is the same as RPI's net income for the years ended May 31, 1998 and 1997.

   In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which requires disclosures for each segment of an enterprise that are similar to those required under current standards with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. SFAS No. 131 is effective for financial statements issued for periods beginning after December 15, 1997 and RPI has elected early adoption of this disclosure standard (See Note 13).

   In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and other Postretirement Benefits", which revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. The Company will be required to adopt SFAS No. 132 for the year ended May 31, 1999. The Company does not anticipate any material impact resulting from the adoption of SFAS No. 132.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company will be required to adopt SFAS No. 133 for the year ended May 31, 1999. The Company does not anticipate any material impact resulting from the adoption of SFAS No. 133.

3. Inventories:

   Inventories (see Note 2 for basis of presentation) as of May 31, 1998 consisted of the following (in thousands):

   Raw materials......................................................... $1,161
   Work-in-process.......................................................  1,206
   Finished goods........................................................  1,682
                                                                          ------
                                                                          $4,049
                                                                          ======

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

4. Investment in Capital Lease:

   RG is the lessor of certain manufacturing equipment under a capital lease agreement with Acushnet Rubber Company (Acushnet) (See Note 5) expiring in December 2006, which transfers ownership of the equipment to the lessee at the end of the lease term. RG's net investment in the direct financing lease at May 31, 1998 consists of (in thousands):

   Minimum lease payments receivable.................................... $3,908
   Unearned income......................................................  1,075
                                                                         ------
                                                                          2,833
   Less--Current portion................................................    240
                                                                         ------
                                                                         $2,593
                                                                         ======

   At May 31, 1998, future minimum lease payments receivable under the direct financing lease are as follows (in thousands):

   1999.................................................................. $  451
   2000..................................................................    451
   2001..................................................................    451
   2002..................................................................    451
   2003..................................................................    451
   Thereafter............................................................  1,653
                                                                          ------
                                                                          $3,908
                                                                          ======

5. Manufacturing and Supply Agreement Credits:

   During the first calendar quarter of 1997, Acushnet experienced startup delays in the production of grips. In light of these difficulties, RG and Acushnet renegotiated their Manufacturing and Supply Agreement (the Agreement). In connection with this renegotiation, and subsequent production shortfalls, Acushnet agreed to provide RG with aggregate credits of $472,393 for future purchases of grips, to be applied against current accounts payable due to Acushnet. Under certain circumstances based upon the level of RG's purchase orders, the credits could be earned back by Acushnet prior to December 31, 1997. Since the credits were not earned back by Acushnet, RPI recorded $472,393 during the year ended May 31, 1998 as a reduction in grip cost of sales.

   Acushnet has the right to terminate the Agreement at any time after June 30, 1998 by providing the Company not less than ten months written notice and by paying the Company a cash termination fee in an amount equal to at least $2.5 million (See Note 17). However, during calendar year 1999 and beyond, the Company is required to purchase a minimum number of grips. Failure by the Company to purchase the minimum, during any calendar year, constitutes a material breach of the Agreement pursuant to which Acushnet, at its option, may terminate the Agreement without paying the termination fee. Although the Company was not required to meet this minimum requirement during 1998, the Company ordered fewer grips than the minimum required during 1999 and beyond. At May 31, 1998, the Company owed approximately $160,000 to Acushnet related to the Agreement which amount is included in accounts payable in the accompanying consolidated balance sheet. Included in finished goods inventories is approximately $562,000 of inventory located at Acushnet.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


6. Long-term Debt and Capital Lease Obligations:

   FMP has a credit facility that includes a revolving line-of-credit, (the Revolver) a term loan (the Term Loan) and special advances (collectively, the FMP Credit Facility). During fiscal 1998, FMP entered into several amendments to the FMP Credit Facility with its lender. The effect of the amendments included providing for a special advance of $250,000 which amount was due and repaid on January 16, 1998, providing for a special advance of $350,000 which amount was due and repaid in three installments during May 1998 and increasing borrowings under the Term Loan of an additional $1.0 million (used to pay down the Revolver). In addition, the amendments changed certain terms, conditions and covenants of the FMP Credit Facility.

   The amount available for borrowings under the Term Loan, as amended, is subject to a maximum of the lesser of $3,998,000 or a percentage of the fair value of eligible plant and equipment, as defined. The amount available for borrowing under the Revolver is based upon the levels of eligible accounts receivable and inventories, as defined, subject to maximum borrowings of $7,500,000, less the amount outstanding on the Term Loan. As of May 31, 1998, FMP had approximately $1,162,000 available for additional borrowings under the FMP Credit Facility.

   The Term Loan is due in monthly principal installments of $69,712 commencing December 1997 through June 2, 2000 plus an additional annual principal payment each August in an amount equal to 30% of excess cash flow, as defined, for FMP's preceding fiscal year. This additional principal payment was waived for the year ended May 31, 1997. No additional principal payment was due for the year ended May 31, 1998. The Revolver and Term Loan mature on June 2, 2000; however, the lender may extend the maturity to May 31, 2001. If the lender does not extend the maturity of the FMP Credit Facility, the remaining principal outstanding under the Term Loan is due and payable June 2, 2000. Certain terms of the Revolver require that the obligation be classified as a current liability in the accompanying consolidated balance sheet.

   Borrowings under the Term Loan and Revolver bear interest at a rate per annum equal to the prime rate (8.5% at May 31, 1998) plus 1.25% and 1.0%, respectively, and are secured by substantially all of FMP's assets.

   In February 1997, RG entered into a credit facility with a commercial bank consisting of a revolver of $1,750,000 and a term loan of $700,000 (the RG Credit Facility). The RG Credit Facility matures February 28, 2000. Effective January 1, 1998, the interest rate on the RG Credit Facility was revised to the base rate plus 4% from the base rate plus 3%. The interest rate increased in accordance with the agreement based on the amount of RG's loss for the year ended December 31, 1997. As of May 31, 1998, RG had $151,000 available for additional borrowings.

   The FMP and RG credit facilities contain financial and other covenants which are determined separately for FMP and RG and which, among other things, limit annual capital expenditures and require the maintenance of minimum quarterly (monthly for RG) earnings before interest, taxes, depreciation and amortization, as defined, fixed charge coverage ratios, as defined, and accounts receivable and inventory turnover ratios, as defined. FMP and RG were in compliance with their respective financial covenants at May 31, 1998.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Long-term debt and capital lease obligations as of May 31, 1998 consisted of the following (in thousands):

                                                                          1998
                                                                         ------
     FMP Credit Facility:
       Line-of-credit................................................... $2,438
       Term loan........................................................  3,579
     RG Credit Facility:
       Line-of-credit...................................................  1,024
       Term loan........................................................    533
     Capital lease obligations..........................................    106
                                                                         ------
                                                                          7,680
     Less--Current portion, including lines-of-credit of $3,462.........  4,509
                                                                         ------
                                                                         $3,171
                                                                         ======

   Scheduled maturities of long-term debt at May 31, 1998 are as follows (in thousands):

     Year Ending
     May 31,
     -----------
     1999............................................................... $4,509
     2000...............................................................  1,264
     2001...............................................................  1,907
                                                                         ------
                                                                         $7,680
                                                                         ======

   Future minimum lease payments under capital leases at May 31, 1998 are as follows (in thousands):

     Year Ending
     May 31,
     -----------
     1999............................................................... $   71
     2000...............................................................     41
                                                                         ------
                                                                            112
     Less--Amounts representing interest................................      6
                                                                         ------
     Present value of future minimum lease payments..................... $  106
                                                                         ======

   As of May 31, 1998, the carrying value of the lines-of-credit and term loans approximated their fair market value since the obligations bear interest at a variable rate of interest.

7. Leases:

   RPI leases corporate offices, manufacturing facilities and office equipment under operating lease agreements. Minimum annual rental commitments under noncancelable leases are as follows (in thousands):

     Year Ending
     May 31,
     -----------
     1999............................................................... $  226
     2000...............................................................    234
     2001...............................................................    222
     2002...............................................................      5
     2003...............................................................      1
                                                                         ------
                                                                         $  688
                                                                         ======

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   Rental expense under operating leases totaled approximately $204,000 and $0 for the years ended May 31, 1998 and 1997, respectively.

8. Stock Options Plan:

   In March 1997, FMP adopted the FM Precision Golf Corp. 1997 Stock Option Plan (the FMP Plan). The FMP Plan is administered by the Board of Directors and provides for the granting of nonqualified stock options. As of May 31, 1998, 169,761 shares of common stock are reserved for issuance under the FMP Plan. In March 1997, FMP granted nonqualified options to purchase 169,761 shares of FMP's common stock to certain members of management and a consultant. The options are exercisable at a price of $0.24 per share, vested immediately and expire on March 12, 2007. As of May 31, 1998, options with respect to 2,755 shares have been exercised and all of the remaining options are exercisable. The estimated fair market value of FMP's common stock on the date of grant exceeded the exercise price of the options by approximately $425,000. Accordingly, such amount was recorded as compensation expense in March 1997.

   In connection with the Merger, options and warrants to purchase 982,250 shares of RG common stock outstanding as of the Merger date were converted into options and warrants to purchase 491,125 shares of RPI common stock.

   In October 1997, RPI adopted the Royal Precision, Inc. Stock Option Plan (the RPI Plan) which is subject to shareholder approval. The RPI Plan is administered by the Board of Directors and provides for the granting of nonqualified stock options to certain employees, consultants and directors. As of May 31, 1998, 750,000 shares of common stock are reserved for issuance under the RPI Plan. During the year ended May 31, 1998, 250,000 options were granted under the RPI plan. All of such options were cancelled during the year ended May 31, 1998 and as of May 31, 1998, there are no options outstanding under the RPI Plan.

   Stock option and warrant activity is as follows:

                                                                     Weighted-
                                                                      Average
                                                                     Exercise
                                                            Shares     Price
                                                           --------  ---------
   Outstanding at May 31, 1996............................      --    $  --
     Granted..............................................  169,761     0.24
                                                           --------   ------
   Outstanding at May 31, 1997............................  169,761     0.24
     Converted from RG options in connection with RG
      merger..............................................  491,125     7.53
     Granted..............................................  250,000     6.75
     Exercised............................................  (55,255)     .28
     Cancelled............................................ (250,000)    6.75
     Expired..............................................   (1,875)   13.00
                                                           --------   ------
   Outstanding at May 31, 1998............................  603,756   $ 6.13
                                                           ========   ======

                    ROYAL PRECISION, INC. AND SUBSIDIARIES
             (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   A summary of information about stock options and warrants outstanding at May 31, 1998 is as follows:

                          Options Outstanding         Options Exercisable
                   --------------------------------- ---------------------
                                Weighted-
                     Number      Average   Weighted-   Number    Weighted-
   Range of        Outstanding  Remaining   Average  Exercisable  Average
   Exercise        at May 31,  Contractual Exercise  at May 31,  Exercise
   Prices             1998        Life       Price      1998       Price
   --------        ----------- ----------- --------- ----------- ---------
   $0.24             167,006    8.9 years   $ 0.24     167,006    $ 0.24
   $5.26--$9.00      278,625    5.6 years   $ 6.07     260,723    $ 6.07
   $10.00--$24.50    158,125    2.7 years   $12.44     158,125    $12.44
                     -------                           -------
                     603,756                           585,854
                     =======                           =======

   In October 1995, SFAS No. 123, "Accounting for Stock-Based Compensation" was issued. SFAS No. 123 requires the measurement of the fair value of stock-based compensation to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company has computed the pro forma disclosures required under SFAS No. 123 for the options granted in March 1997 using the Black-Scholes option pricing model as prescribed by SFAS No. 123. The weighted average assumptions used are as follows for the year ended May 31, 1997:

   Risk free interest rate..............................................    6.7%
   Expected dividend yield..............................................    None
   Expected life........................................................ 7 years
   Expected volatility..................................................     55%

   The only options granted during the year ended May 31, 1998 were also cancelled. Since the Company accounts for cancellations on an actual basis for SFAS No. 123 disclosure purposes, the grant has no effect on net loss for the year ended May 31, 1998. Had compensation cost for the Company's stock plan been determined consistent with SFAS No. 123, the Company's net income and basic and diluted net income per share would have been the following pro forma amounts for the year ended May 31, 1997 (in thousands, except per share data):

   Net income:
     As reported.......................................................... $763
     Pro forma............................................................ $753
   Basic and diluted net income per share:
     As reported.......................................................... $.18
     Pro forma............................................................ $.18

   The resulting pro forma compensation cost may not be representative of that to be expected in future years, since the pro forma amounts above consider only options granted in fiscal 1997.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


9. Income Taxes:

   The components of the provision for (benefit from) income taxes are as follows for the years ended May 31, 1998 and 1997 (in thousands):

                                                                     1998 1997
                                                                     ---- -----
   Current.......................................................... $21  $ 948
   Deferred.........................................................   7   (362)
                                                                     ---  -----
                                                                     $28  $ 586
                                                                     ===  =====

   RPI's effective income tax rate, as a percent of pretax income, differs from the statutory federal rate as follows for the years ended May 31, 1998 and 1997:

                                                                    1998   1997
                                                                    ----   ----
   Statutory federal income tax rate............................... (34)%   34%
   State taxes, net of federal benefit.............................   9      6
   Nondeductible goodwill amortization.............................  67    --
   Other........................................................... --       3
   Change in valuation allowance................................... (30)   --
                                                                    ---    ---
   Effective income tax rate.......................................  12 %   43%
                                                                    ===    ===

   The components of deferred income tax assets (liabilities) as of May 31, 1998 are as follows (in thousands):

   Current asset --
     Financial reserves not currently deductible....................... $   621
   Long-term asset (liability) --
     Tax effect of net operating loss carryforwards....................   2,170
     Book basis in excess of tax for property plant and equipment......    (453)
     Compensation expense related to grant of stock options............     325
     Other.............................................................     377
     Valuation allowance...............................................  (2,821)
                                                                        -------
                                                                        $   219
                                                                        =======

   As of May 31, 1998, RPI has federal and state net operating loss (NOL) carryforwards of approximately $6.4 million of which $5.8 million relate to RG for periods prior to the Merger (Pre-Merger NOL's). Such Pre-merger NOL's are available only to offset RG income after the merger. Additionally, the use of such Pre-merger NOL's is limited to $620,000 per annum under Section 382 of the Internal Revenue Code. As of May 31, 1998, $465,000 (related to the post-Merger period for the nine months ended May 31, 1998), of Pre-Merger NOL's are available for usage. Due to uncertainty of realization, a valuation allowance has been recorded to fully offset the value of the NOL carryforwards. If any Pre-merger NOL's carryforwards are used in the future, the related benefit will be recorded as a reduction in goodwill. The NOL's, if unused, expire in 2008 through 2018.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

10. Related Party Transactions:

   In connection with the Brunswick Acquisition and the RG Merger (See Note 1), fees of approximately $500,000 and $607,000, respectively, were paid to related parties. Additionally, certain of these companies receive advisory fees.

   Professional and advisory fees and expense reimbursements of approximately $416,000 and $403,000 were paid to certain shareholders or their affiliates during the years ended May 31, 1998 and 1997, respectively.

11. Foreign Sales:

   RPI has export sales to customers located primarily throughout Japan, Canada and the United Kingdom. Foreign sales were approximately 18% and 10% of RPI's sales for the years ended May 31, 1998 and 1997, respectively.

12. Benefit Plans:

 401(k) Plan --

   The Company maintains a defined contribution benefit plan intended to comply with Section 401(k) of the Internal Revenue Code. Each year, eligible participants may elect to make salary reduction contributions on their behalf up to a maximum of the lesser of 15% of compensation or the annual maximum contribution established by the Internal Revenue Service. Participants may also make voluntary after-tax contributions to the defined contribution benefit plan. The Company does not contribute to the defined contribution benefit plan.

 Pension Plan --

   The Brunswick Acquisition agreement required FMP to establish a pension plan for union employees which provided benefits similar to those provided to FMP's union employees prior to the Brunswick Acquisition. Accordingly, the FM Precision Golf Corp. Pension Plan for Represented Hourly Wage Employees (the
Plan) was implemented effective January 1, 1997.

   FMP contributes such amounts as are necessary on an actuarial basis to provide the Plan with assets sufficient to meet the benefits to be paid to participants. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                    ROYAL PRECISION, INC. AND SUBSIDIARIES
             (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   The following table sets forth the funded status of the Plan and amounts recognized in RPI's consolidated balance sheet at May 31, 1998 (in thousands):

                                                                          1998
                                                                          -----
   Actuarial present value of benefit obligations:
     Vested benefit obligation........................................... $ --
     Non-vested benefit obligation.......................................   181
                                                                          -----
   Accumulated benefit obligation........................................ $ 181
                                                                          =====
   Projected benefit obligation.......................................... $ 181
   Plan assets at fair value.............................................   120
                                                                          -----
   Projected benefit obligation in excess of plan assets.................    61
   Unrecognized net gain.................................................    15
                                                                          -----
   Accrued pension expense............................................... $  76
                                                                          =====

   Net pension costs for the years ended May 31, 1998 and 1997 included the following components (in thousands):

                                                                      1998 1997
                                                                      ---- ----
   Service cost--benefits earned during the period................... $ 85 $80
   Interest cost of projected benefit obligations....................    7   8
   Excess cost (return) on plan assets...............................   10  (8)
   Net amortization and deferral.....................................  --    8
                                                                      ---- ---
   Net periodic pension cost......................................... $102 $88
                                                                      ==== ===

   Assumptions used in the actuarial valuations for the years ended May 31, 1998 and 1997 were as follows:

                                                                     1998  1997
                                                                     ----  ----
   Discount rate.................................................... 7.5%  7.5%
   Expected long-term rate of return on assets...................... 9.0   9.0

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
              (formerly, FM Precision Golf Corp. and Subsidiaries)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

13. Information on Segments:

   The Company has three reportable segments: golf shafts, golf grips and headwear. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of these segments based on segment profit or loss after income taxes. The Company allocates certain administrative expenses to segments. The amounts in this illustration are assumed to be the amounts in reports used by the chief operating decision maker as of May 31, 1998 (in thousands):

                                                 Year Ended May 31, 1998
                                             --------------------------------
                                              Golf    Golf
                                             Shafts  Grips  Headwear   Total
                                             ------- ------ --------  -------
   Revenues from external customers......... $21,023 $3,699 $ 2,899   $27,621
   Intersegment revenues....................     --     --        8         8
   Interest expense.........................     573    119       3       695
   Depreciation and amortization............     524    224     242       990
   Segment profit (loss)....................     127    165    (555)     (263)
   Segment assets...........................   9,276 12,249   1,956    23,481
   Segment capital expenditures.............     828    206       4     1,038
     Total assets for reportable segments...                $23,481
     Elimination of investment in
      subsidiary............................                 (7,623)
     Goodwill not allocated to segments.....                 10,028
                                                            -------
     Consolidated total assets..............                $25,886
                                                            =======

   For the year ended May 31, 1997, the Company had only one segment, golf shafts.

14. Concentration of Credit Risk:

   RPI is subject to a concentration of credit risk as a result of sales to its significant customers including its exclusive Japanese distributor and an original equipment manufacturer. To reduce its credit risk, RPI requires letter of credit agreements from its Japanese distributor.

15. Significant Customer:

   The two largest customers each accounted for more than 10% of the Company's net sales for the year ended May 31, 1998 and in the aggregate accounted for 28% of the Company's net sales for that year. The largest customer of the Company was the only customer that accounted for more than 10% of the Company's net sales with 13% of the Company's net sales for the year ended May 31, 1997.

16. Commitments and Contingencies:

   RPI is a party to various legal proceedings arising in the ordinary course of business which management believes, after consultation with legal counsel, will not have a material adverse effect on RPI's financial condition or future operating results.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                            AS OF FEBRUARY 28, 1999
                             (dollars in thousands)
                                  (Unaudited)

                                ASSETS
CURRENT ASSETS:
  Cash................................................................ $    21
  Accounts receivable, net of allowance for doubtful accounts of
   $473...............................................................   3,077
  Inventories.........................................................   5,226
  Current portion of net investment in capital lease..................     254
  Other current assets................................................     368
  Deferred income taxes...............................................     265
                                                                       -------
    Total current assets..............................................   9,211
                                                                       -------
PROPERTY, PLANT AND EQUIPMENT:
  Land................................................................     123
  Buildings and improvements..........................................     670
  Furniture, fixtures and office equipment............................     455
  Machinery and equipment.............................................   3,513
                                                                       -------
                                                                         4,761
  Less--Accumulated depreciation......................................    (823)
                                                                       -------
                                                                         3,938
                                                                       -------
GOODWILL, NET.........................................................   9,637
                                                                       -------
NET INVESTMENT IN CAPITAL LEASE, LESS CURRENT PORTION.................   2,381
                                                                       -------
OTHER ASSETS..........................................................      56
                                                                       -------
    Total assets...................................................... $25,223
                                                                       =======
                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Lines-of-credit..................................................... $ 3,977
  Current portion of long-term debt and capital lease obligations.....   1,519
  Accounts payable....................................................   1,853
  Accrued salaries and benefits.......................................     667
  Other accrued expenses..............................................   1,648
                                                                       -------
    Total current liabilities.........................................   9,664
                                                                       -------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION....   3,594
                                                                       -------
DEFERRED INCOME TAXES.................................................      46
                                                                       -------
OTHER LIABILITIES.....................................................       1
                                                                       -------
    Total liabilities.................................................  13,305
                                                                       -------
STOCKHOLDERS' EQUITY:
 Preferred stock, $.001 par value; 5,000,000 shares authorized; no
  shares issued.......................................................     --
 Common stock, $.001 par value; 50,000,000 shares authorized;
  5,667,375 and 5,601,697 shares issued and outstanding at February
  28, 1999 and May 31, 1998, respectively.............................       6
 Additional paid-in capital...........................................  13,853
 Accumulated deficit..................................................  (1,941)
                                                                       -------
   Total stockholders' equity.........................................  11,918
                                                                       -------
   Total liabilities and stockholders' equity......................... $25,223
                                                                       =======

   The accompanying notes are an integral part of this condensed consolidated financial statements.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

              FOR THE NINE MONTHS ENDED FEBRUARY 28, 1999 AND 1998
                     (in thousands, except per share data)
                                  (Unaudited)

                                                           1999       1998
                                                         ---------  ---------
NET SALES:
  Golf shafts........................................... $  12,220  $  14,790
  Golf grips............................................     2,787      2,391
                                                         ---------  ---------
                                                            15,007     17,181
                                                         ---------  ---------
COST OF SALES:
  Golf shafts...........................................     8,295     10,853
  Golf grips............................................     1,566      1,029
                                                         ---------  ---------
                                                             9,861     11,882
                                                         ---------  ---------
  Gross profit..........................................     5,146      5,299
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............     4,997      4,700
MERGER RELATED EXPENSES.................................       503        765
                                                         ---------  ---------
  Operating loss........................................      (354)      (166)
INTEREST EXPENSE, net of interest income of $159 and
 $113 for 1999 and 1998, respectively...................       436        317
OTHER INCOME............................................       (40)       --
                                                         ---------  ---------
  Loss from continuing operations before income tax
   expense (benefit)....................................      (750)      (483)
INCOME TAX EXPENSE (BENEFIT)............................       (39)      (361)
                                                         ---------  ---------
  Loss from continuing operations.......................      (711)      (122)
DISCONTINUED OPERATIONS:
  Loss from operations of Roxxi, Inc....................      (516)      (420)
  Provision for loss on disposal of assets of
   Roxxi, Inc...........................................    (1,214)       --
                                                         ---------  ---------
  Net loss.............................................. $  (2,441) $    (542)
                                                         =========  =========
BASIC AND DILUTED LOSS FROM CONTINUING OPERATIONS PER
 COMMON SHARE........................................... $   (0.13) $   (0.03)
BASIC AND DILUTED LOSS FROM OPERATIONS OF ROXXI, INC.
 PER COMMON SHARE.......................................     (0.08)     (0.08)
BASIC AND DILUTED LOSS FROM PROVISION FOR LOSS ON
 DISPOSAL OF ROXXI, INC. PER COMMON SHARE...............     (0.22)       --
                                                         ---------  ---------
BASIC AND DILUTED NET LOSS PER COMMON SHARE............. $   (0.43) $   (0.11)
                                                         =========  =========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
 USED IN COMPUTING PER SHARE INFORMATION................ 5,643,818  5,127,624
                                                         =========  =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

              For the Nine Months Ended February 28, 1999 and 1998
                                 (in thousands)
                                  (Unaudited)

                                                                1999    1998
                                                               ------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss from continuing operations.......................... $ (711) $  (122)
 Adjustments to reconcile net loss from continuing operations to net
  cash (used in) provided by operating activities--
  Cash loss from operations of Roxxi, Inc.....................   (299)    (257)
  Depreciation and amortization...............................    703      574
  Loss on write-off of fixed assets, net......................    --       347
  Changes in operating assets and liabilities, net of effect of
   business acquired--
    Accounts receivable.......................................    965      633
    Inventories............................................... (1,682)     427
    Other assets..............................................    (47)     166
    Accounts payable and accrued expenses.....................    399     (880)
    Supply agreement credits..................................    --      (472)
    Other liabilities.........................................    (44)     --
                                                               ------  -------
  Net cash (used in) provided by operating activities.........   (716)     416
                                                               ------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash acquired from Royal Grip, Inc..........................    --        18
  Payments from net investment in capital lease...............    198      --
  Purchases of equipment, net.................................   (754)    (776)
  Merger costs................................................   (162)  (1,032)
                                                               ------  -------
    Net cash used in investing activities.....................   (718)  (1,790)
                                                               ------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of common stock warrants and
   options....................................................     17       14
  Proceeds from issuance of long-term debt....................  5,140    1,000
  Borrowings under lines-of-credit, net.......................    515    1,075
  Repayments of long-term debt and capital lease obligations.. (4,245)    (743)
                                                               ------  -------
    Net cash provided by financing activities.................  1,427    1,346
                                                               ------  -------
DECREASE IN CASH..............................................     (7)     (28)
CASH, beginning of period.....................................     28       28
                                                               ------  -------
CASH, end of period........................................... $   21  $    --
                                                               ======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest.................................................. $  649  $   473
                                                               ======  =======
    Income taxes.............................................. $   82  $    60
                                                               ======  =======
  Non-cash transactions--
    Provision for loss on disposal of assets of Roxxi, Inc.... $1,214  $   --
                                                               ======  =======
    Issuance of common stock and options and warrants to
     purchase common stock for acquisition of Royal Grip,
     Inc...................................................... $  --   $12,995
                                                               ======  =======

              The accompanying notes are an integral part of these
                  condensed consolidated financial statements.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Operations and Significant Accounting Policies:

 Basis of Presentation --

   The condensed consolidated financial statements of Royal Precision, Inc. and subsidiaries (collectively, "RPI" or the "Company") presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-QSB and do not include all of the information and note disclosures required by generally accepted accounting principles. These condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended May 31, 1998 included herein. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company. Quarterly operating results are not necessarily indicative of the results that would be expected for the full year.

 Principles of Consolidation --

   The accompanying condensed consolidated financial statements include Royal Precision, Inc. and its three wholly-owned subsidiaries, FM Precision Golf Manufacturing Corp. ("FMP"), FM Precision Golf Sales Corp. ("FM Sales") and Royal Grip, Inc. (formerly FMPSUB, Inc.) and its wholly owned subsidiary, Roxxi, Inc. (collectively "RG"). On May 14, 1997, RPI entered into an Agreement and Plan of Merger with RG. Under the terms of the Merger agreement, effective August 29, 1997, FMPSUB, Inc. (a wholly owned subsidiary of RPI created for such purpose) merged with and into RG (the "FMP-RG Merger"). RG was the surviving corporation and became a wholly owned subsidiary of RPI. Accordingly, the results of operations of RPI for all periods presented exclude the results of operations of RG prior to August 29, 1997. All significant intercompany balances and transactions have been eliminated in consolidation. As discussed in Notes 7 and 8, the Company has entered into an agreement to merge with Coyote Sports, Inc. and has disposed of the operating assets of Roxxi, Inc. ("Roxxi").

 Reporting Periods --

   The Company's first three fiscal quarters in the fiscal year ended May 31, 1998 ended on a Saturday. The Company's first three fiscal quarters in the fiscal year ending May 31, 1999 end on the last calendar day of the quarter. The Company's year-end is May 31.

2. Net Loss Per Share:

   Basic earnings per common share are based on the average number of common shares outstanding during the periods presented. Common share equivalents of approximately 150,000 shares during the nine month period ended February 28, 1999 and approximately 170,000 shares during the nine month period ended February 28, 1998 were antidilutive and are excluded from diluted earnings per share.

3. New Accounting Standard:

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company will be required to adopt SFAS

No. 133 as of June 1, 2000 and does not anticipate any material impact resulting from the adoption of this pronouncement.

4. Inventories:

   Inventories as of February 28, 1999 consisted of the following (in thousands):

   Raw materials......................................................... $  525
   Work-in-process.......................................................  1,979
   Finished goods........................................................  2,722
                                                                          ------
                                                                          $5,226
                                                                          ======

5. Information on Segments:

   The Company has two reportable segments within continuing operations: golf club shafts and golf club grips. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Form 10-KSB. The Company evaluates the performance of these segments based on segment profit or loss after income taxes. The Company allocates certain administrative expenses to segments. The amounts in this illustration are the amounts in reports used by the chief operating officer as of February 28, 1999 (in thousands):

                                         Nine Months Ended February 28, 1999
                                         ------------------------------------
                                            Golf         Golf
                                           Shafts       Grips       Total
                                         ------------ -----------------------
   Revenues from external customers..... $    12,220  $    2,787 $     15,007
   Segment profit (loss)................        (730)         19         (711)
   Segment assets.......................      10,752      11,417       22,169
   Total assets for reportable
    segments............................                         $     22,169
   Assets of discontinued operation.....                                  630
   Elimination of investment in
    subsidiaries........................                               (7,213)
   Goodwill not allocated to segments...                                9,637
                                                                 ------------
   Consolidated total assets............                         $     25,223
                                                                 ============

                                         Nine Months Ended February 28, 1998
                                         ------------------------------------
                                            Golf         Golf
                                           Shafts       Grips       Total
                                         ------------ -----------------------
   Revenues from external customers..... $    14,790  $    2,391 $     17,181
   Segment profit (loss)................        (481)        359         (122)
   Segment assets.......................       9,179      11,821       21,000
   Total assets for reportable
    segments............................                         $     21,000
   Assets of discontinued operation.....                                2,147
   Elimination of investment in
    subsidiaries........................                               (7,768)
   Goodwill not allocated to segments...                               10,158
                                                                 ------------
   Consolidated total assets............                         $     25,537
                                                                 ============

6. Borrowing Arrangements:

   On October 9, 1998, FMP entered into a new credit facility and RG amended its existing borrowing arrangement. In connection with the new credit facility for FMP, all loans to FMP were paid off and a new credit and security agreement was entered into with RG's lender. In connection with the repayment of the amounts outstanding under the old FMP credit facility, FMP paid a $75,000 prepayment penalty which is reflected as a component of interest expense in the second quarter of fiscal 1999. Terms of FMP's new credit facility are as follows. The amount available for borrowings under the FMP term loan is $4.3 million. Such amount was funded on October 9, 1998. FMP's term loan is due in monthly principal installments of $99,000 through and until October 1, 1999 and $65,000 monthly, thereafter until the maturity of the loan. The amount available for borrowings under the FMP revolving line-of-credit is based upon the levels of eligible accounts receivable and inventories, as defined, subject to maximum borrowing of $4.0 million.

   The borrowing arrangement with RG was amended and restated. The amendment resulted in the funding of a new RG term loan of $840,000 on October 9, 1998 in addition to the existing RG term loan that had $472,000 outstanding at October 9, 1998. RG's term loans are due in monthly principal installments of $40,000 through and until October 1, 1999 and $22,500 monthly, thereafter until the maturity of the loan. The amount available for borrowings under the RG revolving line-of-credit is based upon the levels of eligible accounts receivable and inventories, as defined, subject to maximum borrowing of $1.5 million.

   Effective January 1, 1999, borrowings under all term loans and both revolving lines-of-credit bear interest at a rate per annum equal to the prime rate (7.75% at February 28, 1999) plus 2.75% and 2.25%, respectively, and are secured by substantially all of the Company's assets. The maturity date for all term loans and both revolving lines-of-credit is September 30, 2001. On February 28, 1999, the Company had $3,977,000 outstanding under the revolving lines-of-credit and $949,000 available for additional borrowings.

   Primarily as a result of merger-related expenses of $503,000 and a provision of approximately $1.2 million for the loss on the sale of Roxxi, the Company defaulted on certain bank covenants during the quarter ended February 28, 1999. The violation of these covenants has been waived by the lender. In connection with granting the waivers, the Company's lender increased the Company's borrowing rate by 2% per annum effective January 1, 1999.

   The Company's lender modified its covenants for the remainder of the fiscal year ending May 31, 1999. The required debt service coverage ratio has been waived through May 31, 1999 and the maximum monthly allowable net loss has been reduced from breakeven to an aggregate net loss of $150,000 for the months of March, April and May of 1999. In addition, the minimum annual net income requirement for the fiscal year ending May 31, 1999 has been reduced from net income of $400,000 to a net loss of $500,000. The modified covenants exclude all merger-related expenses and the provision for the loss associated with the disposition of Roxxi.

7. Discontinued Operation:

   During March 1999, the Company disposed of the operating assets of Roxxi through two transactions with unrelated parties. In one transaction, Roxxi sold its trade name, customer list, design database and related computer software and hardware. In return, the Company will receive a royalty of 16% of the buyer's net sales for the two-year period beginning May 1, 1999. In the second transaction, Roxxi sold its headwear manufacturing equipment, headwear inventory and raw materials. Roxxi received $300,000 at closing and the Company will receive a royalty of 2% of the buyer's net sales until the buyer has paid an additional $200,000.

   In the fiscal quarter ended February 28, 1999, the Company recorded a loss provision of approximately $1.2 million on the disposition of the Roxxi assets. This amount reflects a $1,059,000 write-down of the excess book value of inventory and fixed assets over the cash received in the sale, the establishment of a reserve totaling $80,000 for estimated costs associated with the transaction, and $75,000 for estimated operating losses to be incurred during the phase-out period of this business segment. The Company will account for royalty fees as income in future periods as payments are received from the two buyers.

   During the nine months ended February 28, 1999 and 1998, Roxxi recorded net sales of $1.9 million and $1.8 million, respectively. The net operating results of Roxxi are segregated from income from continuing operations in the condensed consolidated statements of operations and are reflected as discontinued operations for all periods presented. Included in the Roxxi operating losses of $0.5 million and $0.4 million for the nine month periods ended February 28, 1999 and 1998 are depreciation expense of $217,000 and $163,000, respectively. As of February 28, 1999, the remaining assets and liabilities of Roxxi include net accounts receivable of $300,000, assets held for sale at a value of $300,000 (included in other current assets) and accounts payable and accrued expenses totaling $290,000.

8. Merger:

   On February 2, 1999, the Company and Coyote Sports, Inc. ("Coyote") entered into a merger agreement. Pursuant to the terms of the merger agreement, Coyote will be the surviving publicly-traded company and RPI will become a wholly owned subsidiary of Coyote (the "RPI-Coyote Merger"). Coyote, along with its subsidiaries, designs, engineers, manufactures, markets and distributes brand name sports equipment and recreational products including steel and graphite golf shafts, premium grade cycle tubing and javelins and also produces graphite and other advanced composite materials for use in the production of sporting goods products. The RPI-Coyote Merger must be approved by both the Company's stockholders and Coyote's stockholders and is contingent upon conditions which must be fulfilled prior to consummation of the transaction. These conditions include the filing of a registration statement, obtaining adequate financing and various other obligations identified in the merger agreement. Management believes the RPI-Coyote Merger will be consummated in the second calendar quarter of 1999. However, there can be no assurance that the RPI-Coyote
Merger will be consummated. During the third fiscal quarter ended February 28, 1999, the Company incurred costs totaling $503,000 related to the RPI-Coyote Merger which have been reflected as Merger Related Expenses in the accompanying financial statements.

9. Termination of Acushnet Supply Agreement:

   During March 1999, RG received a letter from Acushnet Rubber Company ("Acushnet") terminating the Manufacturing and Supply Agreement and Capital Lease Agreement. RG and Acushnet subsequently agreed upon a mutual release agreement requiring Acushnet to make an immediate cash payment of $1.5 million and provide a $1 million purchase credit to RG, of which $500,000 will be used to offset RG's current account payable balance and subsequent purchases of grips through the transition period. The remaining $500,000 of the purchase credit will be paid to RG in cash less any outstanding balance owed by RG to Acushnet as of the termination. The agreement requires Acushnet to continue manufacturing grips for RG through January 9, 2000 and to pay up to $100,000 to relocate RG's manufacturing equipment. The agreement relieves Acushnet of its capital lease obligations as of February 21, 1999, which amounted to approximately $2.6 million.

   RG currently has no back-up source of supply; however, the Company is currently in discussions with a number of grip manufacturers which the Company believes can maintain RG's standard of product quality and will facilitate a smooth transition. There can be no assurances that the Company will be able to secure a source for grips on as favorable terms or with the same or better quality as Acushnet. In addition, there can be no assurances that a transition to a new supplier will not result in production delays, the loss of sales and key customers which would materially affect RG's financial condition and results of operations.

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--------------------------------------------------------------------------------
                                                                         Annex A
                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             ROYAL PRECISION, INC.,

                            COYOTE SPORTS, INC. AND

                              RP ACQUISITION CORP.

                          Dated as of February 2, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of February 2, 1999 among ROYAL PRECISION, INC., a Delaware corporation ("RP"), COYOTE SPORTS, INC., a Nevada corporation ("CSI"), and RP ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of CSI ("Merger Sub"), evidences that, for and in consideration of the mutual covenants set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    RECITALS

   A. The Boards of Directors of CSI and Merger Sub and the Board of Directors of and RP have approved the merger of Merger Sub into RP upon the terms and subject to the conditions set forth herein (the "Merger") and have determined that the Merger is advisable, fair to, and in the best interests of, their respective shareholders.

   B. For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   C. Concurrently herewith, certain holders of voting stock of RP and CSI, respectively, have entered into agreements ("Shareholder Agreements") pursuant to which they agree to vote such stock beneficially owned by them in favor of the transactions contemplated by this Agreement.

                                   ARTICLE 1.

                                The transaction.

   1.1. The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Merger Sub shall be merged with and into RP which shall be the surviving corporation in the Merger (the "Surviving Corporation"), the separate existence of Merger Sub shall thereupon cease, and the name of the Surviving Corporation shall by virtue of the Merger remain "Royal Precision, Inc."

   1.2. Effective date of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made concurrently with the closing of the transaction contemplated by this Agreement in accordance with Section 1.12. When used in this Agreement, the term "Effective Date" shall mean the date and time at which such Certificate of Merger is so filed or at such time thereafter as is provided in such Certificate of Merger.

   1.3. Tax-free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In this regard, CSI represents that it presently intends, and that at the Effective Date it will intend, to continue RP's historic business or use a significant portion of RP's business assets in a business.

   1.4. Conversion of Securities.

     1.4.1. As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any shares of RP's Common Stock, $.001 par value ("RP Shares" or "RP Common Stock"):

       (a) All shares of RP Common Stock which are held by RP or any Subsidiary (as defined in Section 8.13) of RP shall be canceled.

       (b) Subject to Section 1.7, each remaining outstanding share of RP Common Stock shall be converted into that number of fully paid and nonassessable shares of the Convertible Preferred Stock, $.001 par value, of CSI ("CSI Preferred Stock"), having the rights and preferences set forth in Exhibit 1.4.1 hereto, determined by dividing
    (i) the number of shares of CSI's Common Stock, par value $.001 per share ("CSI Common Stock"), actually issued and outstanding as of the Effective Date by (ii) the number of shares of RP Common Stock actually issued and outstanding as of the Effective Date, carried to four decimal places (the "Exchange Ratio").

       (c) Each issued and outstanding share of Common Stock, without par value, of Merger Sub ("Merger Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation.

   1.5. Terms of Exchange. The manner of exchanging RP Common Stock for CSI Preferred Stock in the Merger shall be as follows:

     1.5.1. On the Effective Date, CSI shall make available to such United States federally or state chartered commercial bank or trust company having net capital of not less than $100,000,000 (or a subsidiary thereof) as may be selected as exchange agent by CSI (the "Exchange Agent"), for the benefit of each holder of RP Common Stock, a sufficient number of certificates representing CSI Preferred Stock to effect the delivery of CSI Preferred Stock required to be issued pursuant to Section 1.4. CSI shall enter into an agreement (the "Exchange Agent Agreement") with the Exchange Agent pursuant to which the Exchange Agent shall be obligated to provide the services set forth in Section 1.5.2.

     1.5.2. The Exchange Agent Agreement shall provide that promptly after the Effective Date, the Exchange Agent shall mail to each holder of record (as shown on the books of RP's transfer agent as of the Effective Date) of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of RP Common Stock (individually, a "Certificate" and collectively, the "Certificates") (a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (b) instructions for use in effecting the surrender of the Certificates for exchange. Upon surrender of Certificates for cancellation to the

  Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of RP Common Stock represented by such Certificates the number of shares of CSI Preferred Stock into which such shares of RP Common Stock are converted in the Merger and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the number of shares of CSI Preferred Stock into which such shares of RP Common Stock are converted in the Merger and any cash in lieu of fractional shares of CSI Preferred Stock as contemplated by Section 1.7 with respect to each of the shares of RP Common Stock represented thereby. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the CSI Preferred Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such CSI Preferred Stock for the account of the persons entitled thereto.

     1.5.3. Certificates surrendered for exchange by any Affiliate (as defined in Section 5.9.1) shall not be exchanged for certificates representing shares of CSI Preferred Stock until CSI has received the written agreements from such Affiliate as provided in Section 5.9.2.

   1.6. Dividends; Transfer Taxes. No dividends or other distributions that are declared or made on CSI Preferred Stock will be paid to persons entitled to receive certificates representing CSI Preferred Stock pursuant to this Agreement until such persons surrender their Certificates representing RP Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such CSI Preferred Stock shall be issued any dividends or other distributions which shall have become payable with respect to such CSI Preferred Stock in respect of a record date after the Effective Date. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any cash in lieu of fractional shares or any certificate representing CSI Preferred Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such CSI Preferred Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of RP Common Stock for any shares of CSI Preferred Stock or dividends thereon properly delivered to a public official pursuant to any applicable escheat laws.

   1.7. No Fractional Shares. No certificates or scrip representing less than one share of CSI Preferred Stock shall be issued upon the surrender for exchange of Certificates representing RP Common Stock pursuant to Section
1.5.2. In lieu of any such fractional share, each holder of RP Common Stock who would otherwise have been entitled to a fraction of a share of CSI Preferred Stock upon surrender of Certificates for exchange pursuant to Section 1.5.2 shall be paid upon such surrender cash (without interest) in an amount equal to (x) such fractional interest multiplied by (y) the product of $6.00 multiplied by the reciprocal of the Exchange Ratio. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of RP in lieu of any fractional interests, CSI shall make available to the Exchange Agent, which shall in turn make available in accordance with this Agreement, such amounts to such former stockholders.

   1.8. Stock Options.

     1.8.1. Each option or warrant to purchase RP Common Stock issued pursuant to the Royal Precision, Inc. Stock Option Plan and the FM Precision Golf Corp. 1997 Stock Option Plan, or otherwise which is (a) set forth in the RP Disclosure Schedule (as hereinafter defined), and (b) outstanding as of the Effective Date (individually, an "RP Option" and, collectively, the "RP Options") shall be assumed by CSI and converted into an option or warrant (or a substitute option shall be granted) to purchase the number of shares of CSI Common Stock (rounded to the nearest whole share) equal to the number of shares of CSI Preferred Stock into which the number of shares of RP Common Stock subject to such RP Option would have been converted pursuant to the Merger (that is, the number of shares of RP Common Stock subject to such RP Option multiplied by the Exchange Ratio), at an exercise price per share of CSI Preferred Stock (rounded to the nearest penny) equal to the former exercise price per share of RP Common Stock under the RP Option immediately prior to the Effective Date multiplied by the reciprocal of the Exchange Ratio; provided, however, that in the case of any RP Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code and the regulations issued thereunder. Except as otherwise provided in the applicable plan or agreement granting the RP Options, the duration, vesting and other terms of each new option to purchase shares of CSI Common Stock shall be the same as the original RP Option except that all references in the option agreement to RP shall be deemed to be references to CSI. CSI and RP agree to take such action as may be necessary to effectuate the foregoing provisions.

     1.8.2. As soon as practicable after the Effective Date, CSI shall deliver to each holder of an option to purchase CSI Common Stock a notice that accurately reflects the changes to such option contemplated by this
  Section 1.8.

   1.9. Stockholder Approval. Each of RP and CSI shall take all action reasonably necessary, in accordance with applicable law and their respective certificate or articles of incorporation and by-laws, to convene a special meeting of the holders of RP Common Stock (the "RP Meeting") and a special meeting of the holders of CSI Common Stock (the "CSI Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Subject to Section 5.1, the Board of Directors of RP will recommend that holders of RP Common Stock vote to approve the Merger and to adopt this Agreement at the RP Meeting and the Board of Directors of CSI will recommend that holders of CSI Common Stock vote to approve an increase in the number of authorized shares of the CSI

Preferred Stock and the issuance of CSI Preferred Stock pursuant to the Merger at the CSI Meeting.

   1.10. Closing Of RP's Transfer Books. At the Effective Date, the stock transfer books of RP shall be closed and no transfer of shares of RP Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for CSI Preferred Stock and/or cash as provided in Sections 1.4, 1.5, 1.6 and 1.7.

   1.11. Assistance In Consummation Of The Merger. Each of CSI, Merger Sub and RP shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as practicable in accordance with the terms and conditions of this Agreement. CSI shall cause Merger Sub to perform all of its obligations in connection with this Agreement.

   1.12. Closing. The closing of the transaction contemplated by this Agreement shall take place (a) at the offices of Kramer Levin Naftalis & Frankel LLP, New York, New York at 10:00 A.M. local time on the day which is not more than one business day after the day on which the last of the conditions set forth in
Article 6 (other than those requiring an exchange of a certificate, opinion or other document, or the taking of other action, at the closing) is fulfilled or waived or (b) at such other time and place as CSI and RP shall agree in writing.

   1.13. Illustrative Computation. For the avoidance of doubt, if the Exchange Ratio for purposes of Section 1.4.1(b) were to be determined on the basis of the number of shares of CSI Common Stock and RP Common Stock stated to be outstanding in Sections 3.4 and 4.4 hereof, the Exchange Ratio would be 1.0195 (that is, 5,777,692 divided by 5,667,375), and the reciprocal of the Exchange Ratio would be .9809.

                                   ARTICLE 2.

                             Surviving Corporation.

   2.1. Certificate of Incorporation. The Certificate of Incorporation of RP as of the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation until duly amended by the stockholder of the Surviving Corporation subsequent to the Effective Date.

   2.2. By-Laws. The By-Laws of Merger Sub as in effect immediately prior to the Effective Date shall be the By-Laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law.

   2.3. Officers; Board Of Directors.

     2.3.1. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     2.3.2. The officers of RP at the Effective Time and such other persons as may be designated by CSI shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

   2.4. Effects of the Merger. The Merger shall have the effects set forth in
Section 259 of the Delaware General Corporation Law ("DGCL").

                                   ARTICLE 3.

                            Representations of CSI.

   CSI hereby represents and warrants to rp that:

   3.1. CSI Disclosure Schedule

     3.1.1. The CSI Disclosure Schedule sets forth all of the information concerning CSI, its Subsidiaries and the CSI Shares required in this
  Article 3. To the extent any statement in this Article 3 is untrue, the CSI Disclosure Schedule sets forth the statements necessary to make the statements in this Article 3 true. All information and statements set forth in the CSI Disclosure Schedule shall be deemed to supersede and correct the statements made in this Article 3 and to be additional representations and warranties of CSI. The CSI Disclosure Schedule sets forth all of the information and statements required in numbered sections bearing the number of the Section of this Agreement calling for such information and in the order of such numbers in this Agreement.

     3.1.2. CSI has delivered to RP complete and accurate copies of (a) any written contract or other document referred to in the CSI Disclosure Schedule or herein and (b) the CSI Reports referred to in Section 3.7 of this Agreement.

   3.2. Existence and Good Standing of CSI. CSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. CSI is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not reasonably be expected to have a material adverse effect on the consolidated business, financial condition or results of operations of CSI and its Subsidiaries (a "CSI Material Adverse Effect"). Each of CSI's Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, has the corporate or other power and corporate or other authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect. Neither CSI nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which CSI or any CSI Subsidiary or any of their respective properties or assets is subject, except where such violation would not have, individually or in the aggregate, a CSI Material Adverse Effect. CSI and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such items or to take any such action would reasonably be expected to have a CSI Material Adverse Effect. The copies of the certificate or articles of incorporation and By-Laws of CSI, Merger Sub and each other CSI Subsidiary previously delivered to RP are true and correct. Neither CSI nor any of the CSI Subsidiaries is in violation of any of the provisions of their restated articles of incorporation or By-Laws.

   3.3. Authorization, Validity and Effect of Agreement. Each of CSI and Merger Sub has the requisite corporate power and corporate authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and consummate the transactions contemplated hereby and thereby. Subject only to the approval of the amendment of CSI's articles of incorporation and the issuance of the CSI Preferred Stock pursuant to this Agreement and the transaction contemplated hereby by the holders of a majority of the outstanding CSI Shares, the consummation by CSI of the transaction contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of CSI, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   3.4. Capital Stock. CSI has an authorized capitalization consisting of 25,000,000 shares of Common Stock, par value $.001 per share, of which 5,777,692 shares are issued and outstanding, and 4,000,000 shares of preferred stock, par value $.001 per share, of which 75,000 shares are issued and outstanding. On or immediately prior to the Effective Date, CSI will have authorized capitalization as set forth in Exhibit 3.4.1 (including the CSI Preferred Stock to be issued pursuant to the Merger). Except as set forth in the CSI Disclosure Schedule, CSI has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of CSI on any matter. All such outstanding shares have been and will be duly authorized and validly issued and are and will be fully paid and non-assessable. Except as set forth in the CSI Disclosure Schedule, there are, and at the Effective Date, there will be no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, convertible securities, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of CSI by or to CSI, other than as contemplated by this Agreement.

   3.5. Subsidiaries. Except as set forth in the CSI Disclosure Schedule, CSI owns each of the outstanding shares of capital stock of each of CSI's Subsidiaries. Each of the outstanding shares of capital stock of each of CSI's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and except as set forth in the CSI Disclosure Schedule, is owned by CSI free and clear of all liens, pledges, security interests, claims or other encumbrances. The CSI Disclosure Schedule sets forth with respect to each CSI Subsidiary (a) its name and jurisdiction of incorporation, (b) its authorized capital stock, and (c) the number of issued and outstanding shares of capital stock. Except for interests in the CSI Subsidiaries, neither CSI nor any CSI Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, limited liability company, business, trust or entity.

   3.6. No Violations. The execution and delivery of this Agreement by CSI and the consummation of the transaction contemplated hereby (a) will not violate any provision of the articles of incorporation or by-laws of CSI or its Subsidiaries, (b) will not violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of CSI or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which CSI or any of its Subsidiaries is a party, or by which CSI or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect; (c) will not violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to CSI or any of its Subsidiaries or any of their respective properties or assets (assuming completion of the Regulatory Filings as defined in (d) below), except for violations which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect, or (d) other than the filings provided for in Section 1, filings under the Securities Exchange Act of 1934 (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), will not require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect.

   3.7.  SEC Documents.

     3.7.1. CSI has furnished RP with each registration statement, Quarterly Report on Form 10-QSB, Report on Form 8-KSB, report, proxy statement or information statement, including all exhibits thereto, prepared by CSI since September 18, 1997, including, without limitation, (a) its Annual Report on Form 10-KSB for its fiscal year ended December 31, 1997 (the "CSI Balance Sheet Date") which includes the consolidated balance sheets of CSI and its Subsidiaries (the "CSI Balance Sheet") as of such date (the "CSI Balance Sheet Date") and CSI's Quarterly Reports on Form 10-QSB, and Reports on Form 8-K filed since the filing of such Annual Report and (b) its proxy statement for its annual meeting of Stockholders held on May 9, 1998, each of (a) and (b) in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") and the items in (a) and (b), the "CSI Reports." As of their respective dates, the CSI Reports (including, without limitation, any financial statement or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, and the respective rules and regulations thereunder, and
  (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The 1996 and 1997 consolidated financial statements of CSI included in or incorporated by reference into the CSI Reports (including the related notes and schedules) present fairly, in all material respects the consolidated financial position of CSI and its Subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for such fiscal periods, in conformity with generally accepted accounting principles ("GAAP"), consistently applied during the periods involved. Except as and to the extent set forth on the CSI Balance Sheet, including all notes thereto, or as set forth in the CSI Reports or the CSI Disclosure Schedule, neither CSI nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required to be reflected on, or reserved against in, a consolidated balance sheet of CSI, prepared in accordance with GAAP, consistently applied, except liabilities arising in the ordinary course of business since such date which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect.

   3.8. Litigation. There is no action, suit or proceeding pending against CSI or the CSI Subsidiaries, or, to the knowledge of CSI, overtly threatened against CSI or its Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality which would reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect, or would prevent or delay the consummation of the transaction contemplated by this Agreement. Neither CSI nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a CSI Material Adverse Effect or would prevent or delay the consummation of the transaction contemplated hereby.

   3.9. Absence of certain changes. Since the CSI Balance Sheet Date, each of CSI and its Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (a) any event or changes with respect to CSI and its Subsidiaries (other than events or changes in general economic conditions or developments affecting the industry generally) having, individually or in the aggregate, a CSI Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (c) any material change in its accounting principles, practices or methods, (d) any amendments or changes in the Amended and Restated Articles of Incorporation or By-Laws of CSI, (e) any material revaluation by CSI of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, (f) any sale of a material amount of property of CSI or its Subsidiaries, except in the ordinary course of business, or (g) any increase in the compensation or benefits or establishment of any bonus, insurance, severance deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of CSI or any of the CSI Subsidiaries except in the ordinary course of business consistent with past practice or except as required by applicable law.

   3.10. Tax Matters.

   Except as set forth in the CSI Disclosure Schedule:

     3.10.1. For purposes of this Agreement "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), and all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

     3.10.2. Each of CSI and its Subsidiaries has timely filed or caused to be timely filed all returns, statements, forms, declarations and reports for Taxes ("Returns") which are required to be filed by, or with respect to, any of them on or prior to the Effective Date (taking into account all applicable extensions). The Returns have accurately reflected and will accurately reflect all liability for Taxes of CSI and its Subsidiaries for the periods covered thereby.

     3.10.3. All Taxes and Tax liabilities of CSI and its Subsidiaries for all taxable years or periods that end on or before the Effective Date and, with respect to any taxable year or period beginning before and ending after the Effective Date, the portion of such taxable year or period ending on and including the Effective Date, have been timely paid or will be timely paid in full on or prior to the Effective Date or accrued and adequately disclosed and fully provided for on the books and records of CSI in accordance with GAAP.

     3.10.4. Complete and accurate copies of all CSI federal, state and local income tax returns have been made available to RP.

     3.10.5. Neither CSI nor any of its Subsidiaries has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor has CSI or any of its Subsidiaries received any notices from any taxing authority relating to any issue which could affect the Tax liability of CSI or any of its Subsidiaries. Neither CSI nor any of its Subsidiaries, as of the Effective Date, (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of CSI or any of its Subsidiaries or (B) is presently contesting the Tax liability of CSI or any of its Subsidiaries before any court, tribunal or agency. Neither CSI nor any of its Subsidiaries has granted a power-of-attorney relating to Tax matters to any person. All final adjustments made by the Internal Revenue Service ("IRS") with respect to any federal tax return of CSI or its Subsidiaries have been reported for state and local income tax purposes to the relevant state or local taxing authorities.

     3.10.6. Neither CSI nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a Return with respect to which CSI was the common parent).

     3.10.7. All Taxes which CSI or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable.

     3.10.8. There are no Tax sharing, allocation, indemnification or similar agreements in effect as between CSI or any predecessor or affiliate thereof and any other party under which CSI or any of its Subsidiaries could be liable for any Taxes or other claims of any party other than of CSI and its Subsidiaries.

     3.10.9. No requests for ruling or determination letters relating to federal, state or local income taxes paid or payable by CSI or any of its Subsidiaries are pending with any taxing authority.

     3.10.10. (a) Neither CSI nor any CSI Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481 of the Code or the corresponding tax laws of any nation, state or locality by reason of a change in accounting method initiated by CSI or its Subsidiaries or required by law, (b) CSI has no knowledge that the IRS or any other taxing authority has proposed or purported to require any such adjustment or change in accounting method and (c) CSI has no knowledge or belief that any such adjustment under Section 481 of the Code or the corresponding tax laws of any nation, state or locality will be required of CSI or its Subsidiaries upon the completion of, or by reason of, the transaction contemplated by this Agreement.

     3.10.11. (a) There are no deferred intercompany transactions between CSI and any of its Subsidiaries or between its Subsidiaries which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (b) there are no other transactions or facts existing with respect to CSI and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in CSI and/or its Subsidiaries recognizing income.

     3.10.12. There are no Tax liens on any of the assets or property of CSI or its Subsidiaries.

     3.10.13. There are no contracts, agreements or plans entered into by CSI or its Subsidiaries covering any person that individually or collectively would require CSI or any of its Subsidiaries to make any payments of any amount which would not be deductible by reason of the provisions of Section 162(m) or Section 280G of the Code.

     3.10.14. Neither CSI nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by it.

   3.11. Certain Employee Plans.

     3.11.1. (a) "Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any fringe benefit plan, any equity compensation plan or arrangement (including without limitation, stock option, restricted stock and stock purchase plans), any plan, policy or arrangement for the provision of executive compensation, incentive benefits, bonuses or severance benefits, any employment contract, collective bargaining agreement, deferred compensation agreement, Code section 125 cafeteria plan or split dollar arrangement, any participation or similar agreement with a multi-employer pension fund, or any other plan, policy, arrangement or scheme for the provision or funding of employee benefits with respect to which a CSI or RP Controlled Group Member in the past or present, directly or indirectly maintained or maintains, sponsored or sponsors, or had or has any liability or obligation.

       (b) "CSI Controlled Group Member" means CSI and each other person or entity required to be aggregated with CSI under Code section 414(b),
    (c), (m) or (o).

       (c) "RP Controlled Group Member" means RP and each other person or entity required to be aggregated with RP under Code section 414(b),
    (c), (m) or (o).

     3.11.2. Each Benefit Plan maintained by any CSI Controlled Group Member (the "CSI Benefit Plans") complies with, and has been administered in accordance with, in all material respects, all applicable requirements of law, except for instances of non-compliance that would not reasonably be expected to have caused, individually or in the aggregate, a CSI Material Adverse Effect. The CSI Benefit Plans are listed in the CSI Disclosure Schedule and copies or descriptions of all material Plans have previously been provided to RP.

     3.11.3. With respect to each CSI Benefit Plan intended to qualify under section 401(a) of the Code, (a) a favorable determination letter has been issued by or an application is pending with the IRS with respect to the qualification of each CSI Benefit Plan, and (b) no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA and the Code) or termination has occurred under circumstances which present a risk of material liability by any CSI Controlled Group Member to any governmental entity or other person, including a CSI Benefit Plan. Each CSI Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such CSI Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived. No CSI Controlled Group Member directly or indirectly contributes to, has an obligation to contribute to or has, or could be reasonably expected to have, liability with respect to, and has not directly or indirectly maintained, sponsored, contributed to or had an obligation to contribute to at any time within the 10 year period ending on the date of the Closing, any employee benefit plan which is a multi-employer plan subject to the requirements of Subtitle E of Title IV of ERISA.

     3.11.4. Except as required by Code section 4980B or 162 or Part 6 of Subtitle B of Title I of ERISA, no CSI Controlled Group Member provides any health, welfare or life insurance benefits to any of its former or retired employees, which benefits would be material either individually or in the aggregate to CSI.

   3.12. Labor Matters.

     3.12.1. Except as set forth in the CSI Disclosure Schedule, neither CSI nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of CSI, overtly threatened against CSI or its Subsidiaries relating to their business, except for any such proceeding which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect. To the knowledge of CSI, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or overtly threatened involving employees of CSI or any of its Subsidiaries.

     3.12.2. CSI has delivered to RP copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other material agreements, plans or arrangements with respect to compensation of the employees of CSI and its Subsidiaries (the "CSI Compensation Arrangements"). The Merger will not accelerate or otherwise give rise to payments pursuant to the CSI Compensation Arrangements.

   3.13. Environmental Laws and Regulations.

     3.13.1. CSI and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws and regulations of the United States and national and local laws and regulations of the United Kingdom relating to pollution, hazardous substances, or protection of human health or the environment (collectively,

  "Environmental Laws") which compliance includes, but is not limited to, the possession by CSI and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither CSI nor any of its Subsidiaries has received written notice of, or, to the knowledge of CSI, is the subject of, any action, cause of action, claim, investigation, demand or notice, including without limitation, non-compliance orders, warning letters, or notices of violation, by any person or entity alleging liability under or non-compliance with any Environmental Law (a "CSI Environmental Claim"), nor to the knowledge of CSI is there any basis for any CSI Environmental Claim that would reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect. To the knowledge of CSI there are no circumstances that are reasonably likely to prevent or interfere with such material compliance or give rise to such liability in the future.

     3.13.2. There are no CSI Environmental Claims, which would reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect, that are pending or, to the knowledge of CSI, overtly threatened against CSI or any of its Subsidiaries or, to the knowledge of CSI, against any person or entity whose liability for any CSI Environmental Claim CSI or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     3.13.3. Neither CSI nor any CSI Subsidiary (a) has handled or discharged, nor has it allowed or arranged for any third party to handle or discharge, any hazardous substances to, at or upon: (i) any location other than a site lawfully permitted to receive such hazardous substances, (ii) any parcel of real property owned or leased by CSI or any CSI Subsidiary, except in compliance with applicable Environmental Laws; (iii) any site which, pursuant to CERCLA or any similar state law or law of the U.K. (x) has been placed on the National Priorities List or its state or U.K. equivalent, or (y) the Environmental Protection Agency or any equivalent agency in the U.K. or the relevant state agency has notified CSI that it has proposed or is proposing to place on the National Priorities List or its state equivalent or equivalent in the U.K.; or (b) has any knowledge that there has occurred or is presently occurring a discharge, or threatened discharge, of any hazardous substance on, into or beneath the surface of, or adjacent to, any real property owned or leased by CSI or any CSI Subsidiary.

     3.13.4. The CSI Disclosure Schedule identifies (a) all environmental audits, assessments, or occupational health studies undertaken by CSI or its agents on its behalf, or, to the knowledge of CSI, undertaken by any governmental authority, or any third party, relating to or affecting any real property owned or leased by CSI or any CSI Subsidiary; (b) the results of any ground, water, soil, air or asbestos monitoring undertaken by CSI or its agents on its behalf, or, to the knowledge of CSI, undertaken by any governmental authority or any third party, relating to or affecting any real property owned or leased by CSI or any CSI Subsidiary; (c) all material written communications between CSI and any governmental authority arising under or related to Environmental Laws; and (d) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees relating to or affecting any real property owned or leased by CSI or any CSI Subsidiary.

   3.14.  Real Property.

     3.14.1. CSI has delivered to RP either copies or fair and accurate summaries (the "CSI Property Documents") of each of its leases, subleases, deeds, material licenses or other material agreements or instruments (and any amendments thereto) under which CSI or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, any real property (the "CSI Real Estate Agreements"). Each CSI Real Estate Agreement is valid, binding and in full force and effect, all rent and other sums and charges payable by CSI and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of CSI or any such Subsidiary or, to the knowledge of CSI, as to a landlord, exists under any CSI Real Estate Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect. The information contained in the CSI Property Documents is true and correct in all material respects.

     3.14.2. Except for any of the following matters which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect:

       (a) CSI has not granted, and to the best of CSI's knowledge, no other person has granted, any leases, subleases, licenses or other agreements granting to any person other than CSI any right to possession, use, occupancy or enjoyment of the property covered by the CSI Real Estate Agreements, or any portion thereof, and

       (b) CSI is not obligated under any option, right of first refusal or any contractual right to purchase, acquire, sell or dispose of any real property covered by the CSI Real Estate Agreements.

     3.14.3. None of the CSI Real Estate Agreements contains continuous operating covenants, radius restrictions or provisions requiring the consent of the landlord to the Merger or the assumption of CSI's obligations under the CSI Real Estate Agreements in the manner contemplated by this Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect.

   3.15. Limitation on business conduct. Neither CSI nor any of the CSI Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of CSI or any of the CSI Subsidiaries to engage in any line of business or to compete with any entity or which would prohibit the business of RP, CSI or any of their respective Subsidiaries from being conducted in substantially the same manner as it was conducted prior to the Merger.

   3.16. Title to property. Each of CSI and each of the CSI Subsidiaries owns the material properties and assets that it purports to own free and clear of all liens, security interests, charges or encumbrances, except for any liens, security interests, charges or encumbrances which arise in the ordinary course of business (including mechanics' liens and other similar statutory liens) and do not materially impair CSI's or any CSI Subsidiary's ownership or use of any such properties or assets, or liens for taxes not yet due. The rights, properties and assets presently owned, leased or licensed by CSI include all rights, properties and assets necessary to permit CSI and the CSI Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

   3.17. Insurance. CSI and its Subsidiaries maintain with respect to their operations and their assets, in full force and effect, policies of insurance in the ordinary course of business as is usual and customary for businesses similarly situated to CSI. CSI has provided RP copies of all insurance policies so maintained and all claims associated with its operations and the operations of its Subsidiaries for the past 18 months.

   3.18. Intellectual property. Every material trade secret (including know-how, inventions, designs and processes), patent, patent right, trademark, trademark right, logo, service mark, trade name or copyright, or application thereof, and licenses and rights with respect to the foregoing, used in connection with the business of CSI and its Subsidiaries (the "CSI Intellectual Property"), is protected by CSI in a manner which, under the circumstances, is prudent and commercially reasonable, and owned by CSI or its Subsidiaries free and clear of any liens, encumbrances, claims or restrictions whatsoever which would have a CSI Material Adverse Effect, direct or indirect. There are no valid grounds for any bona fide claims (i) to the effect that the business of CSI or any of the CSI Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by CSI or any of the CSI Subsidiaries, of any patents, patent rights, trademarks, trademark rights, logos, trade names, service marks, trade secrets, copyrights, technology, know-how or computer software programs and applications used in the business of CSI or any of the CSI Subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the patents, patent rights, registered and material unregistered trademarks, logos and service marks, registered copyrights, trade names and any applications therefor owned by CSI or any of the CSI Subsidiaries or other trade secret material to CSI or any of the CSI Subsidiaries; or (iv) challenging the license or legally enforceable right to use of any third-party patents, patent rights, trademarks, trademark rights, logos, service marks, trade names and copyrights by CSI or any of the CSI Subsidiaries, except, in each case, for claims that, if determined adversely to CSI, would not reasonably be expected to have, individually or in the aggregate, a CSI Material Adverse Effect. Neither CSI nor any of its Subsidiaries has granted to any other person the right to use the CSI Intellectual Property, or any part thereof. CSI is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, patent rights, trademark, trademark rights, logo, service mark, trade name, trade name rights, copyright or other intangible assets, with respect to the use thereof or in connection with the conduct of its business or otherwise.

   3.19. Certain contracts. CSI has delivered copies of each contract to which CSI or any of its Subsidiaries is a party (i) calling for payments in excess of $100,000 in the case of any contract or series of related contracts or (ii) otherwise material to CSI or any of its Subsidiaries, or by which any of their respective properties or assets are bound. CSI and its Subsidiaries, and to CSI's knowledge the other parties thereto, are in compliance in all material respects with all material terms of such contracts.

   3.20. No brokers. Neither CSI nor any CSI Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of CSI or RP or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby, except that CSI has retained Lehman Brothers as its financial advisor and to render a fairness opinion as set forth herein. The arrangements with Lehman Brothers have been disclosed in writing to RP prior to the date hereof.

   3.21. Conflicts of Interest. No officer, or director, or, to the knowledge of CSI, no significant shareholder, employee or consultant of CSI or any CSI Subsidiary, or any affiliate of such person has any direct or indirect interest (except a passive investment in less than 5% of the publicly traded stock of a public company) (a) in any corporation, partnership, proprietorship, association, or other person or entity which does business with CSI or any CSI Subsidiary, (b) in any property, asset or right which is used by CSI or any CSI Subsidiary in the conduct of its business, or (c) in any contract to which CSI is a party or by which CSI or any CSI Subsidiary may be bound nor are any amounts owing to any such person by, or due to any such person from, CSI or any CSI Subsidiary.

   3.22. Personal Property. CSI owns all of its material personal property, including, without limitation, the material personal property reflected in the CSI Balance Sheet, except for personal property disposed of in the ordinary course of business since the CSI Balance Sheet Date, subject to no mortgage, pledge, lien, charge, security interest, encumbrance or restriction, except those which are shown and described in the CSI Balance Sheet or the notes thereto. All personal properties purported to be leased by CSI are subject to valid and effective leases.

   3.23. Takeover Statute. The Board of Directors of CSI has taken all appropriate action so that no former shareholder of RP will be an "interested stockholder" of CSI subject to Sections 78.438 and 78.439 of the Nevada General Corporation Law (the "NGCL") by virtue of the transactions contemplated by this Agreement.

   3.24. Disclosure. Neither CSI nor any CSI Subsidiary has knowingly withheld from RP any material facts relating to CSI's and any CSI Subsidiary's assets, business, operations, financial conditions, or prospects. No representation or warranty in this Agreement contains any untrue statement of a material fact.

   3.25. Status as Reorganization.

     3.25.1. CSI has no plan or intent to:

       (a) Liquidate RP;

       (b) Merge RP with or into another corporation;

       (c) Sell or otherwise dispose of the stock of RP except for transfers of stock to corporations "controlled" (within the meaning of Section 368(c) of the Code) by CSI;

       (d) Reacquire any of its stock issued in connection with the Merger;

       (e) Cause RP to issue additional shares of stock of RP that would result in CSI losing "control" (within the meaning of Section 368(c) of the Code) of RP;

       (f) Cause RP to sell or otherwise dispose of any of its assets or any assets of Merger Sub acquired in the Merger except for dispositions made in the ordinary course of business or transfers described in
    Section 368(a)(2)(C) of the Code or described in Treasury Regulation
    Section 1.368-2(k)(2); or

       (g) Take any other action that might otherwise cause the Merger not to be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     3.25.2. Except as provided in this Agreement, each of CSI and its stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

     3.25.3. There is no intercorporate indebtedness existing between CSI and RP, or between Merger Sub and RP, that was issued, acquired or will be settled at a discount.

     3.25.4. CSI and any of the major stockholders of CSI do not own, nor have they owned during the past five years, any shares of stock of RP.

     3.25.5. Neither CSI nor Merger Sub is an "investment company" (within the meaning of Sections 368(a)(2)(F)(iii) and (iv) of the Code);

     3.25.6. Merger Sub is being formed solely for the purpose of merging with and into RP and, as of the Effective Date, will not have had any existing operation, assets or liabilities (other than liabilities for franchise taxes, if applicable, and liabilities under this Agreement); and

     3.25.7. CSI will, as of the Effective Date, own all of the stock of Merger Sub.

                                   ARTICLE 4.

                             Representations of RP

   RP hereby represents and warrants to CSI that:

   4.1. RP Disclosure Schedule.

     4.1.1. The RP Disclosure Schedule sets forth all of the information concerning RP and its Subsidiaries and the RP Shares required in this
  Article 4. To the extent any
  statement in this Article 4 is untrue, the RP Disclosure Schedule sets forth the statements necessary to make the statements in this Article 4 true. All information and statements set forth in the RP Disclosure Schedule shall be deemed to supersede and correct the statements made in this Article 4 and to be additional representations and warranties of RP. The RP Disclosure Schedule sets forth all of the information and statements required in numbered sections bearing the number of the Section of this Agreement calling for such information and in the order of such numbers in this Agreement.

     4.1.2. RP has delivered to CSI complete and accurate copies of (a) any written contract or other document referred to in the RP Disclosure Schedule or herein and (b) the RP Reports referred to in Section 4.7 of this Agreement.

   4.2. Existence and Good Standing of RP. RP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted. RP is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not reasonably be expected to have a material adverse effect on the consolidated business, financial condition or results of operations of RP and its Subsidiaries (an "RP Material Adverse Effect"). Each of RP's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and corporate authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect. Neither RP nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which RP or any RP Subsidiary or any of their respective properties or assets is subject, except where such violation would not have, individually or in the aggregate, an RP Material Adverse Effect. RP and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such items or to take any such action would reasonably be expected to have an RP Material Adverse Effect. The copies of the articles of incorporation and by-laws of RP and each other RP Subsidiary previously delivered to CSI are true and correct. Neither RP nor any of the RP Subsidiaries is in violation of any of the provisions of its Amended and Restated Certificate of Incorporation or By-Laws.

   4.3. Authorization, validity and effect of agreement. RP has the requisite corporate power and corporate authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and consummate the transactions contemplated hereby and thereby. Subject only to the approval of this Agreement and the transaction contemplated hereby by the holders of a majority of the outstanding RP Shares, the consummation by RP of the transaction contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of RP, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

   4.4. Capital stock. The authorized capital stock of RP consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.001 per share. As of December 31, 1998, there were 5,667,375 shares of common stock issued and outstanding none of which is held by RP or any Subsidiary of RP and no shares of preferred stock issued and outstanding. Since such date, no additional shares of capital stock of RP have been issued. RP has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of RP on any matter. All such issued and outstanding RP Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement or the RP Option Plans, there are not at the date of this Agreement any outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, convertible securities, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any of the shares of the capital stock of RP by or to RP. As of December 31, 1998, 602,433 RP Shares were reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding options; since that date, no options have been granted under the RP Option Plans or otherwise and no new option plans have been authorized or adopted.

   4.5. Subsidiaries. Except as set forth in the RP Disclosure Schedules, RP owns each of the outstanding shares of capital stock of each of RP's Subsidiaries. All of the outstanding shares of capital stock of the RP Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned by RP free and clear of all liens, pledges, security interests, claims or other encumbrances. The RP Disclosure Schedule sets forth with respect to each RP Subsidiary (a) its name and jurisdiction of incorporation,
(b) its authorized capital stock, and (c) the number of issued and outstanding shares of capital stock. Except for interests in the RP Subsidiaries, neither RP nor any RP Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, limited liability company, business, trust or entity.

   4.6. No violations. The execution and delivery of this Agreement by RP and the consummation of the transaction contemplated hereby (a) will not violate any provision of the articles of incorporation or by-laws of RP or its subsidiaries, (b) will not violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of RP or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which RP or any of its subsidiaries is a party, or by which RP or any of its subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect; (c) will not violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to RP or any of its subsidiaries or any of their respective properties or assets (assuming completion of the Regulatory Filings), except for violations which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect, or (d) other than the Regulatory Filings, will not require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect.

   4.7. SEC DOCUMENTS. RP has furnished CSI each registration statement, proxy statement or information statement, including all exhibits thereto, prepared by RP since August 29, 1997, including, without limitation, (a) its Annual Report on Form 10-K for its fiscal year ended May 31, 1998 (the "RP Balance Sheet Date"), which includes the consolidated balance sheet for RP as of such date (the "RP Balance Sheet") and RP's Quarterly Reports on Form 10-Q and Reports on Form 8-K filed since the filing of such Annual Report and (b) its proxy statement for its annual meeting of Stockholders held on October 1, 1998, each of (a) and (b) in the form (including exhibits and any amendments thereto) filed with the SEC and the items in (a) and (b), the "RP Reports." As of their respective dates, the RP Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, and the respective rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The 1997 and 1998 consolidated financial statements of RP and its Subsidiaries included in or incorporated by reference into the RP Reports (including the related notes and schedules) present fairly, in all material respects, the consolidated financial position of RP at May 31, 1997 and 1998, and the consolidated results of their operations and their cash flows such fiscal years in conformity with GAAP. Except as and to the extent set forth on the RP Balance Sheet, including all notes thereto, or as set forth in the RP Reports or the RP Disclosure Schedule, neither RP nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required to be reflected on, or reserved against in, a consolidated balance sheet of RP prepared in accordance with GAAP, except liabilities arising in the ordinary course of business since such date which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect.

     4.8. Litigation. There is no action, suit or proceeding pending against RP or the RP Subsidiaries, or, to the knowledge of RP, overtly threatened against RP or its

  Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality which would reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect, or would prevent or delay the consummation of the transaction contemplated by this Agreement. Neither RP nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have an RP Material Adverse Effect or would prevent or delay the consummation of the transaction contemplated hereby.

     4.9. Absence of Certain Changes. Since the RP Balance Sheet Date, each of RP and the RP Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (a) any event or changes with respect to RP and the RP Subsidiaries (other than events or changes in general economic conditions or developments affecting the industry generally) having, individually or in the aggregate, an RP Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (c) any material change in its accounting principles, practices or methods, (d) any amendments or changes in the Amended and Restated Certificate of Incorporation or By-Laws of RP, (e) any material revaluation by RP of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business,
  (f) any sale of a material amount of property of RP or its Subsidiaries, except in the ordinary course of business, or (g) any increase in the compensation or benefits or establishment of any bonus, insurance, severance deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of RP or any of the RP Subsidiaries except in the ordinary course of business consistent with past practice or except as required by applicable law.

     4.10. Tax Matters.

     Except as set forth in the RP Disclosure Schedule:

     4.10.1. Each of RP and its Subsidiaries has timely filed or caused to be timely filed all Returns which are required to be filed by, or with respect to, any of them on or prior to the Effective Date (taking into account all applicable extensions). The Returns have accurately reflected and will accurately reflect all liability for Taxes of RP and its Subsidiaries for the periods covered thereby.

     4.10.2. All Taxes and Tax liabilities of RP and its Subsidiaries for all taxable years or periods that end on or before the Effective Date and, with respect to any taxable year or period beginning before and ending after the Effective Date, the portion of such taxable year or period ending on and including the Effective Date, have been timely paid or will be timely paid in full on or prior to the Effective Date or accrued and adequately disclosed and fully provided for on the books and records of RP in accordance with GAAP.

     4.10.3. Complete and accurate copies of all RP federal, state and local income tax returns have been made available to CSI.

     4.10.4. Neither RP nor any of its Subsidiaries has been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality nor has RP or any of its Subsidiaries received any notices from any taxing authority relating to any issue which could affect the Tax liability of RP or any of its Subsidiaries. Neither RP nor any of its Subsidiaries, as of the Effective Date, (A) has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of RP or any of its Subsidiaries or (B) is presently contesting the Tax liability of RP or any of its Subsidiaries before any court, tribunal or agency. Neither RP nor any of its Subsidiaries has granted a power-of-attorney relating to Tax matters to any person. All final adjustments made by the IRS with respect to any federal tax return of RP or its Subsidiaries have been reported for state and local income tax purposes to the relevant state or local taxing authorities.

     4.10.5. Neither RP nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a Return with respect to which RP was the common parent).

     4.10.6. All Taxes which RP or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable.

     4.10.7. There are no Tax sharing, allocation, indemnification or similar agreements in effect as between RP or any predecessor or affiliate thereof and any other party under which RP or any of its Subsidiaries could be liable for any Taxes or other claims of any party other than of RP and its Subsidiaries.

     4.10.8. No requests for ruling or determination letters relating to federal, state or local income taxes paid or payable by RP or any of its Subsidiaries are pending with any taxing authority.

     4.10.9. (a) Neither RP nor any RP Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481 of the Code or the corresponding tax laws of any nation, state or locality by reason of a change in accounting method initiated by RP or its Subsidiaries or required by law, (b) RP has no knowledge that the IRS or any other taxing authority has proposed or purported to require any such adjustment or change in accounting method and (c) RP has no knowledge or belief that any such adjustment under Section 481 of the Code or the corresponding tax laws of any nation, state or locality will be required of RP or its Subsidiaries upon the completion of, or by reason of, the transaction contemplated by this Agreement.

     4.10.10. (a) There are no deferred intercompany transactions between RP and any of its Subsidiaries or between its Subsidiaries which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (b) there are no other transactions or facts existing with respect to RP and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement will result in RP and/or its Subsidiaries recognizing income.

     4.10.11. There are no Tax liens on any of the assets or property of RP or its Subsidiaries.

     4.10.12. There are no contracts, agreements or plans entered into by RP or its Subsidiaries covering any person that individually or collectively would require RP or any of its Subsidiaries to make any payments of any amount which would not be deductible by reason of the provisions of Section 162(m) or Section 280G of the Code.

     4.10.13. Neither RP nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by it.

   4.11. Certain Employee Plans.

     4.11.1. Each Benefit Plan maintained by any RP Controlled Group Member (the "RP Benefit Plans") complies with, and has been administered in accordance with, in all material respects, all applicable requirements of law, except for instances of non-compliance that would not reasonably be expected to have caused, individually or in the aggregate, an RP Material Adverse Effect. The RP Benefit Plans are listed in the RP Disclosure Schedule and copies or descriptions of all material Plans have previously been provided to CSI.

     4.11.2. With respect to each RP Benefit Plan intended to qualify under
  Section 401(a) of the Code, (a) a favorable determination letter has been issued by or an application is pending with the IRS with respect to the qualification of each RP Benefit Plan and (b) no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA and the Code) or termination has occurred under circumstances which present a risk of material liability by any RP Controlled Group Member to any governmental entity or other person, including an RP Benefit Plan. Each RP Benefit Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such RP Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived. No RP Controlled Group Member directly or indirectly contributes to, has an obligation to contribute to or has or could be reasonably expected to have liability with respect to, and has not directly or indirectly maintained, sponsored, contributed to or had an obligation to contribute to at any time within the 10 year period ending on the date of the Closing, any employee benefit plan which is a multi-employer plan subject to the requirements of Subtitle E of Title IV of ERISA.

     4.11.3. Except as required by Code section 4980B or 162 or Part 6 of Subtitle B of Title I of ERISA, no RP Controlled Group Member provides any health, welfare or life insurance benefits to any of its former or retired employees, which benefits would be material either individually or in the aggregate to RP.

   4.12. Labor Matters.

     4.12.1. Except as set forth in the RP Disclosure Schedule, neither RP nor any of its Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of RP, overtly threatened against RP or its Subsidiaries relating to their business, except for any such proceeding which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect. To the knowledge of RP, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or overtly threatened involving employees of RP or any of its Subsidiaries.

     4.12.2. RP has delivered to CSI copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other material agreements, plans or arrangements with respect to compensation of the employees of RP and its Subsidiaries (the "RP Compensation Arrangements"). The Merger will not accelerate or otherwise give rise to payments pursuant to the RP Compensation Arrangements.

   4.13. Environmental Laws and Regulations.

     4.13.1. RP and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws which compliance includes, but is not limited to, the possession by RP and the RP Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither RP nor any of its Subsidiaries has received written notice of, or, to the knowledge of RP, is the subject of, any action, cause of action, claim, investigation, demand or notice, including without limitation, non-compliance orders, warning letters or notices of violation, by any person or entity alleging liability under or non-compliance with any Environmental Law (an "RP Environmental Claim"), nor to the knowledge of RP is there any basis for any RP Environmental Claim that would reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect. To the knowledge of RP there are no circumstances that are reasonably likely to prevent or interfere with such material compliance or give rise to such liability in the future.

     4.13.2. There are no RP Environmental Claims which would reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect that are pending or, to the knowledge of RP, overtly threatened against RP or any of its Subsidiaries or, to the knowledge of RP, against any person or entity whose liability for any RP Environmental Claim RP or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     4.13.3. Neither RP nor any RP Subsidiary (a) has handled or discharged, nor has it allowed or arranged for any third party to handle or discharge, any hazardous substances to, at or upon: (i) any location other than a site lawfully permitted to receive such hazardous substances, (ii) any parcel of real property owned or leased by RP or any of its Subsidiaries, except in compliance with applicable Environmental Laws; (iii) any site which, pursuant to CERCLA or any similar state law (x) has been placed on the National Priorities List or its state equivalent, or (y) the Environmental Protection Agency or the relevant state agency has notified RP that it has proposed or is proposing to place on the National Priorities List or its state equivalent; or (b) has any knowledge that there has occurred or is presently occurring a discharge, or threatened discharge, of any hazardous substance on, into or beneath the surface of, or adjacent to, any real property owned or leased by RP or the RP Subsidiaries.

     4.13.4. The RP Disclosure Schedule identifies (a) all environmental audits, assessments, or occupational health studies undertaken by RP or its agents on its behalf, or, to the knowledge of RP, undertaken by any governmental authority, or any third party, relating to or affecting any real property owned or leased by RP or any RP Subsidiary; (b) the results of any ground, water, soil, air or asbestos monitoring undertaken by RP or its agents on its behalf, or, to the knowledge of RP, undertaken by any governmental authority or any third party, relating to or affecting any real property owned or leased by RP or any RP Subsidiary; (c) all material written communications between RP and any governmental authority arising under or related to Environmental Laws; and (d) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings or decrees relating to or affecting any real property owned or leased by RP or the RP Subsidiaries.

   4.14. Real Property.

     4.14.1. RP has delivered to CSI either copies or fair and accurate summaries (the "RP Property Documents") of each of its leases, subleases, deeds, material licenses or other material agreements or instruments (and any amendments thereto) under which RP or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, any real property (the "RP Real Estate Agreements"). Each RP Real Estate Agreement is valid, binding and in full force and effect, all rent and other sums and charges payable by RP and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of RP or any RP Subsidiary or, to the knowledge of RP, as to a landlord, exists under any RP Real Estate Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect. The information contained in the RP Property Documents is true and correct in all material respects.

     4.14.2. Except for any of the following matters which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect:

       (a) RP has not granted, and to the best of RP's knowledge, no other person has granted, any leases, subleases, licenses or other agreements granting to any person other than RP any right to possession, use, occupancy or enjoyment of the property covered by the RP Real Estate Agreements, or any portion thereof, and

       (b) RP is not obligated under any option, right of first refusal or any contractual right to purchase, acquire, sell or dispose of any real property covered by the RP Real Estate Agreements.

     4.14.3. None of the RP Real Estate Agreements contains continuous operating covenants, radius restrictions or provisions requiring the consent of the landlord to the Merger or the assumption of RP's obligations under the RP Real Estate Agreements in the manner contemplated by this Agreement, except for any of the foregoing matters which would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect.

     4.15. Limitation on Business Conduct. Neither RP nor any of the RP Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting in any material respect the freedom of RP or any of the RP Subsidiaries to engage in any line of business or to compete with any entity or which would prohibit the business of RP, CSI or any of their respective Subsidiaries from being conducted in substantially the same manner as it was conducted prior to the Merger.

     4.16. Title to Property. Each of RP and each of the RP Subsidiaries owns the material properties and assets that it purports to own free and clear of all liens, security interests, charges or encumbrances, except for any liens, security interests, charges or encumbrances which arise in the ordinary course of business (including mechanics' liens and other similar statutory liens) and do not materially impair RP's or any RP Subsidiary's ownership or use of any such properties or assets, or liens for taxes not yet due. The rights, properties and assets presently owned, leased or licensed by RP include all rights, properties and assets necessary to permit RP and the RP Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

     4.17. Insurance. RP and the RP Subsidiaries maintain with respect to their operations and their assets, in full force and effect, policies of insurance in the ordinary course of business as is usual and customary for businesses similarly situated to RP. RP has provided CSI copies of all insurance policies so maintained and all claims associated with its operations and the operations of its Subsidiaries since their incorporation.

     4.18. Intellectual Property. Every material trade secret (including know-how, inventions, designs and processes), patent, patent right, trademark, trademark right, logo, service mark, trade name or copyright, or application thereof, and licenses and rights with respect to the foregoing, used in connection with the business of RP and its

  Subsidiaries, (the "RP Intellectual Property"), is protected by RP in a manner which, under the circumstances, is prudent and commercially reasonable and owned by RP or its Subsidiaries free and clear of any liens, encumbrances, claims or restrictions whatsoever which would have an RP Material Adverse Effect, direct or indirect. There are no valid grounds for any bona fide claims (i) to the effect that the business of RP or any of the RP Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by RP or any of the RP Subsidiaries, of any patents, patent rights, trademarks, trademark rights, logos, trade names, service marks, trade secrets, copyrights, technology, know-how or computer software programs and applications used in the business of RP or any of the RP Subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the patents, patent rights, registered and material unregistered trademarks, logos and service marks, registered copyrights, trade names and any applications therefor owned by RP or any of the RP Subsidiaries or other trade secret material to RP or any of the RP Subsidiaries; or (iv) challenging the license or legally enforceable right to use of any third-party patents, patent rights, trademarks, trademark rights, logos, service marks, trade names and copyrights by RP or any of the RP Subsidiaries, except, in each case, for claims that, if determined adversely to RP, would not reasonably be expected to have, individually or in the aggregate, an RP Material Adverse Effect. Neither RP nor any of its Subsidiaries has granted to any other person the right to use the RP Intellectual Property, or any part thereof. RP is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, patent rights, trademark, trademark rights, logo, service mark, trade name, trade name rights, copyright or other intangible assets, with respect to the use thereof or in connection with the conduct of its business or otherwise.

     4.19. Certain Contracts. RP has delivered copies of each contract to which RP or any of its Subsidiaries is a party (i) calling for payments in excess of $100,000 in the case of any contract or series of related contracts or (ii) otherwise material to RP or any of its Subsidiaries, or by which any of their respective properties or assets are bound. RP and its Subsidiaries, and to RP's knowledge the other parties thereto, are in compliance in all material respects with all material terms of such contracts.

     4.20. No Brokers. Neither RP nor any RP Subsidiary has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of RP or CSI or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby, except that RP has retained NatCity Investments, Inc. and Berenson Minella & Company, L.P. as its financial advisors and NatCity Investments, Inc. to render a fairness opinion as set forth herein. The arrangements with NatCity Investments, Inc. and Berenson Minella & Company, L.P. have been disclosed in writing to CSI prior to the date hereof.

     4.21. Conflicts of Interest. No officer, or director, or, to the knowledge of RP, no significant shareholder, employee or consultant of RP or any RP Subsidiary, or any

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

  affiliate of such person has any direct or indirect interest (except a passive investment in less than 5% of the publicly traded stock of a public company) (a) in any corporation, partnership, proprietorship, association, or other person or entity which does business with RP or any RP Subsidiary,
  (b) in any property, asset or right which is used by RP or any RP Subsidiary in the conduct of its business, or (c) in any contract to which RP is a party or by which RP may or any RP Subsidiary be bound, nor are any amounts owing to any such person by, or due to such person from, RP or any RP Subsidiary.

     4.22. Personal Property. RP owns all of its material personal property, including, without limitation, the material personal property reflected in the RP Balance Sheet, except for personal property disposed of in the ordinary course of business since the RP Balance Sheet Date, subject to no mortgage, pledge, lien, charge, security interest, encumbrance or restriction, except those which are shown and described in the RP Balance Sheet or the notes thereto. All personal properties purported to be leased by RP are subject to valid and effective leases.

     4.23. Takeover Statute. The Board of Directors of RP has taken all appropriate action so that neither CSI nor Merger Sub will be an "interested stockholder" of RP within the meaning of or subject to Section 203 of the DGCL.

     4.24. Disclosure. Neither RP nor any RP Subsidiary has knowingly withheld from CSI any material facts relating to RP's and any RP Subsidiary's assets, business, operations, financial conditions, or prospects. No representation or warranty in this Agreement contains any untrue statement of a material fact.

     4.25. Additional Disclosure. Prior to and in connection with the Merger, RP has no intention to redeem any RP Common Stock or make any extraordinary distributions with respect thereto, and the persons that are related to RP within the meaning of Temporary Treasury Regulation (S) 1.368-1T(e)(2)(ii) have not and will not acquire any RP Common Stock from any holder thereof with consideration other than RP Common Stock.

     (a) Following the Merger, RP intends to hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Date. For purposes of this representation, amounts paid by RP to stockholders who receive cash or other property pursuant to the Merger, amounts paid by RP to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by RP immediately preceding the Effective Date, will be included as assets of RP held immediately prior to the Effective Date.

     (b) RP has no plan or intention to issue additional shares of its stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire RP stock) that would (or if exercised would) result in CSI losing control of RP within the meaning of Section 368(c) of the Code.

     (c) RP will not assume any liabilities of Merger Sub (other than those liabilities, if any, incurred by Merger Sub in the ordinary course of its business) or acquire any assets of Merger Sub that are subject to liabilities (other than those liabilities, if any, incurred by Merger Sub in the ordinary course of its business).

     (d) Following the Merger, RP intends to continue its historic business or use a significant portion of its historic business assets in a business.

     (e) Except as provided in this Agreement, each of RP and its stockholders will pay their respective expenses, if any, incurred in connection with the Merger.

     (f) There is no intercorporate indebtedness existing between CSI and RP, or between Merger Sub and RP, that was issued, acquired or will be settled at a discount.

     (g) RP is not an investment company as defined in Section
  368(a)(2)(F)(iii) and (iv) of the Code.

     (h) On the date of the Merger, the fair market value of the assets of RP will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

     (i) RP is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (j) RP will not take any action that might otherwise cause the Merger not to be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

                                   ARTICLE 5.

                                   Covenants.

   5.1. No Solicitation by RP. (a) RP shall not, directly or indirectly, through any officer, director, employee, representative or agent of RP or any of the RP Subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving RP or any of the RP Subsidiaries that if consummated would constitute an RP Alternative Transaction (as defined in Section 7.4.2) (any of the foregoing inquiries or proposals being referred to herein as an "RP Acquisition Proposal"). In addition, subject to the other provisions of this Section 5.1(a) (including the following sentence), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, RP and its subsidiaries will not, and will instruct their officers, directors, employees, representatives and agents not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of, or commenting positively regarding, any RP Acquisition Proposal made by any Person or group of Persons (other than the Merger provided, that nothing in this Section 5.1 shall prevent the Board of Directors of RP from taking and disclosing to RP's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, with respect to any tender offer or from making such disclosure to RP's stockholders (not constituting a recommendation or solicitation), upon the advice of its independent outside legal counsel, as is necessary to make under applicable law. Nothing contained in this Agreement shall prevent the Board of Directors of RP from (i) furnishing information to a third party which has made a bona fide RP Acquisition Proposal that the RP Board of Directors reasonably determines in good faith contains the material terms of an RP Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between RP and CSI, or (ii) subject to compliance with the other terms of this Section 5.1, including
Section 5.1(c), (A) considering and negotiating a bona fide RP Acquisition Proposal that the RP Board of Directors has reasonably determined in good faith is likely to constitute an RP Superior Proposal not solicited in violation of this Agreement, or (B) recommending to its stockholders an RP Acquisition Proposal that the RP Board of Directors reasonably determines in good faith is a Superior Proposal and, in connection therewith, withdrawing or modifying its recommendation of the Merger and the transactions contemplated thereby (which action shall entitle CSI to terminate this Agreement pursuant to Section 7.4.2 and to receive the CSI Expenses and CSI Fee, if applicable, as defined in
Section 5.13.2); provided that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the RP Stockholders Meeting, and (y) the Board of Directors of RP reasonably determines in good faith upon the advice of independent counsel that it is required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "RP Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or a majority of the equity securities of RP entitled to vote generally in the election of directors or all or substantially all the assets of RP, on terms which the Board of Directors of RP reasonably believes (i) (upon the advice of an independent financial advisor) to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by CSI and (ii) to be more favorable to RP than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of RP under the laws of the State of Delaware.

   (b) RP shall immediately notify CSI after receipt of any RP Acquisition Proposal, or any material modification of or amendment to any RP Acquisition Proposal, or any request for nonpublic information relating to RP or any of its subsidiaries in connection with an RP Acquisition Proposal or for access to the properties, books or records of RP or any RP Subsidiary by any person or entity that informs the Board of Directors of RP or such RP Subsidiary that it is considering making, or has made, an RP Acquisition Proposal. Such notice to CSI shall be made as soon as practicable orally and confirmed in writing, if requested, and shall indicate the identity of the person making the RP Acquisition Proposal or intending to make an RP Acquisition Proposal or requesting non-public information or access to the books and records of RP, the terms of any such RP Acquisition Proposal or material modification or amendment to an RP Acquisition Proposal, and whether RP is providing or intends to provide the person making the RP Acquisition Proposal with access to information concerning RP as provided in Section 5.1(a). RP shall also immediately notify CSI, as soon as practicable orally and confirmed in writing, if requested, if it enters into negotiations concerning any RP Acquisition Proposal. In each case, the notice to CSI required by this clause (b) may be limited to the extent that the Board of Directors of RP reasonably determines in good faith upon the advice of independent counsel that it is prohibited from giving such notice in order to properly discharge its fiduciary duties.

   (c) Unless this Agreement shall have been terminated in accordance with its terms, neither RP nor the Board of Directors of RP shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to CSI, the approval by such Board of Directors of this Agreement or the Merger.

   (d) Without the prior written consent of CSI, RP and the Board of Directors of RP shall not enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any RP Acquisition Proposal or RP Alternative Transaction, unless the Merger Agreement is terminated prior to or substantially simultaneously with such time pursuant to Sections 7.1 or
7.2 or is terminated prior to such time by RP pursuant to Section 7.3.

   (e) RP shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than CSI and Merger Sub) conducted heretofore with respect to any of the foregoing. RP agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which RP is a party.

   (f) RP shall ensure that the officers and directors of RP and the RP Subsidiaries and any investment banker or other advisor or representative retained by RP are aware of the restrictions described in this Section 5.1.

   (g) No action by the Board of Directors of RP expressly permitted by this
Section 5.1 shall constitute a breach or violation of any other provision of this Agreement, provided that nothing in this Section 5.1 shall narrow the obligations of RP under Section 5.4.1.

   5.2 No solicitation by CSI. (a) CSI shall not, directly or indirectly, through any officer, director, employee, representative or agent of CSI or any of the CSI Subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving CSI or any of the CSI Subsidiaries that if consummated would constitute a CSI Alternative Transaction (as defined in Section 7.3.2) (any of the foregoing inquiries or proposals being referred to herein as "CSI Acquisition Proposal"). In addition, subject to the other provisions of this Section 5.2(a) (including the following sentence), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, CSI and its subsidiaries will not, and will instruct their officers, directors, employees, representatives and agents not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of or commenting positively regarding, any CSI Acquisition Proposal made by any Person or group of Persons (other than the Merger), provided, that nothing in this Section 5.2 shall prevent the Board of Directors of CSI from taking and disclosing to CSI's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer or from making such disclosure to stockholders (not constituting a recommendation or solicitation) upon the advice of its independent outside legal counsel, as is necessary to make under applicable law. Nothing contained in this Agreement shall prevent the Board of Directors of CSI from (i) furnishing information to a third party which has made a bona fide CSI Acquisition Proposal that the CSI Board of Directors reasonably determines in good faith contains the material terms of a CSI Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between RP and CSI, or (ii) subject to compliance with the other terms of this Section 5.2 including Section 5.2 (c),
(A) considering and negotiating a bona fide CSI Acquisition Proposal that the CSI Board of Directors has reasonably determined in good faith is likely to constitute a CSI Superior Proposal not solicited in violation of this Agreement, or (B) or recommending to its stockholders a CSI Acquisition Proposal that the CSI Board of Directors reasonably determines in good faith is a Superior Proposal and, in connection therewith, withdrawing or modifying its recommendation of the Merger and the transactions contemplated thereby (which action shall entitle RP to terminate this Agreement pursuant to Section 7.3.2 and to receive the RP Expenses and RP Fee, if applicable, as defined in Section 5.13.3); provided that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the CSI Stockholders Meeting, and (y) the Board of Directors of CSI reasonably determines in good faith upon the advice of independent counsel that it is required to do so in order to discharge properly its fiduciary duties. For purposes of this Agreement, a "CSI Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all or a majority of, the equity securities of CSI entitled to vote generally in the election of directors or all or substantially all the assets of CSI, on terms which the Board of Directors of CSI reasonably believes (i) (upon the advice of an independent financial advisor) to be more favorable from a financial point of view to its stockholders that the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by CSI and (ii) to be more favorable to CSI than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of CSI under the laws of the State of Nevada.

   (b) CSI shall immediately notify RP after receipt of any CSI Acquisition Proposal, or any material modification of or amendment to any CSI Acquisition Proposal, or any request for nonpublic information relating to RP or any of its subsidiaries in connection with a CSI Acquisition Proposal or for access to the properties, books or records of CSI or any CSI Subsidiary by any person or entity that informs the Board of Directors of CSI or such CSI Subsidiary that it is considering making, or has made, a CSI Acquisition Proposal. Such notice to RP shall be made as soon as practicable orally and confirmed in writing, if requested, and shall indicate the identity of the person making the CSI Acquisition Proposal or intending to make a CSI Acquisition Proposal or requesting non-public information or access to the books and records of CSI, the terms of any such CSI Acquisition Proposal or material modification or amendment to a CSI Acquisition Proposal, and whether CSI is providing or intends to provide the person making the CSI Acquisition Proposal with access to information concerning CSI as provided in Section 5.2(a). CSI shall also immediately notify RP, as soon as practicable orally and confirmed in writing, if requested, if it enters into negotiations concerning any CSI Acquisition Proposal. In each case, the notice to RP required by this clause (b) may be limited to the extent that the Board of Directors of CSI reasonably determines in good faith upon the advice of independent counsel that it is prohibited from giving such notice in order to properly discharge its fiduciary duties.

   (c) Unless this Agreement shall have been terminated in accordance with its terms, neither CSI nor the Board of Directors of CSI shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to RP, the approval by such Board of Directors of this Agreement or the Merger.

   (d) Without the prior written consent of RP, CSI and the Board of Directors of CSI shall not enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any CSI Acquisition Proposal or CSI Alternative Transaction, unless the Merger Agreement is terminated prior to or substantially simultaneously with such time pursuant to Sections 7.1 or
7.2 or is terminated prior to such time by CSI pursuant to Section 7.4.

   (e) CSI shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than RP) conducted heretofore with respect to any of the foregoing. CSI agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which CSI is a party.

   (f) CSI shall ensure that the officers and directors of CSI and the CSI Subsidiaries and any investment banker or other advisor or representative retained by CSI are aware of the restrictions described in this Section 5.2.

   (g) No action by the Board of Directors of CSI expressly permitted by this
Section 5.2 shall constitute a breach or violation of any other provision of this Agreement, provided that nothing in this Section 5.2 shall narrow the obligations of CSI under Section 5.4.2.

   5.3 Conduct of Businesses. Prior to the Effective Date, except as set forth in the CSI Disclosure Schedule, the RP Disclosure Schedule or as contemplated by any other portion of this Agreement, unless both parties have consented in writing thereto, which consent will not be unreasonably withheld, each party:

     5.3.1 Shall, and shall cause each of its Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     5.3.2 Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

     5.3.3 Except to the extent, if any, prohibited by applicable law or binding confidentiality agreements with third parties, shall confer on a regular basis with one or more representatives of the other party to report operational matters of materiality and any proposals to engage in material transactions;

     5.3.4 Shall not amend its articles or certificate of incorporation or by-laws (except to the extent the Articles of Incorporation of CSI are amended to authorize the CSI Preferred Stock);

     5.3.5 Shall promptly notify the other party of (a) any material emergency or other material change in the condition (financial or otherwise), of such party's or any Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (b) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (c) the breach in any material respect of any representation or warranty or covenant contained herein;

     5.3.6 Shall promptly deliver to the other party true and correct copies of any report, statement or schedule filed by such party with the SEC subsequent to the date of this Agreement;

     5.3.7 Shall not (a) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (b) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (c) increase any compensation or enter into or amend any employment severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees not earning more than $50,000 in annual base compensation, consistent with past practice, and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, nor (d) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law;

     5.3.8 Shall not (a) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, (b) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based RP Benefit Plans or as required or otherwise contemplated by this Agreement (including any refinancing in connection therewith), directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, nor (c) split, combine or reclassify any of its capital stock;

     5.3.9 Shall not, and shall not permit any of its Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

     5.3.10 Shall not (a) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit and indebtedness for working capital in the ordinary course of business and refinancing of existing indebtedness in the same amount and on substantially the same terms (and except that either party may incur indebtedness for the payment of expenses related to the transactions contemplated by this Agreement and any financing therefor, provided such indebtedness does not include any material prepayment penalty or equity component), (b) except for obligations of wholly-owned Subsidiaries; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to such party, taken as a whole, (c) other than to wholly-owned Subsidiaries, make any loans, advances or capital contributions to or investments in, any other person, (d) pledge or otherwise encumber shares of capital stock of such party or its Subsidiaries, nor (e) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset;

     5.3.11 Shall not acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to such party taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to such party taken as a whole;

     5.3.12 Except as may be required as a result of a change in law or in GAAP, shall not change any of the accounting principles or practices used by such party;

     5.3.13 Shall not (a) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or any equity interest therein, (b) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to such party taken as a whole, (c) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, is in excess of $150,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by such party's Board of Directors for capital expenditures and written evidence thereof has been previously provided to the other party, nor (d) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

     5.3.14 Shall not (a) make any Tax election with respect to such party or its Subsidiaries or settle or compromise any Tax liability material to such party or its

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

  Subsidiaries taken as a whole or (b) file or cause to be filed any amended Return or claims for refund with respect to such party or its Subsidiaries;

     5.3.15 Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of business liabilities reflected or reserved against in, and contemplated by, the financial statements (or the notes thereto) of such party or incurred in the ordinary course of business consistent with past practice;

     5.3.16 Shall not settle or compromise any pending or threatened suit, action or claim relating to the transaction contemplated hereby;

     5.3.17 Shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; or

     5.3.18 Shall not take, or agree in writing or otherwise to take, any of the actions described in Section 5.3.1 through 5.3.17 or any action that would make any of the representations and warranties of a party hereto contained in this Agreement untrue or incorrect as of the date when made.

   5.4 Meetings of Stockholders.

     5.4.1 RP has received from NatCity Investments, Inc. its opinion on the fairness to the holders of RP Shares, from a financial point of view, of the terms of the Merger, pursuant to the terms of an engagement letter presented to CSI. RP will take all action reasonably necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transaction contemplated hereby. The Board of Directors of RP shall recommend such approval and RP shall take all reasonable lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 5.11); provided, however, that the Board of Directors of RP shall not be required to make such recommendation if the Board of Directors of RP reasonably determines in good faith, based as to legal matters on the advice of outside legal counsel, that such action would violate its fiduciary duties. CSI shall coordinate and cooperate with RP with respect to the timing of such meeting and RP shall use its best efforts to hold such meeting as soon as is practicable.

     5.4.2 CSI has received from Lehman Brothers its opinion on the fairness to the holders of CSI Shares, from a financial point of view, of the terms of the Merger, pursuant to the terms of an engagement letter presented to RP. CSI will take all action reasonably necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transaction contemplated hereby. The Board of Directors of CSI shall recommend such approval and CSI shall take all reasonable lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 5.11); provided, however, that the Board of Directors of CSI shall not be required to make such recommendation if the

  Board of Directors of CSI reasonably determines in good faith, based as to legal matters on the advice of outside legal counsel, that such action would violate its fiduciary duties. RP shall coordinate and cooperate with CSI with respect to the timing of such meeting and CSI shall use its best efforts to hold such meeting as soon as is practicable.

     5.4.3 The Board of Directors of either CSI or RP may delay the meeting of such party's stockholders required by this Section 5.4 for no more than 30 days to the extent such Board of Directors reasonably determines in good faith, based on the advice of outside legal counsel, that it is required by its fiduciary duties to delay such meeting to consider a bona fide Acquisition Proposal that such Board of Directors reasonably determines in good faith contains the material terms of a Superior Proposal received without violation of this Agreement (provided that in such event the party which has so delayed such meeting may not terminate this Agreement pursuant to Section 7.2(a) until at least 5 days after the date on which such meeting is actually held).

   5.5 Flings; other action. Subject to the terms and conditions herein provided, each party shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Date from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transaction contemplated by this Agreement. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of each party shall take all such necessary action.

   5.6 Inspection of records; access. Except to the extent, if any, prohibited by applicable law or binding confidentiality agreements with third parties, from the date hereof to the Effective Date, each party shall allow all designated officers, attorneys, accountants and other representatives of the other party (the "Other Party's Representatives") access at all reasonable times to all employees, stores, offices, warehouses, and other facilities and to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of such party and its Subsidiaries; provided, however, the Other Party's Representatives shall use their reasonable best efforts to avoid interfering with, hindering or otherwise disrupting the employees of such party in the execution of their employment duties during any visit to, or inspection of, such party's facilities.

   5.7 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter each party shall, subject to its respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transaction contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   5.8. Registration Statement/Proxy Statement.

     5.8.1. As promptly as practicable after the execution of this Agreement, CSI and RP shall prepare and file with the SEC preliminary proxy materials which shall constitute the preliminary Proxy Statement (as defined in Section 5.11) and a preliminary prospectus with respect to the CSI Preferred Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by RP and CSI of all information required to be contained therein, RP shall file with the Commission the definitive Proxy Statement and CSI shall file with the Commission the definitive Proxy Statement and Registration Statement (as defined in Section 5.11) and CSI and RP shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

     5.8.2. CSI and RP shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder, under applicable blue sky or similar securities laws, and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto.

   5.9. Compliance with the Securities Act; Resale Prospectus

     5.9.1. Prior to the Effective Date, RP shall deliver to CSI a letter setting forth a true and complete list of persons whom the Company believes may be deemed to be "affiliates" of RP as that term is used in paragraphs
  (c) and (d) of Rule 145 under the Securities Act (the "Affiliates").

     5.9.2. RP shall use its reasonable best efforts to obtain as promptly as practicable a written agreement from each person who is identified as an Affiliate in the letter referred to in Section 5.9.1 above, in the form previously approved by the parties, that he or she will not offer to sell, sell or otherwise dispose of any of the CSI Preferred Stock (or CSI Common Stock issuable upon conversion thereof) issued to him or her pursuant to the Merger, except in compliance with Rule 145 under the Securities Act or another exemption from the registration requirements of the Securities Act. RP shall deliver all such written agreements obtained by it to CSI on or prior to the Effective Date.

     5.9.3. CSI shall use its reasonable best efforts to file with the SEC as promptly as practicable following the Effective Date, and cause to become effective, a registration statement for the purpose of permitting the CSI Preferred Stock (or CSI Common Stock issuable upon conversion thereof) issued to any such Affiliate to be resold by such Affiliate, and to maintain such registration statement in effect until such time as such Affiliates may resell such stock pursuant to an applicable exemption therefrom.

   5.10. Takeover Provisions Inapplicable. RP agrees that it will not take any action to render Section 203 of the DGCL applicable to the Merger and the other transactions contemplated hereby, and CSI agrees that it will not take any action to render Sections

78.438 and 78.439 the NGCL applicable to (x) the acquisition of CSI Preferred Stock pursuant to the Merger or (y) the conversion of the CSI Preferred Stock into the CSI Common Stock.

   5.11. Information in Disclosure Documents, Registration Statements, etc. Each of CSI, Merger Sub and RP agree that none of the information supplied by it for inclusion in (a) the Registration Statement to be filed with the SEC by CSI on Form S-4 under the Securities Act for the purpose of registering shares of CSI Preferred Stock to be issued in the Merger (the "Registration Statement") and all other documents required to be filed by CSI with the SEC and (b) the prospectus/proxy statement of RP and CSI (the "Proxy Statement") to be mailed to the stockholders of RP and CSI in connection with the Merger will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the RP Meeting to be held in connection with the Merger and the CSI meeting to be held in connection with the Merger, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. CSI and Merger Sub agree that the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. RP and CSI agree that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Each of CSI and RP agrees to make all reasonable representations and covenants in connection with the opinions of counsel, if any, required to be attached to the Registration Statement and Proxy Statement with respect to the correctness of the discussion therein as to the material federal income tax consequences of the Merger.

   5.12. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Date of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

   5.13. Fees and Expenses.

     5.13.1. Except as provided below in this Section 5.13, if the Merger is not effected, all costs and expenses incurred in connection with this Agreement and in the transaction contemplated hereby shall be paid by the party incurring such expense except that (a) to the extent that the RP Fee or the CSI Fee (each as defined below) is not payable, RP and CSI each agree to pay 50% of all printing expenses incurred by either party in connection with the Registration Statement and the Proxy Statement and (b) as provided in Section 5.13.2 or 5.13.3, as applicable, below.

     5.13.2. If this Agreement is terminated by RP pursuant to Section 7.3.3 or this Agreement is terminated by CSI pursuant to Section 7.4.2, RP shall pay to CSI an amount equal to CSI's and Merger Sub's actual, reasonable and documented expenses (including without limitation financing therefor) incurred after January 18, 1999 and on or prior to the termination date of this Agreement relating to the transactions contemplated by this Agreement (the "CSI Expenses"), provided that RP shall not be responsible for any CSI Expenses in excess of $1,000,000 in the aggregate. If during the 365 day period immediately following the termination of this Agreement, RP shall enter into a transaction which would constitute an RP Alternative Transaction with or involving an RP Third Party who directly or indirectly initiated or otherwise had any contact with RP with respect to any such transaction prior to the termination of this Agreement, RP will pay to CSI, in addition to the CSI Expenses, a fee equal to $750,000 (the "CSI Fee"), and, if RP enters into such a transaction following a termination of this Agreement pursuant to Section 7.2(b), RP shall also then pay to CSI the CSI Expenses to the extent, if any, that such CSI Expenses were not otherwise due and payable at the time of such termination.

     5.13.3. If this Agreement is terminated by CSI pursuant to Section 7.4.3 or this Agreement is terminated by RP pursuant to Section 7.3.2, CSI shall pay to RP an amount equal to RP's actual, reasonable and documented expenses (including without limitation financing therefor) incurred after January 18, 1999 and on or prior to the termination date of this Agreement relating to the transactions contemplated by this Agreement (the "RP Expenses"), provided that CSI shall not be responsible for any RP Expenses in excess of $1,000,000 in the aggregate. If during the 365 day period immediately following the termination of this Agreement, CSI shall enter into a transaction which would constitute an CSI Alternative Transaction with or involving a CSI Third Party who directly or indirectly initiated or otherwise had any contact with CSI with respect to any such transaction prior to the termination of this Agreement, CSI will pay to RP, in addition to the RP Expenses, a fee equal to $750,000 (the "RP Fee"), and, if CSI enters into such a transaction following a termination of this Agreement pursuant to Section 7.2(c), CSI shall also then pay to RP the RP Expenses to the extent, if any, that such RP Expenses were not otherwise due and payable at the time of such termination.

     5.13.4. If this Agreement is terminated pursuant to Section 7.2(a) because the condition set forth in Section 6.1.7 has not been satisfied despite the reasonable best efforts of RP to cooperate in satisfying such condition, CSI shall pay the RP Expenses to the extent incurred prior to notice from CSI to RP that such condition will not be, or is not likely to be, satisfied.

     5.13.5. Any CSI or RP Fee and/or CSI or RP Expenses payable pursuant to
  Section 5.13.2, 5.13.3 or 5.13.4 as the case may be, shall be paid in immediately available funds within five business days after a demand for payment following the first to occur of any of the events described in
  Section 5.13.2, 5.13.3 or 5.13.4, as the case may be, and entitling a party to payment; provided that, in no event shall RP or CSI, as the case may be, be required to pay such Fee and/or Expenses to the entities entitled thereto, if, immediately prior to the termination of this Agreement, the entity entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement (and such breach, if curable, was not cured within 30 days after written notice of such breach is given to such entity by the other party).

   5.14. Stockholders' Agreement; Voting Agreements.

   (a) Simultaneously with the execution of this Agreement CSI is entering into
(i) a Stockholder Agreement with certain stockholders or prospective stockholders of CSI identified in Exhibit 5.14(a)(i) hereto providing for the election of directors of CSI and (ii) Voting Agreements pursuant to which certain stockholders of RP identified in Exhibit 5.14(a)(ii) hereto agree to vote all shares of RP Common Stock over which they have voting power in favor of the Merger and the transactions contemplated hereby. (b) Simultaneously with the execution of this Agreement, RP is entering into Voting Agreements pursuant to which certain stockholders of CSI identified in Exhibit 5.14(b) hereto agree to vote all shares of CSI Common Stock over which they have power in favor of the Merger and the transactions contemplated hereby.

   5.15. Directors' and Officers' Insurance and Indemnification. CSI agrees that at all times after the Effective Date, it will and shall cause the Surviving Corporation to, for not less than six years, indemnify each person who is a director or officer of RP on the date hereof (individually an "Indemnified Party" and collectively the "Indemnified Parties"), with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel ("Indemnified Liability"), to the extent such Indemnified Party would have been indemnified pursuant to RP's articles of incorporation or by-laws as in effect as of the date hereof, based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Date whether commenced, asserted or claimed before or after the Effective Date, and shall advance expenses to such Indemnified Party to the extent such Indemnified Party would have been advanced expenses pursuant to RP's articles of incorporation or by-laws as in effect as of the date hereof. CSI shall, and shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Date, the current policies of directors' and officers' liability insurance maintained by RP on the date hereof (provided that CSI may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring on or prior to the Effective Date.

   5.16. RP Stock Plans. CSI agrees to file a registration statement with respect to any RP stock option plan, to the extent that such filings are required to enable holders of options granted under Section 1.8.1 to freely exercise such options and (except for holders who may be deemed to be affiliates of CSI) to freely sell shares acquired by the exercise of such options (assuming such shares would be freely salable pursuant to an effective registration statement covering such plans). Nothing set forth herein shall require CSI to register such exercises on any form other than Form S-8. On and after the Effective Date, CSI will assume and discharge all obligations of RP with respect to registration rights agreements disclosed on the RP Disclosure Schedule.

   5.17. Reorganization. The parties hereto intend to adopt this Agreement and the transactions contemplated hereby as a plan of reorganization under Section 368(a) of the Code. No party hereto, without the consent of the other parties hereto, will take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of the parties shall report the Merger for income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and any comparable state or local statute).

                                   ARTICLE 6.

                                  Conditions.

   6.1. Conditions to each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

     6.1.1. This Agreement and the transaction contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body and by the holders of the issued and outstanding shares of capital stock of each of RP and CSI entitled to vote thereon.

     6.1.2. None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transaction contemplated by this Agreement or has a material adverse effect on a party hereto (including the requirement that either party divest any material portion of its assets). In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     6.1.3. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Date and except where the failure to have obtained or made any such consent authorization, order, approval, filing or registration would not have a CSI Material Adverse Effect or an RP Material Adverse Effect following the Effective Date.

     6.1.4. The CSI Common Stock issuable upon conversion of the CSI Preferred Stock shall have been listed or approved for listing upon notice of issuance on the NASDAQ National Market System, if qualified, or otherwise quoted on NASDAQ.

     6.1.5. The Registration Statement shall have been declared effective.

     6.1.6. All applicable Blue Sky laws shall have been complied with.

     6.1.7. CSI shall have received sufficient financing to satisfy ongoing working capital needs of CSI and RP following the Transaction and to refinance existing indebtedness of both companies (and their respective Subsidiaries to the extent applicable) on terms substantially no less favorable than the terms of the most current proposals therefor furnished by CSI to RP prior to the date of this Agreement, or otherwise reviewed and approved by each party in good faith.

   6.2. Conditions to Obligation of RP to Effect the Merger. The obligation of RP to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

     6.2.1. CSI shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of CSI contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (or, to the extent any such representation is qualified by reference to materiality or to a CSI Material Adverse Effect, is entirely true and correct) as of the Closing Date, and RP shall have received a certificate of the President or a Vice President of CSI, dated the Closing Date, certifying to such effect.

     6.2.2. From the date of this Agreement through the Effective Date, there shall not have occurred any change in the financial condition, business, operations or prospects of CSI and its Subsidiaries, taken as a whole, that would reasonably be expected to have a CSI Material Adverse Effect.

     6.2.3. RP shall have received a certificate from the Secretary of CSI and Merger Sub, in form and substance reasonably satisfactory to RP, certifying the adoption of resolutions by the Board of Directors and stockholders of CSI approving an amendment to the Amended and Restated Articles of Incorporation of CSI to increase the number of authorized preferred shares from 4,000,000 to 10,000,000, and to create, and approve the issuance of, a new series of shares, the Series C Convertible Preferred Stock, par value $.001 per share, to be delivered in connection with the Merger.

     6.2.4. There shall have been no change of applicable law after the date hereof as a result of which the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

   6.3. Conditions to Obligation of CSI to Effect the Merger. The obligations of CSI to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

     6.3.1. RP shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing and the representations and warranties of RP contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (or, to the extent any such representation is qualified by reference to materiality or to an RP Material Adverse Effect, is entirely true and correct) as of the Closing Date, and CSI shall have received a certificate of the President or a Vice President of RP, dated the Closing Date, certifying to such effect;

     6.3.2. From the date of this Agreement through the Effective Date, there shall not have occurred any change in the financial condition, business, operations or prospects of RP and the RP Subsidiaries, taken as a whole, that would reasonably be likely to have an RP Material Adverse Effect.

     6.3.3. CSI shall have received a certificate from the Secretary of RP, in form and substance reasonably satisfactory to CSI certifying the adoption of resolutions by the RP Board of Directors and stockholders in favor of this Agreement, the Merger and the transactions contemplated by this Agreement.

     6.3.4 RP shall take all actions necessary to amend the FM Precision Golf Manufacturing Corp 401(k) Plan (the "401(k) Plan") to restrict eligibility to participate in the 401(k) Plan, effective no later than the Closing Date, to employees of RP, by replacing the standardized prototype form of plan with a non-standardized prototype form of plan, in form and substance reasonably satisfactory to CSI.

                                   ARTICLE 7.

                                  Termination.

   7.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of RP and CSI, by the mutual consent of the parties hereto.

   7.2. Termination by Either RP or CSI. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either RP or CSI if: (a) the Merger shall not have been consummated on or before 150 days after the date of this Agreement; (b) RP's stockholders have voted against the approval required by Section 6.1.1 at a meeting duly convened therefor or at an adjournment thereof; (c) 1SI's shareholders have voted against the approval required by Section 6.1.1 at a meeting duly convened therefor or at an adjournment thereof; (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

   7.3. Termination by RP. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of RP referred to in Section 6.1.1, by action of the Board of Directors of RP, if:

     7.3.1. (a) There has been a breach by CSI of any representation or warranty contained in this Agreement which would reasonably be expected to have a CSI Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of CSI, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by RP to CSI.

     7.3.2. Whether or not permitted to do so by this Agreement, the Board of Directors of CSI or CSI shall (i) withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to RP, (ii) approve or recommend to the stockholders of CSI a CSI Acquisition Proposal or CSI Alternative Transaction, (iii) approve or recommend that the stockholders of CSI tender their shares in any tender or exchange offer that is a CSI Alternative Transaction or (iv) take any position or make any disclosures to CSI's stockholders permitted pursuant to Section 5.2 which has the effect of any of the foregoing. As used herein, "CSI Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than CSI or its affiliates (a "CSI Third Party") acquires or would acquire beneficial ownership or the right to acquire beneficial ownership of more than 50% of the outstanding shares of any class of equity securities of CSI, whether from CSI or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving CSI pursuant to which any CSI Third Party acquires more than 50% of the outstanding equity securities of CSI or the entity surviving such merger or business combination (iii) any transaction pursuant to which any CSI Third Party acquires control of assets of CSI (including for this purpose the outstanding equity securities of any of the CSI Subsidiaries and securities of the entity surviving any merger or business combination to which any of the CSI Subsidiaries is a party) or any of the CSI Subsidiaries having a fair market value (as determined by the Board of Directors of CSI in good faith) equal to more than 20% of the fair market value of all the assets of CSI and the CSI Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving CSI or any of the CSI Subsidiaries, other than the transactions contemplated by this Agreement; provided, however, that the term CSI Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

     7.3.3. The Board of Directors of RP has received an RP Superior Proposal and the Board of Directors of RP reasonably determines in good faith (upon the advice of independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect such RP Superior Proposal would constitute a breach of its fiduciary duties; provided that this Agreement shall not be terminated pursuant to this Section 7.3.3 unless simultaneously with such termination, RP enters into a definitive acquisition, merger or similar agreement to effect the RP Superior Proposal.

   7.4. Termination by CSI. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date by action of the Board of Directors of CSI, if:

     7.4.1. (a) There has been a breach by RP of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an RP Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of RP, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by CSI to RP.

   7.4.2. Whether or not permitted to do so by this Agreement, the Board of Directors of RP or RP shall (i) withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to CSI, (ii) approve or recommend to the stockholders of RP an RP Acquisition Proposal or RP Alternative Transaction, (iii) approve or recommend that the stockholders of RP tender their shares in any tender or exchange offer that is an RP Alternative Transaction or (iv) take any position or make any disclosures to RP's stockholders permitted pursuant to Section 5.1 which has the effect of any of the foregoing. As used herein, "RP Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than CSI or its affiliates (an "RP Third Party") acquires or would acquire beneficial ownership or the right to acquire beneficial ownership of more than 50% of the outstanding shares of any class of equity securities of RP, whether from RP or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving RP pursuant to which any RP Third Party acquires more than 50% of the outstanding equity securities of RP or the entity surviving such merger or business combination (iii) any transaction pursuant to which any RP Third Party acquires or would acquire control of assets of RP (including for this purpose the outstanding equity securities of any of the RP Subsidiaries and securities of the entity surviving any merger or business combination to which any of the RP Subsidiaries is a party) or any of the RP Subsidiaries having a fair market value (as determined by the Board of Directors of RP in good faith) equal to more than 20% of the fair market value of all the assets of RP and the RP Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving RP or any of the RP Subsidiaries, other than the transactions contemplated by this Agreement; provided, however, that the term RP Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

   7.4.3 The Board of Directors of CSI has received a CSI Superior Proposal and the Board of Directors of CSI reasonably determines in good faith (upon the advice of independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect CSI Superior Proposal would constitute a breach of its fiduciary duties; provided that this agreement shall not be terminated pursuant to this Section 7.4.3 unless simultaneously with such termination CSI enters into a definitive acquisition, merger or similar agreement to effect the CSI Superior Proposal.

   7.5. Effect of termination and abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Sections 5.11, 5.13, and this 7.5 and Article 8 and the Confidentiality Agreement referred to in Section 8.4. Moreover, in the event of termination of this Agreement pursuant to Section 7.3 or 7.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from the other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

   7.6. Extension; waiver. At any time prior to the Effective Date, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document to be delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.

                                   ARTICLE 8.

                              General Provisions.

   8.1. Nonsurvival, representations and warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger.

   8.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

   If to RP:                       If to CSI:
   Royal Precision, Inc.           Coyote Sports, Inc.
   15170 North Hayden Road         2291 Arapahoe Avenue
   Scottsdale, Arizona 89260       Boulder, Colorado 80302
   Telecopier No.: (602) 627-0206  Telecopier No.: (303) 818-4626
   Telephone No.: (602) 627-0270   Telephone No.: (303) 933-6609
   Attn: Chairman of the Board     Attn: President

or to such other address as any party shall specify by written notice so given and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

   8.3. Assignment; binding effect; benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors, and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   8.4. Entire agreement. This Agreement, the Exhibits, the CSI Disclosure Schedule, the RP Disclosure Schedule, the Confidentiality Agreement dated November 16, 1997, between RP and CSI and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, the Confidentiality Agreement may not be terminated by either party thereto.

   8.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the RP Merger by the stockholders of RP and CSI, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

   8.6. Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

   8.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

   8.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

   8.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   8.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party giving such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   8.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   8.12. Enforcement of agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction of the matter, this being in addition to any other remedy to which they may be entitled at law or in equity.

   8.13. Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

   8.14 Knowledge. When references are made in this Agreement to any representation or warranty being "to the knowledge" of CSI or RP, or similar language, "knowledge" shall mean (a) the actual knowledge of any director or senior executive officer of such party or (b) such knowledge as any director or senior executive officer of such party could reasonably be expected to have following a reasonably comprehensive investigation of the matter subject to such representation or warranty.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                                          Coyote Sports, Inc.

                                                    /s/ James M. Probst
                                          By: _________________________________
                                            Name: James M. Probst
                                            Title: President and CEO

                                          RP Acquisition Corp.

                                                    /s/ James M. Probst
                                          By: _________________________________
                                            Name: James M. Probst
                                            Title:

                                          Royal Precision, Inc.

                                                  /s/ Raymond J. Minella
                                          By: _________________________________
                                            Name: Raymond J. Minella
                                            Title: Chairman of the Board

                                                                   Exhibit 1.4.1
                                              Form of Certificate of Designation

                          AMENDED AND RESTATED FORM OF
                           CERTIFICATE OF DESIGNATION

                 (Pursuant to the provisions of Section 78.1955
             of the General Corporation Law of the State of Nevada)

   It is hereby certified that:

     1. The name of the corporation (the "Corporation") is Coyote Sports,
  Inc.

     2. Set forth hereinafter is a copy of a resolution, containing a statement of the voting powers, preferences, limitations, restrictions, and relative rights of the Series C Preferred Stock hereinafter designated, adopted by the Board of Directors of the Corporation, pursuant to a provision of the Amended and Restated Articles of Incorporation relating to the issuance of said Series C Preferred Stock by resolution of the Board of
  Directors:

   RESOLVED, that a series of the authorized preferred stock, par value $.001 per share, of the Corporation be created hereby, and that the designations and amounts thereof and the voting powers, preferences, and relative, participating, optional and other special rights, of the shares of such series, and the qualifications, limitations, or restrictions thereof, are as follows:

     1. Designations and Numbers of Shares. (   ) shares of the Series C
  Convertible Redeemable Preferred Stock of the Corporation are hereby constituted as a series of preferred stock, $.001 par value per share,
  stated value $   (/2/) per share (the "Stated Value") and designated as
  "Series C Convertible Redeemable Preferred Stock" (hereinafter called the "Series C Preferred Stock").

     2. Dividends and Distributions.

     (i) The holders of the Series C Preferred Stock shall be entitled to preferential cash dividends with respect thereto at the rate of 6% of the Stated Value thereof per annum, payable ratably per share of Series C Preferred Stock outstanding if, as and when declared by the board of directors of the Corporation or any duly authorized committee of that board (the "Board of Directors") out of funds legally available for the payment thereof. Such preferential dividends shall accrue daily from the date of issuance of the applicable preferred share (the "Issuance Date") and shall be payable on the 1st day of January, April, July, and October, or if any such dividend payment date is a Saturday,
--------
(2) Stated value to be set at (x) $6.00 multiplied by (y) the reciprocal of the final merger exchange ratio of shares of Series C Preferred Stock to shares of Royal Precision, Inc. Common Stock in the merger pursuant to which the Series C Preferred Stock is to be issued. (For the avoidance of doubt, based on the shares of common stock of the Corporation and Royal Precision, Inc. stated to be outstanding in the Agreement and Plan of Merger with respect to such merger, such exchange ratio would be 1.0195, such reciprocal would be .9809, and such stated value would be $5.8854).

  Sunday or legal holiday, then on the next day which is not a Saturday, Sunday or legal holiday.

     (ii) Dividends on the Series C Preferred Stock shall be cumulative so that if, for any dividend accrual period, cash dividends in the amount specified in paragraph (a) of this Section 2 are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate, and such accrued but unpaid dividends shall be added to the preferential cash dividends payable for subsequent dividend accrual periods. Accrued but unpaid dividends shall bear interest at the rate of 6% per annum until paid.

     (iii) Whenever dividends or distributions payable on the Series C Preferred Stock, as provided in this Section 2, are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

     1) declare or pay dividends on or make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock; or

     2) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock except dividends or distributions paid ratably on the Series C Preferred Stock and all such parity stock on which dividends or distributions are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.

   3. Redemption.

     3.1 Redemption at Option of the Corporation. The Corporation may, by resolution of its Board of Directors (excluding any director who is, or is designated by, any holder of the Series C Preferred Stock or any Affiliate of such a holder) subject to any applicable law, at any time, or from time to time, in whole or in part, on a pro-rata basis among the holders of Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock held by them, redeem the shares of Series C Preferred Stock from each holder thereof (each date set for redemption being referred to herein as a "Redemption Date") at a price per share of Series C Preferred Stock payable in cash equivalent to (i) the Stated Value plus (ii) all accrued and unpaid dividends (whether or not declared or due) to the Redemption Date fixed for the redemption of such shares of Series C Preferred Stock (the "Redemption Price").

     3.2 Procedures Applicable to Redemptions.

     (a) Redemption Notice. At least thirty (30) days but not more than sixty
  (60) days prior to a Redemption Date, written notice (a "Redemption Notice") shall be delivered by the Corporation to each holder of Series C Preferred Stock which the Corporation seeks to redeem on such Redemption Date (in each case, a "Redeeming Holder"). The Redemption Notice shall state:

       (i) the number of shares of Series C Preferred Stock to be redeemed from such Redeeming Holder;

       (ii) the Redemption Date and the Redemption Price; and

       (iii) the manner and place designated for the Redeeming Holders to surrender to the Corporation their certificates representing the shares of Series C Preferred Stock to be redeemed in exchange for the Redemption Price.

     (b) Deliveries of Stock Certificates. On or before the Redemption Date, each Redeeming Holder shall surrender to the Corporation the certificate or certificates representing the shares of Series C Preferred Stock to be redeemed, in the manner and the place designated in the Redemption Notice and thereupon the Redemption Price for those shares shall be payable on the Redemption Date to the order of the person whose name appears on that certificate or certificates, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares of Series C Preferred Stock represented by a certificate surrendered for redemption are redeemed as aforesaid, a new certificate or certificates shall be issued representing the unredeemed shares. The Redemption Notice shall not be given effect in the case of any shares of Series C Preferred Stock as to which a proper notice of conversion, specifying an effective date prior to the Redemption Date, has been duly received by the Corporation prior to the Redemption Date, which shares shall be converted into Common Stock in accordance with such notice of conversion pursuant to the terms hereof.

     (c) Cessation of Dividend Accrual, etc. If on the Redemption Date the Redemption Price is either paid or made available for payment through the deposit arrangement specified in clause (d) below, then notwithstanding that certificates evidencing any of the shares of Series C Preferred Stock so elected to be redeemed shall not have been surrendered, dividends on such shares shall cease to accrue after the Redemption Date and all rights with respect to the redeemed shares of Series C Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the Redeeming Holders to receive the Redemption Price without interest upon surrender of their certificate or certificates representing the shares of Series C Preferred Stock that have been redeemed, subject to applicable law. If the Corporation shall default in the payment of the Redemption Price, then, with respect to all shares of Series C Preferred Stock for which the Redemption Price shall not have been paid, dividends shall continue to accrue on such redeemed shares of Series C Preferred Stock and all other rights shall remain in effect with respect to such shares until the Corporation shall pay the Redemption Price on such shares.

     (d) Deposit of Funds for Redemption. On or prior to the Redemption Date, the Corporation shall deposit in a segregated trust account with any United States federally or state chartered commercial bank or trust company having net capital of not less than $100,000,000 (or a subsidiary thereof) a sum equal to the aggregate Redemption Price (either in cash or certificates representing shares of Common Stock) of all shares of Series C Preferred Stock to be redeemed, with irrevocable instructions and authority to the bank or trust company to pay, or deliver on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders upon the surrender of their share certificates. From and after the Redemption Date if such deposit shall have been made, the shares so called for redemption shall be redeemed and shall after such redemption be canceled and no longer be available for issuance as shares of Series C Preferred Stock by the Corporation but shall have the status of authorized but unissued shares of Preferred Stock of the Corporation without designation as to rights, preferences, limitations or series until such shares are once more designated as part of a particular series with particular rights, preferences or limitations by the Board of Directors of the Corporation. The deposit shall constitute full payment of the redeemed shares of Series C Preferred Stock to their holders, and from and after the Redemption Date the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect thereto except for the right to receive from the bank or trust company payment or delivery of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares redeemed shall be entitled to receive payment of the Redemption Price only from the Corporation. No sinking fund shall be established in relation to the redemption of Series C Preferred Stock.

   4. Conversion Rights; Certain Issuances to Affiliates. (a) All holders of record of shares of Series C Preferred Stock shall have the option, upon notice to the Corporation, to convert any or all of their shares of Series C Preferred Stock in the ratio of one share of Common Stock for each share of Series C Preferred Stock (the "Conversion") effective on the date specified in each such holder's notice to the Corporation, which shall be at least three (3) days but not more than twenty (20) days after the date such notice is given. Upon the giving of such notice, such holder of shares of Series C Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4. On the effective date of the Conversion, all rights with respect to the Series C Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series C Preferred Stock has been converted, and payment of any declared or accrued but unpaid dividends thereon. Payment of such dividends upon Conversion shall be made in cash as promptly as practicable after the effective date of the Conversion; provided that to the extent that such payment is not then permitted by the terms of the Corporation's then-outstanding indebtedness and applicable law, payment may, at the option of the Board of Directors of the Corporation (excluding any director who is, or is designated by, any holder of the Series C Preferred Stock or any Affiliate of such a holder), be made either (i) in the case of a Conversion occurring more than three months after the date of issuance, by delivery of a promissory note of the Corporation on the terms set forth in Annex A hereto in a principal amount equal to the cash amount of such dividends, or (ii) in any case, by delivery of shares of Common Stock in a number equal to (x) the cash amount of such dividends divided by (y) the average daily closing prices of the Common Stock on the Nasdaq Small Cap Market (or the principal securities exchange or securities market on which the Common Stock is then being traded) over the twenty (20) consecutive trading days ending on the trading day immediately prior to the effective date of the Conversion. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the effective date of the Conversion and the surrender of the certificate or certificates for Series C Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof.

   (b) In the event the Corporation shall, at any time after the issuance of any share of Series C Preferred Stock, declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case a provision shall be made, as applicable, for either (i) delivery upon conversion of the Series C Preferred Stock of, on a per share basis, the number of shares of Common Stock paid on each share of Common Stock into which such Series C Preferred Stock is converted, or (ii) a subdivision or split or a combination, consolidation or reverse split of the Common Stock into which the Series C Preferred Stock is convertible.

   (c) If and whenever on or after the Issuance Date of the Series C Preferred Stock (except pursuant to the exercise, in accordance with their terms, of any rights, options or warrants, or other securities convertible into or exercisable or exchangeable for Common Stock, outstanding as of such Issuance
Date), the Corporation issues or sells any shares of Common Stock to any Affiliate of the Corporation for a consideration per share less than the average closing market price for such Common Stock for the thirty (30) consecutive trading days ending three (3) trading days immediately preceding the date of such issuance or sale (the "Market Price"), then forthwith upon such issuance or sale, the number of shares of Common Stock issuable upon conversion in respect of each share of Series C Preferred Stock shall be adjusted so that such number of shares shall equal (A) the number of shares of Common Stock issuable upon conversion in respect of a share of Series C Preferred Stock immediately prior to the date of such issuance or sale multiplied by (B) a fraction, (x) the numerator of which shall be (i) the number of shares of Common Stock outstanding on the date of such issuance or sale, plus (ii) the number of additional shares of Common Stock issued or sold, and (y) the denominator of which shall be (i) the number of shares of Common Stock outstanding on the date of such issuance or sale, plus (ii) the number of additional shares of Common Stock which the aggregate consideration received by the Corporation upon such issuance or sale would purchase at such Market Price per share of Common Stock. Notwithstanding the foregoing, no such adjustment shall be required by this Section 4(c) or otherwise in respect of (x) the issuance or exercise of any warrants issued in connection with any financing transaction involving an Affiliate of the Corporation on terms substantially equivalent to those customary in transactions of a similar nature as determined in good faith by, and reflected in written resolutions of, the Corporation's Board of Directors, or (y) the issuance or exercise of any options issued to officers or employees of the Corporation as approved by the Corporation's Board of Directors. In case any shares of Common Stock are issued for consideration consisting of securities or other property other than cash, the value of such consideration shall be as determined in good faith by, and reflected in written resolutions of, the Corporation's Board of Directors. In the case of the issuance or sale of Common Stock pursuant to the exercise of any rights, options or warrants, or other securities convertible into or exercisable or exchangeable for Common Stock, the date as of which the "Market Price" of Common Stock shall be determined for purposes of this Section 4(c) shall be the initial date of issuance of such rights, options or warrants or other securities, and not, for example, the date of such exercise.

   (d) Except as specifically provided in Section 4(b) or (c), the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock shall not be adjusted by reason of any issuance or sale of Common Stock by the Corporation regardless of the consideration received therefor.

   5. Liquidation. Upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation (a "Liquidation"), the holder of each share of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution of assets shall be made to the holders of Common Stock of the Corporation or to the holders of other stock of the Corporation that ranks junior to such series of the Series C Preferred Stock in respect to distributions upon a Liquidation of the Corporation ("Junior Stock"), an amount equal to the Stated Value of such Series C Preferred Stock, plus an amount equal to all dividends accrued and unpaid on such share on the date fixed for distribution of assets of the Corporation to the holders of the Series C Preferred Stock. Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities or any other property, shall be considered a Liquidation. Written notice of any Liquidation shall be given to the holders of the Series C Preferred Stock not less than thirty (30) days prior to any payment date stated therein.

   6. Voting Rights. The holder of each share of Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series C Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting or any action by written consent of the shareholders in accordance with the Bylaws of this Corporation, and shall vote separately as a class to the extent, if any, required by applicable law.

   7. Protective Provisions. So long as shares of Series C Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of two-thirds of the then outstanding shares of Series C Preferred Stock, voting together as a single class:

     (i) designate or issue any additional shares of Series C Preferred Stock or in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends or distribution of assets, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation, is senior to or on a parity with the Series C Preferred Stock;

     (ii) in any manner alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series C Preferred Stock;

     (iii) reclassify the shares of any class or series of Junior Stock into shares of any class or series of capital stock ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation senior to or on a parity with the Series C Preferred Stock;

     (iv) take any action to voluntarily dissolve, liquidate or wind up the Corporation; or

     (v) take any action to cause any amendment, alteration or repeal of any of the provisions of (i) the Amended and Restated Articles of Incorporation or (ii) the By-laws, if such amendment, alteration or repeal would adversely affect in any material respect the rights of the holders of the Series C Preferred Stock in their capacity as such.

   8. Affirmative Covenants of the Corporation.

     (vi) The Corporation shall at all times preserve, renew and keep in full force and effect its legal existence and material rights and franchises with respect thereto, provided, however, that the Corporation shall not be required to preserve any such right or franchise, if the Board of Directors of the Corporation shall determine in its good faith judgment that the preservation thereof is no longer desirable in the conduct of the business of the Corporation and its subsidiaries, taken as a whole.

     (vii) The Corporation shall comply in all material respects with all applicable requirements of law, the necessity of compliance therewith in good faith by appropriate proceedings diligently pursued, except where the failure to so comply or contest would not reasonably be expected to have a material adverse effect on the Corporation and its subsidiaries, taken as a whole.

     (viii) The Corporation shall deliver to each holder of Series C Preferred Stock:

       1) as soon as available and in any event within one hundred (100) days after the end of each Fiscal Year of the Corporation, an audited or reviewed consolidated balance sheet of the Corporation and its subsidiaries as of the end of such Fiscal Year and the related audited or reviewed consolidated statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year;

       2) as soon as available and in any event within fifty five (55) days after the end of each fiscal quarter of each Fiscal Year of the Corporation, a consolidated balance sheet of the Corporation and its subsidiaries as of the end of such fiscal quarter and related consolidated statements of income for such quarter and for the portion of the Corporation's Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of the Corporations's previous Fiscal Year;

     (ix) The Corporation shall file all material tax returns applicable to the Corporation in a timely manner.

   9. Holder; Notices. The term "holder" or "holders" wherever used herein with respect to a holder or holders of shares of Series C Preferred Stock shall mean the holder or holders of record of such shares as set forth on the stock transfer records of the Corporation. Whenever any notice is required to be given under this Certificate of Designation, such notice may be given personally or by mail. Any notice given to a holder of any share of Series C Preferred Stock shall be sufficient if given to the holder of record of such share at the last address set forth for such holder on the stock transfer records of the Corporation. Any notice given by mail shall be deemed to have been given when deposited in the United States mail with postage thereon prepaid. The Corporation shall send to the holders of the Series C Preferred Stock copies of any notices, statements, or other communications sent to the holders of the Common Stock and of the setting of a record date for the holders of the Common Stock for any purpose.

   10. Affiliate. The term "Affiliate" wherever used herein shall mean, as to any person, any other person directly or indirectly controlling, controlled by or under common control with such person (for which purpose "control" of any person shall mean the power to direct the management of such person, whether by ownership of securities or by contract or otherwise), including without limitation any person who is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 10% or more of any class of voting securities of such person.

   IN WITNESS WHEREOF, Coyote Sports, Inc. has caused this Certificate of Designation of the Series C Preferred Stock to be executed by its duly
authorized officers this   day of      , 1999.

                                          Coyote Sports, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          By: _________________________________
                                            Name:
                                            Title:

STATE OF        )
                         SS.:
COUNTY OF      )

   On        , 1999, personally appeared before me, a Notary Public, for the
State and County aforesaid,         , as        of Coyote Sports, Inc., who
acknowledged that he executed the above instrument.

                                          -------------------------------------
                                                      Notary Public

[Notarial Seal]

                 Annex A to Form of Certificate of Designation

                   Summary Terms of Potential Dividend Notes

 Issuance                 Issuable upon conversion of Series C Preferred Stock
                          at Company's option, to the extent, if any, that
                          payment of accrued but unpaid dividends on Preferred
                          Stock converted is not then permitted by terms of
                          Company indebtedness or applicable law
 Principal Amount         Amount of such dividends accrued but unpaid prior to
                          conversion
 Minimum Principal Amount No Note will be issued in a principal amount of less than $1,000.00
 Interest                 6% interest per annum, compounded quarterly payable
                          at maturity (including upon prepayment)
 Maturity                 24 months from date of Note issuance; to the extent
                          that Company is not then permitted by terms of
                          Company indebtedness or applicable law to pay amounts
                          due on maturity of any Note, Company will satisfy
                          such Note on maturity by issuing shares of Company
                          Common Stock in a number equal to (x) cash amount due
                          in respect of such Note (including accrued interest)
                          divided by (y) average daily closing prices of
                          Company Common Stock on Nasdaq Small Cap Market (or
                          principal securities exchange or securities market on
                          which Common Stock is then being traded) over 20
                          consecutive days ending on trading day immediately
                          prior to maturity of such Note
 Mandatory Prepayment     Prepayment, without premium, required from time to
                          time to extent then permitted by terms of Company
                          indebtedness and applicable law, pro rata with
                          accrued but unpaid dividends on Preferred Stock still
                          outstanding
 Ranking                  Junior in right of payment to Company's existing and
                          future senior and senior subordinated indebtedness;
                          senior to all other indebtedness of Company (i.e., to
                          any other indebtedness which is junior to senior and
                          senior subordinated indebtedness)
 Covenants, etc.          Covenants for payment of Notes in accordance with
                          Note terms, and as set forth in Section 8 of
                          Certificate of Designation with respect to Preferred
                          Stock; cross-defaults with other Company
                          indebtedness, with right to accelerate to extent
                          permitted by terms of such other indebtedness

                                                                   Exhibit 3.4.1
                                                            Capital Stock of CSI

   25,000,000 shares of Common Stock, par value $.001 per share shares of CSI Preferred Stock, par value $.001 per share*
--------
   * Subject to the Exchange Ratio in the Merger.

                                                              Exhibit 5.14(a)(i)
                                               Stockholder Agreement Signatories

   James M. Probst

   Mel S. Stonebraker

   Paragon Coyote Texas, Ltd.

   Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3

   David E. Johnston

   Berenson Minella & Company, L.P.

   Kenneth J. Warren

                                                             Exhibit 5.14(a)(ii)
                                                 RP Voting Agreement Signatories

   Kenneth J. Warren

   Lawrence Bain

   Richard P. Johnston and Jayne A. Johnston Charitable Remainder Trust #3

   Berenson Minella & Company, L.P.

   David E. Johnston

   Danny Edwards

   Ronald L. Chambers

                                                                 Exhibit 5.14(b)
                                                CSI Voting Agreement Signatories

   Paragon Coyote Texas, Ltd.

   James M. Probst

   Mel S. Stonebraker

                                                                         Annex B

                                LEHMAN BROTHERS

                                                                January 28, 1999

Board of Directors
Coyote Sports, Inc.
2291 Arapahoe Avenue
Boulder, CO 80302

Members of the Board:

   We understand that Coyote Sports, Inc., a Nevada corporation ("Coyote" or the "Company"), RP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Coyote ("Sub"), and Royal Precision, Inc., a Delaware corporation ("Royal"), are proposing to enter into an Agreement and Plan of Merger, dated as of February 2, 1999 (the "Agreement"). The Agreement provides, among other things, for Royal to combine with Sub or, at Coyote's option, directly with Coyote (the "Merger" or the "Proposed Transaction"). Upon effectiveness of the Merger, each issued and outstanding share of Royal's common stock ("Royal Common Stock") shall be converted into the right to receive one share of a new class of Coyote Convertible Preferred Stock (the "Preferred Stock"). The Preferred Stock will have a liquidation preference and redemption price of $6.00 per share, a quarterly cumulative cash dividend of 6% per annum, and will be convertible into Coyote common stock initially representing an aggregate of 50% of the common stock outstanding at the effective time of the Merger on a primary share basis (before dilution for certain events). Assuming conversion of the Preferred Stock and using the average closing stock price for Coyote's common stock for the five days prior to announcement, and without giving any value to proposed dividends, the implied value of the consideration to be paid for Royal common stock is $3.85 per share. The terms and conditions of the Proposed Transaction and the Preferred Stock are set forth in more detail in the Agreement.

   We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

   In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction and the Preferred Stock, (2) such publicly available information concerning the Company and Royal that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and May 31, 1998, respectively, and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998 and November 30, 1998, respectively, (3) financial and operating information with respect to the business, operations and prospects of the Company and Royal furnished to us by the Company and Royal, including information relating to the financial condition and results of operations of the Company for the fiscal year ended December 31, 1998, (4) a trading history of Royal Common Stock from September 2, 1997 to the present and a comparison of that trading history with those of companies that we deemed relevant, (5) a trading history of Coyote common stock from September 18, 1997 to the present and a comparison of that trading history with those of companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of Royal with those of other companies that we deemed relevant, (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (9) the potential pro forma impact of the Proposed Transaction, including cost savings, operating synergies and strategic benefits expected by management of the Company to result from the combination of the businesses of Coyote and Royal, and (10) the results of efforts by the Company and one of its financial advisors to raise financing in connection with the Proposed Transaction. In addition, we have had discussions with the management of the Company and Royal concerning their business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of Coyote and Royal that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Coyote and Royal, upon advice of the Company and Royal we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Royal as to the future financial performance of Coyote and Royal and that Coyote and Royal will perform substantially in accordance with such projections. With respect to the cost savings, operating synergies and strategic benefits expected by the management of the Company and Royal to result from a combination of the businesses of Coyote and Royal, upon advise of the Company and Royal we have assumed that such cost savings, operating synergies and strategic benefits will be achieved substantially in accordance with such expectations. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Royal or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of Royal and the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

   Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

   We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the debt and equity securities of the Company and Royal for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          /s/ Lehman Brothers

                           NATCITY INVESTMENTS, INC.
                                                                         Annex C

                                                                January 29, 1999

The Board of Directors Royal Precision, Inc.
15170 North Hayden Road
Suite 1
Scottsdale, AZ 85260

Lady and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio and the consideration to be received by the holders of the common stock, par value $.001 per share (the "Shares"), of Royal Precision, Inc. (the "Company") pursuant to an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), by and among the Company, Coyote Sports, Inc. ("Coyote") and RP Acquisition Corp., which is a wholly-owned subsidiary of Coyote ("Sub"). The Merger Agreement provides for, among other things, the merger (the "Merger") of Sub into the Company pursuant to which each Share will be converted into one share of the Convertible Preferred Stock, par value $.001 per share, of Coyote (the "Coyote Preferred Stock").

   NatCity Investments, Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transactions described above and will receive a fee for our services.

   In connection with this opinion, we have reviewed certain publicly available financial information concerning the Company and Coyote and certain internal financial analyses and other information furnished to us by the Company and Coyote. We have also held discussions with members of the senior management of the Company and Coyote regarding the business and prospects of their respective enterprises. In addition, we have (i) reviewed the reported price and trading activity for the Shares, and for the common stock, par value $.001 per share, of Coyote; (ii) compared certain financial and stock market information for the Company and Coyote, respectively, with similar information for certain comparable companies whose securities are publicly traded; (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part; and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

   We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of the Company and Coyote, we have assumed that such information reflects the best currently available estimates and judgments of the respective managements of the Company and Coyote as to the likely future financial performance of the Company and Coyote. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of either the Company or Coyote, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

   Our opinion set forth below is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company with respect to the approval of the transactions contemplated by the Agreement. This letter is for the information of the Board of Directors of the Company only in connection with its consideration of the Merger Agreement and may not be quoted or referred to, in whole or in part, in any document prepared in connection with the transactions contemplated by the Merger Agreement, nor shall this letter be used for any other purpose or publicly disclosed without our prior written consent; provided, however, that the Company and Coyote are authorized to include this letter in its entirety and, subject to our approval, summaries of the procedures we performed and references to this letter in the proxy materials contemplated by the Merger Agreement. It is understood that this letter and the proxy materials contemplated by the Merger Agreement will be filed with the Securities and Exchange Commission.

   In the ordinary course of business, NatCity Investments, Inc. may actively trade the equity securities of the Company and/or Coyote for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

   Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the exchange ratio and the receipt of the merger consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Shares of Royal Precision, Inc.

Very truly yours,

/s/ NATCITY INVESTMENTS, INC.

                                       Annex D--Delaware General Corporation Law

   (S) 262. Appraisal rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264
of this title: (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

   (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof)

or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PROXY
                     FOR COYOTE SPORTS, INC. JUNE 18, 1999
                        SPECIAL MEETING OF SHAREHOLDERS

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF COYOTE SPORTS, INC., A COMPANY ORGANIZED UNDER THE LAWS OF NEVADA, FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 1999, AT 10:30 A.M. (NEW YORK TIME).

The undersigned, being a holder of common shares, par value $0.001 per share, of Coyote Sports, Inc. ("Coyote"), hereby appoints James M. Probst, John Paul McNeill, or either of them, with power of substitution, as his proxy at the Special Meeting to be held on June 18, 1999 (and any adjournment thereof) and to vote on behalf of the undersigned (or abstain from voting) as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein. The Special Meeting has been convened to consider (1) an amendment to the Amended and Restated Articles of Incorporation of Coyote to increase the number of authorized preferred shares from 4,000,000 to 10,000,000, and to create, and approve the issuance of, a new series of shares, the Coyote Series C Preferred Stock, par value $.001 per share, to be delivered in connection with the merger described in the accompanying joint proxy statement/prospectus and
(2) the transaction of such other business as may be properly brought before the special meeting. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. The undersigned hereby revokes any previously dated forms of proxy with respect to the Special Meeting.

PLEASE INDICATE ON THE REVERSE OF THIS CARD HOW YOUR SHARES ARE TO BE VOTED. THE COYOTE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL. IF THIS CARD IS RETURNED SIGNED BUT NOT MARKED WITH ANY INDICATION AS TO HOW TO VOTE, THE UNDERSIGNED WILL BE DEEMED TO HAVE DIRECTED THE PROXY TO VOTE FOR THE PROPOSAL.

Completed proxy cards should be returned to: MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10011 or to Coyote Sports, Inc. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE, PLEASE CONTACT MacKenzie Partners, Inc. at 1-800-322-2885 (toll-free in the United States).

                     PLEASE SIGN AND DATE ON REVERSE SIDE

[X]  Please mark
     your votes as
     indicated in
     this example.

-----------------------------------------------------------------------------------------------------------------------------------
PROPOSAL
THE BOARD OF DIRECTORS OF COYOTE SPORTS, INC.
RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:                                                      FOR    AGAINST   ABSTAIN

                                                        1. To approve the amendment of the Amended        [_]      [_]       [_]
                                                           and Restated Articles of Incorporation to
                                                           increase the number of authorized Preferred
                                                           Shares from 4,000,000 to 10,000,000 and to
                                                           create, and approve the issuance of, a new
                                                           series of shares, the Coyote Series C
                                                           Preferred Stock to be delivered in
                                                           connection with the merger described in the
                                                           accompanying joint proxy
                                                           statement/prospectus.
--------------------------------------------------
                                                        2. In their discretion, the proxies are authorized
                                                           to vote upon such other business as may be
                                                           properly brought before the special meeting.





--------------------------------------------------

Signature(s) and Title(s) (if any) _____________________________________________________________ Date:________________________, 1999

Please sign your name above exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or in other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer, indicating title, or execute under the corporation's seal. In the case of joint holders, any one may sign but the first-named in the share register may exclude the voting rights of the other joint holder(s) by voting in person or by proxy.

                                     PROXY
                    FOR ROYAL PRECISION, INC. JUNE 18, 1999
                        SPECIAL MEETING OF SHAREHOLDERS

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ROYAL PRECISION, INC., A COMPANY ORGANIZED UNDER THE LAWS OF DELAWARE, FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 1999 AT 10:00 A.M. (NEW YORK TIME).

The undersigned, being a holder of common shares, par value $0.001 per share, of Royal Precision, Inc. ("RP"), hereby appoints Raymond J. Minella, Kenneth J. Warren, or either of them, with power of substitution, as his proxy at the special meeting to be held on June 18, 1999 (and any adjournment thereof) and to vote on behalf of the undersigned (or abstain from voting) as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein. The special meeting has been convened to consider (1) approval and adoption of the amended and restated agreement and plan of merger dated as of February 2, 1999, by and among Coyote Sports, Inc., RP Acquisition Corp. and RP and the approval of the merger and the other transactions contemplated by that merger agreement and (2) the transaction of such other business as may be properly brought before the special meeting. In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof. The undersigned hereby revokes any previously dated forms of proxy with respect to the special meeting.

PLEASE INDICATE ON THE REVERSE OF THIS CARD HOW YOUR SHARES ARE TO BE VOTED. THE RP BOARD RECOMMENDS A VOTE FOR THE PROPOSAL. IF THIS CARD IS RETURNED SIGNED BUT NOT MARKED WITH ANY INDICATION AS TO HOW TO VOTE, THE UNDERSIGNED WILL BE DEEMED TO HAVE DIRECTED THE PROXY TO VOTE FOR THE PROPOSAL.

Completed proxy cards should be returned to: MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10011 or to Royal Precision, Inc. IF YOU HAVE QUESTIONS OR NEED ASSISTANCE, PLEASE CONTACT MacKenzie Partners, Inc. at 1-800-322-2885 (toll-free in the United States).

                     PLEASE SIGN AND DATE ON REVERSE SIDE

[X]  Please mark
     your votes as
     indicated in
     this example.

------------------------------------------------------------------------------------------------------------------------------------
PROPOSAL
THE BOARD OF DIRECTORS OF ROYAL PRECISION, INC.
RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING PROPOSAL:                                                      FOR    AGAINST    ABSTAIN

                                                             1. To approve and adopt the amended and       [_]     [_]        [_]
                                                                restated agreement and plan of merger
                                                                dated as of February 2, 1999, by and
                                                                among Coyote Sports, Inc., RP Acquisition
                                                                Corp. and RP, and to approve of the merger
                                                                and the other transactions contemplated by
                                                                that merger agreement.
------------------------------------------------------
                                                             2. In their discretion, the proxies are authorized
                                                                to vote upon such other business as may be
                                                                properly brought before the special meeting.




------------------------------------------------------

Signature(s) and Title(s)(if any) ________________________________________________________________ Date: ___________________, 1999

Please sign your name above exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or in other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer, indicating title, or execute under the corporation's seal. In the case of joint holders, any one may sign but the first-named in the share register may exclude the voting rights of the other joint holder(s) by voting in person or by proxy.